As filed with the Securities and Exchange Commission on September 18, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Kansas City Southern de México, S.A. de C.V.
(formerly TFM, S.A. de C.V.)
(Exact Name of Registrant as Specified in Its Charter)

Kansas City Southern of Mexico
(Translation of Registrant’s name into English)

Mexico	4011	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Patrick J. Ottensmeyer
Montes Urales 625
Lomas de Chapultepec
11000 México, D.F.
México
+ (5255) 9178-5686
(Address, Including Zip Code, and
Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)	CT Corporation System 111 Eighth Avenue, 13th Floor New York, New York 10011 (212) 894-8940 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Yabo Lin, Esq.
Sonnenschein Nath & Rosenthal LLP
4520 Main Street
Kansas City, Missouri 64111
(816) 460-2400

Approximate date of commencement of proposed sale of the securities to the public:  The exchange offer will commence as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Unit(1)	Offering Price	Fee(1)
7 5/8% Senior Notes Due 2013	$175,000,000	100%	$175,000,000	$5,372.50

(1)	Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not exchange the outstanding securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. We are not making an offer to exchange outstanding notes in any jurisdiction where the exchange offer is not permitted, and will not accept surrenders for exchange from holders in any such jurisdiction.

SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2007

PROSPECTUS
OFFER TO EXCHANGE

Kansas City Southern de México, S.A. de C.V.

OFFER TO EXCHANGE
UP TO $175,000,000 7 5/8% SENIOR NOTES DUE 2013

FOR

ANY AND ALL OF ITS
OUTSTANDING $175,000,000 7 5/8% SENIOR NOTES DUE 2013

•	We are offering to exchange (the “exchange offer”) up to $175,000,000 of our new 7 5/8% Senior Notes due 2013 (the “exchange notes”) for any and all of our outstanding old 7 5/8% Senior Notes due 2013 (the “outstanding notes”).

•	The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except for the transfer restrictions and registration rights relating to the outstanding notes.

•	You should carefully review the procedures for tendering your outstanding notes beginning on page 30 of this prospectus.

•	The exchange offer will expire at 5:00 p.m., New York City time, on [ ] (the “expiration date”), unless extended.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn.

•	The outstanding notes are listed on the Luxembourg Stock Exchange and we intend to cause the exchange notes to continue to be so listed. Except for the Luxembourg Stock Exchange, we do not intend to apply to list the exchange notes on any securities exchange. Therefore, no active public market for the exchange notes may develop.

•	The exchange of outstanding notes for exchange notes will not be a taxable event for U.S. or Mexican federal income tax purposes.

•	You may withdraw tenders of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

•	Outstanding notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, though generally will not have further registration rights.

You should carefully review the “Risk Factors” beginning on Page 14 of this prospectus.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that it acquired as a result of market-making activities or other trading activities must acknowledge in the letter of transmittal accompanying this prospectus that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of exchange notes received in exchange for securities where such broker-dealer acquired such securities as a result of market-making activities or other trading activities. We have agreed that starting on the date of completion of the exchange offer and ending on the close of business one year after that date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information contained in this prospectus is our own responsibility and has not been reviewed or authorized by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or the CNBV). The notice filing with the CNBV regarding of the exchange notes does not imply any certification as to the investment quality of the exchange notes or our solvency. The exchange notes have not been and will not be registered at the Securities Section (Sección de Valores) of the RNV and, consequently, may not be offered or sold publicly in Mexico. Any Mexican investor who acquires the exchange notes does so at its own risk.

The date of this prospectus is [          ], 2007

Page

Market Data	ii
Enforcement of Civil Liabilities	ii
Where You Can Find More Information	iii
Forward-Looking Statements	iii
Presentation of Financial and Other Information	iv
Exchange Rates	iv
Prospectus Summary	1
Risk Factors	14
Use of Proceeds	26
The Exchange Offer	26
Selected Financial and Other Information	36
Management’s Discussion and Analysis of Financial Condition and Results of Operations	39
Business	60
Management	80
Executive Compensation	83
Principal Shareholders	100
Certain Transactions	100
Description of Significant Indebtedness	100
Description of the Exchange Notes	102
Taxation	136
Plan of Distribution	143
Legal Matters	143
Independent Registered Public Accounting Firm	144
Index to Kansas City Southern de México, S.A. de C.V. and Subsidiaries Consolidated Financial Statements	F-1
Specimen Global Note
Unrestricted Global Note
Restricted Global Note
Opinion of Sonnenschein Nath & Rosenthal LLP
Opinion of General Counsel of KCSM
Opinion of Sonnenschein Nath & Rosenthal LLP
Opinion of Baker & McKenzie
Amendment No.2 to Concession Title
Employment Agreement with Manuel Zulaica
Employment Agreement with Cesar Polack
Computation of Ratio of Earnings to Fixed Charges
List of Subsidiaries
Consent of KPMG Cardenas Dosal, S.C.
Letter
Consent of PricewaterhouseCoopers S.C.
Form T-1 Statement of Eligibility and Qualification
Form of Letter of Transmittal
Form of Notice of Guaranteed Delivery
Form of Exchange Agent Agreement

You may request a copy of any document that we have filed with the SEC at no cost, by writing to or telephoning Kansas City Southern de México, S.A. de C.V. at: Montes Urales 625, Lomas de Chapultepec, 11000 México, D.F., México, telephone (5255) 9178-5686. To obtain timely delivery, security holders must request business and financial information about us that is not included or delivered in this prospectus no later than five business days before the expiration date.

We have filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act, and the rules and regulations under the Securities Act a registration statement on Form S-4, including all amendments, exhibits, schedules and supplements, with respect to the exchange notes issuable pursuant to the exchange offer. Although this prospectus, which forms part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules of the SEC. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement, including its exhibits.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “KCSM,” “we,” “ours,” “us” or similar terms refer to Kansas City Southern de México, S.A. de C.V. together with its subsidiaries, and “KCS” means Kansas City Southern, a Delaware corporation that, as of September 12, 2005, became our ultimate parent. “Grupo KCSM” means Grupo KCSM, S.A. de C.V.

i

You should rely only on the information contained in this prospectus and those documents incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such information as specified in this prospectus, if different.

MARKET DATA

We obtained the market and competitive position data used throughout this prospectus from internal surveys, as well as market research, publicly available information and industry publications as indicated herein. We have also included data from reports prepared by the Banco de México (the Bank of Mexico) or the Central Bank, the Mexican Instituto Nacional de Estadística, Geografía e Informática (National Institute of Statistics, Geography and Information Systems) and the American Association of Railroads, or AAR. Industry publications, including those referenced here, generally state that the information presented therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys and market research, while believed to be reliable, have not been independently verified, and neither we nor the placement agents in the note offering make any representation as to the accuracy of such information.

ENFORCEMENT OF CIVIL LIABILITIES

We are a sociedad anónima de capital variable (variable capital corporation) organized under the laws of the United Mexican States, or Mexico. Some of our officers and certain other persons named herein are non-U.S. residents, and all or a significant portion of the assets of those persons may be, and the most significant portion of our assets are, located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons or to enforce against them or against us in U.S. courts judgments predicated upon civil liability provisions of the U.S. federal or state securities laws. We have been advised by our Mexican counsel, White & Case, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on the U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws.

An obligation denominated in a currency other than Mexican currency which is payable in Mexico may be satisfied through the payment of Mexican currency at the rate of exchange determined and published by the Central Bank, in effect on the date such payment occurs. Under the Ley Monetaria de los Estados Unidos Mexicanos (the Mexican Monetary Law), in the event that proceedings are brought in Mexico seeking to enforce our obligations under the exchange notes, we would not be required to discharge such obligations in Mexico in a currency other than Mexican currency, and any difference resulting from the conversion of such Mexican currency into U.S. dollars may not be claimed from or enforced against us.

Additionally, if we were subject to a reorganization proceeding (concurso mercantil) in a Mexican court, our unsecured obligations under the exchange notes would be converted into pesos at the exchange rate prevailing at the time of the declaration of reorganization (concurso mercantil), and then from pesos into inflation indexed units (unidades de inversión, or UDIs) at the conversion rate prevailing at the time. Moreover, under Mexican law and U.S. law, interest on unsecured indebtedness ceases to accrue on the date the reorganization (concurso mercantil) is declared. In addition, in the event of bankruptcy, Mexican law and U.S. law provide preferential treatment for certain claims, such as those relating to labor, taxes, and secured creditors.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports and other information (File No. 333-08322) with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will also furnish other reports as we may determine appropriate or as the law requires. Accordingly, we file current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. You may read and copy any documents we file at the SEC’s public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, or call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, any filings we make electronically with the SEC will be available to the public over the internet at the SEC’s website at http://www.sec.gov.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. Many of the forward-looking statements may be identified by the use of forward-looking words such as “believe,” “expect,” “could,” “anticipate,” “should,” “plan,” “estimate” and “potential,” among others. These statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations with respect to:

•	our ability to generate sufficient cash from operations to meet our obligations;

•	our high degree of leverage;

•	our potential need for and ability to obtain additional financing;

•	our compliance with and obligations under the concession title granted by the Mexican government;

•	our ability to successfully implement our business strategy, including the strategy to convert customers from using trucking services to rail transportation services;

•	the impact of competition, including competition from other rail carriers and trucking companies in Mexico and the United States;

•	Mexican, U.S. and global economic, political and social conditions;

•	the effects of the North American Free Trade Agreement, or NAFTA, on the level of trade among Mexico, the U.S. and Canada;

•	uncertainties regarding the litigation we face;

•	the effects of our employee training, technological improvements and capital expenditures on labor productivity, operating efficiencies and service reliability;

•	changes in legal or regulatory requirements in Mexico, the U.S. or Canada;

•	fluctuations in the peso − dollar exchange rate; and

•	other factors described in this prospectus.

Forward-looking statements are only our current expectations and are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this prospectus. These risks and uncertainties include factors relating to the Mexican economy, securities and foreign exchange markets, which exhibit volatility and can be adversely affected by developments in other countries, factors relating to the Mexican and international transportation industry and changes in their regulatory environment, including material administrative and judicial rulings, and factors relating to the highly competitive markets in which we operate. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

KPMG Cárdenas Dosal, S.C., our independent public accountants, has only audited the consolidated balance sheets of KCSM and its subsidiaries as of December 31, 2006 and 2005, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2006 and the nine months ended December 31, 2005 (“Successor”), and the three months ended March 31, 2005 (“Predecessor”) and has not examined or compiled the forward-looking statements and, accordingly, does not provide any assurance with respect to such statements. You should consider these cautionary statements together with any written or oral forward-looking statements that we may issue in the future.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

References in this prospectus to “dollars” or “$” are to the lawful currency of the United States of America. References herein to “pesos” or “Ps.” are to the lawful currency of Mexico.

Related to the acquisition of a controlling interest in Grupo KCSM by KCS on April 1, 2005 and the effects of the purchase accounting to us, as described elsewhere in this prospectus and in the notes to our consolidated financial statements, the consolidated financial statements included herein are not fully comparable on a GAAP basis to the consolidated financial statements for periods prior to April 1, 2005. Therefore, our financial statements are separated between “Successor” and “Predecessor” to reflect our results and financial position before and after the change in control. Prior to the acquisition of control in Grupo KCSM by KCS, our financial statements were published in dollars and prepared in conformity with accounting principles issued by the International Accounting Standards Committee, or IASC, known as the International Financial Reporting Standards, or IFRS, which differ in certain significant respects from U.S. generally accepted accounting principles, or U.S. GAAP. Following the acquisition of control in Grupo KCSM by KCS, our financial statements are prepared in accordance with U.S. GAAP.

While we maintain our financial books and records in dollars, we keep our tax books and records in pesos. Accordingly, we record in our financial records the dollar equivalent of the actual peso charges at the time incurred using the then prevailing exchange rate.

We have made rounding adjustments to reach some of the figures included in this prospectus. Numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.

EXCHANGE RATES

The following table sets forth, for the periods indicated, the high, low, average period end and period end noon buying rates for the purchase and sale of dollars, expressed in pesos per dollar. On September 13, 2007 the exchange rate was Ps.11.07 per dollar. The rates shown below are in nominal pesos that have not been restated in constant currency units. No representation is made that the peso amounts referred to in this prospectus could have been or could be converted into dollars at any particular rate or at all.

			Period	Period
Fiscal Year Ended December 31,	High	Low	Average	End

2002	10.43	9.00	9.68	10.43
2003	11.41	10.11	10.79	11.24
2004	11.63	10.82	11.29	11.15
2005	11.41	10.41	10.89	10.63
2006	11.46	10.43	10.91	10.80
2007 (as of September 13, 2007)	11.27	10.71	10.95	11.07

Source: United States Federal Reserve Bank of New York.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our financial statements and notes to those statements included elsewhere in this prospectus, before deciding to invest in the exchange notes.

History and Background

Kansas City Southern de México, S.A. de C.V. (“we,” “our,” “us,” “KCSM,” or the “Company”) commenced operations in June 1997 under a 50-year concession granted by the Mexican government to provide freight transportation services over the Northeast Rail Lines, the first rail lines to be privatized in the Mexican railroad system. Prior to the privatization, KCS and Grupo TMM, S.A., or Grupo TMM, jointly formed and invested in our former parent, Grupo KCSM, S.A. de C.V., or Grupo KCSM (formerly known as Grupo Transportación Ferroviaria Mexicana, S.A. de C.V.), with KCS owning a 36.9% economic interest (49% of the shares entitled to full voting rights) and Grupo TMM owning a 38.5% economic interest (51% of the shares entitled to full voting rights). In 2002, we purchased the remaining 24.6% of Grupo KCSM held by the Mexican government. This transaction increased KCS’ ownership in Grupo KCSM to a 46.6% economic interest and Grupo TMM’s ownership in Grupo KCSM to a 48.5% economic interest.

On April 1, 2005, KCS completed the acquisition from Grupo TMM of all of its shares of Grupo KCSM, giving KCS ownership of 100% of the shares of Grupo KCSM entitled to full voting rights. As of April 1, 2005, Grupo KCSM owned 80% of our outstanding share capital (which represents all of our shares with full voting rights), while the remaining 20% of us (with limited voting rights) was owned by the Mexican government. Accordingly, KCS became our controlling stockholder through its ownership of Grupo KCSM on April 1, 2005.

On September 12, 2005, we, Grupo KCSM, and KCS, along with Grupo TMM, entered into a settlement agreement with the Mexican government resolving certain disputes and controversies between the companies and the Mexican government concerning the payment of a refund of the value added tax, or VAT, paid when the concession title and certain other assets were transferred to us and Grupo KCSM’s obligation to purchase the remaining shares of us owned by the Mexican government, which was guaranteed by KCS and Grupo TMM. As a result of this settlement, KCS and its subsidiaries owned 100% of Grupo KCSM and us, and the Mexican government’s remaining 20% ownership interest in us was redeemed and cancelled; the potential obligation of Grupo KCSM, KCS and Grupo TMM to acquire the Mexican government’s remaining 20% interest in us was definitively eliminated; and the legal obligation of the Mexican government to issue the VAT refund to us was satisfied.

On November 3, 2006, our shareholders and the shareholders of Grupo KCSM approved the conversion (transformación) of our corporate structure from a sociedad anónima de capital variable to a sociedad de responsablidad limitada de capital variable, effective as of December 20, 2006.

On April 2, 2007, our partners adopted corporate resolutions approving: (i) our conversion (transformación), or Re-Transformation, from a sociedad de responsabilidad limitada de capital variable to a sociedad anónima de capital variable; and (ii) the merger, or the 2007 Merger, of Grupo KCSM with us, with KCSM as the surviving corporation. The Re-Transformation and the 2007 Merger became effective on May 8, 2007, the date on which the corresponding corporate resolutions were filed for registry within the Mexican Public Registry of Commerce (Registro Público de Comercio), or the Public Registry.

We believe that ownership by KCS has enhanced and will continue to enhance our value. KCS has taken steps and intends to continue implementing its strategy to more fully integrate us into its NAFTA growth strategy, which includes KCS’ strategic alliance and marketing agreements with other railroads. In addition, KCS intends to continue to enhance the implementation of U.S. railroad operating best practices at KCSM to increase our operating efficiencies and improve customer service.

Our headquarters are located at Montes Urales 625, Lomas de Chapultepec, 11000 México, D.F., México. Our telephone number from the U.S. is 011-52-55-9178-5686.

Business Overview

We operate the primary commercial corridor of the Mexican railroad system, which allows us to participate significantly in the growing freight traffic between Mexico, the U.S. and Canada. Our rail lines consist of 2,655 miles of main track. In addition, we have trackage rights entitling us to run our trains over 541 miles of track of other Mexican railroad operators. We provide freight transportation services under our 50-year concession, during the first 30 years of which we are the exclusive provider, subject to certain trackage rights of other freight carriers. Our concession is renewable for additional periods of up to 50 years subject to certain conditions.

We believe our rail lines comprise the most strategically significant and most actively traveled rail corridor in Mexico. Our rail lines connect the most populated and industrialized regions of Mexico with the principal border gateway between Mexico and the U.S. at Nuevo Laredo (Tamaulipas) and Laredo (Texas). In addition, we serve three of Mexico’s most important seaports at Veracruz (through trackage rights granted by Ferrosur S.A. de C.V. or Ferrosur, under the concession) and Tampico on the Gulf of Mexico and Lázaro Cárdenas on the Pacific Ocean. As a result, we believe our routes are integral to Mexico’s foreign trade.

We seek to establish our railroad as the primary inland freight transporter linking Mexico with the U.S. and Canadian markets. As the operator of the primary and most direct rail corridor from Mexico City to the U.S. border, our route structure enables us to benefit from continuing growth resulting from NAFTA. We are the only Mexican railroad that serves the Mexico-U.S. border crossing at Nuevo Laredo-Laredo, which is the largest freight exchange point between Mexico and the U.S. Through KCS’ U.S. rail subsidiaries, as well as through interchanges with other major U.S. railroads, we provide customers with access to an extensive network through which they may distribute products throughout North America and overseas.

Our revenues are derived from the movement of a diversified mix of commodities and products predominantly attributable to cross-border traffic with the U.S. We transport chemical and petroleum products, forest products and metals, agricultural and mineral products, intermodal and automotive products, and coal. Our customers include leading international and Mexican corporations.

Our Strategy

Our strategic objective is to increase our revenues by offering efficient and reliable service which we believe will enable us to capture increased traffic volumes resulting from growth in the Mexican domestic and foreign trade markets and the integration of the North American economy through NAFTA.

The principal components of our strategy are to:

•	Increase revenue growth by converting traffic from trucking to rail transport. We believe that we have converted and will continue to convert traffic from trucking to rail transport in part by offering (i) a more efficient, reliable and safe customer-oriented rail service and (ii) significant advantages over trucking, such as the ability to carry larger volumes, for longer distances, at lower rates with greater security and reliability.

•	Exploit growth in Mexican domestic and foreign trade. We believe that growth in Mexican commerce, as well as expected growth in international trade flows as a result of NAFTA, among other factors, should enable us to continue to increase our revenues. We believe that our routes are integral to Mexico’s continued development and that we are well-positioned to capitalize on trade expansion as a result of NAFTA growth between Mexico, the U.S. and Canada, as well as Mexico’s free trade agreements with the European Union, Japan and other Latin American countries. We believe that NAFTA trade and other Mexican foreign trade will continue to grow over the long term.

•	Increase operating efficiency and productivity. We continue to develop operating initiatives to support our strategy, including the implementation of railroad operating practices designed to reduce labor costs and increase employee productivity, such as the computerization of operations management systems, the rationalization of train dispatching systems and employee training. We also intend to continue our investment plan, including obtaining more fuel efficient locomotives and larger capacity railcars, maintaining our rail infrastructure to United States’ Class I railroad standards, making capital improvements on our secondary rail lines, building new freight yards, transload facilities and intermodal terminals, and enhancing our communications systems.

•	Exploit port development at Lázaro Cárdenas. The Mexican government is developing the port at Lázaro Cárdenas on the Pacific Ocean as an alternate to the congested U.S. west coast ports of Long Beach and Los Angeles. We are the sole provider of rail service to this port and plan to provide an alternate route for Asian traffic bound for the eastern, southern and midwestern United States.

Our Strengths

We believe that we have the following key competitive strengths which will enable us to achieve our strategic objectives:

•	Full voting control by KCS. We believe that control by KCS has resulted and will continue to result in expanded service options for our customers through a fuller integration into KCS’ NAFTA growth strategy, which includes KCS’ established strategic alliance and marketing agreements with other railroads, as well as facilitate the continuation and enhancement of U.S. railroad operating best practices at KCSM.

•	Exclusive concession to operate Mexico’s primary rail corridor. Our concession gives us exclusive rights to provide freight transportation services over our rail lines for the initial 30 years of our 50-year concession, subject to certain trackage rights. Our core routes constitute a strategic portion of the shortest, most direct rail route between key industrial and commercial regions of Mexico and the southern, midwestern and eastern United States. Our rail lines provide exclusive rail access to the Mexico-U.S. border crossing at Nuevo Laredo, the most important interchange for freight between Mexico and the U.S., through our 797-mile route from Mexico City to Nuevo Laredo. We operate the southern half of the international rail bridge, which spans the Río Grande to connect Nuevo Laredo with Laredo. Our affiliate, The Texas Mexican Railway Company, or Tex-Mex, operates the northern half of the international rail bridge. In addition, our rail system serves three of Mexico’s four primary seaports at Veracruz (through trackage rights granted by Ferrosur under the concession) and Tampico on the Gulf of Mexico and Lázaro Cárdenas on the Pacific Ocean. We serve 16 Mexican states including the cities of Monterrey and Mexico City. These areas collectively represented 68.2% of Mexico’s total population in 2005 and accounted for over 72.7% of its estimated gross domestic product in 2004. We also have the right under the concession to serve Guadalajara, Mexico’s third largest city, through trackage rights.

•	Strategically positioned to capitalize on growth in Mexico’s foreign trade. We believe that our routes are integral to Mexico’s foreign trade. Our route structure enables us to benefit from growing trade resulting from the increasing integration of the North American economies through NAFTA. We are also well-positioned to capitalize on trade expansion as a result of Mexico’s free trade agreements with the European Union, Japan and other Latin American countries. As the operator of the primary and most direct rail corridor from the U.S. border to Mexico City over which the majority of NAFTA traffic is hauled, we believe that we provide the vital link for customers who wish to connect the major industrialized centers of Mexico with the U.S. and Canadian markets. At the U.S. border crossing at Laredo, we interchange directly with the Union Pacific Railroad Company and our affiliate, Tex-Mex, and through Tex-Mex we interchange with the rail networks of two other major U.S. railroads, the BNSF Railway Company and KCS’ primary operating subsidiary, The Kansas City Southern Railway Company, or KCSR. Through these interchanges, we provide our customers with access to an extensive rail network in the U.S. and Canada through which they may distribute their products in North America and overseas.

•	Solid customer base. We serve approximately 1,500 customers including major Mexican companies and leading international corporations operating in Mexico. Approximately 200 customers represent over 85% of our revenues. Our customer base is as diversified as the mix of commodities and products that we haul. We believe that we have built our customer base by offering safe, reliable service and competitive prices.

•	Class I railroad operating practices. We have implemented railroad operating practices in use on Class I U.S. and Canadian railroads to reduce costs and enhance profitability. By upgrading our rolling stock and introducing state-of-the-art locomotives which comply with U.S. standards, our equipment has been allowed to operate in the U.S. which has enabled us to interchange with major U.S. railroads. We are also continuing to develop operating initiatives such as the computerization of our operations, management and customer service systems, the rationalization of train dispatching and employee training.

•	Strategic capital investment and improvement program. We are continuing the implementation of our capital expenditure and improvement program. We have made significant capital expenditures and improvements to increase capacity and operating efficiencies. We have extensively overhauled the locomotives and rolling stock we acquired from the Mexican government. In December 2006 and January 2007 we took delivery of 30 new ES44AC locomotives manufactured by General Electric Company, or GE. In April 2007, we entered into an equipment lease agreement with High Ridge Leasing, LLC, or High Ridge, pursuant to which we agreed to sell these locomotives to High Ridge and lease them for an initial term of twenty years. In April 2007, we entered into a definitive agreement with Electro-Motive Diesel, Inc., or EMD, to purchase 40 new SD70ACe locomotives to be delivered in October 2007 through December 2007. In August 2007, we entered into a definitive agreement with GE to purchase 50 new ES44AC locomotives, with 20 locomotives scheduled to be delivered no later than December 31, 2007, and the remaining 30 locomotives scheduled to be delivered in June 2008 through August 2008. The acquisition of these locomotives will improve the fuel efficiency and average age of our locomotive fleet. We also continue to improve our railcar fleet through operating leases. In addition to maintenance of equipment and track rehabilitation projects, we have extended rail sidings to permit longer trains to operate on our main route. Since privatization, we have used technology to significantly increase the railcar capacity of the international bridge at Nuevo Laredo-Laredo and reduced congestion by conducting Mexican customs formalities at our Sánchez freight yard in Nuevo Laredo rather than on the bridge itself. By equipping the trains on our main line with end-of-train devices (which monitor air pressure and railcar and hose connections) and installing infrared hot box detectors (which detect when an axle journal or bearing on a train is overheated) and other equipment along our routes, we have reduced the size of some train crews from six to two, increased the efficiency of the operation and tracking of our locomotives and railcars and eliminated the need to stop trains intermittently for inspections. We have built and are leasing new intermodal terminals near the facilities of customers along our lines and have enlarged tunnels over a portion of our route to accommodate double-stack intermodal trains. We recently installed a version of KCSR’s Management Control System, which provides increased control and improvements to our operations.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

This summary highlights information contained elsewhere in this prospectus and summarizes the material terms of the exchange offer. We refer you to “The Exchange Offer” in this prospectus for a more complete description of the terms of the exchange offer. You should read the entire prospectus carefully before making an investment decision.

The Exchange Offer	We are offering to exchange up to $175.0 million aggregate principal amount of exchange notes for a like aggregate principal amount of outstanding notes. Outstanding notes may only be tendered in integral multiples of $1,000.

In connection with the private offering of the outstanding notes, on November 21, 2006, we entered into a registration rights agreement which grants holders of the outstanding notes certain exchange and registration rights. This exchange offer is intended to satisfy our obligations under the registration rights agreement.

If the exchange offer is not completed within the time period specified in the registration rights agreement, we will be required to pay additional interest on the outstanding notes.

Exchange Notes	Up to $175.0 million aggregate principal amount of our 7 5/8% Senior Notes due 2013, or the exchange notes. The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that, because the offer of the exchange notes will have been registered under the Securities Act of 1933, the exchange notes will not be subject to transfer restrictions, registration rights or the related provisions for increased interest if we default under the related registration rights agreement.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on [ ], unless extended. We do not currently intend to extend the exchange offer.

Interest on the Exchange Notes	Interest on the exchange notes will accrue at the rate of 7 5/8% from the date of the last periodic payment of interest on the outstanding notes or, if no interest has been paid, from the original issue date of the outstanding notes. No additional interest will be paid on outstanding notes tendered and accepted for exchange.

Resale of Exchange Notes	Based on existing interpretations by the staff of the SEC set forth in interpretive letters issued to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, except as set forth below, so long as:

• you are acquiring the exchange notes in the ordinary course of your business;

• at the time of the consummation of the exchange offer, you are not participating in, you do not intend to participate in, and you have no arrangement or understanding with any person to participate in, the distribution of the outstanding notes or exchange notes within the meaning of the Securities Act; and

• you are not our “affiliate” within the meaning of Rule 405 under the Securities Act.

If any of the statements above are not true and you transfer any exchange notes without delivering a prospectus that meets the requirements of the Securities Act or without an exemption from registration of your exchange notes from those requirements, you may incur liability under the Securities Act. We will not assume or indemnify you against that liability. In addition, the SEC has not considered the exchange offer in the context of its interpretive letters and we cannot be sure that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that it acquired as a result of market-making activities or other trading activities must acknowledge in the letter of transmittal accompanying this prospectus that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of exchange notes received in exchange for securities where such securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that starting on the date of completion of the exchange offer and ending on the close of business one year after such date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.” We have agreed to use our reasonable best efforts to keep the exchange offer registration statement effective, supplemented and amended as required, to ensure that it is available for such resale of exchange notes during such period.

Consequences of Failure to Exchange Outstanding Notes for Exchange Notes	If you do not exchange outstanding notes for exchange notes, you will not be able to offer, sell or otherwise transfer your outstanding notes except:

• in compliance with the registration requirements of the Securities Act or any other applicable securities laws;

• pursuant to an exemption from the securities laws; or

• in a transaction not subject to the securities laws.

Outstanding notes that remain outstanding after completion of the exchange offer will continue to bear a legend reflecting these restrictions on transfer. In addition, upon completion of the exchange offer, you will not be entitled to any rights to have the resale of outstanding notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any outstanding notes that remain outstanding after the completion of the exchange offer.

Upon completion of the exchange offer, we may also redeem any outstanding notes which were not exchanged in the exchange offer in an amount of up to 1% of the original aggregate principal amount of notes issued at a redemption price of 100% of their principal amount plus accrued and unpaid interest, if any.

Conditions to Exchange Offer	The exchange offer is subject to customary conditions, including the following:

• the exchange offer does not violate applicable law or any applicable interpretations of the SEC staff;

• the outstanding notes are validly tendered in accordance with the exchange offer;

• no action or proceeding would impair our ability to proceed with the exchange offer; and

• any governmental approval has been obtained, that we believe, in our sole discretion, is necessary for the completion of the exchange offer as outlined in this prospectus.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal accompanying this prospectus and mail or otherwise deliver it, together with your outstanding notes to be exchanged and any other required documentation, to U.S. Bank National Association, the exchange agent, at the address specified on the cover page of the letter of transmittal. Alternatively, if your outstanding notes are held through DTC, you can tender your outstanding notes through DTC by following the procedures for book-entry transfer. See “The Exchange Offer — Book Entry Transfer.” You should direct questions regarding the tender of outstanding notes or the exchange offer generally to the exchange agent at one of its addresses specified in “The Exchange Offer — Exchange Agent.” See “The Exchange Offer — Procedures for Tendering” and “The Exchange Offer — Guaranteed Delivery Procedures.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and you cannot deliver the required documents to the exchange agent by the expiration date, you may tender your outstanding notes according to the guaranteed delivery procedures described under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	We will accept for exchange all outstanding notes that are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date, as long as all of the terms and conditions of the exchange offer are met. We will deliver the exchange notes promptly following the expiration date.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written notice of withdrawal to the exchange agent at one of its addresses specified in “The Exchange Offer — Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer — Withdrawal of Tenders.”

Taxation	We believe that the exchange of outstanding notes for exchange notes should not be a taxable transaction for U.S. federal income tax purposes. For a discussion of certain other U.S. and Mexican federal tax considerations relating to the exchange of the outstanding notes for the exchange notes and the purchase, ownership and disposition of the exchange notes, see “Taxation.”

Exchange Agent	U.S. Bank National Association is the exchange agent. The address, telephone number and facsimile number of the exchange agent are set forth in “The Exchange Offer — Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making the exchange offer solely to satisfy our obligations under the registration rights agreement.

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the exchange notes, see “Description of the Exchange Notes.”

The terms of the exchange notes and the outstanding notes are identical in all material respects, except that, because the offer of the exchange notes will have been registered under the Securities Act, the exchange notes will not be subject to transfer restrictions, registration rights or the related provisions for increased interest if we default under the related registration rights agreement. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. We use the term “notes” in this prospectus to refer to both the outstanding notes and the exchange notes.

Issuer	Kansas City Southern de México, S.A. de C.V.

Securities Offered	$175,000,000.00 principal amount of 7 5/8% Senior Notes due 2013.

Maturity	The exchange notes will mature on December 1, 2013.

Interest Rate and Payment Dates	The exchange notes will have an interest rate of 7 5/8% per annum payable in cash on June 1 and December 1 of each year, beginning June 1, 2007.

Additional Amounts	Subject to certain exceptions, we will pay Additional Amounts (as defined under “Description of the Exchange Notes — Additional Amounts”) so that the net amount received by each holder of exchange notes after the payment of any Mexican withholding tax will be equal to the amount that would have been received by each such holder if no such withholding tax had been payable.

Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time on or after December 1, 2010, at the redemption prices described under “Description of the Exchange Notes — Redemption,” plus accrued and unpaid interest, if any.

In addition, before December 1, 2009, we may redeem up to 35% of the exchange notes with net cash proceeds from specified equity offerings at the redemption price listed in “Description of the

Exchange Notes — Redemption,” plus accrued and unpaid interest, if any. However, we may only make such a redemption if at least 65% of the original aggregate principal amount of exchange notes issued under the indenture remains outstanding after the redemption.

Upon completion of the registered exchange offer as described under “Description of the Exchange Notes — Registered Exchange Offer; Registration Rights,” we may also redeem any outstanding notes which were not exchanged in the registered exchange offer in an amount up to 1% of the original aggregate principal amount of notes issued at a redemption price of 100% of their principal amount plus accrued and unpaid interest, if any.

In addition, we may at our option redeem the exchange notes at any time at 100% of their principal amount plus any accrued and unpaid interest, if the Mexican withholding tax rate on payments of interest in respect of the exchange notes is increased, as a result of a change in Mexican law, to a rate in excess of 4.9%.

Change of Control	Upon a Change of Control (as defined under “Description of the Exchange Notes — Certain Definitions”), we will be required to make an offer to purchase the exchange notes. The purchase price will be equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Ranking	The exchange notes will rank equally with our other senior unsecured indebtedness (including but not limited to our senior notes) and will rank junior to any of our secured indebtedness to the extent of the assets secured thereunder.

As of June 30, 2007, we had total indebtedness of $840.9 million, consisting of (i) $30.0 million under our term loan facility, (ii) $10.0 million under our revolving credit facility, (iii) $800.0 million of senior unsecured indebtedness under our senior notes, and (iv) $0.9 million of secured indebtedness.

Certain Covenants	The indenture under which the outstanding notes were issued contains covenants that, among other things, restrict our ability to:

• incur indebtedness;

• pay dividends or make other distributions in respect of our stock;

• issue guarantees;

• make restricted payments;

• sell certain assets;

• create liens;

• engage in sale-leaseback transactions; and

• engage in mergers, divestitures and consolidations.

However, these limitations will be subject to a number of important qualifications and exceptions. See “Description of the Notes — Covenants.”

Termination of Covenants	If, on any date following the date of the indenture the exchange notes have an investment grade rating from both Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or Standard & Poor’s, and Moody’s Investor Services, Inc., or Moody’s, and no default or event of default has occurred and is continuing, most of the covenants under the indenture will be terminated. See “Description of the Notes — Covenants.”

Form and Denominations	The exchange notes will be issued in minimum denominations of $100,000 and integral multiples of $1,000.

Governing Law	The indenture and the exchange notes will be governed by New York law.

Trading and Listing	The outstanding notes are listed on the Luxembourg Stock Exchange and are designated for trading through the PORTAL market of the Nasdaq Market, Inc., or PORTAL Market. We intend to cause the exchange notes to continue to be listed on the Luxembourg Stock Exchange and designated for trading through the PORTAL market. The exchange notes are a new issue of securities with no established trading market.

Luxembourg Paying Agent, Listing Agent and Transfer Agent	Dexia Banque Internationale à Luxembourg, société anonyme, will be the Luxembourg paying agent, listing agent and transfer agent in respect of the exchange notes in the event we are successful in causing its continued listing on the Luxembourg Stock Exchange.

Trustee and Exchange Agent	U.S. Bank National Association is the Trustee and Exchange Agent for the exchange notes.

Taxation	For a summary of the Mexican federal tax consequences and the U.S. federal income tax consequences of an investment in the notes, see “Taxation.”

SUMMARY FINANCIAL AND OTHER INFORMATION

The following tables present our summary historical consolidated financial data as of June 30, 2007, and for the years ended December 31, 2006, 2004, 2003 and 2002, for the three and six months ended June 30, 2007 and 2006, the nine months ended December 31, 2005, and the three months ended March 31, 2005. We derived the summary consolidated financial data below for the years ended December 31, 2004, 2003 and 2002 from our audited consolidated financial statements as of December 31, 2004, on which PricewaterhouseCoopers, S.C., our previous independent accountants, has reported, which have been re-cast in accordance with U.S. GAAP and are included elsewhere in this prospectus. We derived the summary consolidated financial data below for the years ended December 31, 2006 and for the three months ended March 31, 2005 and for the nine months ended December, 31, 2005, from our consolidated balance sheet dated as of December 31, 2006, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows on which KPMG Cárdenas Dosal, S.C., our independent public accountants, has reported. The balance sheet data as of June 30, 2007 and the statements of income for the three and six months ended June 30, 2007 and 2006 have been derived from our unaudited consolidated financial statements which are included elsewhere in this prospectus. The unaudited consolidated balance sheet data as of June 30, 2006, and the unaudited consolidated statements of income data for the three and six month periods ended June 30, 2007 and 2006 include all adjustments, consisting of normal, recurring adjustments, which management considers necessary for a fair presentation of our financial position and results of operations as of such date and for such periods. Operating results for the three and six months ended June 30, 2007 are not necessarily indicative of results that may be expected for the entire year or for any future period and should be read in conjunction with the annual financial statements. You should read the summary financial data in conjunction with “Presentation of Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes to those consolidated financial statements included in this prospectus.

Related to the acquisition of a controlling interest in Grupo KCSM by KCS on April 1, 2005, the effects of the purchase accounting to us, as well as the notes to our consolidated financial statements, included herein, are not fully comparable on a GAAP basis to the consolidated financial statements for periods prior to April 1, 2005. The effects of purchase accounting have been reflected only in the successor numbers from the date of acquisition. Therefore, our financial statements are separated between “Successor” and “Predecessor” to reflect our results and financial position before and after the change in control. However, had the acquisition occurred on January 1, 2005, revenues on a pro forma basis for the year ended December 31, 2005 would not differ from the total amount of revenue from the Successor and Predecessor periods in 2005. Accordingly, in our analysis of results of operations we compare revenues from the year ended December 31, 2006 to pro forma revenue for the year ended December 31, 2005. Additionally, the impact to operating expenses related to purchase accounting for the three month period ended March 31, 2005, would be approximately $3.0 million, net expense. For the three and six months ended June 30, 2007 and 2006, the year ended December 31, 2006, and the nine months ended December 31, 2005, the consolidated financial statements include the effects of all purchase accounting adjustments. These purchase accounting adjustments are described in Note 5 to our audited consolidated financial statements included in this prospectus.

In April 2007, our partners approved the 2007 Merger between us and Grupo KCSM. The 2007 Merger was effective on May 8, 2007. KCSM, as the surviving company, cancelled the shares held by Grupo KCSM and issued the corresponding shares representing our new capital stock to each of the shareholders of Grupo KCSM, except for the shares held by itself. Grupo KCSM transferred all its assets and liabilities to us and any current liabilities between Grupo KCSM and us were extinguished. There was no cash exchanged between the parties in the 2007 Merger.

The 2007 Merger was completed between entities under the common control, with KCSM as the reporting entity. Grupo KCSM was a non-operating holding company with no material assets or operations and its balance sheet was limited to a deferred tax asset and other intercompany balances between Grupo KCSM and us. All intercompany amounts were eliminated and the remaining balances of Grupo KCSM were transferred to us at carrying value, except Grupo KCSM’s 2% ownership in Arrendadora KCSM, which was transferred to NAFTA Rail, S.A. de C.V., a wholly owned subsidiary of KCS. The full effect of the 2007 Merger was applied prospectively in our financial statements for the second quarter of 2007.

Our consolidated financial statements have historically been prepared in accordance with International Financial Reporting Standards, or IFRS. Our consolidated financial statements as of and for the years ended December 31, 2004, 2003 and 2002, which were originally prepared in accordance with IFRS, have been re-cast in accordance with U.S. GAAP due to our change from a foreign private issuer to a domestic filer.

	Successor						Predecessor
	Three Months					Nine Months	Three Months
	Ended		Six Months Ended		Year Ended	Ended	Ended
	June 30,		June 30,		December 31,	December 31,	March 31,	Year Ended December 31,
	2007	2006	2007	2006	2006	2005	2005	2004	2003	2002
	(Unaudited)		(Unaudited)
	(In millions of U.S. dollars)
Results of Operations Data:
Revenues	$199.4	$194.9	$389.6	$370.7	$774.0	$547.5	$170.1	$699.2	$698.5	$712.1
Operating expenses	151.5	145.3	298.8	288.9	595.2	529.7	143.8	592.0	590.3	553.2
Operating income	47.9	49.6	90.8	81.8	178.8	17.8	26.3	107.2	108.2	158.9
VAT /PUT settlement gain net	—	—	—	—	—	141.0	—	—	—	—
Equity in net earnings (loss) of unconsolidated affiliates	1.6	1.8	0.8	3.0	5.9	(1.5)	—	0.1	0.3	1.3
Interest expense	(22.7)	(23.2)	(46.4)	(46.2)	(92.7)	(71.6)	(27.3)	(112.3)	(112.6)	(100.8)
Debt retirement cost	(6.9)	—	(6.9)	—	(2.6)	(4.4)	—	—	—	—
Other expense income, net	1.5	0.6	0.6	1.1	1.5	1.1	0.3	0.5	1.5	5.0
Exchange gain (loss) — net	(8.4)	(7.0)	0.3	(11.2)	(10.5)	3.6	0.2	0.4	(13.8)	(17.5)

Income (loss) before income taxes and minority interest	13.0	21.8	39.2	28.5	80.4	86.0	(0.5)	(4.1)	(16.4)	46.9

Net income (loss)	$9.6	$8.0	$29.3	$12.4	$61.7	$87.7	$1.0	$(8.1)	$34.2	$136.7

	Successor				Predecessor
	Six Months		Year Ended
	Ended June 30,		December 31,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)
	(In millions of U.S. dollars)
Balance Sheet Data (at end of period):
Total assets	$2,436.9	$2,383.5	$2,489.0	$2,369.5	$2,183.2	$2,278.8	$2,271.7
Total debt and capital lease obligations	840.9	908.3	875.9	908.2	906.9	968.0	1,023.1
Total liabilities	1,148.5	1,181.4	1,245.3	1,215.0	1,078.6	1,165.5	1,192.6
Total stockholders’ equity	$1,290.7	$1,203.4	$1,245.1	$1,155.8	$1,105.7	$1,113.8	$1,079.2

	Successor				Predecessor
	Six Months			Nine Months	Three Months
	Ended		Year Ended	Ended	Ended
	June 30,		December 31,	December 31,	March 31,	Year Ended December 31,
	2007	2006	2006	2005	2005	2004	2003	2002
	(Unaudited)
	(In millions of U.S. dollars)
Other Financial Data:
Depreciation and amortization	$47.4	$44.6	$89.3	$67.1	$21.8	$87.6	$86.0	$81.9
Capital expenditures	50.3	28.5	116.1	72.0	9.2	41.1	73.1	89.4
Net cash provided by (used in) Operating activities	93.4	34.6	155.1	80.5	35.8	87.5	99.7	155.0
Investing activities	(38.8)	(28.2)	(113.0)	(71.3)	(9.0)	(13.6)	(70.7)	(132.7)
Financing activities	(41.5)	2.8	(34.9)	(7.5)	(35.5)	(63.3)	(55.6)	(32.6)
Interest expense	46.4	46.2	92.7	71.6	27.3	112.3	112.6	100.8
Ratio Data:
Ratio of earnings to fixed charges(1)	1.7	1.4	1.6	N/A*	1.0	1.0	N/A*	1.4

(1)	For the purpose of computing the ratio of earnings to fixed charges, earnings include pre-tax income before minority interest and equity earnings in associates, and fixed charges, net of the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges include interest costs, amortization of debt expense and discount and the portion of rent that represents a reasonable approximation of the interest factor.

*	For the nine months ended December 31, 2005 and the year ended December 31, 2003, our earnings were insufficient to cover fixed charges by $53.5 and $16.7 million, respectively.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment decision relating to the exchange notes. The risks described below are not the only ones facing us or investments in Mexico in general. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. There are a number of factors, including those described below, which may adversely affect our ability to make payment on the exchange notes. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. See “Forward-Looking Statements” for cautionary statements regarding forward-looking statements.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risk Factors Relating to Our Debt

Our substantial indebtedness could adversely affect our financial position and our ability to meet our obligations under our debt instruments.

We have a substantial amount of debt and significant debt service obligations. As of June 30, 2007, we had total outstanding indebtedness of $840.9 million, consisting of (i) $30.0 million under our term loan facility, (ii) $10.0 million under our revolving credit facility, (iii) $800.0 million of senior unsecured indebtedness, and (iv) $0.9 million of secured indebtedness. Our stockholders’ equity was $1,290.7 million as of June 30, 2007, resulting in a debt to total capitalization ratio of 39.4%.

Our substantial indebtedness could interfere with our ability to pay interest and principal on our debt, and may have important consequences for our operations and capital expenditure requirements, including the following:

•	we will have to dedicate a substantial portion of our cash flow from operations to the payment of principal, premium, if any, or interest on our debt, which will reduce funds available for other purposes;

•	we may not be able to fund capital expenditures, working capital and other corporate requirements;

•	we may not be able to obtain additional financing, or to obtain it at acceptable rates;

•	our ability to adjust to changing market conditions and to withstand competitive pressures could be limited, and we may be vulnerable to additional risk if there is a downturn in general economic conditions or in our business;

•	we may be exposed to risks in exchange rate fluctuations because any fluctuation of the Mexican peso relative to the dollar could impact our ability to service debt; and

•	we may be at a competitive disadvantage compared to our competitors that have less leverage and greater operating and financing flexibility than we do.

Failure to comply with restrictive covenants in our existing contractual arrangements could accelerate our repayment obligations under our debt.

The indentures relating to our outstanding debt securities and our Credit Agreement dated June 14, 2007, or the 2007 Credit Agreement, relating to our term loan and revolving credit facilities contain a number of restrictive covenants, and any additional financing arrangements we enter into may contain additional restrictive covenants. The 2007 Credit Agreement relating to our term loan and revolving credit facilities contains covenants that are more restrictive than those contained in the indentures relating to our debt securities, including, but not limited to, certain financial covenants which require us to maintain specified financial ratios. These covenants restrict or prohibit many actions, including, but not limited to, our ability to incur debt, create or suffer to exist liens, make prepayments of particular debt, pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock, sell certain assets, and engage in mergers and consolidations or in sale-leaseback transactions.

As a result of KCS acquiring a controlling interest in us and Grupo KCSM, both companies became subject to the terms and conditions of the indentures governing KCSR’s two senior unsecured note issues. The restrictive covenants of these indentures limit our ability to incur additional debt for any purpose other than the refinancing of existing debt, including the fees and expenses associated with such refinancing.

As a result of the covenants and restrictions contained in the indentures and in the 2007 Credit Agreement, we are limited in how we conduct our business and we may be unable to compete effectively or to take advantage of new business opportunities. Any breach of these covenants could result in a default under the indentures and the 2007 Credit Agreement.

Although we are currently in compliance with all covenants under the 2007 Credit Agreement and the indentures, we cannot assure you that we will be able to remain in compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the appropriate parties and/or amend the covenants. At the same time, there are exceptions to many of these restrictive covenants, and we cannot give assurances that the limitations referred to above will apply in all circumstances.

Risk Factors Relating to Ongoing Litigation

We are a party to various legal proceedings and administrative actions arising in the ordinary course of business including those specifically mentioned below, which we deem to be relevant to this prospectus.

Disputes with Ferromex.

Disputes Relating to Payments for the Use of Trackage and Haulage Rights and Interline Services.  We and Ferrocarril Mexicano, S.A. de C.V., or Ferromex, the operator of the largest railway system in Mexico and a competitor of us, both initiated administrative proceedings seeking a determination by the Secretaria de Comunicaciones y Transportes (Ministry of Communications and Transportation), or SCT, of the rates the companies should pay each other in connection with the use of trackage and haulage rights and interline and terminal services. The SCT, in March of 2002, issued a ruling setting the rates for trackage and haulage rights. In August 2002, the SCT issued a ruling setting the rates for interline and terminal services. We and Ferromex appealed both rulings. Following trial and appellate court decisions, the Mexican Supreme Court in February of 2006, in a ruling from the bench, sustained our appeal of the SCT’s trackage and haulage rights ruling, vacating the SCT ruling and ordering the SCT to issue a new ruling consistent with the Court’s opinion. We have not yet received the written opinion of the Mexican Supreme Court decision nor has the Mexican Supreme Court decided the interline and terminal services appeal. In October 2006, we were served with a claim raised by Ferromex in which Ferromex asked for information concerning the interline traffic between us and Ferromex, from January 2002 through December 2004. We filed an answer to this claim, and expect this litigation to continue over the next few years. We believe that, based on our assessment of the facts in this case, there will be no material effect on our financial statements.

Disputes Relating to the Scope of the Mandatory Trackage Rights.  We and Ferromex are parties to various civil cases involving disputes over the application and proper interpretation of the mandatory trackage rights. In August 2002, the SCT issued rulings determining Ferromex’s trackage rights in Monterrey, Nuevo León. We and Ferromex both appealed the SCT’s rulings. At the Tribunal Federal de Justica Fiscal y Administrativa, or Administrative Federal Court, level, we obtained what we believe are favorable rulings. Ferromex appealed these rulings and the case was returned to the Administrative Federal Court. The Administrative Federal Court issued a ruling on June 11, 2007. On August 8, 2007, we were served with the ruling from the Administrative Federal Court, holding that the trackage right in Monterrey is extensive, and allowing Ferromex to use certain auxiliary tracks. We intend to appeal this ruling because the Administrative Federal Court did not consider the length and limits of this trackage right, which is included in our concession title. The appeal proceedings will be initiated in September 2007.

SCT Capital Investment Dispute.

We are a party to a dispute with the SCT concerning our 2004 and 2005 minimum budgeted capital investments described in more detail below in the “Risk Factors Relating to Our Business.”

Mancera Proceeding.

In February 2006, Mancera Ernst & Young, S.C., or Mancera, filed a claim against us seeking payment for the reminder of a contingency fee for costs and expenses derived from Mancera’s representation of us in our value added tax, or VAT, claim against the Mexican government. In March 2006, we responded to the claim and the parties are currently in the evidence stage of the trial. Although it is not possible to predict the outcome of any litigation, we believe that this claim lacks merit and that we can assert strong defenses. Accordingly, we expect this claim to settle for less than the $11.7 million, or Ps.129.0 million, being demanded by Mancera. Our management believes that it has adequately reserved for our obligation under the engagement agreement with Mancera and does not believe that the resolution of this claim will have a material adverse effect on our financial statements.

Mexican Antitrust Investigation

In August 2006, the Comision Federal de Competencia (Mexican Antitrust Commission), or COFECO, announced an investigation into possible antitrust practices in the provision of rail cargo services. The targets of that investigation have not been identified, and while we may be required to provide information in connection with the investigation, we do not believe that our operations are the subject of the inquiry.

Risk Factors Relating to Our Business

We may not be successful at reducing our operating costs and increasing our operating efficiencies.

We must continue to reduce our operating costs and increase our operating efficiencies to achieve further cost savings in future periods. We cannot assure you that we will be able to achieve all of the cost savings that we expect to realize from current initiatives. In particular, we may be unable to implement one or more of our initiatives successfully or we may experience unexpected cost increases that offset the savings that we achieve. Our failure to realize cost savings may adversely affect our results of operations.

The Mexican government may revoke or limit our concession under a number of circumstances.

We operate under a 50-year concession granted by the Mexican government. The Mexican government may terminate the concession if, among other things, there is an unjustified interruption of the operation of our rail lines, we charge tariffs higher than the tariffs we have registered with the SCT, we restrict the ability of other Mexican rail operators to use our rail lines, we fail to make payments for damages caused during the performance of services, we fail to comply with any term or condition of the Ley Reglamentaria del Servicio Ferroviario, or Law Regulating Railroad Services, we fail to make the capital investments required under our five-year plan filed with the SCT, or we fail to maintain an obligations compliance bond and the insurance coverage specified in the Law Regulating Railroad Services and its regulations. In addition, the concession revokes automatically in the event we change our nationality or we assign, or create any lien on, the concession without the SCT’s approval.

In April 2006, the SCT initiated a proceeding against us, claiming that we had failed to make certain minimum capital investments projected for 2004 and 2005 under our five-year business plan filed with the SCT prior to our acquisition by KCS. We believe we made capital expenditures exceeding the required amounts. We responded to the SCT by providing evidence in support of our investments and explaining why we believe sanctions are not appropriate. In May 2007, we were served with an SCT resolution regarding the sanction proceeding for 2004. In June 2007, we were served with an SCT notification that we failed to make minimum capital investments, and imposing a fine in the amount of Ps.46,800. We will challenge both rulings before the Administrative Federal Court, and if necessary we will have the right to appeal any adverse ruling by the Administrative Federal Court before a Federal Magistrates Tribunal. We believe that even if the threatened sanctions become effective, there will be no material adverse effect on the our operations. However, if these proceedings are conclusively ruled adversely against us and sanctions are imposed, we could be subject to possible future revocation of the concession if the SCT imposes sanctions on three additional occasions for the same failure over the remaining term of the concession.

Under the concession, we have the right to operate our rail lines, but we do not own the land, roadway or associated structures. If the Mexican government legally terminates the concession, it would own, control and manage such public domain assets used in the operation of our rail lines. The Mexican government may also temporarily seize control of our rail lines and our assets in the event of a natural disaster, war, significant public disturbance, or imminent danger to the domestic peace or economy. In such a case, the SCT may restrict our ability to exploit the concession in such manner as the SCT deems necessary under the circumstances, but only for the duration of any of the foregoing events.

Mexican law requires that the Mexican government compensate us if it effects a statutory appropriation for reasons of the public interest. With respect to a temporary seizure due to any cause other than international war, the Law Regulating Railroad Services and its regulations provide that the Mexican government will indemnify an affected concessionaire for an amount equal to damages caused and losses suffered. However, these payments may not be sufficient to compensate us for our losses and may not be timely made.

Failure to make capital expenditures could result in the revocation of our concession and adversely affect our financial condition.

Our business is capital intensive and requires substantial ongoing expenditures for, among other things, additions and improvements to equipment, roadway, structures and technology, acquisitions, and maintenance and repair of our equipment and rail system. Our failure to make necessary capital expenditures could impair our ability to service our existing customers or accommodate increases in traffic volumes. In addition, our railroad concession from the Mexican government requires us to make ongoing investments and undertake capital projects in accordance with successive five-year business plans filed with the Mexican government.

We have funded, and expect to continue to fund, capital expenditures with funds from operating cash flows, leases and, to a lesser extent, vendor financing. We may not be able to generate sufficient cash flows from our operations or obtain sufficient funds from external sources to fund our capital expenditure requirements. If financing is available, it may not be obtainable on terms acceptable to us and within the limitations contained in the indentures and other agreements relating to our debt. Our ability to incur indebtedness is also restricted by the covenants contained in the indentures of our affiliate, KCSR. If we are unable to complete our planned capital improvement projects, our ability to service our existing customers or accommodate increases in our traffic volumes may be limited or impaired and our business plan commitments with the Mexican government may be at risk, requiring us to seek waivers to the business plan, if possible. We may defer capital expenditures with respect to such business plan with the permission of the SCT. However, the SCT might not grant this permission, and our failure to comply with our commitments in our business plan could result in sanctions imposed by the SCT. We cannot assure you that the Mexican government would grant us such waivers. If such waivers are not obtained and we are sanctioned, our concession could be at risk of revocation, which would adversely affect our financial condition.

Significant competition from other railroads could adversely affect our financial condition.

We face significant competition in some industry segments from other railroads, in particular Ferromex, the operator of the largest railway system in Mexico, which is in close proximity to our rail lines. In particular, we have experienced and continue to experience competition from Ferromex with respect to the transport of a variety of products. The rail lines operated by Ferromex run from Guadalajara and Mexico City to four U.S. border crossings west of the Nuevo Laredo-Laredo crossing, providing an alternative to our routes for the transport of freight from those cities to the U.S. border. In addition, Ferromex directly competes with us in some areas of our service territory, including Tampico, Saltillo, Monterrey and Mexico City. Ferrosur, which operates the Southeast Rail Lines, competes directly with us for traffic to and from southeastern Mexico. Ferrosur, like us, also serves Mexico City, Puebla and Veracruz.

In November 2005, Grupo México, S.A. de C.V., or Grupo Mexico, the controlling shareholder of Ferromex, acquired all of the shares of Ferrosur. The common control of Ferromex and Ferrosur gives Grupo México control over a nationwide railway system and ownership of 50% of the shares of Ferrocarril y Terminal del Valle de México, S.A. de C.V., or Ferrovalle. The merger between Ferromex and Ferrosur has been declared illegal by COFECO. Both Ferromex and Ferrosur have challenged this ruling. There can be no assurances as to whether Grupo México will be successful in challenging this ruling. If Grupo México is successful in its appeal, our competitive position may be harmed.

Ferromex and Ferrosur may have greater financial resources than we have, which among other things, may give them greater ability to reduce freight prices and to direct traffic from one line to the other. Price reductions by competitors would make our freight services less competitive, and there is no assurance that we would be able to match these rate reductions. In recent years, we have experienced aggressive price competition from Ferromex in freight rates for agricultural products and automobiles, which has adversely affected our results of operations. Our ability to respond to competitive measures by decreasing our prices without adversely affecting our gross margins and operating results will depend on, among other things, our ability to reduce our operating costs. Our failure to respond to competitive pressures, and particularly price competition, in a timely manner could have a material adverse effect on our financial condition.

There has also been significant consolidation among major North American rail carriers. The resulting merged railroads may attempt to use their size and pricing power to affect our access to efficient gateways and routing options that are currently and have been historically available. We cannot guarantee that further consolidation will not have an adverse effect on our financial condition.

Significant competition from trucks could adversely affect our financial condition.

We also face significant competition from trucks. In the past, the trucking industry has significantly eroded the railroad’s market share of Mexico’s total overland freight transportation by providing effective rate and service competition. Trucking requires substantially smaller capital investments and maintenance expenditures than railroads and allows for more frequent and flexible scheduling. In addition, Mexican truckers are able to deliver to points in the U.S. under relaxed NAFTA rules. Similarly, U.S. truckers are able to deliver to points in Mexico. We cannot give assurances that we will not lose business in the future due to our inability to respond to competitive pressures by decreasing our prices without adversely affecting our gross margins and operational results.

A material part of our projected revenue growth during the next few years is expected to result from increased truck-to-rail traffic conversion. There can be no assurance that we will have the ability to continue to convert traffic from truck to rail transport or that we will retain the customers that we have already converted. If the railroad industry, in general, and we, in particular, are unable to preserve competitive advantages vis-à-vis the trucking industry, our business plan may not be achieved and our financial condition could be adversely affected.

A portion of our transportation revenues has historically been derived from the automotive industry, which has had difficulties in recent years.

During the six months ended June 30, 2007, our transportation revenues derived from the transport of automotive products increased to $50.2 million in 2007 from $47.9 million in the same period in 2006, as a result of targeted increases in rates and increases in traffic at the port of Lázaro Cárdenas. Automobile manufacturers are our most significant customers, together representing approximately 10.5% of our total revenues as of June 30, 2007.

The rates for trackage rights set by the SCT may not adequately compensate us.

Pursuant to our concession, we are required to grant rights to use portions of our tracks to Ferromex, Ferrosur and Ferrovalle. The concession stipulates that Ferromex, Ferrosur and Ferrovalle are required to grant to us rights to use portions of their tracks. Our concession classifies trackage rights as short trackage rights and long-distance trackage rights. Although all of these trackage rights have been granted under the concession, no railroad has actually operated under the long-distance trackage rights because the means of setting rates for usage and other related terms of usage have not been agreed upon. Under the Mexican railroad services law and regulations, the rates that we may charge for the right to use our tracks must be agreed upon in writing between us and the party to which those rights are granted. However, if we cannot reach an agreement on rates with rail carriers entitled to trackage rights on our rail lines, the SCT is entitled to set the rates in accordance with Mexican law and regulations, which rates may not adequately compensate us.

We have not been able to reach an agreement with Ferromex regarding the rates to be charged for trackage rights, interline services and haulage rights. We and Ferromex are involved in judicial, civil and commercial litigation and administrative proceedings in connection with the amounts payable to each other for interline services, haulage and trackage rights. Some of those procedures continue under litigation and therefore are pending final resolution. Any resolution of such procedures adverse to us could have a negative impact on our business and operations. See “Business — Other Litigation — Disputes with Ferromex.” In addition, under the Mexican railroad services laws and regulations, acts or omissions that impede the activities of other concessionaires, including the use of trackage rights, may result in the revocation of our concession.

Downturns in the Mexican economy, U.S. economy, Mexico-U.S. trade, certain cyclical industries in which our customers operate, the global economy or fluctuations in the peso-dollar exchange rate could have adverse effects on our financial condition.

Downturns in the Mexican or U.S. economies or in trade between Mexico and the U.S. will likely have adverse effects on our business and results of operations. Mexican exports to the U.S. of manufactured goods, beer, metals and minerals, automobiles, chemical and petrochemical products and other products, many of which we transport, are an important element of Mexico-U.S. trade. In addition, a significant portion of our business consists of imports into Mexico from the U.S. The level of our business activity depends heavily on the Mexican and U.S. economies and markets, the relative competitiveness of Mexican and U.S. products at any given time and on existing and new tariffs or other barriers to trade. For example, past slowdowns in the U.S. economy have had an adverse effect on our revenues in all product categories, particularly in the automotive sector. Future economic downturns may have a material adverse effect on our results of operations and our ability to meet our debt service obligations.

Some of our customers operate in industries that experience cyclicality, including the agricultural, automotive, manufacturing and construction sectors. Any downturn in these sectors, due to the effects of cyclicality or otherwise, could have a material adverse effect on our operating results. Also, some of the products we transport have had a historical pattern of price cyclicality which has typically been influenced by the general economic environment and by supply and demand factors in the relevant markets. For example, global steel and petrochemical prices have decreased in the past. We cannot give assurances that prices and demand for these products will not decline in the future, adversely affecting those industries and, in turn, our financial condition.

Our business may also be adversely affected by downturns in the global economy or in particular regions of the global economy. In addition, fluctuations in the peso-dollar exchange rate could lead to shifts in the types and volumes of Mexican imports and exports as manufacturers and raw material suppliers seek to minimize the effect of exchange rate movements by seeking other markets for their business.

Although a decrease in the level of exports of some of the commodities that we transport to the U.S. may be offset by a subsequent increase in imports of other commodities we haul into Mexico and vice versa, any offsetting increase might not occur on a timely basis, if at all. The level of Mexico-U.S. trade and the development of Mexican-U.S. trade negotiations or agreements in the future are beyond our control, and may result in a reduction of freight volumes or in an unfavorable shift in the mix of products and commodities we transport.

The Mexican government may restrict our ability to operate our concession on a profitable basis by setting tariffs for rail freight services.

Under the concession and Mexican law, we may freely set our tariffs for rail freight services, however, we must register our tariffs with the SCT before they become effective. Under the Mexican railroad services law and regulations, the SCT reserves the right to set tariffs if, in consultation with COFECO, it determines that effective competition does not exist. COFECO, however, has not published guidelines regarding the factors that constitute a lack of competition. It is therefore unclear under what particular circumstances COFECO would deem a lack of competition to exist. If the SCT intervenes and sets tariffs, the rates it sets may be too low to allow us to operate profitably.

In August 2006, COFECO announced an investigation into possible antitrust practices in the provision of rail cargo services. The targets of that investigation have not been identified, and while we may be required to provide information in connection with the investigation, we do not believe that our operations are the subject of the inquiry.

Traffic congestion or similar problems experienced in the U.S. or Mexican railroad system may adversely affect our operations.

Traffic congestion experienced in the U.S. railroad system may result in overall traffic congestion which would impact the ability to move traffic to and from Mexico and adversely affect our operations. This system congestion may also result in certain equipment shortages. Any similar congestion experienced by railroads in Mexico could have an adverse effect on our business and results of operations. In addition, the growth of cross-border traffic in recent years has contributed to congestion on the international bridge at the Nuevo Laredo-Laredo border gateway, which is expected to continue in the near future. This may adversely affect our business and results of operations.

Our business strategy, operations and growth rely significantly on third parties.

Our operations are dependent on interchange agreements that we have negotiated with major U.S. railroads in the north, as well as our rights to use Ferromex railways in the west of Mexico and Ferrosur railways in the south of Mexico pursuant to our concession and the Law Regulating Railroad Services. We also have a terminal operations agreement with Ferrovalle. In addition, we and each of the concessionaires of Ferromex and Ferrosur have a 25.0% interest in Ferrovalle, and Ferromex and Ferrosur are currently under the common control of Grupo México. These agreements enable us to exchange traffic and utilize trackage which is not part of our rail system, extending our network and providing us with strategically important rail links to the U.S. and to areas of Mexico that we do not directly serve. Our ability to provide comprehensive service to our customers depends in part on our ability to maintain these agreements with other railroads and third parties and our ability to take legal action in the Mexican Federal Courts to enforce such agreements on the grounds that the railroads are a public service governed by public interest laws. Our failure to maintain these agreements, the termination of these agreements, or failure to obtain the corresponding legal relief in due course, could adversely affect our business, financial condition and results of operations. The other parties to these agreements may not faithfully fulfill their obligations under their agreements or arrangements with us, and many of these other parties are or may become our competitors. Further, the failure of any of these parties to fulfill its obligations to us could adversely affect our financial condition and results of operations. In addition, we may not be able to coordinate our interchange and switching activities with these other concessionaires and railroads in an efficient manner. Inefficient coordination of our interchange and switching activities would negatively impact our operating results.

If our primary fuel supply contract is terminated, or if fuel prices substantially increase, our financial condition could be materially adversely affected.

All of the locomotives we operate are diesel-powered. Our fuel expenses are a significant portion of our operating expenses. We meet, and expect to continue to meet, our fuel requirements almost exclusively through purchases at market prices from PEMEX Refinación, or PEMEX. The contract with PEMEX may be terminated at any time by either party upon thirty days’ written notice to the other. If the contract is terminated and we are unable to acquire diesel fuel from alternative sources on acceptable terms, our financial condition could be materially adversely affected. In addition, since our fuel expense represents a significant portion of our operating expenses, significant increases in the price of diesel fuel could have a material adverse effect on our financial condition. We experienced increases in our average price of fuel per gallon of 4.6% in 2006,

43.9% in 2005 and 30.1% in 2004. During the six months ended June 30, 2007, we experienced increases in our average price of fuel per gallon of 7.8%.

We face possible catastrophic loss and liability, and our insurance may not be sufficient to cover our damages or damages to others.

The operation of any railroad carries with it an inherent risk of catastrophe, mechanical failure, collision and property loss. In the course of our operations, spills or other environmental mishaps, cargo loss or damage, business interruption due to political developments, as well as labor disputes, strikes and adverse weather conditions, could result in a loss of revenues or increased liabilities and costs. Collisions, environmental mishaps or other accidents can cause serious bodily injury, death and extensive property damage, particularly when such accidents occur in heavily populated areas. Additionally, our operations may be affected from time to time by natural disasters such as earthquakes, volcanoes, hurricanes or other storms. The occurrence of a major natural disaster, especially in the Mexico City area, which is the site of Ferrovalle and significant portions of our customer base, could have a material adverse effect on our operations and our financial condition. We have acquired insurance that is consistent with industry practice and consistent with the requirements of our concession against the accident-related risks involved in the conduct of our business and business interruption due to natural disaster. However, this insurance is subject to a number of limitations on coverage, depending on the nature of the risk insured against. This insurance may not be sufficient to cover our damages or damages to others, and this insurance may not continue to be available at commercially reasonable rates. Even with insurance, if any catastrophic interruption of service occurs, we may not be able to restore service without a significant interruption to operations and an adverse effect on our financial condition.

We face potential environmental liabilities.

Our operations are subject to general Mexican federal and state laws and regulations relating to the protection of the environment. The Procuraduría Federal de Protección al Ambiente (Mexican Attorney General for Environmental Protection) is empowered to bring administrative proceedings and impose corrective actions and economic sanctions against companies that violate environmental laws, and temporarily or permanently close non-complying facilities. The Secretaría del Medio Ambiente y Recursos Naturales (Mexican Ministry of Environmental Protection and Natural Resources) and other ministries have promulgated compliance standards for, among other things, water discharge, water supply, air emissions, noise pollution, hazardous substances transportation and handling, and hazardous and solid waste generation.

We are responsible for the costs of environmental compliance, associated with our ongoing operations. Pursuant to our concession, Ferrocarriles Nacionales de México, or FNM, is responsible for any environmental damage caused before the commencement of our operations, and both the Mexican government and FNM are required to indemnify us for any environmental liability relating to soil, subsoil or groundwater contamination arising from acts or omissions attributable to FNM that occurred before we initiated operations in accordance with the concession title. However, the Mexican government is not obligated to compensate us for any expenses that we incur in complying with any amended environmental laws or regulations relating to our ongoing operations or activities that impose higher regulatory standards than those in effect on the date the concession was granted. We cannot predict the effect, if any, that the adoption of additional or more stringent environmental laws and regulations would have on our financial condition. Failure to comply with environmental obligations may result in the termination of our concession.

Terrorist activities and geopolitical events and their consequences could adversely affect our financial condition.

Terrorist attacks may negatively affect our operations. The continued threat of terrorism within Mexico, the U.S. and elsewhere and the potential for military action and heightened security measures in response to such threat may cause significant disruption to commerce throughout the world, including restrictions on cross-border transport and trade. In addition, related political events may cause a lengthy period of uncertainty that may adversely affect our business. Political and economic instability in other regions of the world, including the U.S. and Canada, could negatively impact our operations. The consequences of terrorism and the responses are unpredictable and could have an adverse effect on our financial condition.

Renegotiation of terms of the labor agreement and any potential labor disruptions could adversely affect our financial condition.

On June 23, 1997, we entered into a labor agreement with the Sindicato de Trabajadores Ferrocarrileros de la Republica Mexicana (Mexican Railroad Union), for a term of 50 years, for the purpose of regulating the relationship between the parties and improving conditions for the union employees. Approximately 77% of our employees are covered by this labor agreement. The compensation terms under this labor agreement are subject to renegotiation on an annual basis and all other terms are renegotiated every two years. We may not be able to favorably negotiate the provisions of our labor agreement in the future and strikes, boycotts or other disruptions could occur. These renegotiated terms and any potential disruptions could have a material adverse effect on our financial condition and results of operations.

We have identified possible discrepancies in data provided by our prior information system.

We installed a new operational information system in 2006. Based on testing of the data provided by this system, including a comparison of such data to data provided by our prior information system, it is possible that the data provided by our prior information system may have contained discrepancies. There is uncertainty as to what effect, if any, these discrepancies could have on our financial condition or results of operations, however there can be no assurance that the effect will not be material.

Our controlling stockholder’s interests may be different from ours.

As of April 1, 2005, KCS became our controlling stockholder with full power to direct our business. KCS on its own can make decisions and determine corporate transactions, mergers, consolidations, and other matters. The interests of KCS may be different from your and our interests and KCS may exercise influence over us in a manner inconsistent with your and our interests. See “Principal Shareholders” and “Related Party Transactions.”

Risk Factors Relating to Mexico

Governmental policies and economic developments in Mexico and elsewhere may adversely affect our financial condition.

All of our operations and assets are located in Mexico. As a result, our business is affected by the general condition of the economy, inflation, interest rates, political and other developments and events in Mexico. Mexico has experienced a period of slow economic growth in recent years, primarily as a result of the downturn in the U.S. economy. Mexico’s economy grew an estimated 4.5% in 2006 compared to 2005. Mexico’s gross domestic product, or GDP, increased in 2005 and 2004, by 2.8% and 4.2%, respectively. We believe that economic slowdowns could negatively affect our financial condition.

Currency fluctuations may adversely affect our financial condition.

All of our total consolidated indebtedness as of June 30, 2007 was U.S. dollar-denominated, whereas 26.7% of our consolidated revenues were peso-denominated. Accordingly, we are affected by fluctuations in the value of the Mexican peso against the U.S. dollar and any depreciation or devaluation of the Mexican peso against the U.S. dollar results in net foreign exchange losses. During the first six months of 2007, the peso appreciated against the U.S. dollar by approximately 0.4%. In 2006, the Mexican peso depreciated against the U.S. dollar by approximately 1.7%. In 2005 and 2004, the Mexican peso appreciated against the U.S. dollar by approximately 4.5% and 0.8%, respectively.

Severe devaluation or depreciation of the Mexican peso may result in disruption of the international foreign exchange markets and may limit our ability to transfer or to convert Mexican pesos into U.S. dollars for the purpose of making timely payments of interest and principal on our non-peso-denominated indebtedness. Although the Mexican government currently does not restrict, and for many years has not restricted, the right or ability of Mexican or foreign persons or entities to convert Mexican pesos into U.S. dollars or transfer foreign currencies out of Mexico, the Mexican government could, as in the past, institute restrictive exchange rate policies that could limit our ability to transfer or convert Mexican pesos into U.S. dollars or other currencies for the purpose of making timely payments of our U.S. dollar-denominated debt and contractual commitments. Devaluation or depreciation of the Mexican peso against the U.S. dollar may also adversely affect U.S. dollar prices for our securities. Currency fluctuations are likely to continue to have an effect on our financial condition in future periods.

Inflation and interest rates may adversely affect our financial condition.

Mexico’s annual rate of inflation was 5.2%, 3.3%, and 4.0% for 2004, 2005, and 2006, respectively, and was 0.6% as of June 30, 2007. Mexico has experienced much higher rates of inflation in certain prior year periods before 2001. High inflation rates can adversely affect our business and results of operations in the following ways:

•	inflation can adversely affect consumer purchasing power, thereby adversely affecting demand for the products we transport;

•	to the extent inflation exceeds our price increases, our prices and revenues will be adversely affected in “real” terms; and

•	if the rate of Mexican inflation exceeds the rate of the depreciation of the Mexican peso against the dollar, our dollar-denominated sales will decrease in relative terms when stated in constant Mexican pesos.

Interest rates on 28-day Certificados de la Tesorería de la Federación (Mexican treasury bills), or Cetes, averaged 6.8%, 9.2% and 7.0% for 2004, 2005 and 2006, respectively, and averaged 7.2% as of June 30, 2007. High interest rates in Mexico may significantly increase our financing costs and thereby impair our financial condition, results of operations and cash flows.

We performed an analysis under the guidance of FAS 52, “Foreign Currency Translation,” to determine whether the U.S. dollar or the Mexican peso should be used by us as our functional currency. Based on the results of this analysis, we concluded that the U.S. dollar is the appropriate functional currency for U.S. GAAP and SEC reporting purposes. We update the results of this analysis on an ongoing basis. If we were required to change our functional currency to Mexican pesos, our results of operations for U.S. GAAP and SEC reporting purposes may be substantially different. There can be no assurance that Mexico will not be classified as highly inflationary in the future, or that we will not be required to change our functional currency to Mexican pesos.

Political developments may adversely affect our business, financial condition and results of operations.

Presidential and federal congressional elections in Mexico were held in July 2006. In a closely held and contested presidential race, Felipe Calderón defeated Andrés Manuel López Obrador. This could result in further friction among political parties and the executive branch officers, which could potentially cause political and economic instability.

Calderón is from the same political party as his predecessor, Vicente Fox. Nonetheless, there could be significant changes in laws, public policies and government programs, which could have an adverse effect on our business, financial condition and results of operation.

National politicians are currently focused on certain regional political and social tension, and reforms regarding fiscal and labor policies, gas, electricity, social security and oil have not been and may not be approved. The effects on the social and political situation in Mexico could adversely affect the Mexican economy, which in turn could have a material adverse effect on our business, financial condition and results of operations.

Risk Factors Relating to the Exchange Notes and the Exchange Offer

We and our subsidiaries will be able to incur additional indebtedness in the future.

Despite our level of indebtedness, we may be permitted to incur more debt in the future. This could further exacerbate the risks described in the risk factors above.

The exchange notes are a new issue of securities with no established trading market, a market may not develop, and you may have to hold your exchange notes indefinitely.

The exchange notes are new issues of securities and there is no existing trading market for the exchange notes. Although the placement agents have informed us that they intend to make a market in the exchange notes, they have no obligation to do so and may discontinue making a market at any time without notice. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell the exchange notes will be favorable.

The outstanding notes are listed on the Luxembourg Stock Exchange and designated for trading through the PORTAL Market. We intend to cause the exchange notes to continue to be so listed and designated. The liquidity of any market for the exchange notes will depend on a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.

The market price for the exchange notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices and liquidity of these securities. We cannot assure you that the market for the exchange notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the exchange notes.

Trading in the exchange notes may be affected by developments in emerging and other markets.

Securities of Mexican companies have been, to varying degrees, influenced by political, economic and market conditions in other emerging markets and other countries. Although economic conditions are different in each country, investors’ reactions to developments in one country may have effects on the securities of issuers in other countries, including Mexico. Continued volatility in the Latin American, Eastern European, Asian or other emerging capital markets may lead to increased volatility of other securities markets and may impact the price of the exchange notes. We cannot assure you that events outside of Mexico, especially in other emerging market countries, will not affect the price of, or our ability to meet our obligations under, the exchange notes.

In addition, the Mexican financial and securities markets are, to varying degrees, influenced by political, economic and market conditions in more industrialized countries, particularly the United States. Among other events, increases in interest rates in the United States and, more generally, events that increase the opportunity cost of investing outside the United States may tend to decrease the attractiveness of securities investments in other countries, such as Mexico.

If a noteholder were to sue us, the noteholder may be paid in pesos in the event of a recovery of damages.

If proceedings are brought in Mexico seeking to enforce our obligations under the exchange notes, we may discharge those obligations by making payments in pesos. Under Article 8 of the Ley Monetaria de los Estados Unidos Mexicanos (Mexican Monetary Law), in the event that proceedings were brought in Mexico seeking to enforce in Mexico our obligations under the exchange notes, we would not be required to discharge such obligations in Mexico in a currency other than Mexican currency. According to Article 8, an obligation in a currency other than Mexican currency, which is payable in Mexico, may be satisfied in Mexican currency at the rate of exchange in effect on the date and in the place payment occurs. Such rate is currently determined by the Mexican Central Bank every business day in Mexico, and published the following banking day in the Diario Oficial de la Federación (Official Gazette of the Federation of Mexico). As a result, if a payment is made by us in Mexico, depending upon the peso-dollar exchange rate on the payment date, peso payments made to note holders may not be sufficient to obtain the dollars necessary to satisfy our obligations under the exchange notes.

Our obligations under the exchange notes would change in the event of our insolvency or bankruptcy.

Upon our declaration of insolvency (including concurso mercantil) or bankruptcy, our unsecured obligations under the exchange notes:

•	would be converted into pesos at the exchange rate prevailing at the time of such declaration and subsequently converted into investment units indexed to the rate of Mexican inflation, or UDIs, at the peso-UDI exchange rate prevailing at the time of conversion, and payment would occur at the time claims of our creditors are satisfied;

•	would be dependent upon the outcome of the insolvency (including concurso mercantil) or bankruptcy proceedings;

•	would cease to accrue interest; and

•	would not be adjusted to take into account depreciation of the peso against the dollar occurring after such declaration of insolvency (including concurso mercantil) or bankruptcy.

Given the past volatility of Mexican exchange rates, noteholders may receive substantially less money in satisfaction of our obligations if the peso-dollar exchange rate changes between the date of the declaration of bankruptcy and the time of payment.

We may be unable to purchase the exchange notes upon a change of control.

Under certain conditions, upon a change of control (as defined in “Description of the Exchange Notes — Certain Definitions”), we would be required to offer to purchase all of the exchange notes then outstanding for cash at 101% of the principal amount thereof plus accrued and unpaid interest, if any. If a change of control were to occur, we may not have sufficient funds to pay the change of control purchase price, and we may be required to obtain third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. The events that cause a change of control under the indentures may also result in an event of default under our other then outstanding indebtedness, including the 2007 Credit Agreement, which may cause the acceleration of our other indebtedness. Our failure to repurchase the exchange notes upon a change of control would constitute an event of default under the indentures.

The change of control provisions in the indentures may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger, or other similar transaction, even if such transaction constitutes a change of control under the indentures. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude or events required under the definition of change of control in the indentures to trigger our obligation to repurchase the exchange notes. Except as otherwise described above, the indentures do not contain provisions that permit the holders of the exchange notes to require us to repurchase or redeem the exchange notes in the event of a takeover, recapitalization, or similar transaction.

Your failure to tender the outstanding notes in the exchange offer may affect their marketability.

If outstanding notes are tendered for exchange notes and accepted in the exchange offer, the trading market, if any, for the untendered and tendered but unaccepted outstanding notes will be adversely affected. Your failure to participate in the exchange offer will substantially limit, and may effectively eliminate, opportunities to sell your outstanding notes in the future. We issued the outstanding notes in a private offering exempt from the registration requirements of the Securities Act.

Accordingly, you may not offer, sell or otherwise transfer your outstanding notes except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from those registration requirements, or in a transaction not subject to the securities laws. If you do not exchange your outstanding notes for exchange notes in the exchange offer, or if you do not properly tender your outstanding notes in the exchange offer, your outstanding notes will continue to be subject to these transfer restrictions after the completion of the exchange offer. In addition, after the completion of the exchange offer, you will no longer be able to obligate us to register the outstanding notes under the Securities Act.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligation under the registration rights agreement that we entered into in connection with the private offering of the outstanding notes. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive in exchange a like principal amount of the outstanding notes. The outstanding notes surrendered in exchange for the new exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our capitalization.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We issued and sold the outstanding notes in a private offering on November 21, 2006. In connection with that issuance and sale, we entered into a registration rights agreement with the placement agents for the outstanding notes. In the registration rights agreement, we agreed to, among other things:

•	prepare and file with the SEC, as promptly as practicable, a registration statement relating to the offer to exchange the outstanding notes for the exchange notes, or the exchange offer registration statement, or, under certain circumstances, a “shelf” registration with respect to the outstanding notes or exchange notes, or the shelf registration statement;

•	use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act and to complete the exchange offer, or in the case of a shelf registration statement, as applicable, to be declared effective, within 270 days of November 21, 2006;

•	keep the registered exchange offer open for not less than 20 business days and use our reasonable best efforts to keep the registered exchange offer open for not more than 40 business days after the date that notice of the registered exchange offer is mailed to the holders of the outstanding notes; and

If the registered exchange offer has not been completed or a shelf registration statement, as applicable, has not been declared effective on or prior to the 270th day following November 21, 2006, or if any registration statement which has been declared effective ceases to be effective at any time at which it is required to be effective, we will pay registration default damages accrued at a rate of 0.25% per annum commencing on the day the registration statement ceases to be effective. The registration default damages will be payable in accordance with the interest payment provisions of the outstanding notes. The registration default damages will cease to accrue upon:

•	the completion of the registered exchange offer or the effectiveness of the shelf registration statement, as applicable, in the case of a registration default caused by the registered exchange offer not being completed, or a shelf registration statement, as applicable, not being declared effective, on or prior to the 270th day following November 21, 2006; or

•	the effectiveness of the registration statement which had ceased to be effective, in the case of a registration default caused by a registration statement that had been declared effective, but ceased to be effective at any time at which it was required to be effective.

The outstanding notes are listed on the Luxembourg Stock Exchange. We intend to apply to list the exchange notes on the Luxembourg Stock Exchange.

We have agreed to provide each holder of outstanding notes a copy of the prospectus that forms part of the registration statement.

Under the registration rights agreement, our obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, we will be required to file a shelf registration statement for a continuous offering by the holders of the outstanding notes if:

•	due to any change in law or applicable interpretations by the staff of the SEC, we determine upon advice of our outside counsel that we are not permitted to effect the exchange offer;

•	for any other reason, the exchange offer is not consummated within 270 days of November 21, 2006;

•	any holder other than a placement agent for the outstanding notes is ineligible to participate in the exchange offer other than by reason of such holder being our “affiliate” (as defined in Rule 405 of the Securities Act);

•	based on their reasonable opinion, the placement agents for the outstanding notes so request in writing and delivered to us with respect to outstanding notes that are not eligible to be exchanged for exchange notes in the exchange offer that are held by them following consummation of the exchange offer; or

•	in the case that the placement agents for the outstanding notes participate in the exchange offer or otherwise acquire exchange notes from us under certain other provisions of the registration rights agreement and, in their reasonable opinion, do not receive freely tradable exchange notes in exchange for outstanding notes constituting any portion of an unsold allotment.

Except as otherwise permitted by the registration rights agreement, we will keep the shelf registration statement continuously effective, supplemented and amended as required by the Securities Act, for a period from the date the shelf registration statement is declared effective until the second anniversary of effectiveness, or the earlier date upon which all the outstanding notes or exchange notes, as applicable, covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

During any 365-day period, upon the occurrence of certain events, we will have the ability to suspend the disposition of outstanding notes or exchange notes pursuant to a registration statement or shelf registration statement for up to two periods of up to 30 days each, if we determine in our reasonable judgment and upon written advice of counsel that the continued effectiveness and use of the shelf registration statement would require the disclosure of confidential information or interfere with any financing, acquisition, reorganization or other material transaction involving us.

We will, in the event of the filing of a shelf registration statement, provide to each holder of outstanding notes that are covered by the shelf registration statement copies of the prospectus included in the shelf registration statement and notify each such holder when the shelf registration statement has become effective. The names of holders of outstanding notes that propose to sell the outstanding notes pursuant to the shelf registration statement will be included, as selling security holders, in such prospectus. We may require such holders to furnish us with information we require to include in the shelf registration statement and we may exclude them from such shelf registration statement if they fail to do so within a reasonable time. Selling holders of outstanding notes that are included in the shelf registration statement will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification obligations).

Once the exchange offer is complete, we will have no further obligation to register any of the outstanding notes not tendered to us in the exchange offer. See “Risk Factors — Factors Relating to the Exchange Notes and the Exchange Offer — Your failure to tender outstanding notes in the exchange offer may affect their marketability.”

Effect of the Exchange Offer

Based on interpretations by the SEC staff set forth in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Shearman & Sterling (available July 2, 1993) and similar no-action letters, we believe that you may offer for resale, resell and otherwise transfer the exchange notes issued to you in the exchange offer without compliance with the registration and prospectus delivery requirements of the Securities Act, except as set forth below, so long as:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	at the time of the consummation of the registered exchange offer, you are not participating in, you do not intend to participate in and you have no arrangement or understanding with any person to participate in the distribution of the outstanding notes or exchange notes within the meaning of the Securities Act; and

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.

If you are not able to make these representations, and any such other representations as may be necessary under applicable SEC rules, regulations and interpretations, you are a “restricted holder.” As a restricted holder, you will not be able to participate in the exchange offer, you may not rely on the interpretations of the SEC staff set forth in the no-action letters referred to above and you may sell your outstanding notes only in compliance with the registration and prospectus delivery requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act or in a transaction not subject to the Securities Act.

In addition, each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for securities where such securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the date of consummation of the exchange offer and ending on the close of business one year after that date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.” In the registration rights agreement, we agreed to use our reasonable best efforts to keep the exchange offer registration statement effective, supplemented and amended as required, to ensure that it is available for such resales of exchange notes during such period.

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of exchange notes.

To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes that will be outstanding will decrease with a resulting decrease in the liquidity in the market for the outstanding notes. Outstanding notes that are still outstanding following the completion of the exchange offer, and that are not redeemed by us, will continue to be subject to transfer restrictions.

Terms of the Exchange Offer

Upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all outstanding notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. You may tender some or all of your outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 principal amount.

The terms of the exchange notes will be identical in all material respects to those of the outstanding notes, except that:

•	the offering of the exchange notes has been registered under the Securities Act;

•	the exchange notes will not be subject to transfer restrictions; and

•	the exchange notes will be issued free of any covenants regarding registration rights and free of any related provisions for additional interest.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under and be entitled to the benefits of the same indenture under which the outstanding notes were issued. The outstanding notes and the exchange notes will be treated as a single series of debt securities under the indenture. For a description of the terms of the indenture and the exchange notes, see “Description of the Exchange Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange. As of the date of this prospectus, an aggregate of $175.0 million principal amount of outstanding notes is outstanding. This prospectus is being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Holders of outstanding notes do not have any appraisal or dissenters’ rights under applicable law or under the indenture in connection with the exchange offer. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the outstanding notes, provided that upon completion of the exchange offer, we may redeem any outstanding notes which were not exchanged in the exchange offer in an amount of up to 1% of the original aggregate principal amount of notes issued at a redemption price of 100% of their principal amount plus accrued and unpaid interest, if any.

We will be deemed to have accepted for exchange validly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of outstanding notes for the purposes of receiving the exchange notes from us and delivering the exchange notes to the tendering holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under — “Conditions.” All outstanding notes accepted for exchange will be exchanged for exchange notes promptly following the expiration date. If we decide for any reason to delay for any period our acceptance of any outstanding notes for exchange, we will extend the expiration date for the same period.

If we do not accept for exchange any tendered outstanding notes because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, such unaccepted outstanding notes will be returned, without expense, to the holder tendering them or the appropriate book-entry will be made, in each case, as promptly as practicable after the expiration date.

We are not making, nor is our board of directors making, any recommendation to you as to whether to tender or refrain from tendering all or any portion of your outstanding notes in the exchange offer. No one has been authorized to make any such recommendation. You must make your own decision whether to tender in the exchange offer and, if you decide to do so, you must also make your own decision as to the aggregate amount of outstanding notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your own financial position and requirements.

Expiration Date; Extensions; Amendments

The term “expiration date” means 5:00 p.m., New York City time, on [          ], unless we, in our sole discretion, extend the exchange offer, in which case the term expiration date shall mean the latest date and time to which the exchange offer is extended.

If we determine to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice. We will notify the registered holders of outstanding notes of the extension no later than 5:00 p.m., New York City time, on the business day immediately following the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under “— Conditions” have not been satisfied by the expiration date; or

•	subject to the terms of the registration rights agreement to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the outstanding notes of the amendment.

During any extension of the exchange offer, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or earlier termination of the exchange offer.

Interest on the Exchange Notes and the Outstanding Notes

Any outstanding notes not tendered or accepted for exchange, or redeemed by us, will continue to accrue interest at the rate of 7 5/8% per annum in accordance with their terms. The exchange notes will accrue interest at the rate of 7 5/8% per annum from the date of the last periodic payment of interest on the outstanding notes or, if no interest has been paid, from the original issue date of outstanding notes. Interest on the exchange notes and any outstanding notes not tendered or accepted for exchange will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2007.

Procedures for Tendering

Only a registered holder of outstanding notes may tender those notes in the exchange offer. To tender in the exchange offer:

•	a holder must complete, sign and date the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal, together with the outstanding notes and all other documents required by the letter of transmittal, to the exchange agent at one of the addresses set forth below under “— Exchange Agent,” before 5:00 p.m., New York City time, on the expiration date;

•	the exchange agent must receive, before the expiration date, a timely confirmation of a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at The Depository Trust Company, or DTC, or the depositary, and timely receipt by the exchange agent of an agent’s message (as defined below under “— Book-Entry Transfer”) and any other documents required by the letter of transmittal according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

A tender of outstanding notes by a holder that is not withdrawn prior to the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal and all other required documents to the exchange agent, including delivery through DTC, is at the holder’s election and risk. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. If delivery is by mail, we recommend that holders use certified or registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or other required documents to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender those notes should contact the registered holder promptly and instruct it to tender on the beneficial owner’s behalf.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes, and our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of us or our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such time as we shall determine. Although we intend to notify holders of any defects or irregularities with respect to tenders of outstanding notes for exchange, neither we nor the exchange agent nor any other person shall be under any duty to give such notification, nor shall any of them incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until all defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders or, in the case of outstanding notes delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in DTC which delivered such outstanding notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, we reserve the right in our sole discretion (a) to purchase or make offers for any outstanding notes that remain outstanding after the expiration date, (b) as set forth below under “— Conditions,” to terminate the exchange offer and (c) to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By signing, or otherwise becoming bound by, the letter of transmittal, each tendering holder of outstanding notes (other than certain specified holders) will represent to us that:

•	it is acquiring the exchange notes in the ordinary course of its business;

•	it is not engaging in and does not intend to engage in a distribution of the exchange notes;

•	it has no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the exchange notes within the meaning of the Securities Act; and

•	it is not our “affiliate,” within the meaning of Rule 405 under the Securities Act, or, if it is our affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the tendering holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, it may be deemed to be an “underwriter” within the meaning of the Securities Act. Any such holder will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of these exchange notes. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Book-Entry Transfer

The exchange agent will establish a new account or utilize an existing account with respect to the outstanding notes at DTC promptly after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of outstanding notes by causing DTC to transfer these outstanding notes into the exchange agent’s account in accordance with DTC’s procedures for transfer. However, the exchange for the outstanding notes so tendered will only be made after timely confirmation of this book-entry transfer of outstanding notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment from a participant in DTC tendering outstanding notes that are the subject of the book-entry confirmation stating (1) the aggregate principal amount of outstanding notes that have been tendered by such participant, (2) that such participant has received and agrees to be bound by the terms of the letter of transmittal and (3) that we may enforce such agreement against the participant.

Although delivery of outstanding notes must be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, properly completed and validly executed, with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal, and any other required documents, must be delivered to and received by the exchange agent at one of its addresses listed below under “— Exchange Agent,” before 5:00 p.m., New York City time, on the expiration date, or the guaranteed delivery procedure described below must be complied with.

Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

All references in this prospectus to deposit or delivery of outstanding notes shall be deemed to also refer to DTC’s book-entry delivery method.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver a confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or (3) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

•	the tender is made through an eligible institution;

•	before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, listing the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three business days after the expiration date, a duly executed letter of transmittal together with a confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by such eligible institution with the exchange agent; and

•	the properly completed and executed letter of transmittal and a confirmation of book-entry transfer of all tendered outstanding notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth below under “— Exchange Agent.” Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered and include any required signature guarantees; and

•	specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

We will determine, in our sole discretion, all questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

Any outstanding notes that are tendered for exchange through the facilities of DTC but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Conditions

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus prior to the expiration date, if:

•	the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the SEC staff; or

•	the outstanding notes are not tendered in accordance with the exchange offer; or

•	you do not represent that you are acquiring the exchange notes in the ordinary course of your business, that you are not engaging in and do not intend to engage in a distribution of the exchange notes, and that you have no arrangements or understandings with any person to participate in a distribution of the exchange notes or you do not make any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render available the use of an appropriate form for registration of the exchange notes under the Securities Act; or

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

•	any governmental approval has not been obtained, which we believe, in our sole discretion, is necessary for the consummation of the exchange offer as outlined in this prospectus.

These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

If we determine in our reasonable judgment that any of the conditions are not satisfied, we may:

•	refuse to accept and return to the tendering holder any outstanding notes or credit any tendered outstanding notes to the account maintained within DTC by the participant in DTC which delivered the outstanding notes; or

•	extend the exchange offer and retain all outstanding notes tendered before the expiration date, subject to the rights of holders to withdraw the tenders of outstanding notes (see “— Withdrawal of Tenders” above); or

•	waive the unsatisfied conditions with respect to the exchange offer prior to the expiration date and accept all properly tendered outstanding notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under “— Expiration Date; Extensions; Amendments.”

In addition, we will not accept for exchange any outstanding notes tendered, and we will not issue exchange notes in exchange for any of the outstanding notes, if at that time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All signed letters of transmittal and other documents required for a valid tender of your outstanding notes should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Hand Delivery, Registered Mail or Overnight Carrier

U.S. Bank National Association
Corporate Trust Services
60 Livingston Avenue
St. Paul, Minnesota 55107
Attn: Specialized Finance

Facsimile Transmission:
(651) 495-8158
Confirm by Telephone:
(800) 934-6802

For Information With Respect to the Exchange Offer, Call:

the Exchange Agent at (800) 934-6802 or go to
www.usbank.com/corp_trust/bondholder_contact.html

Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and employees.

We will pay the expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and the trustee, accounting and legal fees, printing costs, and related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of outstanding notes pursuant to the exchange offer. If, however, exchange notes and/or substitute outstanding notes not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the outstanding notes tendered hereby, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal accompanying the prospectus, or if a transfer tax is imposed for any reason other than the transfer of outstanding notes pursuant to the exchange offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying values as the outstanding notes on the date of the exchange. Accordingly, we will recognize no gain or loss, for accounting purposes, as a result of the exchange offer. Under U.S. GAAP, the expenses of the exchange offer will not be capitalized.

Consequences of Failure to Exchange

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the outstanding notes as set forth in the legend printed thereon as a consequence of the issuance of the outstanding notes pursuant to an exemption from the Securities Act and applicable state securities laws. Outstanding notes not exchanged pursuant to the exchange offer and not redeemed by us will continue to accrue interest at 7 5/8% per annum, and will otherwise remain outstanding in accordance with their terms. Holders of outstanding notes do not have any appraisal or dissenters’ rights under applicable law in connection with the exchange offer.

In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Upon completion of the exchange offer, holders of outstanding notes will not be entitled to any rights to have the resale of outstanding notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any outstanding notes that remain outstanding after completion of the exchange offer.

SELECTED FINANCIAL AND OTHER INFORMATION

The following tables present our summary historical consolidated financial data as of June 30, 2007, and for the years ended December 31, 2006, 2004, 2003 and 2002, for the three and six months ended June 30, 2007 and 2006, the nine months ended December 31, 2005 and the three months ended March 31, 2005. We derived the summary consolidated financial data below for the years ended December 31, 2004, 2003 and 2002 from our audited consolidated financial statements as of December 31, 2004, on which PricewaterhouseCoopers, S.C., our previous independent accountants, has reported, which have been re-cast in accordance with U.S. GAAP and are included elsewhere in this prospectus. We derived the summary consolidated financial data below for the years ended December 31, 2006 and for the three months ended March 31, 2005 and for the nine months ended December 31, 2005, from our consolidated balance sheet dated as of December 31, 2006, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows on which KPMG Cárdenas Dosal, S.C., our independent public accountants, has reported. The balance sheet as of June 30, 2007 and the statements of income for the three and six months ended June 30, 2007 and 2006 have been derived from our unaudited consolidated financial statements which are included elsewhere in this prospectus. The unaudited consolidated balance sheet data as of June 30, 2006 and the unaudited consolidated statements of income data for the three and six month periods ended June 30, 2007 and 2006 include all adjustments, consisting of normal, recurring adjustments, which management considers necessary for a fair presentation of our financial position and results of operations as of such date and for such periods. Operating results for the three and six months ended June 30, 2007 are not necessarily indicative of results that may be expected for the entire year or for any future period and should be read in conjunction with the annual financial statements. You should read the summary financial data in conjunction with “Presentation of Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes to those consolidated financial statements included in this prospectus.

Related to the acquisition of a controlling interest in Grupo KCSM by KCS on April 1, 2005, the effects of the purchase accounting to us, as well as the notes to our consolidated financial statements, included herein, are not fully comparable on a GAAP basis to the consolidated financial statements for periods prior to April 1, 2005. The effects of purchase accounting have been reflected only in the successor numbers from the date of acquisition. Therefore, our financial statements are separated between “Successor” and “Predecessor” to reflect our results and financial position before and after the change in control. However, had the acquisition occurred on January 1, 2005, revenues on a pro forma basis for the year ended December 31, 2005 would not differ from the total amount of revenue from the Successor and Predecessor periods in 2005. Accordingly, in our analysis of results of operations we compare revenues from the year ended December 31, 2006 to pro forma revenue for the year ended December 31, 2005. Additionally, the impact to operating expenses related to purchase accounting for the three month period ended March 31, 2005, would be approximately $3.0 million, net expense. For the three and six months ended June 30, 2007 and 2006, the year ended December 31, 2006, and the nine months ended December 31, 2005, the consolidated financial statements include the effects of all purchase accounting adjustments. These purchase accounting adjustments are described in Note 5 to our audited consolidated financial statements included in this prospectus.

In April 2007, our partners approved the 2007 Merger between us and Grupo KCSM. The 2007 Merger was effective on May 8, 2007. KCSM, as the surviving company, cancelled the shares held by Grupo KCSM and issued the corresponding shares representing our new capital stock to each of the shareholders of Grupo KCSM, except for the shares held by itself. Grupo KCSM transferred all its assets and liabilities to us and any current liabilities between Grupo KCSM and us were extinguished. There was no cash exchanged between the parties in the 2007 Merger.

The 2007 Merger was completed between entities under the common control, with KCSM as the reporting entity. Grupo KCSM was a non-operating holding company with no material assets or operations and its balance sheet was limited to a deferred tax asset and other intercompany balances between Grupo KCSM and us. All intercompany amounts were eliminated and the remaining balances of Grupo KCSM were transferred to us at carrying value, except Grupo KCSM’s 2% ownership in Arrendadora KCSM, which was transferred to NAFTA Rail, S.A. de C.V., a wholly owned subsidiary of KCS. The full effect of the 2007 Merger was applied prospectively in our financial statements for the second quarter of 2007.

Our consolidated financial statements have historically been prepared in accordance with International Financial Reporting Standards, or IFRS. Our consolidated financial statements as of and for the years ended December 31, 2004, 2003 and 2002, which were originally prepared in accordance with IFRS, have been re-cast in accordance with U.S. GAAP due to our change from a foreign private issuer to a domestic filer.

Results of Operations

	Successor						Predecessor
	Three Months		Six Months		Year	Nine Months	Three Months
	Ended		Ended		Ended	Ended	Ended
	June 30,		June 30,		December 31,	December 31,	March 31,	Year Ended December 31,
Results of Operations Data:	2007	2006	2007	2006	2006	2005	2005	2004	2003	2002
	(Unaudited)		(Unaudited)
	(In millions of U.S. dollars)
Revenues	$199.4	$194.9	$389.6	$370.7	$774.0	$547.5	$170.1	$699.2	$698.5	$712.1
Operating expenses	151.5	145.3	298.8	288.9	595.2	529.7	143.8	592.0	590.3	553.2
Operating income	47.9	49.6	90.8	81.8	178.8	17.8	26.3	107.2	108.2	158.9
VAT /PUT settlement gain net	—	—	—	—	—	141.0	—	—	—	—
Equity in net earnings (loss) of unconsolidated affiliates	1.6	1.8	0.8	3.0	5.9	(1.5)	—	0.1	0.3	1.3
Interest expense	(22.7)	(23.2)	(46.4)	(46.2)	(92.7)	(71.6)	(27.3)	(112.3)	(112.6)	(100.8)
Debt retirement cost	(6.9)	—	(6.9)	—	(2.6)	(4.4)	—	—	—	—
Other expense income, net	1.5	0.6	0.6	1.1	1.5	1.1	0.3	0.5	1.5	5.0
Exchange gain (loss), net	(8.4)	(7.0)	0.3	(11.2)	(10.5)	3.6	0.2	0.4	(13.8)	(17.5)

Income (loss) before income taxes and minority interest	13.0	21.8	39.2	28.5	80.4	86.0	(0.5)	(4.1)	(16.4)	46.9

Net income (loss)	$9.6	$8.0	$29.3	$12.4	$61.7	$87.7	$1.0	$(8.1)	$34.2	$136.7

					Predecessor
	Successor				Year Ended
	Six Months Ended June 30,		Year Ended December 31,		December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)
	(In millions of U.S. dollars)
Balance Sheet Data (at end of period):
Total assets	$2,436.9	$2,383.5	$2,489.0	$2,369.5	$2,183.2	$2,278.8	$2,271.7
Total debt and capital lease obligations	840.9	908.3	875.9	908.2	906.9	968.0	1,023.1
Total liabilities	1,148.5	1,181.4	1,245.3	1,215.0	1,078.6	1,165.5	1,192.6
Total stockholders’ equity	$1,290.7	$1,203.4	$1,245.1	$1,155.8	$1,105.7	$1,113.8	$1,079.2

	Successor				Predecessor
	Six Months		Year	Nine Months	Three Months
	Ended		Ended	Ended	Ended
	June 30,		December 31,	December 31,	March 31,	Year Ended December 31,
	2007	2006	2006	2005	2005	2004	2003	2002
	(Unaudited)
	(In millions of U.S. dollars)
Other Financial Data:
Depreciation and amortization	$47.4	$44.6	$89.3	$67.1	$21.8	$87.6	$86.0	$81.9
Capital expenditures	50.3	28.5	116.1	72.0	9.2	41.1	73.1	89.4
Net cash provided by (used in) Operating activities	93.4	34.6	155.1	80.5	35.8	87.5	99.7	155.0
Investing activities	(38.8)	(28.2)	(113.0)	(71.3)	(9.0)	(13.6)	(70.7)	(132.7)
Financing activities	(41.5)	2.8	(34.9)	(7.5)	(35.5)	(63.3)	(55.6)	(32.6)
Interest expense	46.4	46.2	92.7	71.6	27.3	112.3	112.6	100.8
Ratio Data:
Ratio of earnings to fixed charges(1)	1.7	1.4	1.6	N/A *	1.0	1.0	N/A*	1.4

(1)	For the purpose of computing the ratio of earnings to fixed charges, earnings include pre-tax income before minority interest and equity earnings in associates, and fixed charges, net of the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges include interest costs, amortization of debt expense and discount and the portion of rent that represents a reasonable approximation of the interest factor.

*	For the nine months ended December 31, 2005 and the year ended December 31, 2003, our earnings were insufficient to cover fixed charges by $53.5 million and $16.7 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis relates to our financial condition and results of operations for the relevant periods and is based on, and should be read in conjunction with, our financial statements appearing elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under “Risk Factors.” See “Forward-Looking Statements” for cautionary statements concerning forward-looking statements.

Overview

We operate the primary commercial corridor of the Mexican railroad system, which allows us to participate significantly in the growing freight traffic between Mexico, the U.S. and Canada. Our rail lines consist of 2,655 miles of main track. In addition, we have trackage rights entitling us to run our trains over 541 miles of track of other Mexican railroad operators. We provide freight transportation services under our 50-year concession, during the first 30 years of which we are the exclusive provider, subject to certain trackage rights of other freight carriers. Our concession is renewable for additional periods of up to 50 years subject to certain conditions.

We believe our rail lines comprise the most strategically significant and most actively traveled rail corridor in Mexico. Our rail lines connect the most populated and industrialized regions of Mexico with the principal border gateway between Mexico at Nuevo Laredo, Tamaulipas and the U.S. at Laredo, Texas. In addition, we serve three of Mexico’s most important seaports at Veracruz (through trackage rights granted by Ferrosur under the concession) and Tampico on the Gulf of Mexico and Lázaro Cárdenas on the Pacific Ocean. As a result, we believe our routes are integral to Mexico’s foreign trade.

We seek to establish our railroad as the primary inland freight transporter linking Mexico with the U.S. and Canadian markets. As the operator of the primary and most direct rail corridor from Mexico City to the U.S. border, our route structure enables us to benefit from continuing growth in NAFTA trade. We are the only Mexican railroad that serves the Mexico-U.S. border crossing at Nuevo Laredo-Laredo, which is the largest freight exchange point between Mexico and the U.S. Through KCS, as well as through interchanges with other major U.S. railroads, we provide customers with access to an extensive network through which they may distribute products throughout North America and overseas.

Our revenues are derived from the movement of a diversified mix of commodities and products predominantly attributable to cross-border traffic with the U.S. We transport goods in the product categories of chemical and petroleum products, forest product and metals, agricultural and mineral, intermodal and automotive products, and coal. Our customers include leading international and Mexican corporations.

Our business is subject to a number of macroeconomic factors that affect our operating results, including the circumstances described under the heading, “Risk Factors.” These include factors outside our control, such as (i) the impact of inflation, political developments, exchange rates and other factors tied to Mexico, (ii) seasonality in our business and that of our customers as described below, (iii) our dependence on global fuel prices for our operations, and (iv) our continuing obligations to the Mexican government arising out of the privatization of our rail lines in 1997 and our concession, including our obligations in respect of required capital expenditures.

Our results for 2004 were affected by our sale to KCS in August 2004 of a 51% interest in Mexrail, as a result of which, we consolidated only seven months of Mexrail’s results during 2004. Mexrail is the sole owner of Tex-Mex, which operates a rail line from Laredo to Corpus Christi, Texas.

Financial Presentation and Accounting Policies

Significant Accounting Policies

Our discussion and analysis of our financial positions and results of operations is based upon our consolidated financial statements. The preparation of the financial statements requires estimation and judgment that affect the reported amounts of revenue, expenses, assets, and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgment about the carrying values of assets and liabilities that are not readily apparent from other sources. If the estimates differ materially from actual results, the impact on the consolidated financial statements may be material. Our critical accounting policies are disclosed in our 2006 Annual Report on Form 10-K, filed on February 27, 2007. There have been no significant changes with respect to these policies during the first six months of 2007.

New Accounting Pronouncements

The provisions of FIN 48 were effective for KCSM beginning January 1, 2007. We do not have unrecognized tax benefits or interest related to uncertain positions. Additionally, we do not expect the unrecognized tax benefit to change significantly within the next twelve months.

Tax returns filed in Mexico from 2001 through the current year remain open to examination with the taxing authority in México.

Interest and penalties related to uncertain tax positions are included in income before taxes in the income statement.

Results of Operations

The following discussion of our results of operations is based on the financial information derived from our financial statements.

As discussed in Note 2 to the unaudited consolidated financial statements for the three and six months ended June 30, 2007 and 2006, included in this prospectus, we and Grupo KCSM merged in May of 2007. Grupo KCSM was a non-operating holding company with no material assets or operations; its balance sheet was limited to a deferred tax asset and other intercompany balances between Grupo KCSM and us. The effect of the adjustments on prior periods on revenues and operating expenses are immaterial.

Related to the acquisition of a controlling interest in Grupo KCSM by KCS on April 1, 2005, the effects of the purchase accounting to us, as well as the notes to our consolidated financial statements, included herein, are not fully comparable on a GAAP basis to the consolidated financial statements for periods prior to April 1, 2005. The effects of purchase accounting have been reflected only in the successor numbers from the date of acquisition. Therefore, our financial statements are separated between “Successor” and “Predecessor” to reflect our results and financial position before and after the change in control. However, had the acquisition occurred on January 1, 2005, revenues on a pro forma basis for the year ended December 31, 2005 would not differ from the total amount of revenue from the Successor and Predecessor periods in 2005. Accordingly, in our analysis of results of operations we compare revenues from the year ended December 31, 2006 to pro forma revenue for the year ended December 31, 2005. Additionally, the impact to operating expenses related to purchase accounting for the three month period ended March 31, 2005, would be approximately $3.0 million, net expense. For the three and six months ended June 30, 2007 and 2006, the year ended December 31, 2006, and the nine months ended December 31, 2005, the consolidated financial statements include the effects of all purchase accounting adjustments. These purchase accounting adjustments are described in Note 5 to our audited consolidated financial statements included in this prospectus.

In 2007, we elected to report “Coal” as a new revenue commodity. Coal revenue has also been split in the same period of 2006 in order to permit comparison for the three and six months ended June 30, 2007 and 2006. Figures for the years ended December 31, 2006, 2005 and 2004 are shown as were originally reported.

Three and Six Months Ended June 30, 2007 Compared to the Three and Six Months Ended June 30, 2006

Revenues

The following tables summarize by product category, our revenues (in millions), and traffic volumes by carloads (in thousands), for the three and six months ended June 30, 2007 and 2006. Certain prior year amounts have been reclassified to reflect changes in the commodity categories to conform to the current year presentation.

	Revenues				Carloads and
	Three Months Ended				Intermodal Units
	June 30,		Change		Three Months Ended June 30,		Change
	2007	2006	Dollars	Percent	2007	2006	Units	Percent
	(Unaudited)

Chemical and petroleum	$31.2	$32.9	$(1.7)	(5)%	18.9	21.0	(2.1)	(10)%
Forest products and metals	63.7	61.5	2.2	4%	54.2	60.3	(6.1)	(10)%
Agricultural and minerals	50.5	48.2	2.3	5%	36.2	36.9	(0.7)	(2)%

Sub-Total general commodities	145.4	142.6	2.8	2%	109.3	118.2	(8.9)	(8)%
Intermodal and automotive	45.0	39.6	5.4	14%	85.7	76.6	9.1	12%
Coal	4.3	4.9	(0.6)	(12)%	5.4	6.2	(0.8)	(13)%

Carloads revenues, units and intermodal units	194.7	187.1	7.6	4%	200.4	201.0	(0.6)	—%

Other revenues	4.7	7.8	(3.1)	(40)%

Total revenues(i)	$199.4	$194.9	$4.5	2%

(i) Included in revenues:
Fuel surcharge	$12.8	$10.4

					Carloads and
	Revenues				Intermodal Units
	Six Months Ended				Six Months
	June 30,		Change		Ended June 30,		Change
	2007	2006	Dollars	Percent	2007	2006	Units	Percent
	(Unaudited)

Chemical and petroleum	$63.5	$61.2	$2.3	4%	38.8	40.7	(1.9)	(5)%
Forest products and metals	126.1	121.8	4.3	4%	109.4	122.8	(13.4)	(11)%
Agricultural and minerals	96.9	88.7	8.2	9%	70.1	69.3	0.8	1%

Sub-Total general commodities	286.5	271.7	14.8	5%	218.3	232.8	(14.5)	(6)%
Intermodal and automotive	83.8	77.8	6.0	8%	162.3	150.3	12.0	8%
Coal	9.4	9.3	0.1	1%	11.6	12.1	(0.5)	(4)%

Carloads revenues, units and intermodal units	379.7	358.8	20.9	6%	392.2	395.2	(3.0)	(1)%

Other revenues	9.9	11.9	(2.0)	(17)%

Total revenues(i)	$389.6	$370.7	$18.9	5%

(i) Included in revenues:
Fuel surcharge	$24.6	$19.1

Revenues for the three and six months ended June 30, 2007 totaled $199.4 million and $389.6 million compared to $194.9 million and $370.7 million for the same periods in 2006. Revenues for the three and six months ended June 30, 2007 increased $4.5 million and $18.9 million, primarily due to targeted rate increases and increased fuel surcharge participation, partially offset by a decrease in carload volumes.

Chemical and petroleum.  Revenues from chemical and petroleum decreased during the three-month period ended June 30, 2007, compared to the same period in 2006, as result of decreased volume due to a customer’s decreased shipments during the quarter. Revenues during the six months ended June 30, 2007, increased primarily due to price increases and increased fuel surcharge revenues caused by increased customer participation. In 2006 there was increased volume in the areas of fuel, oil, diesel, gasoline and plastic products due to high demand, attributable to the late 2005 hurricanes which had impacted the Gulf Coast refineries in 2005.

Forest products and metals.  Revenues in forest products and metals increased during the three and six months ended June 30, 2007, compared to the same periods in 2006, primarily due to targeted rate increases in 2007 partially offset by a decrease in volume.

Agricultural and minerals.  Revenues from agricultural and minerals products increased during the three and six months ended June 30, 2007, compared to the same periods in 2006. This increase was due to price increases which were partially offset by a reduction in import shipments of soybean and sorghum products, combined with shorter lengths of haul during the three and six months ended June 30, 2007.

lntermodal and Automotive.  Revenue in this commodity group increased during the three and six months ended June 30, 2007, compared to the same periods in the prior year, as a result of targeted increases in rates and increases in traffic at the port of Lázaro Cárdenas, as well as an increase in intermodal cross-border business. These increases were partially offset by decreases in automotive volume during the first quarter primarily due to not scheduled plant shutdowns.

Coal.  Revenues decreased during the three months ended June 30, 2007, compared to the same period in 2006, as a result of a decrease in volume due to a reduction in a customer’s coal plant production. Revenues during the six months ended June 30, 2007, were consistent with the same period in 2006.

Operating expenses

The following table summarizes our operating expenses (in millions) for the three and six months ended June 30, 2007 and June 30, 2006, respectively. Certain prior period cost categories have been reclassified to conform to the current year presentation.

	Three Months Ended
	June 30,		Change
	2007	2006	Dollars	Percent
	(Unaudited)
	(In millions of U.S. dollars)

Compensation and benefits	$34.7	$32.9	$1.8	5%
Purchased services	25.2	29.5	(4.3)	(15)%
Fuel	29.4	27.2	2.2	8%
Equipment costs	27.9	19.8	8.1	41%
Depreciation and amortization	24.2	21.7	2.5	11%
Casualties and insurance	4.1	2.5	1.6	64%
Material and other	6.0	11.7	(5.7)	(49)%

Total operating expenses	$151.5	$145.3	$6.2	4%

	Six Months Ended
	June 30,		Change
	2007	2006	Dollars	Percent
	(Unaudited)
	(In millions of U.S. dollars)

Compensation and benefits	$70.1	$63.8	$6.3	10%
Purchased services	51.0	63.5	(12.5)	(20)%
Fuel	58.4	54.0	4.4	8%
Equipment costs	52.7	40.5	12.2	30%
Depreciation and amortization	47.4	44.6	2.8	6%
Casualties and insurance	7.3	6.3	1.0	16%
Material and other	11.9	16.2	(4.3)	26%

Total operating expenses	$298.8	$288.9	$9.9	3%

Total operating expenses amounted to $151.5 million and $298.8 million for the three and six months ended June 30, 2007, which represents an increase of $6.2 million and $9.9 million, respectively, compared to the same periods in 2006.

Compensation and benefits.  For the three and six months ended June 30, 2007, salaries, wages, employee benefits and statutory profit sharing increased $1.8 million and $6.3 million, compared to the same periods in 2006. The majority of the increase was attributable to increases in annual wage and salary, incentive compensation expense, and pension costs as compared to the prior year periods. These increases were partially offset by a decrease in the statutory profit sharing expense.

Purchased services.  Purchased services expense for the three and six months ended June 30, 2007 decreased $4.3 million and $12.5 million, compared to the same periods in 2006. This decrease is due to a reclassification of certain customer switching and transloading costs as revenue deductions and lower telecommunications and locomotive maintenance expenses due to an amortization adjustment to a pre-acquisition locomotive maintenance contract.

Fuel.  For the three and six months ended June 30, 2007, fuel increased $2.2 million and $4.4 million, compared with the same periods in 2006. Fuel expense was driven by higher diesel fuel price and lower gross ton miles per gallon due to changes in traffic mix.

Equipment costs.  Equipment costs increased $8.1 million and $12.2 million during the three and six months ended June 30, 2007, compared to the same periods in 2006. This increase primarily reflects an increase in the use of foreign freight cars by KCSM, a reduction in the use of KCSM freight cars by foreign roads and a reclassification of customer car hire billed at border which was reclassified to revenues.

Depreciation and amortization.  Depreciation and amortization expenses for the three and six months ended June 30, 2007 increased $2.5 million and $2.8 million, compared to the same periods in 2006. This increase is primarily due to ongoing capital expenditures.

Casualties and insurance.  Casualty and insurance expense for the three and six months ended June 30, 2007 increased $l.6 million and $1.0 million primarily due to a higher costs associated with derailments, freight loss and damage activity compared to the same periods in 2006.

Materials and other costs.  For the three and six month period ended June 30, 2007, these expenses decreased $5.7 million and $4.3 million, compared to the same periods in 2006. The decrease was primarily due to an adjustment related to pre-acquisition accounts receivables in the second quarter of 2006.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Revenues

The following table sets forth, by product category, our revenues (in millions) and traffic volumes by carloads (in thousands) for the years ended December 31, 2006 and December 31, 2005, respectively:

	Revenues				Carloads and Intermodal Units
	Successor	Proforma	Change				Change
	2006	2005(1)	Dollars	Percent	2006	2005(1)	Units	Percent

Chemical and petroleum	$145.9	$126.5	$19.4	15%	102.0	97.0	5.0	5%
Forest products and metals	213.0	186.2	26.8	14%	187.5	197.3	(9.8)	(5)%
Agricultural and Mineral	232.7	219.2	13.5	6%	196.0	200.1	(4.1)	(2)%

Total general commodities	591.6	531.9	59.7	11%	485.5	494.4	(8.9)	(2)%
Intermodal & automotive	162.4	173.0	(10.6)	(6)%	312.0	326.8	(14.8)	(5)%

Carloads revenues, units and Intermodal units	754.0	704.9	49.1	7%	797.5	821.2	(23.7)	(3)%

Other revenues(2)	20.0	12.7	7.3	57%

Total revenues(i)	$774.0	$717.6	$56.4	8%

(i) Included in revenues:
Fuel surcharge	$43.7	$29.5

(1)	These commodity categories were reclassified to conform with 2006 classification. The 2005 proforma revenues include revenues from the three month period January 1, 2005 to March 31, 2005, as if the change in control had occurred on January 1, 2005.

(2)	Other revenues include railroad services such as haulage, demurrage, and fuel surcharges.

Revenues for the year ended December 31, 2006 totaled $774.0 million compared to $717.6 million for the year ended December 31, 2005, which represented an increase of $56.4 million. Revenues increased despite a decrease in carloads mainly due to a reduction in the movement in finished vehicles for exportation. The increase in 2006 was mainly attributable to the targeted rate increases and fuel surcharges. Carloads are a standard measure used by us to determine the volume of traffic transported over our rail lines. Imports into Mexico from the U.S., Canada and overseas represented approximately 56.3%, 56.2% and 54.8% of our total revenues in 2006, 2005 and 2004, respectively. Approximately 77.8% of our total revenues in 2006 were attributable to international freight.

Chemical and Petrochemical Products.  Revenues rose $19.4 million in 2006 primarily due to price increases, fuel surcharges revenue and volume increases over the prior year. The volume recovery increase was largely attributable to Hurricanes Katrina and Rita which had adversely impacted the Gulf Coast refineries. Volume recovery was seen in fuel oil, diesel, gasoline and pet coke during 2006.

Forest Products and Metals.  Revenues increased $26.8 million in 2006 compared to 2005, primarily due to price strategies, longer hauls and increases in fuel surcharges. Targeted rates increases were implemented in 2006 for movements of steel slabs and steel coil imports. Increase revenue was seen from longer hauls to Laredo as a result of a customers’ relocation of its distribution center from Zacatecas to Tuxtepec. Increases in the number of cross border paper imports was seen during the year as well.

Agriculture and Mineral.  Revenues from agricultural products increased $13.5 million compared to 2005 primarily as a result of targeted rate increases and fuel surcharges. Volume increases in corn and sugar were partially offset by reductions in import shipments of soybeans, sorghum and wheat products. Revenues also grew due to an embargo on Ferromex lines. Fructose market increased and it is still growing without quotas on imports. Revenue increase has been favorable with movements of grain and products from U.S. origin to destination on our lines. These increases were offset, by a reduction of volumes of sand and clay products, and lower traffic in route from Jaltipan to Queretaro, due to dwell times at Ferrovalle. Additionally we were also affected by the reduction in consumption of lime stone in Lázaro Cárdenas during the second quarter 2006.

Intermodal and Automotive.  Intermodal revenue increased $7.8 million during 2006 compared to 2005, as a result of increased numbers of steamship carriers that call the port of Lázaro Cárdenas and consistent transit times on Intermodal trains. Automotive revenue decreased $18.4 million in 2006 compared to 2005, as a result of a reduction in the movement of finished vehicles for exportation to the U.S. and Canadian markets. Additionally, we had a decrease in finished vehicles importation and a decline in domestic distribution as consequence of automotive companies logistic.

Operating expenses

Total operating expenses increased to $595.2 million for the year ended December 31, 2006 compared to $529.7 million for the nine months ended December 31, 2005. The Predecessor results for the three months ended March 31, 2005, were $143.8 million. The following table illustrates our operating expenses for the periods indicated.

	Successor	Successor	Predecessor
		For the	For the
	For The	Nine Months	Three Months
	Year Ended	Ended	Ended
	December 31,	December 31,	March 31,
	2006	2005	2005(1)
	(In millions of U. S. dollars)
Compensation and benefits	$129.2	$136.7	$29.3
Purchased services	131.0	108.7	36.8
Fuel	112.8	83.1	23.2
Equipment costs	97.0	80.9	21.5
Depreciation and amortization	89.3	67.1	21.8
Casualties and insurance	8.5	14.7	2.3
Materials and other	27.4	38.5	8.9

Total KCSM	$595.2	$529.7	$143.8

(1)	These cost categories were reclassified to conform with the 2006 classification. Additionally, the three month period ended March 31, 2005 does not reflect any purchase accounting effects as disclosed.

Compensation and benefits.  For the year ended December 31, 2006, salaries, wages, employee benefits and employee statutory profit sharing expense decreased $7.5 million compared to the nine months ended December 31, 2005. The Predecessor Company’s compensation and benefits expenses for the three months ended March 31, 2005, were an additional $29.3 million decrease. The decrease reflects the result of four Supreme Court decisions in May of 2005 which denied the deductibility of NOL’s in a company’s profit sharing liability calculation. As a result of these court rulings, we wrote down our deferred profit sharing asset associated with these NOL’s during 2005, which resulted in a non-cash charge to income of $35.6 million. Additionally, we had a reduction in headcount and the depreciation effect of the Mexican peso against the U.S. dollar during 2006. This decrease was partially offset by the annual salaries increase and the increase in wages and fringe benefits resulting from labor negotiations in July 2006.

Purchased services.  Purchased services increased $22.3 million in 2006 compared to the nine months ended December 31, 2005. The Predecessor purchased services expense for the three months ended March 31, 2005 offset the increase by $36.8 million. This resulting decrease is due to certain trackage rights were not used during 2006, resulting in a cost reduction, amortization of deferred credits established in connection with the purchase accounting and additional capitalization of certain overhead costs, as well as reduced purchased services during this year. These decreases were slightly offset by increases in management and professional fees during 2006.

Fuel.  Fuel expenses increased $29.7 million in 2006 compared to the nine months ended December 31, 2005. The Predecessor fuel expenses for the three months ended March 31, 2005, partially offset the increase by $23.2 million. The remaining increase is primarily due to the volatility of fuel prices during 2006. Our average price per gallon for fuel increased 4.6% in 2006 as compared to the prior year.

Equipment Cost.  Equipment cost increased $16.1 million compared to the nine months ended December 31, 2005. The Predecessor equipment cost for the three months ended March 31, 2005, offset the increase by $21.5 million. This resulting decrease was attributed mainly to a reduction in the use of non-KCSM freight cars as a result of operations improvement. This decrease was partially offset by the amortization of certain deferred charges and credits established in connection with the purchase accounting adjustments related to the fair value of operating leases for freight cars.

Depreciation and amortization.  Depreciation and amortization expenses in 2006 increased by $22.2 million compared to the nine months ended December 31, 2005. The Predecessor depreciation and amortization expenses for the three months ended March 31, 2005, partially offset the increase by $21.8 million.

Casualties and insurance.  During 2006, casualties and insurance decreased $6.2 million, compared to the nine months ended December 31, 2005. The Predecessor casualties and insurance expenses for the three months ended March 31, 2005, were an additional $2.3 million decrease. This decrease was primarily the result of lower costs associated with derailments compared to activity that occurred during the second and third quarter of 2005.

Materials and other.  Materials and other expenses decreased $11.1 million compared to the nine months ended December 31, 2005. The Predecessor materials and other expenses for the three months ended March 31, 2005, were an additional $8.9 million decrease. This decrease primarily reflects lower bad debt expense as compared to 2005 of approximately $9.3 million, the recognition of transition cost of $2.0 million in 2005, the charge due to the revaluation of the inventory parts associated with the maintenance of the catenary line in the second quarter 2005 of $1.6 million and $4.4 million of losses on sale on property prior to adoption of the group method of depreciation on April 1, 2005, partially offset by a $1.3 million increase in other rents.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Revenues

Revenues for the year ended December 31, 2005 totaled $717.6 million compared to $699.2 million for the year ended December 31, 2004, which represented an increase of $18.4 million. These results in 2004 include the consolidation of seven months of financial results of Mexrail as a consequence of the sale of 51% of Mexrail to KCS in August 2004. Without taking into account any consolidation of Mexrail, our revenues for the year ended December 31, 2005 totaled $717.6 million compared to $664.2 million for the year ended December 31, 2004, which represents an increase of $53.4 million over 2004. This increase in 2005 was mainly attributable to the general recovery of the U.S. and Mexican economies. Carloads are a standard measure used by us to determine the volume of traffic transported over our rail lines. Excluding carloads from Mexrail’s wholly-owned subsidiary, Tex-Mex, our carloads in 2005 decreased by 0.5% compared to 2004, while the Mexican economy grew by 3.0%. Additionally, the appreciation of the Mexican peso against the U.S. dollar positively impacted our revenues by $12.4 million. Imports into Mexico from the U.S., Canada and overseas represented approximately 56.2%, 54.8%, and 54.5% of our total revenues in 2005, 2004 and 2003, respectively. Approximately 80.4% of our total revenues in 2005 were attributable to international freight.

The following table sets forth, by product category, our revenues (in millions) and traffic volumes by carloads (in thousands) for the years ended December 31, 2005 and December 31, 2004, respectively.

	Revenues				Carloads and Intermodal Units
	Proforma	Predecessor	Change				Change
	2005(1)	2004(1)	Dollars	Percent	2005(1)	2004(1)	Units	Percent

Chemical and petroleum	$126.5	$125.7	$0.8	1%	97.0	101.3	(4.3)	(4)%
Forest products and metals	186.2	154.0	32.2	21%	197.3	182.6	14.7	8%
Agricultural and Mineral	219.2	206.8	12.4	6%	200.1	214.0	(13.9)	(7)%

Total general commodities	531.9	486.5	45.4	9%	494.4	497.9	(3.5)	(1)%
Intermodal & automotive	173.0	170.3	2.7	2%	326.8	327.6	(0.8)	—%

Carloads revenues, units and Intermodal units	704.9	656.8	48.1	7%	821.2	825.5	(4.3)	(1)%
Other revenues	12.7	7.4	5.3	72%

Total without Tex Mex(2)	717.6	664.2	53.4	8%
Tex Mex	—	35.0	(35.0)	100%	—	60.2	(60.2)	100%

Total revenues(i)	$717.6	$699.2	$18.4	3%	821.2	885.7	(64.5)	(7)%

(i) Included in revenues:
Fuel surcharge	$29.5	$2.5

(1)	These commodity categories were reclassified to conform with 2006 classification. The 2005 proforma revenues include revenues from the three month period from January 1, 2005 to March 31, 2005, as if the change in control had occurred on January 1, 2005.

(2)	Includes only seven months of Tex-Mex’s 2004 revenues as a consequence of the sale of its parent, Mexrail, to KCS in August, 2004.

Chemical and petroleum.  Revenues increased by $0.8 million in 2005 compared to 2004. The increase was the result of higher consumption of fuel products and imported plastics. Revenues increased despite a decrease in carloads due to the impact of hurricanes Katrina and Rita in 2005.

Forest products and metals.  Revenues increased by $32.2 million in 2005 compared to 2004 as a result of an increase in the production volumes of construction materials such as billets, bar and wire. Steel slab and steel coils revenue increased as a result of higher international traffic such as imports and exports, due to higher consumption of manufacturing industries as well as certain targeted rate increases during the year 2005. We also had an increase in rates of pulpwood and a recovery of traffic from barge movements as well as new traffic.

Agriculture and Mineral.  Revenues from agriculture and mineral products increased by $12.4 million in 2005 compared to the same period in 2004. The increases were primarily the result of targeted rate improvements and fuel surcharges. These increases were partially offset by reductions in import shipments of soybeans, sorghum and wheat products during 2005.

Intermodal and Automotive.  Intermodal and automotive freight revenue increased $2.7 million in 2005 compared to the same period in 2004. This increase was primarily attributable to the consolidation of steamship service at the port of Lázaro Cárdenas with the support of the port administration and Hutchinson Terminal. This increase was partially offset by the automotive revenues decreased by $4.1 million in 2005 compared to 2004. This revenue reduction is a consequence of the decline in production due to the continued recession in the North American automotive industry and the closure of the DaimlerChrysler plant in Lago Alberto, and the subsequent relocation of its production facilities to Encantada in Coahuila.

Operating Expenses

Total operating expenses amounted to $529.7 million for the nine months ended December 31, 2005 compared to $592.0 million for the year ended December 31, 2004. The Predecessor results for the three months ended March 31, 2005, account for $143.8 million. The following table illustrates our operating expenses for the periods indicated.

	Successor	Predecessor
	For the	For the	For the
	Nine Months	Three Months	Year
	Ended	Ended	Ended
	December 31,	March 31,	December 31,
	2005(1)	2005(1)	2004(1)
	(In millions of U.S. dollars)
Compensation and benefits	$136.7	$29.3	$100.9
Purchased services	108.7	36.8	154.1
Fuel	83.1	23.2	79.3
Equipment costs	80.9	21.5	84.6
Depreciation and amortization	67.1	21.8	86.1
Casualties and insurance	14.7	2.3	10.6
Materials and other	38.5	8.9	38.4

KCSM	$529.7	$143.8	$554.0
Mexrail	—	—	38.0

Total	$529.7	$143.8	$592.0

(1)	These cost categories were reclassified to conform with the 2006 classification. Additionally, the three months period ended march 31, 2005 does not reflect any purchase accounting effects as disclosed.

Compensation and benefits.  Compensation and benefits expenses increased to $136.7 million for the nine months ended December 31, 2005 compared to the year ended December 31, 2004. The Predecessor Company’s compensation and benefits expenses for the three months ended March 31, 2005, were an additional $29.3 million increase. The increase reflects the result of four Supreme Court decisions in May of 2005 which denied the deductibility of NOL’s in a company’s profit sharing liability calculation. As a result of these court rulings we wrote down our deferred profit sharing asset associated with these NOL’s during 2005, which resulted in a non-cash charge to income of $35.6 million. The remaining increases were largely attributable to the net effects of annual salary increases (4% in June 2005), the increase in wages and fringe benefits as a result of our labor agreement revision in July 2005 (4.5% in wages and 2% in fringe benefits). Additionally, we experienced the effects of an appreciation of the Mexican peso against the U.S. dollar of 4.5% in 2005 compared with 2004.

Purchased services.  Costs of purchased services decreased by $45.4 million or 29% for the nine months ended December 31, 2005 compared to the year ended December 31, 2004. The Predecessor Company’s purchases services expenses for the three months ended March 31, 2005, partially offset the decrease by $36.8 million. Costs of purchased services consisted primarily of expenses related to equipment maintenance, haulage, terminal services, security expenses and legal expenses. The decrease includes the effect of establishing a fair market value for locomotive maintenance agreements under purchase accounting of $4.9 million.

As a consequence of the acquisition of Grupo TMM’s interest in KCSM by KCS, the management fee agreements between us and Grupo TMM and KCS were cancelled, resulting in a reduction in expenses of $1.9 million for the nine months ended December 31, 2005. Additionally, our legal expenses related with the VAT refund claim during 2005 were $5.0 million lower than in the prior year. As a result of our personnel restructuring program, we had a reduction in our cost of expatriates of $1.9 million at December 31, 2005 compared with the same period in 2004. These decreases were partially offset by the increase in our locomotive repair expenses.

Fuel.  Our fuel expenses increased 5% for the nine months ended December 31, 2005 compared to the year ended December 31, 2004. The Predecessor Company’s fuel expenses for the three months ended March 31, 2005, were an additional $23.2 million increase. The increase was due primarily to the volatility of fuel prices during 2005 and higher fuel consumption compared to 2004. Our average price per gallon for fuel increased 43.9% in 2005 as compared to the prior year.

Equipment cost.  Equipment cost decreased by 4% for the nine months ended December 31, 2005 compared to the year ended December 31, 2004. The Predecessor Company’s equipment cost for the three months ended March 31, 2005, offset the decrease by $21.5 million. The resulting increase is attributable principally to an increase in the number of hours and number of movement miles in 2005 compared to 2004 for current traffic. Fifty percent (50%) of the variance is due to increases in cycle time, particularly on box cars, intermodal cars and multilevels. System velocity decreased 15%, resulting in increased transit time, as a result of longer loading and unloading times in 2005 over the same period in 2004. Additionally, this increase includes the effect of purchase accounting under which we established a fair market value for all of our operating leases for locomotives and freight cars. This resulted in an additional rental charge of $5.5 million. In addition, we had a higher number of freight cars leased in 2005 compared to 2004, increasing expenses by $4.0 million.

Depreciation and amortization.  Depreciation and amortization expenses for the nine months ended December 31, 2005 decreased by $19.0 million compared to the year ended December 31, 2004. The Predecessor Company’s depreciation and amortization expenses for the three months ended March 31, 2005, offset the decrease by $21.8 million. This resulting increase is due to the result of purchase accounting, whereby the book values of our assets were adjusted upward based on a market value appraisal resulting in a $8.3 million charge for additional depreciation and amortization, and as a result of capital improvements and ongoing investments to our lines. This increase was offset by the effect of changes in our estimated useful lives over our properties, machinery and equipment, resulting in lower depreciation expenses in 2005 by $8.4 million, which includes $5.5 million of the reduction of depreciation expenses recorded in the second and third quarters of 2005.

Casualties and insurance.  These expenses increased 39% in the nine months ended December 31, 2005 from the year ended December 31, 2004. The Predecessor Company’s casualties and insurance expenses for the three months ended March 31, 2005, were an additional $2.3 million increase. This increase was primarily the result of costs associated with six derailments that occurred during the year 2005 totaling $5.1 million. In addition, our costs in 2005 increased by $1.9 million primarily for cars destroyed and $0.7 million resulting from minor derailments, theft and vandalism. The increase during 2005 was partially offset by a reduction in our insurance premiums of $2.1 million compared to 2004.

Materials and other.  Materials and other increased to $38.5 million for the nine months ended December 31, 2005, compared to the year ended December 31, 2004. The Predecessor Company’s materials and other expenses for the three months ended March 31, 2005, were an additional $8.9 million increase. This increase was attributable mainly to the reduction in value of certain assets in the amount of $2.3 million, after purchase accounting, as well as management’s decision to increase the allowance for doubtful customer accounts by $9.3 million, the recognition of $2.0 million of transition costs and $1.6 million due to the revaluation of the parts inventory associated with the maintenance of the catenary line. This increase was partially offset by the loss of $12.2 million resulting from the sale of the Mexrail shares to KCS in 2004.

Additionally, in connection with continuing litigation against the Mexican government, we had a $4.9 million receivable for recoverable withholding tax associated with car hire payments made prior to 2003. Management has determined that it is unlikely that it will be successful in collecting this amount and therefore the decision was made to increase the allowance for doubtful other accounts receivable by $4.9 million in 2005.

Interest expense.  Interest expense for the nine months ended December 31, 2005 was $71.6 million compared to $112.3 million for the year ended December 31, 2004. The Predecessor Company’s interest expenses for the three months ended March 31, 2005, partially offset the decrease by $27.3 million. The decrease was attributable mainly to our debt refinancing of $443.5 million of 11 3/4% Senior discount debentures in April 2005 reducing our interest rate to 9 3/8%.

Exchange gain (loss) — net.  Exchange gain for the nine months ended December 31, 2005 increased $3.1 million, compared to the year ended December 31, 2004. The Predecessor Company’s exchange gain for the three months ended March 31, 2005, were an additional $0.2 million increase. During the 2005 the U.S. dollar depreciated 4.5% relative to the Mexican peso compared to 2004.

Income tax expense.  Our net income tax benefit was $1.5 million for the nine months ended December 31, 2005 compared to a net income tax expense of $4.5 million for the year ended December 31, 2004. The Predecessor Company’s income tax benefit for the three months ended March 31, 2005, was an additional $1.4 million. The decrease of $7.4 million in income tax expense was mainly the effect of the change in the income tax rate from 33% to 30%, other effects related to inflationary components and non-deductible expenses. This decrease in income tax expense was partially offset by the effects of inflation on tax loss carryforwards and the effect of inflation on depreciation and amortization.

Liquidity and Capital Resources

Our primary uses of cash are to support operations; maintain and improve railroad and information infrastructure; pay debt service; acquire new and maintain existing locomotives, rolling stock and other equipment; and meet other obligations. We fund our cash requirements primarily through operating cash flows, borrowings, equipment lease and, when such opportunities are available.

Our business is capital intensive and requires ongoing substantial expenditures for, among other things, improvements to roadway, structures and technology, capital expenditures, leases and repair of equipment, and maintenance of our rail system. We have funded, and expect to continue to fund, capital expenditures with funds from operating cash flows, leases and, to a lesser extent, vendor financing. Our principal sources of liquidity consist of cash flows from operations, existing cash balances, leases, vendor financing and debt financing.

Cash Flows from Operating Activities

We generated positive cash flows from operating activities of $93.4 million during the six months ended June 30, 2007, compared to $34.6 million for the same period in 2006. The increase was primarily due to the improvement of our operating income and working capital.

We generated positive cash flows from operating activities of $155.1 million in 2006, $80.5 million during the nine months ended December 31, 2005 and $35.8 million during the three months ended March 31, 2005, and $87.5 million in 2004. The increase in cash flows in 2006 from 2005 resulted primarily from improved operating performance. The increase in cash flows in 2005 from 2004 resulted primarily from decreases in working capital.

The following table summarizes cash flows from operating activities for the periods indicated.

	Successor				Predecessor
	Six Months			Nine Months	Three Months
	Ended		Year Ended	Ended	Ended	Year Ended
	June 30,		December 31,	December 31,	March 31,	December 31,
	2007	2006	2006	2005	2005	2004
	(Unaudited)
	(In millions of U.S. dollars)
Net income (loss)	$29.3	$12.4	$61.7	$87.7	$1.0	$(8.1)
Depreciation and amortization	47.4	44.6	89.3	67.1	21.8	87.6
Deferred income tax	9.9	16.1	18.9	(1.5)	(1.4)	4.5
Employees’ statutory profit sharing	4.6	5.6	5.9	41.1	0.6	(6.6)
Equity in undistributed (earnings) losses of unconsolidated affiliates	(0.8)	(3.0)	(5.9)	1.5	—	—
VAT/PUT settlement gain	—	—	—	(141.0)	—	—
Minority interest	—	—	(0.1)	(0.2)	(0.1)	(0.5)
Loss on sale of property, machinery and equipment — net	(0.2)	—	—	3.7	0.7	3.7
Loss on sale of 51% of Mexrail and related call option	—	—	—	—	—	12.2
Changes in working capital items and other	3.2	(41.1)	(14.7)	22.1	13.2	(5.3)

Net operating cash flows	$93.4	$34.6	$155.1	$80.5	$35.8	$87.5

Cash Flows from Investing Activities

Net cash flows used in investing activities in the six months ended June 30, 2007 was $38.8 million which consisted primarily of capital expenditures. We made capital expenditure in an aggregate amount of $50.3 million during the six months ended June 30, 2007, representing 12.9% of our revenues in the six months ended June 30, 2007.

Net cash flows used in investing activities in the six months ended June 30, 2006 was $28.2 million which consisted primarily of capital expenditures. We made capital expenditures in an aggregate amount of $28.5 million during the six months ended June 30, 2006, representing 7.7% of our revenues in the six months ended June 30, 2006.

Net cash flows used in investing activities was $113.0 million in 2006, which consisted principally of capital expenditures. In 2006 we made capital expenditures aggregating $116.1 million, representing 15.0% of our revenues for the year.

Net cash flows used in investing activities was $71.3 million for the nine months ended December 31, 2005, which consisted principally of capital expenditures. The Predecessor investing activities for the three months ended March 31, 2005 was $9.0 million. In the nine month period ended December 31, 2005 we made capital expenditures aggregating $72.0 million, representing 13.1% of our revenues for the same period. In the three month period ended March 31, 2005 we made capital expenditures aggregating $9.2 million, representing 5.4% of our revenues for such period.

Net cash used in investing activities was $13.6 million in 2004, which consisted primarily of $41.1 million in capital expenditures offset by net proceeds from the sale of Mexrail of $27.1 million.

Cash Flows from Financing Activities

Net cash flows used in financing activities during the six months ended June 30, 2007 was $41.5 million. This decrease in cash resulted from the repayment of $180.0 million of the 12 1/2% Senior Notes due 2012, repayment of $46.7 million outstanding balance of the 2005 Credit Agreement and $4.0 million remaining balance of the 10 1/4% Senior Notes due 2007. These repayments were largely offset by the issuance of $165.0 million of 7 3/8% Senior Notes due 2014 and $40.0 million from the 2007 Credit Agreement and the payment of $15.8 million of refinancing costs.

Net cash flows provided by financing activities during the six months ended June 30, 2006 was $2.8 million. This increase in cash resulted from proceeds of $2.9 million from the 2005 Credit Agreement.

Net cash flows used in financing activities was $34.9 million in 2006. This resulted from the repayment of $146.0 million of our 10 1/4% Senior Notes and principal payments of $58.0 million under the 2005 Credit Agreement. These repayments were largely offset by the issuance of $175.0 million of the 7 5/8% Senior Notes .

Net cash flows used in financing activities for the nine month period ended December 31, 2005 was $7.5 million. This resulted from the repayment of all outstanding $443.5 million principal amount of our 11 3/4% Senior Discount Debentures due 2009, or the 2009 Debentures, and the principal payments of $98.1 million under our 2004 Credit Agreement. These repayments were partially offset by the issuance of $460.0 million of the 9 3/8% Senior Notes and proceeds of $101.9 million net from the 2005 Credit Agreement. The Predecessor net cash flows used in financing activities for the three month period ended March 31, 2005 were $35.5 million. This resulted mainly from principal payments of $35.5 million under our 2004 Credit Agreement.

For the year ended December 31, 2004, cash used in financing activities amounted to $63.3 million mainly as a result of the repayment of $10.0 million in outstanding principal amount under our commercial paper program and principal payments of $71.1 million on the previous term loan facility.

Capital Expenditures

A significant portion of our capital expenditures is tied to volume of traffic, and is therefore variable to the extent such volumes change. Capital expenditures do not include locomotives or railcars leased under operating leases.

We made capital expenditures in aggregate amount of $50.3 million, representing 12.9% of our revenues, for the six months ended June 30, 2007, including $27.1 million for track improvements and $8.8 million for locomotive upgrades. We made capital expenditures in an aggregate amount of $28.5 million, representing 7.7% of our revenues, for the six months ended June 30, 2006, including $15.6 million for track improvements and $7.0 million for locomotive upgrades.

We made capital expenditures in aggregate amount of $116.1 million, representing 15.0% of our revenues, in 2006, including $72.6 million for track improvements and $30.3 million for locomotive upgrades. We made capital expenditures in aggregate amount of $81.2 million, representing 11.3% of our revenues, in 2005, including $51.8 million for track improvements and $18.2 million for locomotive upgrades. In 2004, we made capital expenditures of $41.1 million, representing 5.9% of our revenues, including $24.3 million for track improvements, siding extensions and track equipment acquisition, and $7.9 million for upgrades of our locomotives and freight cars.

We plan to continue to make capital expenditures to improve our infrastructure. Under the concession, we are required to make certain capital expenditures as outlined in five-year business plans submitted to the Ministry of Communications and Transportation. We have funded, and expect to continue to fund, capital expenditures with funds primarily from operating cash flows and vendor financing.

The following tables set forth our principal capital expenditures for the periods indicated.

	Successor				Predecessor
	Six Months	Six Months	Year	Nine Months	Three Months	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	June 30,	June 30,	December 31,	December 31,	March 31,	December 31,
	2007	2006	2006	2005	2005	2004
	(Unaudited)
	(In millions of U.S. dollars)
Capital Expenditures
Locomotives and freight cars(1)	$8.8	$7.0	$30.3	$17.5	$0.7	$7.9
Rail track	27.1	15.6	72.6	44.1	7.7	24.3
Telecommunication	2.3	—	5.6	3.1	0.4	1.1
Other	12.1	5.9	7.6	7.3	0.4	7.8

Total	$50.3	$28.5	$116.1	$72.0	$9.2	$41.1

(1)	Locomotives and freight cars capital expenditures do not include costs incurred relating to certain locomotives expenses where payment has been deferred in accordance with agreements with its vendors and suppliers.

Sources and Availability of Raw Materials

All of the locomotives we operate are diesel-powered. Our fuel expenses are a significant portion of our operating expenses. We meet, and expect to continue to meet, our fuel requirements almost exclusively through purchases at market prices from PEMEX, a government-owned entity exclusively responsible for the distribution and sale of diesel fuel in Mexico. We are party to a fuel supply contract with PEMEX, which may be terminated at any time by either party upon 30 days written notice to the other. We experienced increases in our average price of fuel per gallon of 4.6% in 2006, 43.9% in 2005 and 30.1% in 2004. During the six months ended June 30, 2007, we experienced increases in our average fuel per gallon of 7.8%.

Seasonality

The majority of our customers are industrial in nature, including automobile manufacturers, grain distribution companies and industrial plants. Our freight revenue typically increases during the third quarter of our fiscal year due to a number of factors, including increased production and overstocking of inventory by our customers in anticipation of the end of the year holiday season and also as a result of changes in our customers’ order patterns in response to the annual announcement of price increases for the next year. Such factors demand an increase in the level of our operations which typically results in an increase in our freight revenue for the third quarter of our fiscal year. We typically experience some decrease in freight revenue at the end of our fourth quarter and beginning of our first quarter due to a decrease in our customers’ productivity during and after the Christmas holidays.

Contractual Obligations

The following table outlines our obligations for payments under our indebtedness (including capital leases), purchase obligations, operating leases and other obligations and for the periods indicated using unaudited balances as of June 30, 2007 (in millions of U.S. dollars).

		July 1 to
		December 31,	1-3	3-5
Year Ended December 31,	Total	2007	Years	Years	Thereafter
	(Unaudited)

Indebtedness
Long-term debt (including capital lease obligations)(1)	$1,267.2	$37.7	$150.7	$159.9	$918.9
Operating Leases(2)	421.2	28.4	95.1	78.8	218.9
Other contractual obligations	413.1	44.4	120.6	79.2	168.9

Total contractual obligations	$2,101.5	$110.5	$366.4	$317.9	$1,306.7

(1)	These amounts include principal and interest payments and withholding tax where applicable

(2)	These amounts include the minimum lease payments.

In the normal course of business, we enter into long-term contractual requirements for future goods and services needed for the operations of the business. Such commitments are not in excess of expected requirements and are not reasonably likely to result in performance penalties or payments that would have a material adverse effect on our liquidity.

Capital Structure

Components of the capital structure follow:

	June 30,	Year Ended December 31,
	2007	2006	2005
	(Unaudited)
	(In millions of U.S. dollars)

Debt due within one year	$0.3	$26.2	$4.5
Long-term debt	840.6	849.7	903.7

Total debt	840.9	875.9	908.2
Stockholders’ equity	1,290.7	1,245.1	1,155.8

Total debt plus equity	$2,131.6	$2,121.0	$2,064.0

Debt ratio (total debt as a percent of total debt plus equity)	39.4%	41.3%	44.0%

The debt ratio as of June 30, 2007 improved 1.9 percentage points compared to December, 2006. Total debt decreased $35.0 million, primarily as a result of the repayment of $180.0 million of the 12 1/2% Senior Notes due 2012, repayment of $46.7 million outstanding balance of the 2005 Credit Agreement, and $4.0 million remaining balance of the 10 1/4% Senior Notes due 2007. These repayment were largely offset by the issuance of $165.0 million of 7 3/8% Senior Notes due 2014, $30.0 million proceeds from our term loan facility, and $10.0 million proceeds from our revolving credit facility.

The debt ratio at December 31, 2006, improved 2.7 percentage points compared to December 31, 2005. Total debt decreased $32.3 million, primarily as a result of payments of $55.4 million on the revolver and term loans partially offset by a net increase of $29.0 million as result of the refinancing of the 10 1/4% Senior Notes.

The following is a discussion of the terms of the contractual obligations outlined above.

9 3/8% Senior Notes due 2012, or the 9 3/8% Senior Notes

We issued $460.0 million principal amount of the 9 3/8% Senior Notes in April 2005. The 9 3/8% Senior Notes are denominated in U.S. dollars, bear interest semiannually at a fixed rate of 9 3/8% and mature on May 1, 2012. The 9 3/8% Senior Notes are unsecured, unsubordinated, rank pari passu in right of payment with all our existing and future unsecured, unsubordinated obligations, and are senior in right of payment to all our future subordinated indebtedness.

The 9 3/8% Senior Notes are redeemable at our option, in whole at any time or in part from time to time, on and after May 1, 2009, subject to certain limitations, upon not less than 30 nor more than 60 days notice at the following redemption prices (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any:

Redemption
Year	Price

2009	104.688%
2010	102.344%
2011 and thereafter	100.000%

Subject to certain conditions, up to 35% of the principal amount of the 9 3/8% Senior Notes is redeemable prior to May 1, 2008. In addition, the 9 3/8% Senior Notes are redeemable, in whole but not in part, at our option at 100% of their principal amount, together with accrued interest, in the event of certain changes in the Mexican tax law.

7 5/8% Senior Notes due 2013, or the 7 5/8% Senior Notes

We issued $175.0 million principal amount of 7 5/8% Senior Notes on November 21, 2006. The 7 5/8% Senior Notes are denominated in U.S. dollars, bear interest semiannually at a fixed rate of 7 5/8% and mature on December 1, 2013. The 7 5/8% Senior Notes are redeemable, at our option, in whole at any time or in whole or in part from time to time, on and after December 1, 2010, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on December 1 of the year set forth below, plus, in each case, accrued interest to the date of redemption (subject to the right of holders of record on a record date to receive interest due on an interest payment date that is on or prior to such date of redemption):

Year	Percentage

2010	103.813%
2011	101.906%
2012	100.000%

In addition, at any time prior to December 1, 2009, we may redeem up to 35% of the principal amount of the 7 5/8% Senior Notes with the net cash proceeds of one or more equity offerings by (1) KCSM, (2) Grupo KCSM or (3) KCS, to the extent the net cash proceeds thereof are contributed to us or used to purchase our capital stock (other than disqualified stock) from us, at a redemption price equal to 107.625% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date; provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the notes remains outstanding; and

(2)	any such redemption must be made within 60 days of such equity offering and must be made in accordance with certain procedures set forth in the indenture governing the 7 5/8% Senior Notes.

We used the proceeds from the 7 5/8% Senior Notes to redeem a portion of our 10 1/4% Senior Notes due 2007, or the 10 1/4% Senior Notes, pursuant to a cash tender offer and consent solicitation commenced on October 23, 2006. We accepted for purchase tenders equal to approximately $146.0 million principal amount of the 10 1/4% Senior Notes, and refinanced the remaining balance of the 10 1/4% Senior Notes on June 15, 2007, using proceeds of the 2007 Credit Agreement. No balance of the 10 1/4% Senior Notes remains outstanding.

7 3/8% Senior Notes due 2014, or the 7 3/8% Senior Notes

On May 16, 2007, we issued $165.0 million principal amount of new 7 3/8% Senior Notes, due June 1, 2014. The 7 3/8% Senior Notes are denominated in U.S. dollars, bear interest semiannually at a fixed rate of 7 3/8% and are unsecured, unsubordinated obligations and rank pari passu in right of payment with our existing and future unsecured, unsubordinated obligations.

The 7 3/8% Senior Notes will be redeemable, at our option, in whole at any time or in whole or in part from time to time, on and after June 1, 2011, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on December 1 of the year set forth below, plus, in each case, accrued interest to the date of redemption (subject to the right of holders of record on a record date to receive interest due on an interest payment date that is on or prior to such date of redemption):

Year	Percentage

2011	103.688%
2012	101.844%
2013	100.000%

In addition, at any time prior to June 1, 2010, we may redeem up to 35% of the principal amount of the 7 3/8% Senior Notes with the net cash proceeds of one or more equity offerings by KCSM, Grupo KCSM or KCS, to the extent the net cash proceeds thereof are contributed to KCSM or used to purchase capital stock (other than disqualified stock) of KCSM from KCSM, at a redemption price equal to 107.375% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date; provided, however, that after giving effect to any such redemption:

(1)	at least 65% of the original aggregate principal amount of the notes remains outstanding; and

(2)	any such redemption must be made within 60 days of such equity offering and must be made in accordance with certain procedures set forth in the indenture governing the 7 3/8% Senior Notes.

The 7 3/8% Senior Notes are redeemable at our option, in whole but not in part, at 100% of their principal amount, at any time in the event of certain changes in Mexican tax law, and in whole or in part, on or after June 1, 2011, subject to certain limitations. The 7 3/8% Senior Notes include certain covenants that restrict or prohibit certain actions.

We used the net proceeds from the issuance of the 7 3/8% Senior Notes, together with a $30.0 million bank term loan and available cash on hand, as necessary, to pay the principal applicable premium and expenses associated with the redemption of our 12 1/2% Senior Notes due 2012.

2007 Credit Agreement

On June 14, 2007, we entered into a new credit agreement, or the 2007 Credit Agreement, in an aggregate amount of up to $111.0 million, consisting of a revolving facility of up to $81.0 million and a term loan facility of up to $30.0 million, with Bank of America, N.A., BBVA Bancomer, S.A., Institución de Banca Múltiple, and the other lenders named in the 2007 Credit Agreement. We used the proceeds from the 2007 Credit Agreement to pay (a) all amounts outstanding under our Credit Agreement dated October 24, 2005, or the 2005 Credit Agreement, and to pay all fees and expenses related to the refinancing of the 2005 Credit Agreement, (b) to pay all amounts outstanding in respect of our 10 1/4% Senior Notes due 2007, (c) to refinance a portion of our 12 1/2% Senior Notes due 2012, (d) to pay all amounts outstanding under our Bridge Loan Agreement dated April 30, 2007, and (e) for general corporate purposes. The maturity date for revolving credit facility is December 31, 2011, and the maturity date for the term loan facility is June 30, 2012. The 2007 Credit Agreement contains covenants that restrict or prohibit certain actions that are customary for these type of agreements. As of June 30, 2007 we have used $10.0 million form the revolving credit facility and $30.0 million from the term loan facility. In addition, we must meet certain consolidated interest coverage ratios, consolidated leverage ratios, and fixed charge coverage ratios.

Capital leases

We have payment obligations under capital lease agreements for two real estate properties for a period of 10 years. Our capital lease agreements contain standard provisions for this type of transaction including an option to purchase the assets at the end of the term of the respective lease agreements at a specified price.

Operating leases

Locomotive operating leases.  In September 1999, we entered into a locomotive operating lease agreement covering 75 locomotives that was to expire in 20 years. The lease agreement contained standard provisions for this type of transaction, including the option to either purchase the assets or return the assets to the lessor at the end of the lease term. Because the lease agreement contained above-market rates, in connection with the valuation of our assets as part of the principles of acquisition and push-down accounting, we recorded a valuation reserve that was being amortized over the remaining life of the lease.

In April 2007, we entered into an equipment lease agreement with High Ridge Leasing LLC, or High Ridge, for 30 GE locomotives delivered to us in December 2006 and January 2007. Pursuant to this lease, we agreed to sell the locomotives to High Ridge and to lease the locomotives from High Ridge for an initial term of twenty years.

Railcar operating leases.  We lease certain railcars under standard rail industry agreements which are classified as operating leases. The length of the term of these agreements ranges on average from 3 to 15 years.

Fuel purchase agreement

On December 19, 1997, we entered into a fuel purchase agreement with PEMEX, under which we have the obligation to purchase at market price a minimum of 15,000 cubic meters and a maximum of 20,000 cubic meters per month of PEMEX diesel fuel. The term of the agreement is indefinite but can be terminated for justified cause by either party upon thirty days’ written notice.

Locomotive maintenance agreements

We entered into locomotive maintenance agreements with various contractors, under which these contractors provide both routine maintenance and major overhauls of our locomotive fleet in accordance with the requirements of the U.S. Federal Railroad Administration (allowing our locomotives to operate in the United States through interchanges with U.S. railroads). Our locomotive maintenance contracts mature at various times between 2009 and 2024. Certain agreements contain deferred payments for maintenance and contain standard provisions for these types of arrangements.

Track maintenance and rehabilitation agreement

In May 2000, we entered into a track maintenance and rehabilitation agreement with a Mexican subsidiary of Alstom. The agreement expires in 2012. Under this agreement, the contractor performed a major rehabilitation of the line and provides routine maintenance between Celaya and Lázaro Cárdenas, approximately 350 miles. Maintenance and rehabilitation expense amounted to $1.7 million for the six months ended June 30, 2007, $3.4 million in 2006, $0.8 million for the three months ended March 31, 2005, $2.6 million for the nine months ended December 31, 2005, and $3.4 million in 2004.

Quantitative and Qualitative Disclosures About Market Risks

We periodically review our exposure to risks arising from fluctuations in interest rates, foreign exchange and fuel prices and determine at the senior management level how to manage these risks. We do not have a derivatives trading portfolio. We do not enter into market-risk sensitive instruments for speculative purposes.

Interest Rate Risk

Interest Rate Risk.  We are subject to interest rate risk principally with respect to our debt that bears interest at floating rates. The following table sets forth our principal cash flows by expected maturity date of our long-term debt as of June 30, 2007:

	Fixed Rate	Variable Rate
Maturity	Debt(1)	Debt(2)
	(In millions of U.S. dollars)

2007	$—	$—
2008	—	—
2009	—	—
2010	—	—
2011	—	10.0
Thereafter	800.0	30.0

Total	$800.0	$40.0

(1)	Includes $460.0 million principal amount of the 9 3/8% Notes, $175.0 million principal amount of the 7 5/8% Senior Notes, and $165.0 million of the 7 3/8% Senior Notes.

(2)	On June 14, 2005, we refinanced our term loan facility by replacing the 2005 credit agreement with the 2007 Credit Agreement. A hypothetical 100 basis points increase in the respective target interest indexes would result in additional interest expense of approximately $0.4 million on an annualized basis for the floating-rate instruments held by us as of June 30, 2006.

Based upon the borrowing rates available to us for indebtedness with similar terms and average maturities, the fair value of the long-term debt was approximately $870.1 million at June 30, 2007.

Interest Rate Agreements

In the past, we have entered into certain types of interest rate contracts to manage our interest rate risk. In the future, we may use interest rate forward contracts to offset changes in the rates received on short term floating rate assets to manage our risk with respect to interest rates in Mexico and the U.S. We currently have no such contracts in effect.

Foreign Exchange Risks

The purpose of our foreign currency hedging activities is to limit the risks arising from peso-denominated monetary assets and liabilities. Our management determines the nature and quantity of any hedging transactions, based upon net assets exposure and market conditions. These foreign currency contracts are accounted for as free standing financial instruments and accordingly, all changes in fair value are recognized in earnings.

As of June 30, 2007, we had six U.S. dollar forward contracts with a total notional amount of $0.1 million each. The U.S. dollar contracts mature between June and December 2008 and are based on the forward exchange range of Ps.11.35 and Ps.11.49.

On December 28, 2006 we entered into a U.S. forward contract with our then-parent company Grupo KCSM in order to hedge the foreign exchange rate variation of a notional amount of $876.3 million, based on the exchange rate of Ps.11.46 per dollar, this contract expires in December 29, 2008. This contract was extinguished once the 2007 Merger became effective on May 8, 2007.

As of June 30, 2007, we had monetary assets and liabilities denominated in Mexican pesos of Ps.2,352.2 million and Ps.829.1 million, respectively. At June 30, 2007, the exchange rate was Ps.10.78 per U.S. dollar.

At December 31, 2006 and 2005, we had monetary assets and liabilities denominated in Mexican pesos of Ps.2,304.0 and Ps.1,915.4 million and Ps.651.4 million and Ps.587.8 million, respectively. At December 31, 2006 and 2005, exchange rate was Ps.10.82 and Ps.10.64, per U.S. dollar, respectively.

Fuel Price Risks

We may seek to increase the predictability of our operating expenses by purchasing U.S. fuel futures contracts, which are accounted for as hedging transactions used to offset fuel price risk. We may also work with KCSR to hedge our fuel cost through their purchasing activity. We did not acquire any fuel future contracts during 2006. As of June 30, 2007 and as of December 31, 2006, we had no fuel futures contracts outstanding.

Foreign Exchange Sensitivity

We use the U.S. dollar as our functional currency. Our results of operations reflect revaluation gains and losses that we record in the process of translating certain transactions from pesos to dollars. Therefore, we have exposure to fluctuations in the value of the peso. While not currently utilizing foreign currency instruments to hedge our exposure, existing alternatives are evaluated as market conditions and exchange rates fluctuate. For example, a hypothetical 10% increase in the U.S. dollar to the Mexican peso exchange rate on net monetary assets of Ps.1,523.1 million would result in a translation loss of approximately $12.3 million and a 10% decrease in the exchange rate would result in a translation gain of approximately $16.2 million.

Inflation Risk

U.S. generally accepted accounting principles require the use of historical cost, which does not reflect the effects of inflation on the replacement cost of property. Due to the capital intensive nature of our business, the replacement cost of our assets would be substantially greater than the amounts reported.

BUSINESS

History and Background

We commenced operations in June 1997 under a 50-year concession granted by the Mexican government to provide freight transportation services over the Northeast Rail Lines, the first rail lines to be privatized in the Mexican railroad system. Prior to the privatization, KCS and Grupo TMM jointly formed and invested in our former parent, Grupo KCSM, with KCS owning a 36.9% economic interest (49% of the shares entitled to full voting rights) and Grupo TMM owning a 38.5% economic interest (51% of the shares entitled to full voting rights). In 2002, we purchased the remaining 24.6% of Grupo KCSM held by the Mexican government. This transaction increased KCS’ ownership in Grupo KCSM to a 46.6% economic interest and Grupo TMM’s ownership in Grupo KCSM to a 48.5% economic interest.

On April 1, 2005, KCS completed the acquisition from Grupo TMM of all of its shares of Grupo KCSM, giving KCS ownership of 100% of the shares of Grupo KCSM entitled to full voting rights. As of April 1, 2005, Grupo KCSM owned 80% of our outstanding share capital (which represented all of our shares with full voting rights), while the remaining 20% of us (with limited voting rights) was owned by the Mexican government. Accordingly, KCS became our controlling stockholder through its ownership of Grupo KCSM on April 1, 2005.

On September 12, 2005, we, Grupo KCSM, and KCS, along with Grupo TMM, entered into a settlement agreement with the Mexican government resolving certain disputes and controversies between the companies and the Mexican government concerning the payment of a refund of the VAT paid when the concession title and certain other assets were transferred to us and Grupo KCSM’s obligation to purchase of the remaining shares of us owned by the Mexican government, guaranteed by KCS and Grupo TMM. As a result of this settlement, KCS and its subsidiaries owned 100% of Grupo KCSM and us, and the Mexican government’s remaining 20% ownership interest in us was redeemed and cancelled; the potential obligation of Grupo KCSM, KCS and Grupo TMM to acquire the Mexican government’s remaining 20% interest in us was definitively eliminated; and the legal obligation of the Mexican government to issue the VAT refund to us was satisfied.

On November 3, 2006, our shareholders and the shareholders of Grupo KCSM approved the conversion (transformación) of our corporate structure from a sociedad anónima de capital variable to a sociedad de responsablidad limitada de capital variable, effective as of December 20, 2006.

On April 2, 2007, our partners adopted corporate resolutions approving: (i) our conversion (transformación), or Re-Transformation, from a sociedad de responsabilidad limitada de capital variable to a sociedad anónima de capital variable; and (ii) the merger, or the 2007 Merger, of Grupo KCSM with us, with KCSM as the surviving corporation. The Re-Transformation and the 2007 Merger became effective on May 8, 2007, the date on which the corresponding corporate resolutions were filed for registry within the Mexican Public Registry of Commerce (Registro Público de Comercio), or the Public Registry.

Business Overview

We operate the primary commercial corridor of the Mexican railroad system, which allows us to participate significantly in the growing freight traffic between Mexico, the U.S. and Canada. Our rail lines consist of 2,655 miles of main track. In addition, we have trackage rights entitling us to run our trains over 541 miles of track of other Mexican railroad operators. We provide freight transportation services under our 50-year concession, during the first 30 years of which we are the exclusive provider, subject to certain trackage rights of other freight carriers. Our concession is renewable for additional periods of up to 50 years subject to certain conditions.

We believe our rail lines comprise the most strategically significant and most actively traveled rail corridor in Mexico. Our rail lines connect the most populated and industrialized regions of Mexico with the principal border gateway between Mexico and the U.S. at Nuevo Laredo (Tamaulipas) and Laredo (Texas). In addition, we serve three of Mexico’s most important seaports at Veracruz (through trackage rights granted by

Ferrosur under the Concession) and Tampico on the Gulf of Mexico and Lázaro Cárdenas on the Pacific Ocean. As a result, we believe our routes are integral to Mexico’s foreign trade.

We seek to establish our railroad as the primary inland freight transporter linking Mexico with the U.S. and Canadian markets. As the operator of the primary and most direct rail corridor from the Mexico City to the U.S. border, our route structure enables us to benefit from continuing growth resulting from NAFTA. We are the only Mexican railroad that serves the Mexico-U.S. border crossing at Nuevo Laredo-Laredo, which is the largest freight exchange point between Mexico and the U.S. Through KCS’ U.S. rail subsidiaries, as well as through interchanges with other major U.S. railroads, we provide customers with access to an extensive network through which they may distribute products throughout North America and overseas.

Our revenues are derived from the movement of a diversified mix of commodities and products predominantly attributable to cross-border traffic with the U.S. We transport chemical and petroleum products, forest products and metals, agricultural and mineral products, intermodal and automotive products, and coal. Our customers include leading international and Mexican corporations.

The Concession

We hold a 50-year concession, which took effect in June 1997 and is renewable under certain conditions for up to 50 years, to provide freight transportation services over rail lines serving the northern and central portions of Mexico, and connecting three of Mexico’s main ports with Mexico City, Monterrey and the Nuevo Laredo-Laredo border crossing. Our concession is exclusive for the first 30 years of our operations, subject to certain mandatory trackage rights granted to Ferromex, Ferrosur, two short line railroads and Ferrovalle. In 1997, Grupo KCSM paid a total of $1,464.5 million to acquire 80.0% of our shares (which represent all of our shares with full voting rights) and certain railroad equipment and related assets, and a 25.0% interest in Ferrovalle. We have the right to use, during the full term of the concession, all track and buildings that are necessary for our rail lines’ operation. Under the terms of the concession, we are required to pay the Mexican government a concession duty equal to 0.5% of our gross revenues during the first 15 years of the concession period and 1.25% of such revenues during the remainder of the period.

Under the concession and the Mexican railroad services law and regulations, we may freely set our rates unless the SCT, in consultation with COFECO, determines that there is no effective competition in Mexico’s rail industry after taking into account alternative rail routes and modes of transportation. If COFECO determines that there is a lack of competition, the SCT will establish the basis for our rates. Our rates must be registered and applied in accordance with the Mexican railroad services law and regulations. In applying our rates, we must not make cross-subsidies, engage in tied sales or engage in other discriminatory pricing tactics. We are required to provide railroad services to all users on a fair and non-discriminatory basis and in accordance with efficiency and safety standards approved periodically by the SCT. In the event that we collect from customers rates higher than the registered rates, we must reimburse those customers with interest, and risk the revocation of the concession.

Mexican railroad services law and regulations and the concession establish several circumstances under which the concession will terminate, including revocation by the SCT, voluntary surrender of our rights under the concession, statutory appropriation, and our liquidation or bankruptcy. Specifically, the Mexican government, acting through the SCT, may revoke the concession for the following reasons: (1) unjustified interruption of the operation of our rail lines; (2) any act or omission that restricts the ability of other Mexican railway concession holders to use our rail lines; (3) failure to make payments for damages caused during the performance of services; (4) repeatedly charging rates higher than the registered rates; (5) a change in our nationality; (6) our assignment of, or creation of liens on, the concession without the prior approval of the SCT; (7) failure to maintain a performance bond and adequate insurance coverage as required by the Mexican railroad services law and regulations; and (8) noncompliance with any term or condition of the Mexican railroad services law and regulations or the concession. In the case of items (5) or (6) above, the concession will be automatically revoked. In the case of items (1) or (4), the concession shall be revoked following the imposition of a sanction by SCT on three occasions. In the case of items (2), (3) or (7), the concession shall be revoked following the imposition of a sanction by SCT on five occasions. In the event that the concession is revoked by the SCT, we will receive no compensation, and our rail lines and all other fixtures covered by the concession, as well as all improvements made by us, will revert to the Mexican government. All other property not covered by the concession, including movable railroad property we purchased from the Mexican government, as well as all locomotives and railcars we otherwise acquired, will remain our property. However, if we attempt to sell more than 15.0% of our equipment to a third party within 90 days of termination or revocation of our concession, the Mexican government will have a right of first refusal to purchase the equipment on the same terms offered by the third party if no other concessionaire is likely to provide rail services over our rail lines and the equipment being sold is indispensable to the continuation of our rail services. After the Mexican government receives notice from us of our intention to sell the equipment, it will have 30 days to exercise its right of first refusal. In addition, the Mexican government will have the right to cause us to lease all of our service-related assets to the SCT for a term of at least one year, automatically renewable for additional one-year terms up to five years. The Mexican government must exercise this right within four months after revocation of the concession.

The concession requires us to make investments and undertake capital projects, including capital projects described in a business plan filed every five years with the Mexican government. We filed our second business plan with the Mexican government in 2002 for the 5 year period from 2003 to 2007. Under the terms of the plan, we have committed to certain minimum investment and capital improvement goals, which may be waived by the SCT upon our application for relief for good cause. We are also responsible for compliance with efficiency and safety standards set forth in the concession, which are based on standards of the Association of American Railroads, or AAR.

Under the concession, we are responsible for all ecological and environmental damage that we may cause from and after the date of commencement of operations. The Mexican government has agreed to indemnify us for any environmental liability relating to soil, subsoil or groundwater contamination attributable to the Mexican government’s operations occurring prior to the commencement of operations in accordance with the concession title in 1997. We assumed full responsibility for the operation of supply depots and shops and the supervision of infrastructure projects, as well as compliance with present and future environmental protection laws and regulations.

We are required by the concession to obtain and maintain insurance policies in accordance with the terms of the Mexican railroad services law and regulations. Except under specific circumstances, we are responsible for damage caused to cargo transported by us over our lines, as well as for damage caused to third parties and such parties’ property as a result of our activities.

The concession prohibits us from refusing to transport water to communities in need of such service because of geographical or demographical characteristics, provided that we are paid at the prescribed tariff rate. We are also required to transport mail, emergency supplies necessary for rescue and salvage operations, and members of the Mexican government’s armed forces. We must also grant a right of passage for all railroad equipment of the Mexican government’s armed forces. The concession also requires us under certain circumstances to establish reserves to cover contingent labor liabilities that arise during the term of the concession.

If the Mexican government legally terminates the concession, public domain assets used in the operation of our rail lines would be owned, controlled and managed by the Mexican government. The Mexican government may also temporarily seize our rail lines and our assets used in operating our rail lines in the event of a natural disaster, war, significant public disturbances, or imminent danger to the domestic peace or economy. In such events, the SCT may restrict our ability to exploit the concession fully for such time and in such manner as the SCT deems necessary under the circumstances but only for the duration of any of the foregoing events.

Mexican law requires that the Mexican government pay us compensation if it effects a statutory appropriation for reasons of the public interest. With respect to a temporary seizure due to any cause other than international war, the Mexican railroad services law and regulations provide that the Mexican government will indemnify an affected concessionaire for an amount equal to damages caused and losses suffered. These payments may not be sufficient to compensate us for our losses and may not be timely made.

Under the concession, the Mexican government has specifically reserved the right to grant exclusive rights to provide passenger service over our rail lines to a concessionaire other than us. Since we commenced operations, the Mexican government has provided a minimal level of passenger train service to certain areas within our service territory under an arrangement in which FNM is responsible for the management of all passenger cars and related personnel necessary for the provision of such service. Our obligation with respect to the provision of passenger service by FNM is limited to providing FNM with locomotive power, engineers and dispatching services for which we are reimbursed.

Our Strategy

Our strategic objective is to increase our revenues by offering efficient and reliable service which we believe will enable us to capture increased traffic volumes resulting from growth in the Mexican domestic and foreign trade markets and the integration of the North American economy through NAFTA.

The principal components of our strategy are to:

•	Increase revenue growth by converting traffic from trucking to rail transport. We believe that we have converted and will continue to convert traffic from trucking to rail transport in part by offering (i) a more efficient, reliable and safe customer-oriented rail service and (ii) significant advantages over trucking, such as the ability to carry larger volumes, for longer distances, at lower rates with greater security and reliability.

•	Exploit growth in Mexican domestic and foreign trade. We believe that growth in Mexican commerce, as well as expected growth in international trade flows as a result of NAFTA, among other factors, should enable us to continue to increase our revenues. We believe that our routes are integral to Mexico’s continued development and that we are well-positioned to capitalize on trade expansion as a result of NAFTA growth between Mexico, the U.S. and Canada, as well as Mexico’s free trade agreements with the European Union, Japan and other Latin American countries. We believe that NAFTA trade and other Mexican foreign trade will continue to grow over the long term.

•	Increase operating efficiency and productivity. We continue to develop operating initiatives to support our strategy, including the implementation of railroad operating practices designed to reduce labor costs and increase employee productivity, such as the computerization of operations management systems, the rationalization of train dispatching systems and employee training. We also intend to continue our investment plan, including obtaining more fuel efficient locomotives and larger capacity railcars, maintaining our rail infrastructure to United States’ Class I railroad standards, making capital improvements on our secondary rail lines, building new freight yards, transload facilities and intermodal terminals, and enhancing our communications systems.

•	Exploit port development at Lázaro Cárdenas. The Mexican government is developing the port at Lázaro Cárdenas on the Pacific Ocean as an alternate to the congested U.S. west coast ports of Long Beach and Los Angeles. We are the sole provider of rail service to this port and plan to provide an alternate route for Asian traffic bound for the eastern, southern and midwestern United States.

Our Strengths

We believe that we have the following key competitive strengths which will enable us to achieve our strategic objectives:

•	Full voting and operational control by KCS. We believe that control by KCS has resulted and will continue to result in expanded service options for our customers through a fuller integration into KCS’ NAFTA growth strategy, which includes KCS’ established strategic alliance and marketing agreements with other railroads, as well as facilitate the continuation and enhancement of U.S. railroad operating best practices at KCSM.

•	Exclusive concession to operate Mexico’s primary rail corridor. Our concession gives us exclusive rights to provide freight transportation services over our rail lines for the initial 30 years of our 50-year concession, subject to certain trackage rights. Our core routes constitute a strategic portion of the shortest, most direct rail route between key industrial and commercial regions of Mexico and the southern, midwestern and eastern United States. Our rail lines provide exclusive rail access to the Mexico-U.S. border crossing at Nuevo Laredo, the most important interchange for freight between the Mexico and the U.S., through our 797-mile route from Mexico City to Nuevo Laredo. We operate the southern half of the international rail bridge, which spans the Río Grande to connect Nuevo Laredo with Laredo. Our affiliate, The Texas Mexican Railway Company, or Tex-Mex, operates the northern half of the international rail bridge. In addition, our rail system serves three of Mexico’s four primary seaports at Veracruz (through trackage rights granted by Ferrosur under the Concession) and Tampico on the Gulf of Mexico and Lázaro Cárdenas on the Pacific Ocean. We serve 16 Mexican states including the cities of Monterrey and Mexico City. These areas collectively represented 68.2% of Mexico’s total population in 2005 and accounted for over 72.7% of its estimated gross domestic product in 2004. We also have the right under the concession to serve Guadalajara, Mexico’s third largest city, through trackage rights.

•	Strategically positioned to capitalize on growth in Mexico’s foreign trade. We believe that our routes are integral to Mexico’s foreign trade. Our route structure enables us to benefit from growing trade resulting from the increasing integration of the North American economies through NAFTA. We are also well-positioned to capitalize on trade expansion as a result of Mexico’s free trade agreements with the European Union, Japan and other Latin American countries. As the operator of the primary and most direct rail corridor from the U.S. border to Mexico City over which the majority of NAFTA traffic is hauled, we believe that we provide the vital link for customers who wish to connect the major industrialized centers of Mexico with the U.S. and Canadian markets. At the U.S. border crossing at Laredo, we interchange directly with the Union Pacific Railroad Company and our affiliate, Tex-Mex, and through Tex-Mex we interchange with the rail networks of two other major U.S. railroads, the BNSF Railway Company and KCSR. Through these interchanges, we provide our customers with access to an extensive rail network in the U.S. and Canada through which they may distribute their products in North America and overseas.

•	Solid customer base. We serve approximately 1,500 customers including major Mexican companies and leading international corporations operating in Mexico. Approximately 200 customers represent over 85% of our revenues. Our customer base is as diversified as the mix of commodities and products that we haul. We believe that we have built our customer base by offering safe, reliable service and competitive prices.

•	Class I railroad operating practices. We have implemented railroad operating practices in use on Class I U.S. and Canadian railroads to reduce costs and enhance profitability. By upgrading our rolling stock and introducing state-of-the-art locomotives which comply with U.S. standards, our equipment has been allowed to operate in the U.S. which has enabled us to interchange with major U.S. railroads. We are also continuing to develop operating initiatives such as the computerization of our operations, management and customer service systems, the rationalization of train dispatching and employee training.

•	Strategic capital investment and improvement program. We are continuing the implementation of our capital expenditure and improvement program. We have made significant capital expenditures and improvements to increase capacity and operating efficiencies. We have extensively overhauled the locomotives and rolling stock we acquired from the Mexican government. In December 2006 and January 2007 we took delivery of 30 new ES44AC locomotives manufactured by General Electric Company. In April 2007, we entered into an equipment lease agreement with High Ridge Leasing, LLC, or High Ridge, pursuant to which we agreed to sell these locomotives to High Ridge and lease them for an initial term of twenty years. In April 2007, we entered into a definitive agreement with EMD to purchase 40 new SD70ACe locomotives to be delivered in October 2007 through December 2007. In August 2007, we entered into a definitive agreement with GE to purchase 50 new ES44AC locomotives, with 20 locomotives scheduled to be delivered no later than December 31, 2007, and the remaining 30 locomotives scheduled to be delivered in June 2008 through August 2008. The acquisition of these locomotives will improve the fuel efficiency and average age of our locomotive fleet. We also continue to improve our railcar fleet through operating leases. In addition to maintenance of equipment and track rehabilitation projects, we have extended rail sidings to permit longer trains to operate on our main route. Since privatization, we have used technology to significantly increase the railcar capacity of the international bridge at Nuevo Laredo-Laredo and reduced congestion by conducting Mexican customs formalities at our Sánchez freight yard in Nuevo Laredo rather than on the bridge itself. By equipping the trains on our main line with end-of-train devices (which monitor air pressure and railcar and hose connections) and installing infrared hot box detectors (which detect when an axle journal or bearing on a train is overheated) and other equipment along our routes, we have reduced the size of some train crews from six to two, increased the efficiency of the operation and tracking of our locomotives and railcars and eliminated the need to stop trains intermittently for inspections. We have built and are leasing new intermodal terminals near the facilities of customers along our lines and have enlarged tunnels over a portion of our route to accommodate double-stack intermodal trains. We recently installed a version of KCSR’s Management Control System, which provides increased control and improvements to the Company’s operations.

We have significantly improved the operations of our rail lines by focusing on providing reliable and comprehensive customer service, implementing U.S. and Canadian railroad operating practices and making capital improvements to our track, systems and equipment designed to reduce costs and increase operating efficiencies. Operating ratio is an industry efficiency measure which represents a railroad’s operating expenses as a percentage of its transportation revenues. Our operating ratio is better than the average operating ratio for the seven Class I railroads in the U.S.

Network

Our rail lines extend from Mexico City, Toluca and Aguascalientes to the U.S. border crossings at Nuevo Laredo and Matamoros and to seaports on the Gulf of Mexico and the Pacific Ocean. Our main track consists of core and feeder routes. Our core routes serve the principal industrial and population centers of Mexico while our feeder lines connect with the ports of Veracruz (through trackage rights granted by Ferrosur under the Concession), Lázaro Cárdenas and Tampico, three of Mexico’s four most important seaports.

We currently have intermodal terminals located in Monterrey, Toluca, San Luís Potosí, and also access to intermodal terminals at Querétaro, Guadalajara, Ramos Arizpe and La Encantada. In addition, we have direct access to intermodal terminals at the ports of Tampico and Lázaro Cárdenas and to intermodal terminals at Veracruz through interline service with Ferrosur and at Altamira and Manzanillo through interline service with Ferromex, and in Mexico City through Ferrovalle. We also have access to intermodal terminals at Laredo operated by Tex-Mex and the Union Pacific Railroad Company, which we are using to develop international intermodal business.

Core Routes and Traffic

Our rail lines comprise five core routes. We believe these core routes are integral to Mexico’s foreign trade, as they connect Mexico’s most industrialized and populated regions with its principal border and seaport gateways.

Mexico City — Nuevo Laredo.  Our rail lines provide exclusive rail access to the U.S.-Mexico border crossing at Nuevo Laredo, the most important interchange for freight between the U.S. and Mexico, through our 797-mile route from Mexico City to Nuevo Laredo. We operate the southern half of the international rail bridge, which spans the Río Grande to connect Nuevo Laredo with Laredo. Our affiliate Tex-Mex operates the northern half of the international rail bridge. The Mexico City — Nuevo Laredo route is the shortest rail route between Mexico City and the U.S. border. This route has the lowest grades of any rail route between the U.S. border and Mexico City, which translates into savings of both fuel and locomotive power.

Products transported through Nuevo Laredo include finished vehicles and auto parts, grain, appliances, beer, chemicals, scrap paper and plastics. In the six months ended June 30, 2007 and 2006, and the years

2006, 2005 and 2004, rail traffic representing $251.1 million, $227.5 million, $481.1 million, $455.6 million and $426.5 million in revenues, respectively, was transported through Nuevo Laredo on our rail lines.

Mexico City — Lázaro Cárdenas.  We provide exclusive access to the port of Lázaro Cárdenas on the Pacific Ocean over our 491-mile route from Mexico City In the six months ended June 30, 2007 and 2006, and the years 2006, 2005 and 2004, we transported rail traffic representing $46.4 million, $43.5 million, $89.8 million, $62.0 million and $61.1 million in revenues, respectively. Traffic at Lázaro Cárdenas is both domestic and import traffic, consisting of minerals, iron, steel slabs, wire rods, fertilizers and intermodal containers. The tunnels along this route are cleared for double-stack intermodal containers. The port of Lázaro Cárdenas also handles traffic for export to Pacific Rim nations. The Mexican government is developing the port at Lázaro Cárdenas on the Pacific Ocean as an alternate to the congested U.S. West Coast ports of Los Angeles/Long Beach. Through our rail service to this port, we plan to provide an alternate route for Asian traffic bound for destinations in Mexico and in the eastern, southern and midwestern United States.

Mexico City — Veracruz.  Both we (through trackage rights granted by Ferrosur under the Concession) and Ferrosur serve the port of Veracruz in the Gulf of Mexico. We serve Veracruz through a 288-mile route from Mexico City. In the six months ended June 30, 2007 and 2006, and the years 2006, 2005 and 2004, we transported rail traffic representing $12.2 million, $13.7 million, $24.8 million, $29.4 million and $32.9 million in revenues, respectively. The rail freight we transport to and from the port of Veracruz includes autos, grains, steel and mineral products, chemicals and containers.

Monterrey — Matamoros.  Our rail lines include a 203-mile line from Monterrey to Matamoros. We are the exclusive provider of rail service to Matamoros, which is an alternative to the Nuevo Laredo border crossing to the U.S. We interchange rail freight at the Matamoros border crossing at Brownsville, Texas with both the Union Pacific Railroad Company and the BNSF Railway Company. At Matamoros, we have access to the port of Brownsville, the nearest seaport to Monterrey, through our interchange with the Union Pacific Railroad Company. In the six months ended June 30, 2007 and 2006, and the years 2006, 2005 and 2004, we transported rail traffic representing $16.2 million, $19.3 million, $35.8 million, $46.2 million and $43.3 million in revenues, respectively. Freight traffic through Matamoros includes grains, steel coils, metal scrap, chemicals and iron slabs.

Tampico — Altamira.  These ports situated in the Gulf of Mexico generated 5.6%, 7.0%, 6.6%, 5.2%, 5.6%, of our total revenues in the six months ended June 30, 2007 and 2006, and the years 2006, 2005, and 2004, respectively. In the six months ended June 30, 2007 and 2006, and the years 2006, 2005 and 2004, we transported rail traffic representing $21.8 million, $25.9 million, $51.2 million, $37.2 million and $37.2 million in revenues, respectively.

Revenues

We believe that we are succeeding in converting customers from trucking transport to rail because we offer reliable rail service at competitive prices. We believe that our service is safer, more punctual and more efficient than that provided prior to the privatization of the Mexican railroad system and that, as a result, we are able to better serve certain shippers in the agricultural and mineral, chemical and petroleum, and automotive commodity categories that have time-sensitive transportation needs because their products may be valuable, perishable or hazardous, or, in the case of intermodal freight, because they must connect with other transportation facilities at a predetermined date. Having substantially reduced cargo theft and vandalism, improved transit times and on-time performance and focused on customer service, we believe that we are well positioned to continue to capture traffic from the trucking sector.

The following table sets forth, by product category, our revenues (in millions) and traffic volumes by carloads (in thousands) for 2006 and 2005.

	Revenues				Carloads and Intermodal Units
		Proforma	Change				Change
	2006	2005(1)	Dollars	Percent	2006	2005(1)	Units	Percent

Chemical and petroleum	$145.9	$126.5	$19.4	15%	102.0	97.0	5.0	5%
Forest products and metals	213.0	186.2	26.8	14%	187.5	197.3	(9.8)	(5)%
Agricultural and Mineral	232.7	219.2	13.5	6%	196.0	200.1	(4.1)	(2)%

Sub-Total general commodities	591.6	531.9	59.7	11%	485.5	494.4	(8.9)	(2)%
Intermodal & automotive	162.4	173.0	(10.6)	(6)%	312.0	326.8	(14.8)	(4)%

Carloads revenues, units and Intermodal units	754.0	704.9	49.1	7%	797.5	821.2	(23.7)	(3)%

Other revenues(2)	20.0	12.7	7.3	57%

Total revenues(i)	$774.0	$717.6	$56.4	8%

(i) Included in revenues:
Fuel surcharge	$43.7	$29.5

(1)	These commodity categories were reclassified to conform with 2006 classification. The 2005 proforma revenues include revenues from the three month period January 1, 2005 to March 31, 2005 as if the change in control had occurred on January 1, 2005.

(2)	Other revenues include railroad services such as haulage, demurrage, and fuel surcharges.

The following table sets forth, by product category, our revenues (in millions) and traffic volumes by carloads (in thousands) for the six months ended June 30, 2007 and June 30, 2006:

	Revenues				Carloads and Intermodal Units
			Change				Change
	2007	2006	Dollars	Percent	2007	2006	Units	Percent
	(Unaudited)

Chemical and petroleum	$63.5	$61.2	$2.3	4%	38.8	40.7	(1.9)	(5)%
Forest products and metals	126.1	121.8	4.3	4%	109.4	122.8	(13.4)	(11)%
Agricultural and Mineral	96.9	88.7	8.2	9%	70.1	69.3	0.8	1%

Sub-Total general commodities	286.5	271.7	14.8	5%	218.3	232.8	(14.5)	(6)%
Intermodal and automotive	83.8	77.8	6.0	8%	162.3	150.3	12.0	8%
Coal	9.4	9.3	0.1	1%	11.6	12.1	(0.5)	(4)%

Carloads revenues, units and intermodal units	379.7	358.8	20.9	6%	392.2	395.2	(3.0)	(1)%

Other revenues	9.9	11.9	(2.0)	(17)%

Total revenues(i)	$389.6	$370.7	$18.9	5%

(i) Included in revenues:
Fuel surcharge	$24.6	$19.1

Chemical and Petrochemical Products

The chemical and petrochemical products we transport consist of petrochemical products imported from the U.S. into Mexico and domestic traffic consisting of fuel transported from PEMEX refineries to regional distribution centers and power plants owned by the Comisión Federal de Electricidad (the Mexican Federal Electricity Commission, or CFE), the Mexican government-owned electric utility. CFE is a major user of fuel oil, much of which is transported from PEMEX refineries to CFE power generating plants near our rail lines. We operate a unit train dedicated to transporting these fuels for CFE. We transport fuel oil from PEMEX refineries located in Salamanca and Tula to Lázaro Cárdenas.

Forest products and Metals

The manufactured and consumer products that we transport include home appliances, textiles, ceramic tile, scrap paper, glass, paper, beer and pulp. We also transport a variety of industrial products such as machinery, including boilers, generators, turbines, tanks and transformers, processed foods and nonperishable products. Processed food products produced in Mexico are both exported for consumption abroad and consumed domestically. Currently, trucks transport a significant percentage of processed foods and nonperishable products. We believe there are opportunities for revenue growth in the industrial products segment, including manufactured products and paper products, mainly through the conversion of cargo from Mexican and U.S. companies from truck to rail transport.

We believe that bulk products such as paper, including tissue paper, corrugated paper, brown paper, newsprint and others packaging paper, and pulp can be shipped at cost-effective rates by rail from manufacturing plants located near our rail lines to regional distribution centers and directly to the retailer. The majority of the paper and forest products presently carried on our rail lines consist of scrap paper, printing paper, brown paper and wood pulp imported from the southeastern U.S., Canada and Texas to paper mills, newspaper publishers, and printers in major population centers in Mexico.

Large volumes of paper products are manufactured in Mexico at plants near our rail lines by companies for domestic and international consumption, or are imported into Mexico by U.S. paper companies.

Agricultural and Mineral Products

The U.S. and Canada are the dominant suppliers of agricultural products to Mexico and a significant amount of the agro-industrial products carried over our rail lines are imports, consisting primarily of grains, grain products (principally corn, soybeans and wheat), as well as seeds and feed grains, imported to Mexico from the U.S. and Canada. In Mexico, these grains are used principally for human consumption and for feed. These products enter Mexico by rail at the U.S. border crossings at Nuevo Laredo and Matamoros and by ship at the ports of Tampico, Altamira, Veracruz and Lázaro Cárdenas from where they are transported by rail to storage and processing facilities in Mexico City, Monterrey, Puebla, Torreon, Veracruz and other cities.

Intermodal and Automotive Products

The automotive products we transport consist primarily of automotive parts imported into Mexico for assembly in Mexican auto plants, and finished vehicles exported to the U.S. and Canada, and to some extent imported finished vehicles. We still continue working to convert the potential for growth in the domestic automobile distribution market through automotive ramps at Aguascalientes, Monterrey, Toluca and Veracruz. We believe that we will enhance our ability to move finished automobiles cost-effectively in the international and domestic markets and to convert this traffic from truck to rail transport by providing service superior to that provided by our predecessor and that provided by the trucking industry.

Coal

The coal products we transport consist mainly of petcoke, a product used as a fuel in the cement process and in PEMEX’s electricity generating plants. Eighty percent of this product is transported from CEMEX, S.A.B. de C.V., along the Tampico — Huichapan and Altamira — Valles routes. Petcoke is also used by other customers, including Cementos Moctezuma, S.A. de C.V., which transport the product from Corpus Christi, Texas to its plant in Montaña, San Luis Potosi, and Cementos Apasco, S.A. de C.V in its plant in Apaxco, Hidalgo.

Kansas City Southern

KCS is our controlling stockholder. KCS’ principal U.S. subsidiary, The Kansas City Southern Railway Company, or KCSR, is one of seven Class I railroads in the U.S. The rail network of KCSR, Tex-Mex and us together comprises approximately 6,000 miles of main and branch lines extending from the Midwest and southeast portions of the United States south into Mexico.

KCS’ network connects with all other Class I railroads and provides shippers with an effective alternative to other railroad routes, giving direct access to Mexico and the southeast and midwest United States through less congested traffic hubs. As a result of KCS’ acquisition of control over us, we expect to become more fully integrated into KCS’ NAFTA growth strategy, which includes KCSR’s established strategic alliances and marketing agreements with other railroads.

Sales and Marketing

Our marketing and sales efforts are designed to grow and expand our current business base by focusing on truck conversion up the supply chain and securing existing traffic with current customers through long-term contracts. Emphasis is placed on attracting new business in the U.S., Canada and Mexico. We believe these efforts will continue to benefit from NAFTA as well as the development of the port of Lázaro Cárdenas.

With respect to intermodal customers, we will be working in conjunction with the rest of the KCS rail lines in offering single line services between Lázaro Cárdenas and the U.S., Mexico City proper and the U.S., and Monterrey proper and the U.S. We will also develop services for Lázaro Cárdenas into Mexico City proper and Monterrey proper.

To meet the needs of customers shipping commodities in carload units, such as agricultural products, chemicals and automotive products, we will work with our affiliates, Tex-Mex and KCSR in capitalizing upon our strategic advantage resulting from our direct access to key ports and interchange points through our rail lines, which connect with the extensive route structures of Tex-Mex, KCSR, the Union Pacific Railroad and other major U.S. and Canadian rail carriers.

A significant portion of our contracts are both quoted and settled in U.S. dollars, and the vast majority of additional freight services are quoted in U.S. dollars and settled at a U.S. dollar-Mexican peso exchange rate which approximates a U.S. dollar-denominated contract. We are continuing to move forward with executing dollar-denominated contracts, and we believe that a majority of our contracts are currently denominated in U.S. dollars.

Management Control System, or MCS

In 2006, we upgraded our communication infrastructure and systems by installing KCS’ computerized MCS management control system. This state-of-the-art system replaced SICOTRA and is designed to provide better analytical tools for management to use in its decision-making processes. MCS, among other things, delivers work orders to yard and train crews to ensure that the service being provided reflects what was sold to the customer. The system also tracks individual shipments as they move across the rail system, compares that movement to the service sold to the customer and automatically reports the shipment’s status to the customer and to operations management. If a shipment falls behind schedule, MCS automatically generates alerts and proposes actions to be promptly initiated.

In July 2006, we initiated operations with MCS with a completely new telecommunications infrastructure which includes Automotive Equipment Identification, or AEI, readers and computer hardware in all the yards around our network. MCS provides information related with trip plans by car, giving the customer the ability to track and trace their own equipments running in KCSM’s system. All internal processes have been defined to work with the philosophy of a “Scheduled Railroad” which will provide us the opportunity to provide better and more consistent service to our customers in the near future.

MCS is providing more accurate and timely information on, among other things, terminal dwell time, car velocity through terminals and priority of switching to meet schedules. We are in the process of developing a Data Warehouse and analytical tools to convert data into information to provide improved support for decision making processes at the management level. By making decisions based upon that information, we expect to improve service quality, utilization of locomotives, rolling stock, crews, yards, and line of road and, thereby, reducing cycle times and costs. With the implementation of service scheduling, we also expect MCS to provide improved customer service through improved advanced planning and real-time decision support. By designing all new business processes around workflow technology, we expect to more effectively follow key operating statistics to measure productivity and improve our operating performance.

MCS is designed to improve clerical and information technology group efficiencies. We are working with our information technology staff and other support groups to reduce maintenance costs, increase flexibility to respond to new requests and improve productivity. By using a layered design approach, MCS is expected to have the ability to extend to new technology as it becomes available. MCS has connected customers with additional applications via the Internet and is constructed to support multiple railroads, permit modifications to accommodate the local language requirements and operate across multiple time zones. A later enhancement of MCS is expected to also include revenue and car accounting systems.

Revenue Management System, or RMS

We deployed our new RMS during the first quarter of 2007. Benefits of the system include more accurate and timely revenue projections and improved cash collections. RMS enhances the transportation waybill and matches it against a new central price repository, which consists of both our published prices and foreign prices that are electronically transmitted and received through the Rate EDI Network. The system utilizes this re-engineered revenue waybill to drive downstream revenue accounting, financial reporting and decision support processes.

Train Dispatching System

We presently utilize two types of train dispatching systems:

•	A radio-based track warrant control system is in place over approximately 1,740 miles of track, representing approximately 66% of our rail lines. It utilizes direct radio communication between dispatchers and engineers combined with specific track assignments to coordinate train movements and dispatching.

•	A centralized traffic control system, or CTC system, which allows a central dispatcher in Monterrey to manage track operations between Mexico City and Nuevo Laredo, is in place over an aggregate distance of 915 track miles, representing approximately 34% of our rail lines.

To improve operating efficiencies, the dispatchers covering all portions of our rail lines, under both the radio-based track warrant control and CTC systems, are now using the same computer system. This computer system is scheduled for replacement as part of a KCS company-wide initiative to have all KCS rail lines on the same computerized dispatching system in 2007.

Documentation and Billing System

We have developed, tested and fully implemented a state-of-the-art documentation and billing system that allows our customers to use the Internet to track and trace their railcars, access online documentation and use predetermined templates to expedite the process and ensure consistency and quality of information.

Online Customer Service

In the customer service area, we have converted our Internet home page into a comprehensive tool permitting customers to track the delivery of their shipments and obtain a wide range of information regarding our services. Besides providing information about our business areas and services, our website provides customers with access to multiple services including:

•	electronic waybilling;

•	“Track and Trace”;

•	AEI (Automatic Equipment Identification) readouts;

•	our graphical rail network;

•	equipment order monitoring;

•	rate inquiries;

•	equipment historical information;

•	an automatic delivery reporting feature which can be customized by the user based on the day of the week and delivery time and can handle up to 10 delivery recipients;

•	invoice inquiries; and

•	train schedule and other information.

Subsidiaries and Principal Affiliates

Arrendadora KCSM (formerly Arrendadora TFM)

Arrendadora KCSM, S.A. de C.V., or Arrendadora KCSM, our 98%-owned subsidiary, was incorporated on September 27, 2002 as a sociedad anónima de capital variable (variable capital corporation), under the laws of Mexico, and its only operation is the leasing to us of the locomotives and cars acquired by us through the privatization and subsequently transferred by us to Arrendadora KCSM. On August 30, 2006, at the Shareholders’ Meeting of Arrendadora KCSM, the corporate name was officially changed to Arrendadora KCSM, S.A. de C.V. The remaining two percent of the capital stock of Arrendadora KCSM is owned by Nafta Rail, S.A. de C.V.

KCSM Holdings

KCSM Holdings LLC, or KCSM Holdings, was formed on December 11, 2006, as a limited liability company under the laws of the State of Delaware. Currently, KCSM Holdings’ only purpose is to own ten (10) of our Variable Class II shares of stock. We own one hundred percent of the outstanding membership interests of KCSM Holdings.

KCSM Servicios

KCSM Servicios, S.A. de C.V., or KCSM Servicios, was incorporated on July 3, 2006 as a sociedad anónima de capital variable (variable capital corporation), under the laws of Mexico. Currently, KCSM Servicios does not have any operations. Ninety-eight percent of the capital stock of KCSM Servicios is owned by KCSM and the remaining two percent is owned by Nafta Rail, S.A. de C.V.

KCSM Internacional

KCSM Internacional, S.A. de C.V., or KCSM Internacional, was incorporated on July 3, 2006 as a sociedad anónima de capital variable (variable capital corporation), under the laws of Mexico. Currently, KCSM Internacional does not have any operations. Ninety-eight percent of the capital stock of KCSM Internacional is owned by KCSM and the remaining two percent is owned by Nafta Rail, S.A. de C.V.

Ferrovalle

Ferrovalle was incorporated as a sociedad anónima de capital variable (variable capital corporation), under the laws of Mexico. The corporate purpose of Ferrovalle is to provide railroad services as well as ancillary services, including those related to interconnection, switching and haulage services. We own a 25% interest of this company. The other shareholders of Ferrovalle, each owning 25%, are Ferromex, Ferrosur and the Mexican government.

Mexrail

Mexrail, which is also a wholly owned subsidiary of KCS, owns 100% of Tex-Mex, which operates a 157-mile rail line extending from Laredo to the port city of Corpus Christi, Texas. Tex-Mex connects with our rail lines at the U.S./Mexico border at Laredo and connects to KCSR through trackage rights at Beaumont, Texas. Mexrail owns the northern half of the rail-bridge at Laredo, Texas, while we operate the southern, or Mexican, portion of the international rail bridge at Nuevo Laredo, which spans the Río Grande River between the U.S. and Mexico. Laredo is a principal international gateway through which more than 50% of all rail and truck traffic between the U.S. and Mexico crosses the border.

On March 27, 2002, we acquired from Grupo TMM and KCS all of the outstanding stock of Mexrail. On August 16, 2004, we entered into an agreement with KCS to sell to KCS shares of Mexrail representing 51% ownership of Mexrail for approximately $32.7 million. The Mexrail shares were placed in a voting trust pending regulatory approval by the United States Surface Transportation Board, or STB, of KCS’ common control of Tex-Mex, KCSR and the Gateway Eastern Railway Company, or Gateway Eastern. On November 29, 2004, the STB approved KCS’ application for authority to control Tex-Mex and the U.S. portion of the international rail bridge at Laredo, Texas. On January 1, 2005, the shares representing 51% of Mexrail were released from the voting trust to KCS, and KCS took control of Tex-Mex. We continue to own 49% of the stock of Mexrail. We recognize our 49% interest under the equity method of accounting.

Competition

We face significant competition from trucks and other railroads and expect such competition to continue to be significant. In general, most freight in Mexico is transported by truck or rail. Freight terminating or originating in our service territory is primarily transported by truck. Competition with other modes of transportation is generally based on rates charged, as well as the quality and reliability of the service provided. We believe that other competitive factors for freight transport are lead time for orders, protection of goods, transit time, adequacy of the equipment and the provision of other value added services such as traceability of shipments and availability of rates through the Internet.

Some sectors of our freight traffic, notably intermodal freight, experience price competition from trucks, although the operating efficiencies we are achieving may lessen the impact of price competition. Although truck transport has generally been more expensive than rail transport, in some circumstances, the trucking industry can provide effective rate and service competition, because trucking requires smaller capital investments and maintenance expenditures and allows for more frequent and flexible scheduling.

We believe that we may be able to capture freight traffic currently being carried by truck in part as a result of the following factors:

•	Rail transport prices are generally lower than truck prices. This is due in part to the fact that less labor is required to haul cargo by rail; and

•	With our customer service structure and substantial capital improvements, we believe that we have created a customer oriented business which, together with our other competitive advantages, is making our freight services more attractive than those presently offered by trucking concerns.

We also face competition from the other privatized railroads in Mexico, particularly from Ferromex. In November 2005, Ferromex acquired control of and merged with Ferrosur, creating Mexico’s largest railway. The merger between Ferromex and Ferrosur has been declared illegal by COFECO. Both Ferromex and

Ferrosur have challenged this ruling. This merger would form an operation much larger than us, which would serve most of the major ports and cities in Mexico and own Ferrovalle, which serves all of the industries located within Mexico City.

We have experienced, and continue to experience, competition from Ferromex. Ferromex’s rail lines link Mexico City with U.S. border crossings at Piedras Negras, Ciudad Juárez, Nogales and Mexicali and also serve the city of Guadalajara and the ports of Tampico on the Gulf of Mexico and Manzanillo on the Pacific Ocean. The Union Pacific Railroad Company owns a minority interest in Ferromex. Ferromex directly competes with us in some areas of our service territory, including Tampico and Mexico City. We experience aggressive price competition with Ferromex in freight rates. This rate competition has adversely affected and may continue to adversely affect our financial results. In addition, we encounter direct competition from Ferrosur on the Mexico City to Veracruz route.

Under our concession, we are required to grant trackage rights to Ferromex, Ferrosur, two short line railroads and Ferrovalle. These rights will give Ferromex more direct access to the Querétaro and Mexico City markets. In turn, the other railroads are required to grant trackage rights to us which will allow us to directly access the Guadalajara market, Mexico’s third largest industrial and commercial center, via Ferromex routes.

The Mexican railroad services law and regulations and the concession contain various other provisions designed to introduce competition in the provision of railroad services. While the Mexican railroad services law and regulations allow us to establish our operating policies and freight service rates, we are subject to limited rate regulation in certain circumstances. With respect to freight services over our rail lines, the SCT may grant concessions to third parties or rights to other rail carriers additional to those set forth in the concession beginning in June 2027.

Although we believe that services provided within our service territory by maritime transportation are generally complementary to our operations, we do face limited competition from the shipping industry with respect to certain products, including chemicals transported by barges.

In February 2001, a NAFTA tribunal ruled in an arbitration between the U.S. and Mexico that the U.S. must allow Mexican trucks to cross the border and operate on U.S. highways. Under NAFTA, Mexican trucks were to have unrestricted access to highways in the U.S. border states by 1995 and full access to all U.S. highways by January 2000. However, the U.S. did not follow the timetable because of concerns over Mexico’s trucking safety standards. On March 14, 2002, as part of its agreement under NAFTA, the U.S. Department of Transportation issued safety rules that allow Mexican truckers to apply for operating authority to transport goods beyond the 20-mile commercial zones along the U.S.-Mexico border. These safety rules require Mexican carriers seeking to operate in the U.S. to pass, among other things, safety inspections, obtain valid insurance with a U.S. registered insurance company, conduct alcohol and drug testing for drivers and obtain a U.S. Department of Transportation identification number. Under the rules issued by the U.S. Department of Transportation, it was expected that the border would have been opened to Mexican carriers in 2002. However, in January 2003, in response to a lawsuit filed in May 2002 by a coalition of environmental, consumer and labor groups, the U.S. Court of Appeals for the Ninth Circuit in San Francisco issued a ruling which held that the rules issued by the U.S. Department of Transportation violated federal environmental laws because it had failed to adequately review the impact on air quality in the U.S. of rules allowing Mexican carriers to transport beyond the 20-mile commercial zones along the U.S.-Mexico border. The Court of Appeals ruling required the U.S. Department of Transportation to perform an Environmental Impact Statement of the Mexican truck plan and to certify compliance with the U.S. Clean Air Act requirements. The U.S. Department of Transportation subsequently requested the U.S. Supreme Court to review the Court of Appeals ruling and, on December 15, 2003, the U.S. Supreme Court granted the U.S. Department of Transportation’s request. On June 7, 2004, the U.S. Supreme Court unanimously overturned the Court of Appeals ruling. Although the U.S. Department of Transportation is no longer required to perform an Environmental Impact Statement under the U.S. Supreme Court’s ruling, the U.S. and Mexico must still complete negotiations regarding safety inspections before the border is opened. We cannot predict when these negotiations will be completed.

Government Regulation

Railroad Regulation

The Mexican railroad services law and regulations provide the overall general legal framework for the regulation of railroad services in Mexico. Under the Mexican railroad services law and regulations, a provider of railroad services, such as us, must operate under a concession granted by the SCT. Such a concession may only be granted to a Mexican corporation and may not be transferred or assigned without the approval of the SCT. The law permits foreign investors to hold up to 49.0% of the capital stock of such a corporation, unless a greater percentage of foreign investment is authorized by the Mexican Foreign Investment Commission. On October 5, 2004, KCS was notified by the Mexican Foreign Investment Commission of its approval of KCS’ acquisition of our indirect controlling owner. We are also subject to the Ley General de Bienes Nacionales (the General Law on National Assets), which regulates all assets that fall within the public domain and by various other laws and regulations.

The SCT is principally responsible for regulating railroad services in Mexico. The SCT has broad powers to monitor our compliance with the concession and it can require us to supply it with any technical, administrative and financial information it requests. We must comply with the investment commitments established in our business plan, which forms an integral part of the concession, and must update the plan every five years. The SCT treats our business plans confidentially. The SCT monitors our compliance with efficiency and safety standards as set forth in the concession. The SCT reviews, and may amend, these standards every five years.

The Mexican railroad services law and regulations provide the Mexican government certain rights in its relationship with us under the concession, including the right to take over our management and our railroad in certain extraordinary cases, such as imminent danger to national security. In the past, the Mexican government has used such a power with respect to other privatized industries, including the telecommunications industry, to ensure continued service during labor disputes.

In addition, under the concession and the Mexican railroad services law and regulations, the SCT, in consultation with COFECO, under certain circumstances may determine that there is a lack of competition in the railroad industry, in which case the SCT would have the authority to set our rates for rail freight services.

Environmental Regulation

Our operations are subject to Mexican federal laws and regulations relating to the protection of the environment. The primary environmental law in Mexico is the General Law of Ecological Balance and Environmental Protection. The Mexican federal agency in charge of overseeing compliance with, and enforcing the federal environmental laws, is the Secretaría del Medio Ambiente y Recursos Naturales (Ministry of Environmental Protection and Natural Resources). The Procuraduría Federal de Protección al Ambiente (Attorney General for Environmental Protection) has the power to bring administrative proceedings and impose corrective actions and economic sanctions against companies that violate environmental laws, and temporarily or permanently close non-complying facilities. The Ministry of the Environment and Natural Resources and other authorized ministries have promulgated standards for, among other things, water discharge, water supply, emissions, noise pollution, hazardous substances, and transportation and handling of hazardous and solid waste. In addition, we are subject to the environmental laws and regulations issued by the governments of each of the states of Mexico where our facilities are located. The terms of the concession also impose on us certain environmental law compliance obligations.

Noncompliance with applicable legal provisions may result in the imposition of fines, temporary or permanent shutdown of operations or other injunctive relief, criminal prosecution or the termination of our concession. We believe that all facilities that we operate are in substantial compliance with applicable environmental laws, regulations and agency agreements. There are currently no material legal or administrative proceedings pending against us with respect to any environmental matters, and management does not believe that continued compliance with environmental laws will have a material adverse effect on our financial condition or results of operations. We cannot predict the effect, if any, that the adoption of additional or more stringent environmental laws and regulations would have on our results of operations, cash flows or financial condition.

Description of Property

Our headquarters, which we lease, are located at Montes Urales 625, Col. Lomas de Chapultepec, 11000 Mexico, D.F., Mexico. We also have offices located at Av. Manuel L. Barragán 4850 Norte, Colonia Hidalgo, C.P. 64420, Monterrey, Nuevo León, Mexico. We also own several freight yards located along our rail lines. Under the concession, we have the right to operate our rail lines, but we do not own the land, roadway or associated structures.

Track

As of June 30, 2007, our rail lines consisted of the following track:

		Track
	Under	Usage
	Concession	Rights	Total
	(In miles)

Main track (includes 134 miles of line with double track)	2,655	541	3,196
Sidings under centralized traffic control	112	—	112
Spurs, yard tracks and other sidings	481	—	481

Total	3,248	541	3,789

All of our track is standard gauge (56.5 inches) and is generally in good condition. Of our 2,655 miles of main track, 100% has 100 to 136-lbs./yard rail and approximately 78.0% is continuously welded rail. Continuously welded rail reduces track maintenance costs and, in general, permits trains to travel at higher speeds. The maximum allowable speed of trains along our core routes varies between approximately 30 mph and 50 mph. Since we commenced operations, we have extended sidings on our tracks up to 10,000 feet, enabling longer trains to pass or meet each other.

The following table sets forth certain information with respect to our track as of June 30, 2007:

	Main Line
	Mexico City to
	Nuevo Laredo	All Lines
	(In miles)

Continuously welded rail	949	2,066
Jointed rail	0	589

Total	949	2,655

Concrete ties installed	840	1,541
Wood ties installed	109	1,114

Total	949	2,655

The portion of the Mexico City — Nuevo Laredo core route between Mexico City and Querétaro (approximately 143 miles) has double track, which accommodates greater traffic volume and maximum allowable speeds of approximately 50 mph. Our rail lines support a weight of 130 tons per railcar.

We run freight trains at average speeds of approximately 25 to 50 mph along our core routes between Mexico City and the U.S. border. Approximately 85.0% of our main line track handles speeds of up to 37 mph.

Installations along our rail lines include supply centers, locomotive inspection centers, car inspection areas, repair shops, warehouses, freight yards and intermodal terminals.

Bridges, Tunnels and Culverts

Our core routes and feeder lines include 1,141 bridges having a total length of 14.8 miles of which 1,095 are permanent and 46 are temporary; 338 are steel structures, 757 are concrete structures and 46 have inverted floor systems made of timber or mixed components.

There are 98 tunnels on our rail lines, having a total length of 16.7 miles, which are on our main lines and allow for the passage of double-stack trains. In addition, there are 7,038 culverts along the railway.

Equipment

We own an estimated 35% of the railcars running over our rail lines and the remaining 65% are owned by private companies or foreign railroads. Our fleet consists of 405 diesel locomotives, of which 197 were built by EMD and 208 by GE. In December 2006, we entered into a locomotive purchase and sale agreement pursuant to which we agreed to purchase 44 SD60 locomotives from KCSR. We purchased an aggregate of 39 of the SD60 locomotives from KCSR in December 2006, July 2007 and August 2007. We intend to purchase the remaining 5 of these locomotives in the third and fourth quarters of 2007. These locomotives generate more horsepower per unit compared with our existing locomotives. By improving the horsepower per unit, we are able to haul longer trains with fewer locomotives. The reduction in the number of locomotives needed to haul the trains, and the improved fuel efficiency of the SD60s, results in a reduction in fuel consumption. In December 2006 and January 2007, we took delivery of 30 new ES44AC locomotives manufactured by GE. In April 2007, we entered into an equipment lease agreement with High Ridge, pursuant to which we agreed to sell these locomotives to High Ridge and lease them for an initial term of twenty years. In June 2007, Arrendadora KCSM and KCSR entered into an agreement pursuant to which Arrendadora KCSM agreed to sell to KCSR 17 SD40 locomotives and 38 SD40-2 locomotives. Arrendadora KCSM sold KCSR an aggregate of 13 of these SD40 locomotives and 37 of these SD40-2 in June 2007 and September 2007. KCSR will likely purchase the remaining units in the third and fourth quarters of 2007. In addition, during June 2007, Arrendadora KCSM scrapped four wrecked 3000 horsepower locomotives. In April 2007, we entered into a definitive agreement with EMD to purchase 40 new SD70ACe locomotives to be delivered in October 2007 through December 2007. In August 2007, we entered into a definitive purchase agreement with GE to purchase 50 new ES44AC locomotives, with 20 scheduled to be delivered no later than December 31, 2007, and the remaining 30 scheduled to be delivered in June 2008 through August 2008.

The average age of the locomotives in our fleet is approximately 19 years. The average remaining useful life of the locomotives is about 10 years.

Locomotives and railcars owned and leased by us as of June 30, 2007 consisted of the following:

	Owned	Leased

Locomotives:
Total	258	147

	Owned	Leased

Rolling Stock:
Box cars	1,144	1,070
Gondolas	1,795	2,518
Covered hoppers	569	2,066
Flat cars	566	111
Bi-level carriers	—	1,555
Tank cars	71	507
Cabooses	51	—
Open top hoppers	—	313
Office cars	4	—

Total	4,200	8,140

To supplement our fleet of owned railcars, we have implemented an operating lease program that allows us to effectively manage our railcar capacity to meet the varying demands of our traffic volumes. Our leased railcars consist of covered hoppers used to transport grain, new and rebuilt gondolas, box cars, open top hoppers, flat cars and tri-level and bi-level carriers. We also lease automobiles, large and small trucks and other equipment for a variety of functions.

Improvements, Maintenance and Repair

We have entered into locomotive maintenance agreements with Alstom Mexicana, S.A. de C.V., or Alstom, and Lamparas General Electric S. de R.L. de C.V., or Lamparas GE (formerly known as GE Transportation Systems México, S.A. de C.V. and GETS Locomotive Services, S.A. de C.V. or MPI Noreste, S.A. de C.V., or MPI), under which these contractors provide both routine maintenance and major overhauls. Routine maintenance includes periodic inspections, oils and lubricants, filters, maintenance of wheel profiles, compression and other engine checks and all repairs. Our locomotives are inspected in full compliance with those regulations as required by the U.S. Federal Railroad Administration, which enables our locomotives to operate in the U.S. pursuant to interchanges with major U.S. railroads. Major overhauls are performed every 600,000 to 1,000,000 miles for rebuilt locomotives, and every 756,000 miles or 26,000 Megawatts-Hour for new locomotives. Our maintenance contracts require that our locomotives be available for freight service 93% to 95% of the time.

We believe that the outsourcing of our locomotive maintenance provides us with advantages by relieving us of locomotive maintenance requirements while allowing us to focus on implementing our operating initiatives in order to provide efficient and reliable rail service. By outsourcing we also avoid the need to incur the significant expenditures associated with locomotive maintenance facilities. Our locomotive maintenance contract with Alstom expires in 2009, our maintenance contracts with Lamparas GE mature at various times between 2009 and 2024.

Our maintenance-of-way personnel coordinate the maintenance of our track, hiring third parties primarily to perform roadway repairs and track laying and surfacing. We may also purchase other maintenance-of-way services from time to time, including when we lack in-house expertise to perform services or when the nature or location of the required maintenance work makes the hiring of third parties a cost-effective alternative to utilizing our personnel to perform such maintenance.

Refurbishing of Our Route

In May 2000, we entered into a track maintenance and rehabilitation agreement with Alstom pursuant to which it is providing both routine and major rehabilitation of our Celaya-Lázaro Cárdenas line, which comprises approximately 350 miles of track. In each of 2006 and 2005, our maintenance and rehabilitation expenses under this contract amounted to $3.4 million. Under this agreement, we are committed to paying a total of approximately $101.9 million for maintenance and rehabilitation of this route over a period of 12 years.

Our capital improvements program is described in more detail under the caption “Risk Factors,” in the discussion of “Capital Expenditures and Divestitures,” “Failure to make capital expenditures could result in the revocation of our concession and adversely affect our financial condition,” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

Insurance

Our present insurance program coverage insures against accidents related to risks involved in the conduct of our business, and is consistent with industry practice and the requirements of concession and the Mexican railroad services law, by-laws and regulations. Our insurance policies also provides for “per-accident” amounts which vary depending upon the nature of the risks insured against. Our policies are renewable on an annual basis and expire July 23, 2008 and October 1, 2008. The Mexican railroad services law and regulations provide that, if we receive insurance proceeds in respect of any damage to our rail lines, those proceeds shall be applied to the repair or remediation of such damages.

On June 23, 1997, we entered into a labor agreement with the Sindicato de Trabajadores Ferrocarrileros de la Republica Mexicana (Mexican Railroad Union), for a term of 50 years, for the purpose of regulating the relationship between the parties and improving conditions for the union employees. Approximately 77% of our employees are covered by this labor agreement. The compensation terms under this labor agreement are subject to renegotiation on an annual basis and all other terms are renegotiated every two years. These negotiations have not resulted in any strikes, boycotts, or other significant disruption of our operations.

Other Litigation

Disputes with Ferromex

Disputes Relating to Payments for the Use of Trackage and Haulage Rights and Interline Services.  We and Ferromex, the operator of the largest railway system in Mexico and a competitor of us, both initiated administrative proceedings seeking a determination by the SCT of the rates the companies should pay each other in connection with the use of trackage and haulage rights and interline and terminal services. The SCT, in March of 2002, issued a ruling setting the rates for trackage and haulage rights. In August 2002, the SCT issued a ruling setting the rates for interline and terminal services. We and Ferromex appealed both rulings. Following trial and appellate court decisions, the Mexican Supreme Court in February of 2006, in a ruling from the bench, sustained our appeal of the SCT’s trackage and haulage rights ruling, vacating the SCT ruling and ordering the SCT to issue a new ruling consistent with the Court’s opinion. We have not yet received the written opinion of the Mexican Supreme Court decision nor has the Mexican Supreme Court decided the interline and terminal services appeal. In October 2006, we were served with a claim raised by Ferromex in which Ferromex asked for information concerning the interline traffic between us and Ferromex, from January 2002 through December 2004. We filed an answer to this claim, and expect this litigation to continue over the next few years. We believe that, based on our assessment of the facts in this case, there will be no material effect on our financial statements.

Disputes Relating to the Scope of the Mandatory Trackage Rights.  We and Ferromex are parties to various civil cases involving disputes over the application and proper interpretation of the mandatory trackage rights. In August 2002, the SCT issued rulings determining Ferromex’s trackage rights in Monterrey, Nuevo León. We and Ferromex both appealed the SCT’s rulings. At the Administrative Federal Court level, we obtained what we believe are favorable rulings. Ferromex appealed these rulings and the case was returned to the Administrative Federal Court. The Mexican Administrative Federal Court issued a ruling on June 11, 2007. On August 8, 2007, we were served with the ruling from the Administrative Federal Court, holding that the trackage right in Monterrey is extensive, and allowing Ferromex to use certain auxiliary tracks. We intend to appeal this ruling because the Administrative Federal Court did not consider the length and limits of this trackage right, which is included in our concession title. The appeal proceedings will be initiated in September 2007.

Miscellaneous legal proceedings

SCT Sanction Proceedings.  In April 2006, the SCT initiated sanction proceedings against KCSM, claiming that KCSM had failed to make the minimum capital investments projected for 2004 and 2005 under its five-year business plan filed with the SCT prior to its acquisition by KCS. KCSM believes it made capital expenditures exceeding the required amounts. KCSM responded to the SCT by providing evidence in support of its investments and explaining why it believes sanctions are not appropriate. In May 2007, the Company was served with an SCT resolution relating to the sanction proceeding for 2004. In June 2007 the Company was served with an SCT notification that KCSM failed to make minimum capital investments, and imposing a fine in the amount of Ps.46,800. The Company will challenge both rulings before the Administrative Federal Court, and if necessary KCSM will have the right to appeal any adverse ruling by the Administrative Federal Court before the Federal Magistrates Tribunal. The Company believes that even if the threatened sanctions become effective, there will be no material adverse effect on the operations of KCSM. However, if these proceedings are conclusively ruled adversely against KCSM and sanctions are imposed, KCSM could be subject to possible future revocation of the concession if the SCT imposes sanctions on three additional occasions for the same failure over the remaining term of the concession.

Mancera Claim.  In February 2006, Mancera filed a claim against us seeking payment for the reminder of a contingency fee for costs and expenses derived from Mancera’s representation of us in our value added tax, or VAT, claim against the Mexican government. In March 2006, we responded to the claim and the parties are currently in the evidence stage of the trial. We expect this claim to settle for less than the $11.7 million or Ps.129.0 million being demanded by Mancera. Although it is not possible to predict the outcome of any litigation, we believe that this claim lacks merit and that we can assert strong defenses. Our management believes that it has adequately reserved for our obligation under the engagement agreement with Mancera and does not believe that the resolution of this claim will have a material adverse effect on our financial statements.

Mexican Antitrust Investigation.  In August 2006, the Mexican Antitrust Commission announced an investigation into possible antitrust practices in the provision of rail cargo services. The targets of that investigation have not been identified, and while we may be required to provide information in connection with the investigation, we do not believe that our operations are the subject of the inquiry.

Other.  We are a party to various other legal proceedings and administrative actions arising in the ordinary course of business. Although it is impossible to predict the outcome of any legal proceeding or administrative action, in management’s opinion, such proceedings and actions should not, either individually or in the aggregate, have a material adverse effect on our financial condition or results of operations.

MANAGEMENT

Board of Directors of KCSM

Our estatutos sociales (by-laws) provide that our Board of Directors shall consist of a minimum of three directors and three alternates and a maximum of seven directors and seven alternates. Our Board of Directors is responsible for the management of KCSM. The members of the Board of Directors are elected annually.

The current members of the Board of Directors of KCSM and their principal occupations are as follows:

	Year of
Name	Appointment	Position Held	Age

Michael R. Haverty	1997	Chairman and Chief Executive Officer of KCS	63
Arthur L. Shoener	2005	President and Chief Operating Officer of KCS	60
James R. Jones	2001	Director of KCS	68
Patrick J. Ottensmeyer	2006	Executive Vice President and Chief Financial Officer of KCS	50
Larry M. Lawrence	2005	Senior Vice President and Assistant to the Chairman of KCS	45

The current alternate directors of KCSM are Scott E. Arvidson, Daniel W. Avramovich, William J. Wochner, Robert M. Chapman and Paul J. Weyandt.

Michael R. Haverty was elected as Director in 1997 and as Chairman of the Board of Directors in 2005. Mr. Haverty serves as a director, Chairman and Chief Executive Officer of KCS. Mr. Haverty is also Chairman of the Executive Committee of KCSM. Mr. Haverty served as Chairman and Chief Executive Officer of Haverty Corporation from 1993 to 1995, acted as an independent executive transportation adviser from 1991 to 1993, and served as President and Chief Operating Officer of the Atchison, Topeka and Santa Fe Railway Company from 1989 to 1991.

Arthur L. Schoener was elected as Director in 2005. Mr. Shoener joined KCS in January 2005 as the Executive Vice President and Chief Operating Officer and was named President and Chief Operating Officer and elected to the KCS board of directors in June 2006. Mr. Shoener also serves as the President and Chief Executive Officer of KCSR and Tex-Mex. Prior to joining KCS, Mr. Shoener established a transportation consulting firm with domestic and international clients and he served as Executive Vice President of Operations for the Union Pacific Railroad Company from 1991 through 1997.

James R. Jones was elected as Director in 2005. Mr. Jones has been a director of KCS since 1997. He is Special Counsel to the firm of Manatt, Phelps & Phillips. Mr. Jones was President of Warnaco Inc. International Division from 1997 to 1998, U.S. Ambassador to Mexico from 1993 to 1997, and Chairman and Chief Executive Officer of the American Stock Exchange from 1989 to 1993. Mr. Jones served as a member of the U.S. Congress, representing the State of Oklahoma for 14 years. He was White House Special Assistant and Appointments Secretary to President Lyndon B. Johnson. Mr. Jones is also a director of Anheuser-Busch and Grupo Modelo, S.A. de C.V.

Patrick J. Ottensmeyer was elected as Director in 2006. Mr. Ottensmeyer joined KCS in May 2006. Mr. Ottensmeyer has over 25 years of financial experience. From 2001 until joining KCS, Mr. Ottensmeyer served as Chief Financial Officer of Intranasal Therapeutics, Inc., a late-stage specialty pharmaceutical and drug delivery company specializing in the development of prescription drugs for nasal delivery. Prior to that, Mr. Ottensmeyer served as Corporate Vice President Finance and Treasurer of Dade-Behring Holdings, Inc. from 2000 to 2001 and as Vice President Finance and Treasurer of BNSF Railway from 1993 to 1999.

Larry M. Lawrence was elected as Director in 2005. Mr. Lawrence, as Assistant to the Chairman, has been special advisor to KCS’ management in the acquisition of Grupo KCSM. Before joining KCS in 2001,

Mr. Lawrence was a business and strategy consultant for 15 years, primarily at McKinsey & Co. and KPMG. Mr. Lawrence was appointed Senior Vice President of KCS in 2006.

Through the KCSM confirmation in writing of unanimous partners’ resolutions on April 12, 2007, effective as of May 8, 2007, the partners elected the directors of KCSM for an indefinite term. Under Mexican law, they will remain in place until new directors are elected at a subsequent partners’ or shareholders’ meeting, as the case may be.

Officers

The officers of KCSM serve at the discretion of the Company’s Board of Directors. The current executive officers of KCSM and their titles are as follows:

	Year of
Name	Appointment	Position Held	Age

José Guillermo Zozaya Delano	2006	President and Executive Representative	55
Patrick J. Ottensmeyer	2006	Chief Financial Officer	50
Richard M. Zuza	2006	Senior Vice President — International Purchasing and Materials	53
Michael K. Borrows	2006	Chief Accounting Officer	39
Paul J. Weyandt	2006	Treasurer	54
Julio Quintero Martínez	2006	Controller	37
Manuel Virgilio Zulaica Lopez	2003	Senior Vice President-Operations	40
Scott E. Arvidson	2006	Senior Vice President Information Technology	47
Gloria M. Ballesteros	2007	Vice President Sales and Marketing	34
Cesar Alfredo Polack Belaunde	2003	Vice President Engineering	52
Guillermo Ernesto Palacios Chávez	2006	Labor Relations Director	51
William J. Wochner	2007	General Counsel	59

José Guillermo Zozaya Delano, President and Executive Representative, has been serving KCSM since April 20, 2006. Mr. Zozaya has 35 years of experience in law and government relations, most recently as the legal and government relations director for ExxonMobil Mexico, S.A. de C.V., where he spent the last nine years. He has extensive experience in mergers and acquisitions, contracts and assisting multinational organizations develop their business through government relations.

Patrick J. Ottensmeyer, Chief Financial Officer, was appointed Chief Financial Officer of KCSM on May 12, 2006. Mr. Ottensmeyer brings over 25 years of financial experience to the Company. From 2001 until joining KCSM, Mr. Ottensmeyer served as Chief Financial Officer of Intranasal Therapeutics, Inc., a late-stage specialty pharmaceutical and drug delivery company specializing in the development of prescription drugs for nasal delivery. Prior to that, Mr. Ottensmeyer served as Corporate Vice President Finance and Treasurer of Dade-Behring Holdings, Inc. from 2000 to 2001 and as Vice President Finance and Treasurer of BNSF Railway from 1993 to 1999.

Richard M. Zuza, Senior Vice President — International Purchasing and Materials, was appointed to his current position with KCSM in 2006. Mr. Zuza joined KCS in November 2005 as the Senior Vice President — International Purchasing and Materials. Prior to joining KCS, Mr. Zuza was Vice President of Procurement for Allstate Insurance Company from 1998 to 2005, Vice President of Purchasing for Gibson Greetings, Inc. for seven years and held a variety of purchasing positions with General Electric Company for 15 years.

Michael K. Borrows, Chief Accounting Officer, was appointed Chief Accounting Officer of KCSM in December 2006. In June 2006, Mr. Borrows joined KCS as Vice President — Financial Reporting and Tax. Mr. Borrows was elected Vice President and Chief Accounting Officer of KCS in May, 2007. He was elected Senior Vice President and Chief Accounting Officer of KCS in August, 2007. Prior to joining KCS,

Mr. Borrows spent 11 years at BNSF Railway serving in a variety of financial roles, most recently as General Director Finance.

Paul J. Weyandt, Treasurer, was appointed Treasurer of KCSM in December 2006. Prior to that, Mr. Weyandt served as Interim Treasurer beginning in December 2005. Mr. Weyandt has served as Senior Vice President-Finance and Treasurer of KCS and KCSR since April 2005. He served as Vice President and Treasurer of KCS and of KCSR from September 2001 until March 2005. Before joining KCS, Mr. Weyandt was a consultant to the Structured Finance Group of GE Capital Corporation from May 2001 to September 2001. Prior to that, Mr. Weyandt spent 23 years with BNSF Railway, most recently as Assistant Vice President Finance and Assistant Treasurer.

Julio Quintero Martínez, Controller, joined KCSM in May 2005 as a Controller. From 2003 until May 2005, Mr. Quintero was employed by Wyeth Pharmaceuticals where he served as Division Controller for Mexico and Central America with responsibilities for cost accounting, treasury and Sarbanes-Oxley compliance. From 1996 to 2003, Mr. Quintero served as Controller for Baxter International and Treasurer for Daimler-Chrysler in Mexico City.

Manuel Virgilio Zulaica Lopez, Senior Vice President-Operations, joined us in May 2000 and has served as Senior Vice President-Operations since September 2003, and he has occupied the position as the most senior operating officer at the company since 2003. Mr. Zulaica has over 11 years of experience in the railroad industry, having worked in various positions in the U.S., Canada and Mexico for the Canadian Pacific Railroad.

Scott E. Arvidson, Senior Vice President Information Technology, was appointed to his current position of KCSM in December 2006. Mr. Arvidson has served as Senior Vice President and Chief Information Officer of KCS and KCSR since September 2006. Mr. Arvidson served as Vice President and Chief Information Officer of KCSR from January 2003 and May 2000, respectively, until September 2006. Mr. Arvidson served as Director-Business Solutions Delivery for KCSR from January 1999 until April 2000.

Gloria M. Ballesteros, Vice President Sales and Marketing, joined us in June 1997, and was recently appointed Vice President Sales and Marketing. Before her promotion, she occupied several positions within KCSM, and most recently served as Customer Service and Design Director from April 2005 until July 2007. Prior to joining KCSM, she worked at Alstom, where she served in various positions relating to car maintenance and repairs.

Cesar Alfredo Polack Belaunde, Vice President Engineering, joined us in April 2003. Mr. Polack has 24 years of experience in the construction industry, having participated in the engineering and construction of power plants, mining and infrastructure projects and chemical plants in Mexico, Colombia, Ecuador, Peru and Chile. From 1997 through 2002, Mr. Polack worked with the Bechtel Group (USA), participating in infrastructure, power and mining projects in Chile, Peru, Colombia, Mexico and the U.S. From 1981 through 1996, Mr. Polack worked with Bufete Industrial, S.A., participating in power and industrial projects in Mexico, Ecuador and Chile.

Guillermo Ernesto Palacios Chávez, Labor Relations Director, joined us in June 1997. Mr. Palacios was promoted to Labor Relations Director in April 2005. He worked for Ferocarriles Nacionales de México, S.A. de C.V. from 1993 to 1997, and participated in the opening of the private investment of the Mexican railroad system and the segmentation and forming of the companies that would receive the corresponding concessions from the Federal Government.

William J. Wochner, General Counsel, was appointed General Counsel of KCSM in May 2007. Mr. Wochner has served as Senior Vice President and Chief Legal Officer of KCS and KCSR since February 2007. Mr. Wochner served as Vice President and Interim General Counsel of KCS and KCSR from December 2006 to January 2007. From September 2006 to December 2006, Mr. Wochner served as Vice President and Associate General Counsel of KCS and KCSR. From March 2005 to September 2006, Mr. Wochner served as Vice President, Sales and Marketing/Contracts for KCSR. From February 1993 to March 2005, Mr. Wochner served as Vice President and General Solicitor of KCSR.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our ultimate parent, Kansas City Southern, or KCS, is responsible for establishing our executive compensation policies and overseeing our executive compensation practices. The KCS Compensation Committee is comprised solely of non-management directors, all of whom meet the independence requirements of the New York Stock Exchange. The KCS Compensation Committee works with the human resource department at KCSM to implement the executive compensation policies and comply with Mexican labor law and custom.

All of the members of KCSM’s Board of Directors, including the Chairman and our Chief Financial Officer, are solely compensated by our parent, KCS. Except for Larry M. Lawrence, disclosure of these individuals’ compensation from KCS is available for review in KCS’ 2007 Proxy Statement filed with the SEC on March 30, 2007. Neither Mr. Lawrence nor any other officer or director of KCS or KCSR receives any additional compensation for his service as a director or officer of KCSM. No additional information relating to our directors’ or our Chief Financial Officer’s compensation is disclosed in this prospectus.

For assistance in fulfilling its responsibilities, the KCS Compensation Committee retained Towers Perrin, an independent consulting firm. Towers Perrin is engaged by and reports to the KCS Compensation Committee. Towers Perrin’s primary role has been to provide market data to the KCS Compensation Committee, advise the KCS Compensation Committee on where the company’s executives, including the KCSM executives, fall within those data, and make recommendations to the KCS Compensation Committee on compensation structure and components.

Specifically, Towers Perrin performed the following functions on behalf of the KCS Compensation Committee:

•	Advised the KCS Compensation Committee on it executive compensation policies;

•	Advised the KCS Compensation Committee on director compensation practices and trends;

•	Assisted the KCS Compensation Committee in making executive compensation decisions in 2006 and 2007;

•	Worked with the KCS Compensation Committee and management to develop recommendations related to various aspects of executive compensation awards; and

•	Assisted the KCS Compensation Committee in selecting the peer group companies listed herein.

Such functions were performed at the instruction of the KCS Compensation Committee. The KCS Compensation Committee makes all final compensation decisions with regard to the compensation of our executive officers.

In 2006, Towers Perrin provided market data and advice to the KCS Compensation Committee regarding the following executive compensation components:

•	Executive compensation philosophy;

•	Long-term incentive grant strategy;

•	Executive stock ownership guidelines;

•	Executive perquisites;

•	Employment agreement provisions, including change-in-control benefits; and

•	Estimated costs of change-in-control benefits.

Philosophy

The Compensation Committee of KCS has adopted an executive compensation philosophy consisting of the following elements:

Market competitive positioning

•	Base salary — On average, the KCS Compensation Committee seeks to pay executives a base salary that is at about the local market median, subject to incumbent-specific and internal equity/value considerations.

Role of incentive compensation

•	Annual Incentives — The purpose of the annual incentive awards is to motivate and reward the achievement of company and individual performance goals, as appropriate, given the executive’s scope of responsibility.

•	Long-Term Incentives — Our long-term incentives are designed to encourage executive retention, align the interests of our executives with those of our stockholders, facilitate executive stock ownership and reward the achievement of long-term financial goals.

Primary comparative market

The KCS Compensation Committee periodically performs benchmarking analyses of our executives’ base salaries, annual incentive compensation, and long-term incentive compensation using market data provided by Towers Perrin. In connection with these analyses, the KCS Compensation Committee has defined the U.S. primary competitive market for KCS as transportation and mature, capital-intensive companies with annual revenues of less than $3 billion that participate in Towers Perrin’s Executive Compensation Database. These data were collected in 2005 and presented to the KCS Compensation Committee in making compensation decisions for 2006. Except as described below in setting the base salaries for the KCSM executives, the KCS Compensation Committee did not benchmark different elements of compensation against different benchmarking groups. Rather, the KCS Compensation Committee used the market data to determine how compensation paid to KCS executives, on a company-wide basis (including KCSM), compared to the market median for each of the above components. Most recently, the KCS peer group was comprised of the following companies:

• A.T. Cross	• Graco	• NorthWestern Energy
• American Greetings	• Great Plains Energy	• Omnova Solutions
• Barnes Group	• Harsco	• Oshkosh Truck
• Brady • Burlington Northern Santa Fe	• Hasbro • Hayes Lemmerz	• Pinnacle West Capital • Rockwell Collins
• Coachmen Industries	• Herman Miller	• Russell Corporation
• Comair	• Hexce	• Snap-on
• Cooper Tire & Rubber	• HNI	• Steelcase
• CSX	• Huffy	• Sybron Dental Specialties
• Donaldson	• IDACORP	• Tennant
• Duquesne Light Holdings	• Jarden Corporation	• Thomas & Betts
• Dura Automotive Systems	• JLG Industries	• Toro
• EDO	• Kennametal	• Tupperware
• El Paso Electric	• Martin Marietta Materials	• Union Pacific
• ElkCorp	• Milacron	• UniSource Energy
• ESCO Technologies	• Mine Safety Appliances	• United Airlines
• Fleetwood Enterprises	• Modine Manufacturing	• United Parcel Service
• Flowserve	• Monaco Coach	• Vulcan Materials
• Glatfelter	• Norfolk Southern	• Winnebago Industries

General industry companies that participate in Towers Perrin’s Mexico Compensation Database were used to benchmark base salaries for KCSM executives. General industry data are used instead of industry-specific data because of insufficient transportation industry participants in Mexico. Market data were size adjusted based on the revenue responsibility of the executives. The general industry companies used to benchmark KCSM salaries consisted of the following:

• Alfa	• Smurfit Carton y Papel de México	• Kimberly
• Bombardier Transportation México	• Glaxo SmithKline	• Maseca
• British American Tobacco	• Grupo Warner Lambert Mexico	• Motorola
• British Petroleum	• Grupo Desc	• Pepsico de México
• Cemex Internacional	• Gruma	• Procter & Gamble
• Coca-Cola FEMSA	• Hewlett Packard México	• Pfizer México
• Cydsa	• IBM México	• Sabritas
• Gamesa	• Kellogg	• Servicios Corporativos Doemcq

For KCSM, base salaries were targeted at the median of local country market data. Annual and long-term incentives targets for KCSM’s Named Executive Officers are set in the same manner as the target awards for KCS executives who fall within the same salary grade. Because these target awards are intended to approximate United States market median, the target awards are likely above the market median practice in Mexico. The KCS Compensation Committee has not identified a targeted market position for perquisites or benefits. However, as described in more detail below, we provide perquisites to the Named Executive Officers (as defined on page 87) consistent with applicable law and general practices in Mexico.

The KCS Compensation Committee believes its executive compensation philosophy will achieve the following objectives:

•	Facilitate the attraction and retention of highly-qualified executives;

•	Motivate executives to achieve operating and strategic goals;

•	Align executives’ interests with those of the stockholders of KCS by rewarding the creation of stockholder value; and

•	Deliver executive compensation in a responsible and cost-effective manner.

Elements of Compensation

The primary elements of our 2006 executive officer compensation package are described below.

Compensation
Element	Purpose	Characteristic

Base Salary	To provide a fixed element of pay for an individual’s primary duties and responsibilities	Base salaries are reviewed annually and are set based on qualitative performance evaluation, competitiveness versus the external market, and internal equity considerations.
Annual Incentive Plan	To encourage and reward the achievement of specified financial goals and individual goals	The actual amount paid will be determined by individual results and by financial results of KCSM and KCS on a company-wide basis, as determined in the Annual Incentive Plan. In order to receive any payment, KCS must reach the required minimum financial results and the executive must meet required individual performance objectives.

Compensation
Element	Purpose	Characteristic

Perquisites	To provide perquisites typically provided at companies against which we compete for executive talent	Consistent with perquisite practices in Mexico generally, we provide the following perquisites: (1) annual Christmas bonus, (2) vacation and vacation premium payments, (3) food stipend, (4) automotive allocation, (5) maintenance and gasoline, (6) 100% payment of the executive’s share of social security fees and (7) a limited reimbursement of expenses for financial planning services in accordance with the KCS Financial Planning Reimbursement Policy.
Benefits	To promote the culture of savings with our executives	We will match executives’ contributions into a savings fund up to a certain legal limit.
	To provide for basic life and disability insurance, medical coverage, and retirement income	We provide accident, medical and life insurance for our executives.
Restricted Stock	To align the executives’ interests with those of KCS investors (via creation of stockholder value), to encourage KCS stock ownership, and to provide an incentive for retention	Service-based long-term incentive opportunity; award value depends on KCS stock price.
Stock Options	To facilitate the attraction and KCS stockholder alignment of new hires	Performance based long-term incentive opportunity; amounts realized are dependent upon KCS share price appreciation.

Details regarding these elements, as well as other components and considerations of our executive compensation strategy, are described below.

Compensation Determination and Implementation

Pay packages for our top executives are recommended by KCS’ CEO and the KCS Compensation Committee early each year. The CEO and the KCS Compensation Committee consider competitive market data on salaries, target annual incentives and long-term incentives, and subjectively consider such matters as internal equity and each executive’s individual responsibility, experience, and overall performance as reported by direct supervisors or by observation. The KCS Compensation Committee does not give any specific weighting to any of these factors.

In determining appropriate compensation for KCSM’s executives, the KCS Compensation Committee works with Towers Perrin, its independent consultant, to analyze market data from the peer companies identified above to build a salary and total compensation structure for KCSM executives. Executives are assigned a “salary grade” and associated salary range based on the applicable market data, internal equity considerations and job functions. The actual salary awarded to an executive within the salary range is subjectively based on a qualitative evaluation of such factors as the executive’s experience, responsibility, performance, potential, and tenure with the Company.

In addition, each salary grade has an associated annual incentive award target, expressed as a percentage of base salary, as well as target long-term incentive award. These target incentive awards are based on market median practices and determined as described in more detail below.

Annual incentive award targets under our annual incentive plan are determined based upon market data. Actual award payouts are based upon achievement of company-wide financial goals and individual performance goals as described below. Long-term incentive grant targets are determined by applying market long-term incentive multiples, expressed as a percentage of salary, to a midpoint level of each salary grade. The number of shares actually granted was determined by dividing the targeted dollar amount by the share value.

The KCS Compensation Committee reserves the right to materially change compensation for situations such as a material change in an executive’s responsibilities. The amount of compensation realized or potentially realizable by our executives does not directly impact the level at which future pay opportunities are set or the programs in which they participate.

The targeted total direct compensation levels for our executives have been, generally, somewhat below the median of observed market practices as determined by compensation surveys. The KCS Compensation Committee’s intent is to transition, on average, to market median levels in Mexico for total direct compensation by 2007.

Each year, KCS’ management provides recommended base salary adjustments and equity award grants for the senior executives of KCS, KCSM and its other subsidiaries to the KCS Compensation Committee. The grant date for all equity awards is the date on which the KCS Compensation Committee approves the grant or the date on which the grant is ratified by the KCS Board of Directors.

Special one-time equity awards, generally in the form of KCS stock options and/or KCS restricted stock, are granted to newly-hired executives and executives receiving promotions. The grant date for these awards is the later of the KCS Compensation Committee approval date or the new hire’s start date or executive’s promotion date, as applicable. The number of options granted to newly-hired or promoted executives are recommended by management and set by the KCS Compensation Committee.

The KCS Compensation Committee does not time stock option grants or other equity awards to our executives with the release of material non-public information relating to KCS or KCSM.

Base Salary

Our President and Executive Representative and the other KCSM executive officers for whom information is provided in the Management Compensation Tables in this prospectus (referred to herein as “Named Executive Officers”) are paid a base salary to provide a basic level of regular income for services rendered during the year. The KCS Compensation Committee sets the level of base salaries for the Named Executive Officers and other senior executives for whom the KCS Compensation Committee has responsibility based on recommendations provided to it by the Chairman of the KCSM Board. The KCS Compensation Committee generally targets the 50th percentile of the local market in setting base salary levels at KCSM. Actual executive salaries vary from this targeted positioning based on subjective evaluation by the KCS Compensation Committee and management of individual contribution and performance, level of responsibility, experience, our performance, and internal equity considerations. The KCS Compensation Committee does not give specific weightings to any of these factors.

Annual Incentive Plan

The KCS Compensation Committee utilized an annual cash incentive program, or AIP, for 2006 with actual payout amounts based on KCS company-wide (including KCSM) financial goals and, for certain salary grades, individual performance goals. AIP target bonus amounts are expressed as a percentage of base salary, depending upon salary grade. AIP actual bonus amounts vary depending upon an individual executive’s base salary, the multiple applied to such base salary, and the executive’s individual performance. The KCS company-wide 2006 financial goals were operating income (70% weight) and cash flow (30% weight). Individual performance also comprised a percentage of AIP goals for KCSM Named Executive Officers. In order for any awards to be earned under the AIP (for either financial or individual performance), operating income and cash flow of KCS and its subsidiaries (including KCSM) must at least equal the specified threshold performance goals. The KCS Compensation Committee has the discretion to modify the award amounts downward based on any criteria it determines, including, but not limited to, factors tied to the success of KCS or any of its business units.

The individual performance component was determined by individual scoring on a performance plan comprised of achievement objectives in the five operational areas described in the following table:

Operational Area	Weight	Description

Safety	1-30%	Management of the “safety process” to ensure an accident and injury free work environment
Financial	20-50%	Achievement of net income target by growing revenues and controlling expenses
Strategic Projects	1-50%	Contribution to the successful completion of critical project initiatives
Customer Service	1-50%	Ensure customer loyalty and satisfaction
Leadership/Personal Development and Teamwork	1-20%	Employee leadership, development and involvement to accomplish business goals.

All KCSM employees, including our Named Executive Officers, are required to set goals in each of the five operational areas to create an individual performance plan. The weight given to each operational area and specific performance goal is established by the executive based on his responsibilities and job description. For example, executives who have a greater accountability for the implementation of strategic projects will have a higher weighted goal for that operational area than those who do not. The achievement of each individual performance goal is qualitatively evaluated.

The table below shows the threshold, target and maximum goals for KCS’ performance for the Named Executive Officers for 2006. Business unit performance was considered qualitatively in setting base salary levels for 2006, which then formed the basis for making AIP awards.

	Operating Income	Consolidated
	(After G&A)	Cash Flow

Threshold	$250 million	$10 million
Target	$295 million	$50 million
Maximum	$340 million	$90 million

For the year ended December 31, 2006, KCS’ operating income (after general and administrative expenses) was approximately $304 million, and KCS’ consolidated cash flow was approximately $58 million. Accordingly, AIP awards for 2006 were paid at the target level.

The following table shows the weighting of financial and individual performance components under the AIP for the KCSM Named Executive Officers for 2006:

	Financial	Individual
Name	Performance	Performance

Jose Guillermo Zozaya Delano	75%	25%
Manuel Virgilio Zulaica Lopez	75%	25%
Alejandro Garcia Acosta	75%	25%
Cesar Alfredo Polack Belalunde	50%	50%
Carlos Pedro Aguilar Mendez(1)	50%	50%

(1)	Mr. Aguilar’s employment was terminated prior to the end of the year and accordingly no AIP award was paid to Mr. Aguilar for 2006.

Awards made to Named Executive Officers under the AIP for performance in 2006 are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

If KCS’ financial results are restated after the payment of incentive awards to executives, the Compensation Committee of KCS will review any repayment actions to be taken on a case-by-case basis.

Each year, the KCS Compensation Committee will determine whether an AIP will be adopted for that year and will establish participation, award opportunities and corresponding performance measures and goals.

Perquisites

Consistent with applicable law and perquisite practices in Mexico generally, we provide the following perquisites to our Named Executive Officers: (1) annual Christmas bonus, (2) vacation and vacation premium payments, (3) food stipend, (4) automotive stipend, (5) maintenance and gasoline, (6) 100% payment of the employee’s social security fees and (7) a limited reimbursement of expenses for financial planning services in accordance with the KCS Financial Planning Reimbursement Policy. The annual Christmas bonus is a payment in the amount equal to one month’s salary, prorated based on time with the Company. The Named Executive Officers initially have a minimum of ten days of vacation (as set forth in their respective employment agreements) and a corresponding vacation premium equal to 50% of their earned vacation days, generally paid on or around their annual anniversary date, in accordance with the Company’s payroll policy. Each executive receives up to 9% of base salary, but not to exceed the legal maximum, for food expenses. KCSM leases on behalf of each executive a company car, which is replaced every four years. KCSM also provides a limited maintenance and gasoline stipend to each Named Executive Officer.

Long-Term Incentives

1991 Amended and Restated Stock Option and Performance Award Plan, or 1991 Plan. The purpose of the 1991 Plan is to allow employees, directors and consultants of KCS and its subsidiaries, including KCSM, to acquire or increase equity ownership in KCS. The 1991 Plan provides for the award of KCS stock options (including incentive stock options), restricted shares, bonus shares, stock appreciation rights, or SARS, limited stock appreciation rights, or LSARs, performance units and/or performance shares to officers, directors and employees. Awards under the 1991 Plan are made in the discretion of the KCS Compensation Committee, which is empowered to determine the terms and conditions of each award. Specific awards may be granted singly or in combination with other awards. The KCS stock options and restricted share awards described in the Summary Compensation Table were awarded under the 1991 Plan.

Long-Term Incentive Grants.  The KCS Compensation Committee’s strategy is to emphasize stock-based incentives as a portion of our executives’ total compensation package. Prior to 2005, long-term incentive award opportunities were delivered primarily through stock options. In 2005, based upon the KCS Compensation Committee’s consideration of the unique challenges resulting from the acquisition of KCSM, the KCS Compensation Committee began providing long-term incentive opportunities to executives primarily through KCS restricted stock grants. For 2006, the total number of shares of KCS restricted stock granted was based on consideration of each individual’s targeted total direct compensation (salary, target annual incentive and long-term incentive award opportunities), as described in more detail under the caption “Compensation Determination and Implementation” above. The 2006 restricted stock awards “cliff” vest after five years, providing what we believe is a strong retention incentive to our executive team and facilitating a long-term KCS stock ownership commitment.

The KCS Compensation Committee intends to periodically review the grant strategy to ensure that the long-term incentive awards granted balance the objectives of increasing KCS stockholder value, motivating and retaining key executives and facilitating KCS stock ownership in a cost effective manner. The KCS Compensation Committee adopted a new long-term incentive program in 2007 (see “2007-2009 Executive Long-Term Incentive Plan” below).

Benefits

Savings Fund.  Each of our Named Executive Officers may contribute up to 13% of base salary up to $177.25 monthly, the legal maximum, to a savings fund. We make a matching contribution to each Named Executive Officer’s savings fund.

Other Benefits.  We also pay premiums for medical, disability, AD&D, and group life insurance.

Pay Mix

The percentage of each KCSM Named Executive Officer’s total compensation that is comprised by each of the compensation elements is not specifically determined, but instead is a result of the targeted competitive positioning for each element (i.e., market median for base salaries, annual incentives, and long-term incentives and consistent with local practice and applicable law for perquisites and benefits). Typically, long-term incentives comprise a significant portion of a Named Executive Officer’s total compensation. This is consistent with the KCS Compensation Committee’s desire to reward long-term performance in a way that is aligned with KCS stockholders’ interests.

Executive Stock Ownership Guidelines

In 2006, the KCS Compensation Committee implemented stock ownership guidelines for its executives, including KCSM’s Named Executive Officers. A fixed share approach is used, with the number of KCS shares based on the salary multiples shown in the table below and a specified “constant” share price used for the divisor.

Multiple of
Salary

CEO	5
COO	4
EVPs	3
SVPs and VPs	1

The KCS Compensation Committee will periodically review the continued appropriateness of the fixed share ownership guidelines.

Executives are given five years, commencing on the later of the date the guidelines were implemented or their start date, to meet the required share holdings. If an executive fails to timely comply with the ownership guidelines, then not less than 50% of any future annual incentives will be paid in restricted KCS shares until compliance is achieved.

KCS shares that count in determining compliance with the stock ownership guidelines are shares beneficially owned by the executive, shares held by the executive in any KCS benefit plan, restricted shares at the time of grant, performance shares when earned (even if not yet vested), and shares issued on exercise of stock options.

Change in Control Benefits.  Other than as described below under the caption “Potential Payments Upon Termination or Change in Control”, KCSM executives are not entitled to any special rights or formal payments upon a change of control of KCS or KCSM. The KCS Compensation Committee did not consider arrangements detailing potential payments or benefits upon termination or change in control in making decisions regarding other compensation elements.

Severance Compensation

In accordance with Mexican law, if an employee, including a Named Executive Officer, is terminated from his or her position without cause, then the Company shall pay to such employee a severance payment equal to a minimum of ninety days’ base salary plus an additional payment equal to twenty days’ base salary for each year of service with the Company. A seniority premium is also paid to such employee in an amount equal to twelve days for each year of service at the Company at a legally mandated rate of Ps.101.14 per day.

Pursuant to the terms of their respective employment agreements with the Company, each of Mr. Zozaya and Mr. Zulaica is entitled to one year base salary upon a termination of his employment without cause.

Tax and Accounting Considerations

For executives in Mexico, the KCS Compensation Committee considers certain Mexican tax and accounting issues when forming compensation packages. All elements of compensation are presented on a pre-tax basis, and accordingly the values of all non-taxable cash elements and benefits are grossed up to their pre-tax values.

Compensation Decisions Made for 2007

In 2006, the KCS Compensation Committee, assisted by Towers Perrin, conducted a review of a number of components of its executive compensation program, including:

•	Its executive compensation philosophy;

•	Its long-term incentive (LTI) grant strategy under the 1991 Plan;

•	Its executive stock ownership guidelines; and

•	Executive perquisites.

As a result of this review, in 2007 the KCS Compensation Committee modified its compensation program to provide to KCS and KCSM executives a one-time incentive KCS stock grant covering the years 2007-2009, rather than annual long-term incentive grants. The Compensation Committee believes that this change to its compensation policies and practices will achieve greater simplicity and an enhanced focus during this period on performance shares (60% weighting) and restricted shares (40% weighting) (see detailed discussion below).

2007-2009 Executive Long-Term Incentive Plan

Prior to March 2005, the KCS Compensation Committee relied on stock option grants as the primary long-term incentive award vehicle for executives. Starting with the March 2005 long-term incentive grants to executives, the KCS Compensation Committee adopted a strategy of awarding service-based restricted shares as the sole long-term incentive award vehicle in an effort to enhance executive retention and increase executive stock ownership. These awards vest at the completion of five years of service by the executive.

In 2006, the KCS Board of Directors and Compensation Committee expressed an interest in linking the long-term incentive stock awards more closely to performance in order to provide an incentive to executives to meet or exceed KCS and KCSM performance goals.

Accordingly, on September 19, 2006, the KCS Compensation Committee adopted a new Executive Long-Term Incentive Grant program, or LTI Program, under the 1991 Plan. On January 17, 2007, pursuant to the terms of the LTI Program, the KCS Compensation Committee granted executives, including KCSM executives, a one-time conditional stock grant comprised of KCS performance shares (60% weighting) and KCS restricted shares (40% weighting) to cover the performance period of 2007 through 2009. The performance shares must be earned by executives over the three-year period based on KCS meeting (on a company-wide basis) the performance goals discussed below. Performance shares are earned on a pro rata basis, conditioned upon achievement of predetermined one-, two- and three-year performance goals. The earned performance share awards will not vest or be delivered until the end of the three-year program period following affirmation by the KCS Compensation Committee that the performance goals have been satisfied. The restricted stock awards will vest and be delivered upon vesting after December 31, 2009, which is the date that the restriction period for the restricted shares ends. The performance metrics in the LTI Program are operating ratio (50% weighting), earnings before interest, taxes, depreciation and amortization, or EBITDA (25% weighting), and return on capital employed, or ROCE (25% weighting).

Based on the recommendation of the KCS senior management, the KCS Compensation Committee adopted the following performance goals as the performance metrics for the 2007-2009 performance period:

				Earned
	Operating			Percentage of
Performance Level	Ratio (50%)	EBITDA (25%)	ROCE (25%)	Incentive Target

2007
Threshold	79.99%	$500 million	7.9%	50%
Target	79.8%	$549 million	8.6%	100%
Maximum	78.5%	$649 million	10.1%	200%

2008
Threshold	Better of 2007 Operating Ratio Target (79.8%) or 2007 Actual Operating Ratio	Better of 2007 EBITDA Target ($549 million) or 2007 Actual EBITDA	Better of 2007 ROCE Target (8.6%) or 2007 Actual ROCE	0%
Target	78.5%	$649 million	10.1%	100%
Maximum	76.8%	$776 million	11.7%	200%

2009
Threshold	Better of 2008 Operating Ratio Target (78.5%) or 2008 Actual Operating Ratio	Better of 2008 EBITDA Target ($649 million) or 2008 Actual EBITDA	Better of 2008 ROCE Target (10.1%) or 2008 Actual ROCE	0%
Target	76.8%	$776 million	11.7%	100%
Maximum	75.4%	$921 million	13.4%	200%

In 2007, KCS and its subsidiaries, including KCSM, must meet the performance goals related to the threshold performance level in order for the executives to earn 50% of the first third of their performance share awards. If the performance goals are met or exceeded for the target performance level or the maximum performance level in 2007, then the executives may earn 100% to 200% of the first third of their performance share awards. In 2008 and 2009, KCS and its subsidiaries, including KCSM, must achieve the performance goals at the target performance level in order for the executives to earn any percentage of the second third or final third of their performance share awards, respectively. If KCS and its subsidiaries, including KCSM, meet or exceed performance goals for the target or maximum performance levels in 2008 or 2009, the executives may earn 100% to 200% of the second third or final third of their performance share awards, respectively. If KCS’ and its subsidiaries’, including KCSM’s, actual performance is between performance levels, the percentage of the performance share awards earned by the executives will be prorated between such performance levels.

2007 Annual Incentive Plan

In February 2007, the KCS Compensation Committee approved the financial performance incentive targets for the 2007 AIP. In order for there to be any payout under the 2007 AIP, KCS’ consolidated operating ratio (together with its subsidiaries, including KCSM) must be 79.9% or lower and its consolidated cash flows must be $50 million or higher. In addition, KCS’ cash flow both in the United States and Mexico must be positive. There are three performance goals in the 2007 AIP payout model: (i) financial performance goals (50% weighting), (ii) department performance goals (20% weighting) and individual performance goals (30% weighting). Each executive will be assigned incentive targets at the threshold, target and maximum incentive performance levels that are a percentage of the executive’s 2007 base salary. The percentage assigned for each performance level depends on the executive’s salary grade.

Financial Performance Goals.  The weighting of the financial performance goals, which will comprise 50% of 2007 AIP awards to KCSM executives, is split equally between KCS’ consolidated operating income for the year ending December 31, 2007 and its consolidated operating ratio for the year ending December 31, 2007. Following are the 2007 financial performance incentive targets for each of these metrics, as well as the percentage payout of each executive’s total incentive target for these metrics:

			Percentage Payout
	Consolidated	Consolidated	of Total Incentive
Performance Level	Operating Income	Operating Ratio	Target

Threshold	$338 million	79.9%	50%
Target	$369 million	79.5%	100%
Maximum	$400 million	78.5%	200%

Department Performance Goals.  For KCSM’s Named Executive Officers, the weighting of the department performance goals, which will comprise 20% of 2007 AIP awards to KCSM executives, is split among three sub-categories that will be measured in determining 2007 AIP payouts:

•	KCS and KCSM must meet specific United States and Mexico operating ratios;

•	The marketing department must meet its business unit revenue and corporate financial goals; and

•	Each department at KCSM must meet its budget and corporate financial goals.

Individual Performance Goals.  Individual performance will be considered in making 2007 AIP awards to KCSM’s Named Executive Officers. Individual performance goals, which will comprise 30% of AIP awards to KCSM executives, are established and evaluated in the same manner as in 2006, as described in detail under the caption “Annual Incentive Plan” above.

The KCS Compensation Committee may, in its discretion, modify the amount of any annual incentive award based on such criteria as it may determine, including, but not limited to, financial results, individual performance, safety performance, business unit and site accomplishments, and other factors tied to the success of KCS on a company-wide basis, or any of its business units. The KCS Compensation Committee retains the discretion to adjust any award downward. There is no obligation of uniformity of treatment of participants under the AIP.

2007 Salary Adjustments

In February 2007, the KCS Compensation Committee approved 4% salary increases for each of our Named Executive Officers for the 2007 fiscal year, based upon market data provided by Towers Perrin and a qualitative analysis of each Named Executive Officer’s contributions to the Company.

MANAGEMENT COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table and narrative disclose compensation earned in 2006 by KCSM’s Named Executive Officers. The table shows amounts earned by such persons for all services rendered in all capacities to KCSM. All of the members of our Board of Directors and our Chief Financial Officer are solely compensated by our parent, KCS. These individuals receive no additional compensation for their service to KCSM. Except for Larry M. Lawrence, disclosure of these individuals’ compensation is available for review in KCS’ 2007 Proxy Statement filed with the SEC on March 30, 2007. No additional information relating to such individuals’ compensation, including our Chief Financial Officer, is disclosed in this prospectus.

						Non-Equity
				Stock		Incentive Plan	All Other
		Salary	Bonus	Awards		Compensation	Compensation	Total
Name and Principal Position	Year	($)(4)	($)(5)	($)(6)		($)	($)(8)	($)

Jose Guillermo Zozaya Delano,	2006	193,368	—	65,479		85,095	20,701	364,643
President and Executive Representative(1)
Manuel Virgilio Zulaica Lopez,	2006	241,952	58,242	96,780		106,396	45,652	549,022
Senior Vice President — Operations
Alejandro Garcia Acosta,	2006	237,913	58,242	59,544	(7)	95,887	33,339	484,925
Former Vice President Sales and Marketing(2)
Cesar Alfredo Polack Belaunde,	2006	158,154	29,583	8,467		54,929	21,739	272,872
Vice President — Engineering
Carlos Pedro Aguilar Mendez,	2006	50,805	—	—		—	444,255	495,060
Former Director of Administration/Controller(3)

All dollar amounts were converted from Mexican pesos at the conversion rate as reported by Bloomberg on December 29, 2006, which was 10.8170 Mexican pesos per U.S. dollar.

(1)	Mr. Zozaya was hired on April 19, 2006.

(2)	Mr. Garcia’s employment terminated on July 10, 2007.

(3)	Mr. Aguilar’s employment terminated on April 20, 2006.

(4)	Reflects actual salary received.

(5)	Amounts in this column reflect bonuses earned in 2005, but paid in 2006.

(6)	This column presents the dollar amount recognized for financial reporting purposes with respect to the 2006 fiscal year for the fair value of restricted shares granted in 2006 as well as prior fiscal years, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 9 to KCS’ consolidated financial statements in its annual report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. See the Grants of Plan-Based Awards Table for information on awards made in 2006. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(7)	The stock awards granted to Mr. Garcia were forfeited as a result of the termination of his employment with KCSM on July 10, 2007.

(8)	All Other Compensation for the Named Executive Officers consists of the payments set forth in the following table, payment of which is consistent with Mexican law and perquisite practices.

					Maintenance
	Christmas	Vacation	Food	Automotive	and	Savings	Severance	Social
Name	Bonus($)	Bonus($)	Stipend($)	Stipend($)	Gasoline($)	Fund($)	Payments($)	Security($)	Other($)		Total($)

Zozaya	16,210	—	1,144	347	849	1,310	—	841	—		20,701
Zulaica	20,435	—	1,641	348	851	1,956	—	1,192	19,229	(a)	45,652
Garcia	20,385	6,795	1,641	348	851	2,127	—	1,192	—		33,339
Polack	13,446	2,134	1,641	348	851	2,127	—	1,192	—		21,739
Aguilar	—	—	547	232	568	882	441,138	888	—		444,255

(a)	This amount represents a one time bonus payment related to Mr. Zulaica’s hiring at KCSM.

Narrative to Summary Compensation Table

Employment Agreements.  Pursuant to Mexican law, all employees of KCSM are subject to employment agreements with the Company. Each of the Named Executive Officers is a party to an employment agreement which remains in effect until terminated or modified. This disclosure only reports compensation paid from KCSM to the Named Executive Officers.

Messrs. Zozaya, Zulaica, and Polack receive as compensation for their services an annual base salary as approved by the KCS Compensation Committee, which is subject to adjustment annually and in certain situations. In 2006, base salary amounts for our Named Executive Officers were $272,727 for Mr. Zozaya, $245,000 for Mr. Zulaica, and $158,673 for Mr. Polack. In addition, we paid $237,913 to Mr. Garcia, our former Vice President - Sales and Marketing, and $50,805 to Mr. Aguilar, our former Director of Administration and Controller. Messrs. Zozaya, Zulaica, and Polack also receive medical, disability, AD&D and group life insurance benefits, and are eligible to participate in the management incentive plans described above. All other compensation includes payment of federally mandated Christmas and vacation bonuses, and other payments as outlined above.

GRANTS OF PLAN-BASED AWARDS

The following table provides information for each of the Named Executive Officers regarding 2006 grants of annual incentive awards, restricted KCS shares and KCS stock options. As previously discussed, all of the members of our Board of Directors and our Chief Financial Officer are solely compensated by our parent, KCS, receive Plan Based Awards from KCS, and receive no additional compensation or incentive awards for their service as officers or directors of KCSM. Other than Mr. Lawrence, disclosure of these individuals’ Plan Based Awards is available for review in KCS’ 2007 Proxy Statement filed with the SEC on March 30, 2007. No additional information relating to such individuals’ grants of annual incentive awards, restricted KCS shares and KCS stock options, including our Chief Financial Officer, is disclosed in this prospectus.

						All Other
						Stock
		Date				Awards:
		Action				Number	Grant
		Taken				of	Date Fair
		by Board	Estimated Future Payouts under			Shares of	Value of
		and/or	Non-Equity Incentive Plan Awards(3)			Stock or	Stock and
	Grant	Compensation	Threshold	Target	Maximum	Units	Option
Name	Date(1)	Committee(1)	$	$	$	(#)(4)	Awards

Jose Guillermo Zozaya Delano(2)	5/1/2006	5/1/2006	29,064	58,128	116,255	20,000	487,000
Manuel Virgilio Zulaica Lopez	1/19/2006	1/19/2006	36,339	72,678	145,356	5,000	129,600
Alejandro Garcia Acosta(5)	1/19/2006	1/19/2006	36,692	73,384	145,937	3,000	77,760
Cesar Alfredo Polack Belaunde	2/17/2006	1/19/2006	20,976	41,953	83,906	2,000	48,380
Carlos Pedro Aguilar Mendez(6)	N/A	N/A	19,814	39,628	79,256	—	—

(1)	Except for Mr. Polack, the grant date for awards is the later of the date the Compensation Committee approves the grant or the date on which the grant is ratified by the Board of Directors. Mr. Polack’s award was part of a pool of awards approved by the Compensation Committee to be granted at a later date by a specified management committee.

(2)	The awards granted to Mr. Zozaya in 2006 were prorated based on an employment start date of April 19, 2006.

(3)	The amounts reflected in these columns represent the threshold, target and maximum amounts that could have been earned under our 2006 Annual Incentive Plan. Actual amounts paid for 2006 performance are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. These dollar amounts were converted from Mexican pesos at the conversion rate as reported by Bloomberg on December 31, 2006, which was 10.8170 Mexican pesos per U.S. dollar.

(4)	The amounts reflected in this column represent restricted stock awards granted under the 1991 Plan as listed in the following table.

		Purchase	Shares	Vesting
Name	Grant Date	Price	Granted	Schedule

Jose Guillermo Zozaya Delano	05/01/2006	$0.00	20,000	5 years
Manuel Virgilio Zulaica Lopez	01/19/2006	$0.00	5,000	5 years
Alejandro Garcia Acosta	01/19/2006	$0.00	3,000	5 years
Cesar Alfredo Polack Belaunde	02/17/2006	$0.00	2,000	5 years

(5)	The restricted stock awards granted in 2006 to Mr. Garcia were forfeited due to his termination of employment with the Company.

(6)	The restricted stock awards granted in 2006 to Mr. Aguilar were forfeited due to his termination of employment with the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information for each of the Named Executive Officers regarding outstanding KCS stock options and unvested KCS stock awards held by them as of December 31, 2006. As previously discussed, all of the members of our Board of Directors and our Chief Financial Officer are solely compensated by our parent, KCS. These individuals may have outstanding stock options and unvested restricted stock awards of KCS stock, but receive no additional compensation or incentive awards for their service as officers or directors of KCSM. Except for Mr. Lawrence, disclosure of these individuals’ outstanding stock options and unvested stock awards is available for review in KCS’ 2007 Proxy Statement filed with the SEC on March 30, 2007. No additional information relating to such individuals’ outstanding stock options and unvested stock awards, including our Chief Financial Officer, is disclosed in this prospectus.

	Stock Awards
	Number of	Market
	Shares or	Value of
	Units of	Shares or
	Stock That	Units of
	Have Not	Stock That
	Vested	Have Not
Name	(#)(1)	Vested ($)(2)

Jose Guillermo Zozaya Delano	20,000	579,600
Manuel Virgilio Zulaica Lopez	20,000	579,600
Alejandro Garcia Acosta(3)	13,000	376,740
Cesar Alfredo Polack Belaunde	2,000	57,960
Carlos Pedro Aguilar Mendez	—	—

(1)	The vesting dates of the restricted shares listed in this column are shown in the following table:

	Number of
Name	Securities	Vesting Date

Jose Guillermo Zozaya Delano	16,000	04/20/2011
	4,000	05/01/2011
Manuel Virgilio Zulaica Lopez	15,000	11/07/2010
	5,000	01/19/2011
Alejandro Garcia Acosta	10,000	09/27/2010
	3,000	01/19/2011
Cesar Alfredo Polack Belaunde	1,200	10/16/2009
	400	02/17/2010
	400	02/17/2011

(2)	The amount in this column is calculated by multiplying the closing price of KCS’ Common Stock on the NYSE on December 29, 2006, which was $28.98, by the number of shares of stock that have not vested.

(3)	The awards granted to Mr. Garcia were forfeited due to his termination of employment with the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We are required under Mexican law to provide certain termination benefits to all our employees, including our Named Executive Officers. We have provided additional termination benefits to certain of our executives, as described below, in order to remain competitive with benefits offered in the market, as well as to facilitate our retention and recruitment efforts. Additionally, we believe that providing termination benefits allows executives to focus on the company in times of transition. We believe that events triggering payment of termination benefits are standard and consistent with market practice.

In the event of termination without cause (as defined in Mexico law), by KCSM, or in the event of retirement, each of Messrs. Zozaya, Zulaica and Polack would be entitled under Mexican law to receive a payment equal to ninety days of their respective base salaries, plus an additional payment equal to twenty days of base salary for each year of service with the Company. In addition, employees, including Named Executive Officers, would be eligible to receive a seniority premium equal to twelve days for each year of service for the Company at a legally mandated rate of Ps.101.14 per day. Employees, including our Named Executive Officers, would also receive these payments if their employment were terminated following a change in control of KCSM. Pursuant to the terms of their respective employment agreements, Messrs. Zozaya and Zulaica are entitled to a severance payment equal to one year’s base salary upon a termination of their employment without cause.

If any employee, including our Named Executive Officers, is terminated by KCSM, whether or not the termination was for cause, he or she would receive a payment equal to the value of any earned but unpaid Christmas bonus, vacation premium, food stipend and savings plan balance. The Christmas bonus is paid on a pro rata calendar year basis, while the vacation premium is paid on an annual pro rata basis that commences on each anniversary of the employee’s seniority date. Because the food stipend is paid to each employee on a monthly basis, employees are only eligible to receive a pro rata payment of the amount earned but not paid in the month of termination. Finally, each Named Executive Officer receives a payment equal to the account balance of his savings plan including all amounts contributed to the plan by KCSM.

None of our Named Executive Officers is eligible to receive payments upon a voluntary termination or a termination for cause, other than the payment of the earned but unpaid Christmas bonus, vacation premium, food stipend and savings plan balance, as each is described in the immediately preceding paragraph.

The following tables summarize the estimated payments to be made under each contract, agreement, plan or arrangement that provides for payments to a Named Executive Officer at, following, or in connection with any termination of employment, including by death, disability, termination following a change in control or termination without cause. In accordance with SEC regulations, we do not report any amount to be provided under any arrangement (including the Christmas bonus, vacation premium, food stipend, savings account balance, government mandated severance payments, life insurance payments and disability payments) that does not discriminate in scope, terms and operation in favor of our Named Executive Officers and which is available generally to all KCSM salaried employees. The following tables do not repeat information provided in the Summary Compensation Table or the Outstanding Equity Awards at Year-End Table, except to the extent the amount payable would be enhanced by the termination event.

For purposes of the quantitative disclosure in the following tables, and in accordance with SEC regulations, the Company has assumed that the termination took place on the last business day of its most recently completed fiscal year, and that the price per share of KCS Common Stock was $28.98, the closing market price on that date.

Jose Guillermo Zozaya Delano
			Change	Termination
Benefit	Death	Disability	in Control	without cause

Cash Severance	—	—	—	One year’s base salary
Unvested Restricted Stock Accelerated	$579,600	$579,600	$579,600	—

Manuel Virgilio Zulaica Lopez
			Change	Termination
Benefit	Death	Disability	in Control	without cause

Cash Severance	—	—	—	One year’s base salary
Unvested Restricted Stock Accelerated	$579,600	$579,600	$579,600	—

Cesar Alfredo Polack Belaunde
			Change	Termination
Benefit	Death	Disability	in Control	without cause

Cash Severance	—	—	—	—
Unvested Restricted Stock Accelerated	$57,960	$57,960	$57,960	—

DIRECTOR COMPENSATION

All of the members of our Board of Directors, including the Chairman, are solely compensated by our parent, KCS. Except for Larry M. Lawrence, disclosure of these individuals’ compensation from KCS is available for review in KCS’ 2007 Proxy Statement filed with the SEC on March 30, 2007. Neither Mr. Lawrence nor any other officer or director of KCS or KCSR receives any additional compensation for his service as a director of KCSM. No additional information relating to our directors’ compensation is disclosed in this prospectus.

PRINCIPAL SHAREHOLDERS

Principal Shareholders

The following table sets forth information with respect to the ownership of our outstanding shares of stock. Pursuant to our Bylaws, our capital stock is variable. The fixed portion of the capital stock with no withdrawal rights is $600,000. The variable portion of the capital stock is unlimited. Our capital stock is divided into Fixed Class I Shares, representing the minimum fixed portion of our stated capital, and Variable Class II Shares, representing the variable portion of our capital, fully subscribed and paid for, without a par value expression.

	Shares
	Fixed Class I	Variable Class II	Total	%

Shareholders
KCSM Holdings LLC	—	10	10	0.02%
Kara Sub, Inc.	—	1,195,368,147	1,195,368,147	24.97%
KCS Investment I, Ltd.	—	1,195,368,147	1,195,368,147	24.97%
Caymex Transportation, Inc.	—	49,873,902	49,873,902	1.04%
Nafta Rail, S.A. de C.V.	600,000	2,344,300,029	2,344,900,029	49.00%

TOTAL	600,000	4,784,910,235	4,785,510,235	100.00%

CERTAIN TRANSACTIONS

We engage in related party transactions with certain of our affiliates and related parties, some of which are of a recurring nature. Financial information with respect to certain material related party transactions is set forth in Note 11 to our financial statements included elsewhere in this prospectus. The following summarizes the material transactions we engaged in with our principal affiliates and related parties during fiscal year 2006.

Locomotive Purchase and Sale Agreement

In December 2006, we entered into a locomotive purchase and sale agreement pursuant to which we agreed to purchase 44 SD60 locomotives from KCSR. We purchased an aggregate of 39 of these SD60 locomotives from KCSR in December 2006, July 2007 and August 2007. We intend to purchase the remaining 5 of these locomotives in the third and fourth quarters of 2007. In June 2007, Arrendadora KCSM and KCSR entered into an agreement pursuant to which Arrendadora KCSM agreed to sell to KCSR 17 SD40 locomotives and 38 SD40-2 locomotives. Arrendadora KCSM sold KCSR an aggregate of 13 of the SD40 locomotives and 37 of the SD40-2 in June 2007 and September 2007. KCSR will likely purchase the remaining units in the third or fourth quarter of 2007.

Management Services Agreement

On December 30, 2005, KCSM and KCS entered into a Management Services Agreement under which KCS provides to KCSM general guidance, oversight, consultation services, and management expertise in connection with the business and operations of KCSM. The Management Services Agreement became effective as of April 1, 2005 and will continue in full force and effect until terminated by one party by providing written notice to the other party.

DESCRIPTION OF SIGNIFICANT INDEBTEDNESS

9 3/8% Senior Notes due 2012

We issued $460.0 million principal amount of the 9 3/8% Senior Notes in April 2005. The 9 3/8% Senior Notes are denominated in U.S. dollars, bear interest semiannually at a fixed rate of 9 3/8% and mature on May 1, 2012. The 9 3/8% Senior Notes are unsecured, unsubordinated, rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of KCSM, and are senior in right of payment to all future subordinated indebtedness of KCSM.

The 9 3/8% Senior Notes are redeemable at our option, in whole at any time or in part from time to time, on and after May 1, 2009, subject to certain limitations, upon not less than 30 nor more than 60 days notice at the following redemption prices (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any:

Year	Redemption Price

2009	104.688%
2010	102.344%
2011 and thereafter	100.000%

Subject to certain conditions, up to 35% of the principal amount of the 9 3/8% Senior Notes is redeemable prior to May 1, 2008. In addition, the 9 3/8% Senior Notes are redeemable, in whole but not in part, at our option at 100% of their principal amount, together with accrued interest, in the event of certain changes in the Mexican tax law.

7 5/8% Senior Notes due 2013, or the 7 5/8% Senior Notes

We issued $175.0 million principal amount of 7 5/8% Senior Notes on November 21, 2006. The 7 5/8% Senior Notes are denominated in U.S. dollars, bear interest semiannually at a fixed rate of 7 5/8% and mature on December 1, 2013. The 7 5/8% Senior Notes are redeemable, at our option, in whole at any time or in whole or in part from time to time, on and after December 1, 2010, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on December 1 of the year set forth below, plus, in each case, accrued interest to the date of redemption (subject to the right of holders of record on a record date to receive interest due on an interest payment date that is on or prior to such date of redemption):

Year	Percentage

2010	103.813%
2011	101.906%
2012	100.000%

In addition, at any time prior to December 1, 2009, we may redeem up to 35% of the principal amount of the 7 5/8% Senior Notes with the net cash proceeds of one or more equity offerings by (1) KCSM, (2) Grupo KCSM or (3) KCS, to the extent the net cash proceeds thereof are contributed to us or used to purchase our capital stock (other than disqualified stock) from us, at a redemption price equal to 107.625% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date; provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the notes remains outstanding; and

(2)	any such redemption must be made within 60 days of such equity offering and must be made in accordance with certain procedures set forth in the indenture governing the 7 5/8% Senior Notes.

We used the proceeds from the 7 5/8% Senior Notes to redeem a portion of our 10 1/4% Senior Notes due 2007, or the 10 1/4% Senior Notes, pursuant to a cash tender offer and consent solicitation commenced on October 23, 2006. We accepted for purchase tenders equal to approximately $146.0 million principal amount of the 10 1/4% Senior Notes, and refinanced the remaining balance of the 10 1/4% Senior Notes on June 15, 2007, using proceeds of the 2007 Credit Agreement. No balance of the 10 1/4% Senior Notes remains outstanding.

7 3/8% Senior Notes due 2014, or the 7 3/8% Senior Notes

On May 16, 2007, we issued $165.0 million principal amount of new 7 3/8% Senior Notes, due June 1, 2014. The 7 3/8% Senior Notes are denominated in U.S. dollars, bear interest semiannually at a fixed rate of

7 3/8% and are unsecured, unsubordinated obligations and rank pari passu in right of payment with our existing and future unsecured, unsubordinated obligations.

The 7 3/8% Senior Notes will be redeemable, at our option, in whole at any time or in whole or in part from time to time, on and after June 1, 2011, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on December 1 of the year set forth below, plus, in each case, accrued interest to the date of redemption (subject to the right of holders of record on a record date to receive interest due on an interest payment date that is on or prior to such date of redemption):

Year	Percentage

2011	103.688%
2012	101.844%
2013	100.000%

In addition, at any time prior to June 1, 2010, we may redeem up to 35% of the principal amount of the 7 3/8% Senior Notes with the net cash proceeds of one or more equity offerings by KCSM, Grupo KCSM or KCS, to the extent the net cash proceeds thereof are contributed to KCSM or used to purchase capital stock (other than disqualified stock) of KCSM from KCSM, at a redemption price equal to 107.375% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date; provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the notes remains outstanding; and

(2)	any such redemption must be made within 60 days of such equity offering and must be made in accordance with certain procedures set forth in the indenture governing the 7 3/8% Senior Notes.

The 7 3/8% Senior Notes are redeemable at our option, in whole but not in part, at 100% of their principal amount, at any time in the event of certain changes in Mexican tax law, and in whole or in part, on or after June 1, 2011, subject to certain limitations. The 7 3/8% Senior Notes include certain covenants that restrict or prohibit certain actions.

We used the net proceeds from the issuance of the 7 3/8% Senior Notes, together with a $30.0 million bank term loan and available cash on hand, as necessary, to pay the principal applicable premium and expenses associated with the redemption of our 12 1/2% Senior Notes due 2012.

2007 Credit Agreement

On June 14, 2007, we entered into a new credit agreement, or the 2007 Credit Agreement, in an aggregate amount of up to $111.0 million, consisting of a revolving facility of up to $81.0 million, and a term loan facility of up to $30.0 million with Bank of America, N.A., BBVA Bancomer, S.A., Institución de Banca Múltiple, and the other lenders named in the 2007 Credit Agreement. We used the proceeds from the 2007 Credit Agreement to pay (a) all amounts outstanding under its Credit Agreement dated October 24, 2005, or the 2005 Credit Agreement, and to pay all fees and expenses related to the refinancing of the 2005 Credit Agreement, (b) to pay all amounts outstanding in respect of its 10 1/4% Senior Notes due 2007, (c) to refinance a portion of its 12 1/2% Senior Notes due 2012, (d) to pay all amounts outstanding under its Bridge Loan Agreement dated April 30, 2007, and (e) for general corporate purposes. The maturity date for revolving credit facility is December 31, 2011, and the maturity date for the term loan facility is June 30, 2012. The 2007 Credit Agreement contains covenants that restrict or prohibit certain actions that are customary for these type of agreements. As of June 30, 2007 we have used $10.0 million form the revolving credit facility and $30.0 million from the term loan facility. In addition, we must meet certain consolidated interest coverage ratios, consolidated leverage ratios, and fixed charge coverage ratios.

DESCRIPTION OF THE EXCHANGE NOTES

We issued the outstanding notes and will issue the exchange notes under an indenture, dated as of November 21, 2006, or the Indenture, between us, as issuer, and U.S. Bank National Association, as trustee, or

(in such capacity) the Trustee and as paying agent, or (in such capacity) a Paying Agent. Copies of the Indenture are available upon request from us. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. Whenever particular capitalized defined terms of the Indenture not otherwise defined in this prospectus are referred to, such defined terms are incorporated in this prospectus by reference. For definitions of certain capitalized terms used in the following summary, see “— Certain Definitions.”

The form and terms of the exchange notes are the same in all material respects as the form and terms of the outstanding notes, except that the exchange notes will have been registered under the Securities Act and therefore will not bear legends restricting their transfer. The outstanding notes have not been registered under the Securities Act and are subject to transfer restrictions.

The exchange notes are issued under an indenture (the “Indenture”), dated as of November 21, 2006, between us, as issuer, and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and as U.S. paying agent (in such capacity, a “Paying Agent”). Copies of the Indenture are available upon request from us. The following summary of certain provisions of the Indenture and the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the registration rights agreement, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. Whenever particular capitalized defined terms of the Indenture and the registration rights agreement not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see “— Certain Definitions.”

Basic Terms of the Exchange Notes

The exchange notes:

•	will be unsecured, unsubordinated obligations of ours, initially limited to $175,000,000 aggregate principal amount;

•	will mature on December 1, 2013;

•	will bear interest at the rate per annum shown on the cover page of this prospectus from the Closing Date, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to holders of record (the “holders”) at the close of business on the May 15 or November 15 immediately preceding the Interest Payment Date) on June 1 and December 1 of each year, commencing June 1, 2007 (see “— Registered Exchange Offer; Registration Rights” for a description of the circumstances under which the interest rate on the exchange notes may be increased until the consummation of a registered exchange offer or the effectiveness of a shelf registration statement with respect to the exchange notes);

•	will be issued only in fully registered form, without coupons, in minimum denominations of $100,000 and integral multiples of $1,000 (see “— Form and Denomination”); and

•	will not bear a service charge for any registration of transfer or exchange of the exchange notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Principal of, premium, if any, and interest on the exchange notes will be payable, and the exchange notes may be exchanged or transferred, at our office or our agent’s office in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the Trustee at U.S. Bank Trust National Association, Corporate Trust Services, 100 Wall Street, Suite 1600, New York, New York 10005); provided that, at our option, payment of interest may be made by check mailed to the holders at their addresses as they appear in the exchange notes register.

Subject to the limitations set forth under “— Covenants — Limitation on Indebtedness,” we may incur additional Indebtedness. At our option, this additional Indebtedness may consist of additional notes (“additional notes”) that have terms identical to the exchange notes issued on the original issue date and the exchange notes. Holders of additional notes would have the right to vote together with holders of notes issued on the original issue date and the related exchange notes as one class.

For purposes of the Indenture, the U.S. dollar equivalent of any amounts denominated in a foreign currency (including pesos) shall be calculated using the noon dollar buying rate in New York City for wire transfers of such currency as published by the Federal Reserve Bank of New York on the date such foreign currency amount is received, incurred or paid.

Ranking of Exchange Notes Against Other Debt

The exchange notes:

•	will be unsecured, unsubordinated Indebtedness of ours;

•	will rank pari passu in right of payment with all of our existing and future unsecured, unsubordinated Indebtedness;

•	will be senior in right of payment to all of our subordinated Indebtedness;

•	will be effectively subordinated to all of our secured Indebtedness to the extent of the value of the assets securing such Indebtedness; and

•	will be effectively subordinated to all liabilities (including Trade Payables) of any of our subsidiaries.

If the concession pursuant to which we operate our rail lines were terminated or revoked by the Mexican government, special provisions would govern the treatment of profits received from the operation and exploitation of our rail lines with respect to our creditors. See “Business — The Concession.”

As of June 30, 2007, KCSM had total outstanding indebtedness of $840.9 million, consisting of (i) $40.0 million of term loan indebtedness under our credit agreement, (ii) $800.0 million of senior unsecured indebtedness, and (iii) $0.9 million of secured indebtedness.

Redemption

The exchange notes will be redeemable, at our option, in whole at any time or in whole or in part from time to time, on and after December 1, 2010, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on December 1 of the year set forth below, plus, in each case, accrued interest to the date of redemption (subject to the right of holders of record on a record date to receive interest due on an interest payment date that is on or prior to such date of redemption):

Year	Percentage

2010	103.813%
2011	101.906%
2012	100.000%

In addition, at any time prior to December 1, 2009, we may redeem up to 35% of the principal amount of the exchange notes with the Net Cash Proceeds of one or more Equity Offerings by (1) KCSM, (2) Grupo KCSM or (3) KCS, to the extent the Net Cash Proceeds thereof are contributed to KCSM or used to purchase Capital Stock (other than Disqualified Stock) of KCSM from KCSM, at a redemption price equal to 107.625% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date; provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the exchange notes remains outstanding; and

(2) any such redemption must be made within 60 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Upon completion of the registered exchange offer as described under “— Registered Exchange Offer; Registration Rights,” we may also redeem any outstanding notes which were not exchanged in the registered exchange offer in an amount up to 1% of the original aggregate principal amount of the outstanding notes issued at a redemption price of 100% of their principal amount plus accrued and unpaid interest thereon, if any, to the redemption date.

Optional Redemption Upon Change in Mexican Withholding Tax Rate.  The exchange notes will be subject to redemption, in whole but not in part, at our option at any time at 100.0% of their principal amount, together with accrued interest thereon, if any, to the Redemption Date, in the event we become or would become obligated to pay, on the next date on which any amount would be payable with respect to the exchange notes, any additional amounts in excess of those attributable to a withholding tax rate of 4.9% as a result of a change in or amendment to the laws (including any regulations or general rules promulgated thereunder) of Mexico (or any political subdivision or taxing authority thereof or therein), or any change in or amendment to any official position regarding the application, administration or interpretation of such laws, regulations or general rules, including a holding of a court of competent jurisdiction, which change or amendment is announced or becomes effective on or after the date of this prospectus. We shall not, however, have the right to redeem the exchange notes from a holder pursuant to this paragraph except to the extent that we are obligated to pay additional amounts to such holder that are greater than the additional amounts that would be payable based on a Mexican withholding tax rate of 4.9%. See “— Additional Amounts.”

Selection and Notice.  In the case of any partial redemption, selection of the exchange notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the exchange notes are listed or, if the exchange notes are not listed on a national securities exchange, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate; provided that no exchange note of $100,000 in principal amount at maturity or less shall be redeemed in part. If any exchange note is to be redeemed in part only, the notice of redemption relating to such exchange note shall state the portion of the principal amount at maturity thereof to be redeemed. An exchange note in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on the exchange notes to be redeemed if we have deposited with the applicable paying agent funds in satisfaction of the redemption price.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definitions of all terms as well as any other capitalized term used herein for which no definition is provided.

For purposes of the following definitions, the covenants described under “— Covenants” and the Indenture generally, all calculations and determinations shall be made in accordance with GAAP as in effect on the Closing Date and shall be based upon our financial statements prepared in accordance with GAAP as in effect on the Closing Date. Where calculations or amounts are determined with reference to reports filed with the SEC or the Trustee, the information contained in such reports shall (solely for the purposes of the Indenture) be adjusted to the extent necessary to conform to GAAP as in effect on the Closing Date.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by us or a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

“Adjusted Consolidated Net Income” means, for any period, our and our Restricted Subsidiaries’ aggregate net income (or loss) for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income or loss of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than us or any of our Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to us or our Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (4)(C) of the “Limitation on Restricted Payments” covenant described below (and in such case, except to the extent includible pursuant to clause (i) above, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with us or any of our Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by us or any of our Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (4)(C) of the “Limitation on Restricted Payments” covenant described below, any amount paid or accrued as dividends on our Preferred Stock, or Preferred Stock of any of our Restricted Subsidiaries, owned by Persons other than us and any of our Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

“Adjusted Consolidated Net Tangible Assets” means the total amount of our assets and those of our Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets following the Closing Date (but including write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all of our current liabilities and those of our Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of KCSM and that of our Restricted Subsidiaries, prepared in conformity with GAAP and filed with the U.S. Securities and Exchange Commission (the “SEC”) or provided to the Trustee pursuant to the “Commission Reports and Reports to Holders” covenant.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Acquisition” means (i) an investment by us or any of our Restricted Subsidiaries in any other Person pursuant to which such Person shall become our Restricted Subsidiary or shall be merged into or consolidated with us or any of our Restricted Subsidiaries; provided that such Person’s primary business is related, ancillary or complementary to the businesses of KCSM and those of our Restricted Subsidiaries on the date of such investment or (ii) an acquisition by us or any of our Restricted Subsidiaries of the property and assets of any Person other than any of our Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of KCSM and those of our Restricted Subsidiaries on the date of such acquisition.

“Asset Disposition” means the sale or other disposition by us or any of our Restricted Subsidiaries (other than to us or a Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any of our Restricted Subsidiaries or (ii) all or substantially all of the assets that constitute a division or line of business of KCSM or of that of any of our Restricted Subsidiaries.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by us or any of our Restricted Subsidiaries to any Person other than us or any of our Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of KCSM or any of our Restricted Subsidiaries or (iii) any other property and assets of KCSM or any of our Restricted Subsidiaries (other than the Capital Stock, property or assets of an Unrestricted Subsidiary) outside our or such Restricted Subsidiaries’ ordinary course of business and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of our assets; provided that “Asset Sale” shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, provided that the consideration received would satisfy clause (2)(A)(ii) of the “Limitation on Asset Sales” covenant, (c) swaps of locomotives or rolling stock with any Affiliate in cases where the fair market value of the locomotives or rolling stock received is at least equal to the fair market value of the locomotives or rolling stock transferred, or (d) any sale, transfer or other disposition of property to a Person who leases such property back to us or any of our Restricted Subsidiaries within 180 days following the date of the acquisition of such property by us or any of our Restricted Subsidiaries.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) on the total obligations of the lessee for rental payment during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in the equity of such Person, whether now outstanding or issued after the Closing Date, including, without limitation, all Common Stock and Preferred Stock.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Change of Control” means such time as (i) KCS ceases to be the ultimate “beneficial owner” (defined in Rule 13d-3 under the Exchange Act and including by reason of any change in the ultimate “beneficial ownership” of the Capital Stock of Grupo KCSM) of Voting Stock representing more than 50.0% of the total voting power of the total Voting Stock of (A) Grupo KCSM on a fully diluted basis, or (B) in the event of a merger, consolidation, sale, transfer or lease solely between Grupo KCSM and KCSM in which Grupo KCSM is not the survivor, KCSM on a fully diluted basis; (ii) individuals who on the Closing Date constitute the Board of Directors of KCSM or Grupo KCSM (together with any new directors whose election by the Board of Directors or by KCSM’s stockholders or Grupo KCSM’s stockholders, as the case may be, was approved by a vote of at least two-thirds of the members of such Board of Directors then in office who either were members of such Board of Directors on the Closing Date or whose election or nomination for election was previously so approved or who were appointed by KCS) cease for any reason to constitute a majority of the members of such Board of Directors then in office; or (iii) Grupo KCSM does not own all of the outstanding Voting Stock of KCSM other than as a result of (A) one or more primary offerings of the Common Stock of KCSM having, in the aggregate, voting power equal to or less than 35.0% of the total voting power of the Voting Stock of KCSM or (B) a merger, consolidation, sale, transfer or lease solely between Grupo KCSM and KCSM.

“Closing Date” means the date on which the outstanding notes are originally issued under the Indenture.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or nonvoting) of such Person’s equity, other than Disqualified Stock of such Person, whether now outstanding or issued after the Closing Date, including all Common Stock (other than Disqualified Stock). For purposes of this definition, “Common Stock” shall include all shares, interests, participations and equivalents corresponding to common stock (other than Disqualified Stock) under the laws of the jurisdiction in which such Person is organized.

“Concession Title” means our right for a period of 30 years to be the exclusive provider (subject to certain trackage rights) of freight transportation services over the Northeast Rail Lines and for an additional 20 years to be a non-exclusive provider of such services granted by the Mexican government pursuant to the Concession Title, subject in all cases to the terms and conditions of the Concession Title, as in effect on the KCSM Acquisition Date.

“Consolidated EBITDA” means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) consolidated interest expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income and asset taxes to the extent such amounts were deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (vi) non-cash expenses related to statutory employee profit-sharing, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vii) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made, all as determined on a consolidated basis for us and our Restricted Subsidiaries in conformity with GAAP); provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by us or any of our Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with GAAP; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net costs (net of benefits) associated with Interest Rate Agreements; and interest paid (by any Person) with respect to Indebtedness that is Guaranteed or secured by us or any of our Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by us and our Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization or write-off thereof) payable in connection with the offer of the Existing Securities and the notes, the exchange offer or the shelf registration statement with respect to the Existing Securities and the notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the notes; (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes; or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an Asset Sale or Change of Control occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the Asset Sale or Change of Control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to our repurchase of such notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described below.

“Existing Indentures” means (i) the Indenture dated as of June 16, 1997, among KCSM, as Issuer, Grupo KCSM, as Guarantor, The Bank of New York, as Trustee, and Deutsche Bank Luxembourg SA, as Paying Agent, (ii) the Indenture, dated as of April 19, 2005, between KCSM, as Issuer, and the Bank of Nova Scotia, as Trustee and as Paying Agent, and (iii) the Indenture, dated as of June 13, 2002, among KCSM, as Issuer, and The Bank of New York, as Trustee.

“Existing Securities” means our outstanding 10.25% Senior Notes due 2007, 9.375% Senior Notes due 2012 and 12.50% Senior Notes due 2012.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) the opinions and pronouncements of the Public Company Accounting Oversight Board;

(3) statements and pronouncements of the Financial Accounting Standards Board;

(4) such other statements by such other entities as approved by a significant segment of the accounting profession; and

(5) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Government Securities” means direct obligations of, obligations fully and unconditionally guaranteed by, or participation in pools consisting solely of (or repurchase transactions relating to) obligations of or obligations fully and unconditionally guaranteed by the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer thereof.

“Grupo KCSM” means Grupo KCSM, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico, and its successors and assigns.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing (whether pursuant to a guaranty, a fianza, an aval or otherwise) any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or obligations arising, in the ordinary course of business, from contracting for interline railroad services. The term “Guarantee” used as a verb has a corresponding meaning.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Lease Obligations (but not operating leases), (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of interest on such Indebtedness shall be deemed not to be “Indebtedness” and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes of any jurisdiction.

“Interest Coverage Ratio” means, on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the “Commission Reports and Reports to Holders” covenant (the “Four Quarter Period”) to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the “Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of our senior management, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period; (B) Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis as contemplated by the foregoing clause (A) and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into us or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that, to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on our balance sheet or that of our Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by us or any of our Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including, without limitation, by reason of any transaction permitted by clause (3) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant; provided that the value of any Investment outstanding at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital to us and our Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment on the date made). For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described below, (i) “Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to us or any of our Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to us or any of our Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB− (or the equivalent) by S&P, as more particularly set forth in the definition of “Rating Agency”.

“KCS” means Kansas City Southern, a Delaware corporation, and its successors and assigns.

“KCSM” means Kansas City Southern de México, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico, and its successors and assigns.

“KCSM Acquisition” means the acquisition of 80.0% of our outstanding share capital by Grupo KCSM.

“KCSM Acquisition Date” means the date on which the KCSM Acquisition was consummated, or June 23, 1997.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Mexico” means the Estados Unidos Mexicanos (the United Mexican States) and any branch of power, ministry, department, authority or statutory corporation or other entity (including a trust), owned or controlled directly or indirectly by the Estados Unidos Mexicanos or any of the foregoing or created by law as a public entity.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to us or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of KCSM and our Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by us or any of our Restricted Subsidiaries as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, including, without limitation, a Public Equity Offering, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to us or any of our Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agent’s fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Northeast Rail Lines” means that portion of the Mexican railroad system that is the subject of the Concession Title.

“Offer to Purchase” means an offer to purchase notes by us from the holders commenced by mailing a notice to the Trustee and each holder that, unless otherwise required by applicable law, shall state: (i) the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”); (iii) that any note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless we default in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side thereof completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount at maturity of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased; and (vii) that holders whose notes are being purchased only in part will be issued notes equal in principal amount at maturity to the unpurchased portion thereof surrendered; provided that each note purchased and each note issued shall be in a minimum principal amount of $100,000 or integral multiples of $1,000. On the Payment Date, we shall (i) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an Officers’ Certificate specifying the notes or portions thereof accepted for payment by us. The Paying Agent shall promptly mail to the holders of the notes so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a note equal in principal amount at maturity to any unpurchased portion of the note surrendered. We will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. We will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that we are required to repurchase the notes pursuant to an Offer to Purchase.

“Permitted Investment” means (i) an Investment in us or one of our Restricted Subsidiaries or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all of its assets to us or one of our Restricted Subsidiaries; provided that such Person’s primary business is related, ancillary or complementary to the businesses of KCSM and our Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; and (iv) stock, obligations or securities received in satisfaction of judgments.

“Permitted Liens” means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of the business of KCSM or any of our Restricted Subsidiaries, (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the “Limitation on Indebtedness” covenant described below, to finance the cost (including the cost of improvement, lease or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation or the lease of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100.0% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) licenses, leases or subleases granted to others that do not materially interfere with the ordinary course of the business of KCSM and our Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by one of the customers of KCSM or our Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor or licensor in the property subject to any Capitalized Lease Obligation, Sale/Leaseback Transaction, operating lease or license agreement; (x) Liens arising from filing Uniform

Commercial Code or similar financing statements regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any of our property or assets or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of us or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against us or any of our Restricted Subsidiaries that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed solely to protect us or any of our Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Restricted Subsidiaries in the ordinary course of business; (xviii) Liens on or sales of receivables; (xix) Liens on any assets acquired by us or any Restricted Subsidiary after the Closing Date, which Liens were in existence prior to the acquisition of such assets (to the extent that such Liens were not created in contemplation of or in connection with such acquisition), provided that such Liens are limited to the assets so acquired and the proceeds thereof; (xx) Liens existing or arising under the Concession Title; (xxi) Liens Incurred in accordance with the Indenture in favor of the Trustee under the Indenture; and (xxii) Liens permitted under the other Existing Indentures.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference equity, whether now outstanding or issued after the Closing Date, including, without limitation, all series and classes of such preferred stock or preference stock.

“Public Equity Offering” means an underwritten primary public offering of our Common Stock pursuant to Mexican law or pursuant to an effective registration statement under the Securities Act.

“Rating Agency” means S&P and Moody’s or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by KCSM (as certified by the Board of Directors) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Released Indebtedness” means, with respect to any Asset Sale, Indebtedness (i) which is owed by us or any Restricted Subsidiary (the “Obligors”) prior to such Asset Sale, (ii) which is assumed by the purchaser or any affiliate thereof in connection with such Asset Sale and (iii) with respect to which the Obligors receive written unconditional releases from each creditor no later than the closing date of such Asset Sale.

“Restricted Subsidiary” means any Subsidiary of ours other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Sale/Leaseback Transaction” means an arrangement entered into after the Closing Date relating to property now owned or hereafter acquired by KCSM or any Restricted Subsidiary whereby KCSM or such Restricted Subsidiary transfers such property to a Person and leases it back from such Person; provided, however, that any such arrangement that is concluded within 180 days following the date of the acquisition of such property being transferred shall not be considered a Sale/Leaseback Transaction.

“Senior Secured Facilities” means that certain credit agreement, dated as of October 24, 2005 among KCSM, Arrendadora KCSM, S.A. de C.V., Bank of America, N.A. as administrative agent and BBVA Bancomer, S.A. as collateral agent, and the banks named therein, as banks, together with all other agreements, instruments and documents executed or delivered pursuant thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented, replaced or otherwise modified from time to time, including any agreement (whether in the form of a note purchase agreement, a loan agreement or otherwise) extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of KCSM as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, holder or group of lenders or holders.

“Significant Subsidiary” means, at any date of determination, any of our Restricted Subsidiaries that, together with its Subsidiaries, (i) for our most recent fiscal year, accounted for more than 10.0% of the consolidated revenues of KCSM and our Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10.0% of our consolidated assets and those of our Restricted Subsidiaries, all as set forth on our most recently available consolidated financial statements for such fiscal year.

“Stated Maturity” means (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50.0% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Temporary Cash Investment” means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof; (ii) time deposit accounts, certificates of deposit and money market deposits denominated and payable in U.S. dollars maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $200.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by S&P or Moody’s or any money-market fund denominated and payable in U.S. dollars sponsored by a registered broker dealer or mutual fund distributor; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above; (iv) commercial paper denominated and payable in U.S. dollars, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of ours) organized and in existence under the laws of the United States of America or any state thereof with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s; (vi) Certificados de la Tesorería de la Federación (Cetes) or Bonos de Desarrollo del Gobierno Federal (Bondes) issued by the Mexican government and maturing not more than 180 days after the acquisition thereof; (vii) Investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (vi) above; (viii) demand deposit accounts with U.S. banks (or Mexican banks specified in clause (ix) of this definition) maintained in the ordinary course of business; and (ix) certificates of deposit, bank promissory notes and bankers’ acceptances denominated in pesos, maturing not more than 180 days after the acquisition thereof and issued or guaranteed by any one of the five largest banks (based on assets as of the immediately preceding December 31) organized under the laws of México and which are not under intervention or controlled by the Instituto para la Protección del Ahorro Bancario or any successor thereto.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by us or any of our Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Unrestricted Subsidiary” means (i) any Subsidiary of ours that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. Our Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of ours) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of any Restricted Subsidiary, or owns or holds any Lien on any of our property or that of any Restricted Subsidiary; provided that (A) any Guarantee by us or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by us or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (x) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture and (y) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such designation. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with such Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person, excluding, however, any class or kind of Capital Stock which has limited or restricted voting rights (i.e., having the power to vote for the election of a minority of the directors, managers or other voting members of the governing body of each class) under the By-laws of such Person or under Mexican law.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Covenants

The Indenture contains, among others, the following covenants:

Covenant Termination

From and after any time that:

(a) the notes have an Investment Grade Rating from both the Rating Agencies, and

(b) no Default or Event of Default has occurred and is continuing under the Indenture,

we and our Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

•	“— Limitation on Indebtedness,”

•	“— Limitation on Restricted Payments,”

•	“— Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,”

•	“— Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries,”

•	“— Limitation on Issuances of Guarantees by Restricted Subsidiaries,”

•	“— Limitation on Transactions with Stockholders and Affiliates,”

•	“— Limitation on Asset Sales,” and

•	“— Limitation on Sale/Leaseback Transactions.”

Limitation on Indebtedness

We will not, and will not permit any of our Restricted Subsidiaries to, Incur any Indebtedness (other than the notes and Indebtedness existing on the Closing Date); provided that we may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 2.0:1.

Notwithstanding the foregoing, we and any of our Restricted Subsidiaries (except as specified below) may Incur each and all of the following:

(a) (1) Indebtedness owed:

(A) to us evidenced by an unsubordinated promissory note; or

(B) to any of our Restricted Subsidiaries; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to us or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause;

(2) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (1), (3) or (8) of this paragraph), and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest (including amounts paid in respect of Mexican withholding tax thereon), fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the notes shall only be permitted under this clause if:

(A) in case the notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining notes;

(B) in case the Indebtedness to be refinanced is subordinated in right of payment to the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes, at least to the extent that the Indebtedness to be refinanced is subordinated to the notes; and

(C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may our Indebtedness be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (2);

(3) Indebtedness:

(A) in respect of performance, surety or appeal bonds provided in the ordinary course of business;

(B) under Currency Agreements and Interest Rate Agreements; provided, that such agreements (i) are designed solely to protect us or our Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

(C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any of our obligations or those of any of our Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of ours (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of ours for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by us or any Restricted Subsidiary in connection with such disposition;

(4) Indebtedness of KCSM, to the extent the net proceeds thereof are promptly used to purchase notes tendered in an Offer to Purchase made as a result of a Change of Control;

(5) Indebtedness of KCSM, to the extent the net proceeds thereof are promptly deposited to defease the notes as described below under “‘— Defeasance”;

(6) Guarantees of Indebtedness of KCSM by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the “Limitation on Issuances of Guarantees by Restricted Subsidiaries” covenant described below;

(7) Indebtedness of KCSM incurred (A) in connection with a Lien created pursuant to clause (vi) of the definition of “Permitted Liens”, and (B) under Capitalized Lease Obligations, in an aggregate amount for all Indebtedness Incurred under the foregoing clauses (A) and (B) not to exceed at any one time outstanding the greater of $150.0 million or 15.0% of our Adjusted Consolidated Net Tangible Assets; and Attributable Debt of KCSM or a Restricted Subsidiary in respect of Sale/Leaseback Transactions in an aggregate principal amount not to exceed $150.0 million; and

(8) Indebtedness of KCSM not to exceed $300.0 million at any one time outstanding, $225.0 million of which must be Incurred under the Senior Secured Facilities or an accounts receivable securitization.

(b) Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that we or a Restricted Subsidiary may Incur pursuant to this “Limitation on Indebtedness” covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies or interest rates.

(c) For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant:

(1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; and

(2) any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant described below shall not be treated as Indebtedness.

For purposes of determining compliance with this “Limitation on Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, we, in our sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

Limitation on Restricted Payments

We will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or with respect to our Capital Stock or that of such Restricted Subsidiary (other than (x) dividends or distributions payable solely in shares of our Capital Stock or that of such Restricted Subsidiary (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock, and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders, provided that such dividends do not in the aggregate exceed the minority stockholders’ pro rata share of such Restricted Subsidiaries’ net income from the first day of the fiscal quarter beginning immediately following the Closing Date) held by Persons other than us or any of our Restricted Subsidiaries;

(2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) KCSM or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of ours (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5.0% or more of our Capital Stock;

(3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of ours that is subordinated in right of payment to the notes; or

(4) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”)

if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A) a Default or Event of Default shall have occurred and be continuing;

(B) we could not Incur at least $1.00 of Indebtedness under the first paragraph of the “Limitation on Indebtedness” covenant; or

(C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by our Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made on or after January 1, 2005 shall exceed the sum of:

(i) 50.0% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100.0% of the amount of such loss) (determined by excluding income resulting from transfers of assets by us or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on January 1, 2005 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed or provided to the Trustee pursuant to the “Commission Reports and Reports to Holders” covenant, plus

(ii) the aggregate Net Cash Proceeds received by us on or after January 1, 2005 from a capital contribution or the issuance and sale permitted by the Indenture of our Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of ours, including an issuance or sale permitted by the Indenture of Indebtedness for cash subsequent to the Closing Date upon the conversion of such Indebtedness into our Capital Stock (other than Disqualified Stock), or from the issuance to a Person who is not a Subsidiary of ours of any options, warrants or other rights to acquire our Capital Stock (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes), plus

(iii) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person on or after January 1, 2005 resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such

Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”), not to exceed, in each case, the amount of Investments previously made by us or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, plus

(iv) $40.0 million.

The foregoing provision shall not be violated by reason of:

(a) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

(b) the redemption, repurchase, retirement, defeasance or other acquisition for value of our Indebtedness that is subordinated in right of payment to the notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (a)(2) of the second paragraph of the “Limitation on Indebtedness” covenant;

(c) the repurchase, redemption or other acquisition of our Capital Stock (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of our Capital Stock (or options, warrants or other rights to acquire such Capital Stock) (other than Disqualified Stock);

(d) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of our Indebtedness which is subordinated in right of payment to the notes, in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of our Capital Stock (other than Disqualified Stock) (or options, warrants or other rights to acquire such Capital Stock);

(e) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of our property and assets; (f) the declaration or payment of dividends on our Common Stock following a Public Equity Offering of such Common Stock, of up to 6.0% per annum of the Net Cash Proceeds received by us in such Public Equity Offering;

(g) Investments acquired as a capital contribution or in exchange for our Capital Stock (other than Disqualified Stock);

(h) the declaration and payment of dividends to Grupo KCSM by us in an amount not to exceed its operating expenses, corporate overhead costs and expenses and taxes; provided that the amount so dividended is actually used for such purpose;

(i) the redemption, consolidation or reorganization of our capital stock as it may be necessary to implement and give effect to a merger between KCSM and Grupo KCSM; and

(j) the reorganization of our capital stock into equity quotes or equity interests in the event of our conversion (transformación) into a sociedad de responsibilidad limitada.

provided that, except in cases of clauses (a) and (c), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth herein.

Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (b) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (c) or (d) thereof, an Investment referred to in clause (g) thereof, and the dividends referred to in clause (h) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (c) and (d), shall be included in calculating whether the conditions of clause (4)(C) of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of our Capital Stock are used for the redemption, repurchase or other acquisition of notes or Indebtedness that is pari passu with the notes, then the Net Cash Proceeds of such issuance shall be included in clause (4)(C) of this “Limitation on Restricted Payments” covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of indebtedness.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

We will not permit any Restricted Subsidiary to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

•	pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by us or any other Restricted Subsidiary;

•	pay any Indebtedness owed to us or any other Restricted Subsidiary;

•	make loans or advances to us or any other Restricted Subsidiary; or

•	transfer any of its property or assets to us or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1) existing on the Closing Date;

(2) existing under or by reason of applicable law;

(3) existing with respect to any Person or the property or assets of such Person acquired by us or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

(4) in the case of transfers of any property or assets of a Restricted Subsidiary to us or any other Restricted Subsidiary:

(a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any of our property or assets or the property or assets of any Restricted Subsidiary not otherwise prohibited by the Indenture; or

(c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of our property or assets or the property or assets of any Restricted Subsidiary in any manner material to us or to any Restricted Subsidiary;

(5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

(6) for the benefit of any holder of a Lien permitted under the “Limitation on Liens” covenant.

Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent us or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or (2) restricting the sale or other disposition of our property or assets or those of any of our Restricted Subsidiaries that secure Indebtedness of ours or any of our Restricted Subsidiaries.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

We will not and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(1) to us or a Wholly Owned Restricted Subsidiary;

(2) issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

(3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant if made on the date of such issuance or sale; or

(4) issuances of Common Stock that has no preference with respect to dividends or upon liquidation, the Net Cash Proceeds of which are promptly applied as provided in paragraph (2) of the “Limitation on Asset Sales” covenant.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

We will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of ours which is pari passu with or subordinate in right of payment to the notes (“Guaranteed Indebtedness”), unless:

•	such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for Guarantees (a “Subsidiary Guarantee”) of payment of the notes by such Restricted Subsidiary; and

•	such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until the notes have been paid in full, in U.S. dollars;

provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary (x) that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) of Indebtedness Incurred under the Senior Secured Facilities up to the amount permitted to be Incurred under clause (a)(8) of the second paragraph of the “Limitation on Indebtedness” covenant.

If the Guaranteed Indebtedness is (A) pari passu with the notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantees at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

•	any sale, exchange or transfer, to any person not an Affiliate of ours, of all of our and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture); or

•	the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Limitation on Transactions with Stockholders and Affiliates

We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5.0% or more of any class of Capital Stock of Grupo KCSM or ours or with any Affiliate of Grupo KCSM or ours or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to us or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1) transactions:

(A) approved by a majority of the disinterested members of the Board of Directors;

(B) for which we or a Restricted Subsidiary delivers to the Trustee a written opinion of a United States nationally recognized investment banking firm (or their Mexican affiliate) stating that the transaction is fair to us or such Restricted Subsidiary from a financial point of view; or

(C) involving consideration of $2.0 million or less;

(2) the payment of reasonable and customary regular fees to the directors and officers of KCSM;

(3) any payments or other transactions pursuant to any tax-sharing agreement between us and Grupo KCSM or any of our Subsidiaries with which we file a consolidated tax return or with which we are part of a consolidated group for tax purposes;

(4) contributions in cash to our common equity capital by Grupo KCSM or KCS;

(5) any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant;

(6) any transaction between us or any of our Subsidiaries on the one hand and KCS or any of its Affiliates on the other hand, relating to the provision of transportation or transportation-related services approved in the manner provided in clause (1)(A) above; and

(7) swaps of locomotives or rolling stock not constituting Asset Sales by virtue of clause (c) of the definition thereof.

Notwithstanding the foregoing, any transaction covered by the first paragraph of this “Limitation on Transactions with Stockholders and Affiliates” covenant and not covered by clauses (2) through (7) of this paragraph:

(i) the aggregate amount of which exceeds $10.0 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above; and

(ii) the aggregate amount of which exceeds $25.0 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above; provided that such approval or determination of fairness shall not be required with respect to any equipment lease with an Affiliate, provided that an Officer’s Certificate is furnished to the Trustee certifying that the terms of the equipment lease are no less favorable to us than the terms offered by an unrelated party.

Limitation on Liens

We will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of our or any Restricted Subsidiary’s assets or properties of any character, or on any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the notes, prior to) the obligation or liability secured by such Lien.

The foregoing limitation does not apply to:

•	Liens existing on the Closing Date,

•	Liens securing obligations under the Senior Secured Facilities,

•	Liens granted after the Closing Date on any of the assets or Capital Stock of KCSM or our Restricted Subsidiaries created in favor of the holders,

•	Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to us or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to us or such other Restricted Subsidiary,

•	Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (a)(2) of the second paragraph of the “Limitation on Indebtedness” covenant; provided that such Liens do not extend to or cover any of our property or assets or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced,

•	Liens on any property or assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the “Limitation on Indebtedness” covenant,

•	Permitted Liens, or

•	Liens permitted under the Existing Indentures.

Limitation on Sale/Leaseback Transactions

KCSM will not, and will not permit any Restricted Subsidiary to enter into any Sale/Leaseback Transaction with respect to any property, except that KCSM or any Restricted Subsidiary may enter into a Sale/Leaseback Transaction if:

•	it would be entitled to Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to item (a) (7) under the “Limitation on Indebtedness” covenant;

•	the net proceeds received by KCSM or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value of such property; and

•	the transfer of such property is permitted by, and KCSM or any Restricted Subsidiary applies the proceeds of such transaction in compliance with, the “Limitation on Asset Sales” covenant.

Limitation on Asset Sales

We will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

(1) the consideration received by us or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received (excluding any amount of Released Indebtedness) consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by us or any of our Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10.0% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of ours and our subsidiaries has been filed or provided to the Trustee pursuant to the “Commission Reports and Reports to Holders” covenant), then we shall or shall cause a Restricted Subsidiary to:

(A) within 12 months after the date Net Cash Proceeds so received exceeds 10.0% of Adjusted Consolidated Net Tangible Assets:

(i) apply an amount equal to such excess Net Cash Proceeds to permanently repay our unsubordinated Indebtedness, or Indebtedness of any of our Restricted Subsidiaries, in each case owing to a Person other than us, or any of our Restricted Subsidiaries; or

(ii) invest an equal amount, or the amount not so applied pursuant to clause (i) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, ours and our Restricted Subsidiaries existing on the date of such investment;

(B) apply (no later than the end of the 12-month period referred to in clause (A)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (A)) as provided in the following paragraph of this “Limitation on Asset Sales” covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (A) above and not applied as so required by the end of such period shall constitute “Excess Proceeds;” and

(C) to the extent of the balance of any Net Cash Proceeds after application thereof in accordance with clauses (A) and (B) above, to use such Net Cash Proceeds for any general corporate purposes permitted by the terms of the Indenture.

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant totals at least $20.0 million, we must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders (and if required by the terms of any Indebtedness that is pari passu with the notes (“Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100.0% of the principal amount of the notes (and Pari Passu Indebtedness), plus, in each case, accrued interest (if any) to the date of purchase.

Repurchase of Notes upon a Change of Control

We must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all the notes then outstanding, at a purchase price equal to 101.0% of the principal amount thereof, plus accrued interest (if any) to the date of purchase.

There can be no assurance that we will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of the notes) required by the foregoing covenant (as well as may be contained in other of our securities which might be outstanding at the time). The above covenant requiring us to repurchase the notes will, unless consents are obtained, require us to repay all indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.

Commission Reports and Reports to Holders

At all times from and after the Closing Date, whether or not we are then required to file reports with the Commission, for so long as any notes are outstanding, we shall file with the Commission all such reports and other information as we would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if we were subject thereto, unless the Commission does not permit such filings, in which case we shall provide such reports and other information to the Trustee (within the same time periods that would be applicable if we were required and permitted to file reports with the Commission) and instruct the Trustee to mail such reports and other information to holders at their addresses set forth on the notes Register. We shall supply the Trustee and each holder or shall supply to the Trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information. Notwithstanding the foregoing, as long as KCSM is subject to informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission, the Trustee and each holder shall be deemed to have been supplied the foregoing reports and forms at the time such Trustee or holder may electronically access such reports and forms by means of the Commission’s homepage on the internet or at KCS’ homepage on the internet.

Events of Default

The following events are defined as “Events of Default” in the Indenture:

(1) default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(2) default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days;

(3) default in the performance of or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of our assets or the failure to make or consummate an Offer to Purchase in accordance with the “Limitation on Asset Sales” or “Repurchase of Notes upon a Change of Control” covenant;

(4) we default in the performance of or breach any other covenant or agreement of ours in the Indenture or under the notes (other than a default specified in clause (1), (2) or (3) above), and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the holders of 25.0% or more in aggregate principal amount at maturity of the notes;

(5) there occurs with respect to any issue or issues of our Indebtedness or that of any of our Significant Subsidiaries having an outstanding principal amount of $20.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,

(A) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration, and/or

(B) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(6) any final judgment or order (not covered by insurance) for the payment of money in excess of $10.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against us or any of our Significant Subsidiaries and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(7) a court having jurisdiction in the premises enters a decree or order for:

(A) relief in respect of us or any of our Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

(B) appointment of a receiver, liquidator, assignee, síndico, custodian, trustee, sequestrator or similar official of us or any of our Significant Subsidiaries or for all or substantially all of our property and assets or any those of our Significant Subsidiaries; or

(C) the winding-up or liquidation of our affairs or the affairs of any of our Significant Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

(8) we or any of our Significant Subsidiaries

(A) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

(B) consent to the appointment of or taking possession by a receiver, liquidator, assignee, síndico, custodian, trustee, sequestrator or similar official of ours or any of our Significant Subsidiaries or for all or substantially all of our property and assets or those of any of our Significant Subsidiaries, or

(C) effect any general assignment for the benefit of creditors;

(9) (A) the Concession Title shall cease to grant to us the rights (including exclusive rights) originally provided therein and such cessation has had a material adverse effect on us and our Restricted Subsidiaries taken as a whole,

(B) (x) the Concession Title shall for any reason be terminated and not reinstated within 30 days or (y) rights provided therein which were originally exclusive to us shall become nonexclusive and the cessation of such exclusivity has had a material adverse effect on us and our Restricted Subsidiaries, taken as a whole, or

(C) the operations of the Northeast Rail Lines shall be commandeered or repossessed (a requisa) for a period of 90 days or more.

If an Event of Default (other than an Event of Default specified in clause (7), (8) or (9) (B) (x) above that occurs with respect to us) occurs and is continuing under the Indenture, the Trustee or the holders of at least 25.0% in aggregate principal amount at maturity of the notes then outstanding, by written notice to us (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by us or our Significant Subsidiary or waived by the holders of the Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (7), (8) or (9) (B) (x) above occurs with respect to us, the principal of, premium, if any, and accrued interest on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of Trustee or any holder. The holders of a majority in principal amount at maturity of the outstanding notes by written notice to us and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “— Modification and Waiver.”

The holders of a majority in aggregate principal amount at maturity of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. A holder may not pursue any remedy with respect to the Indenture or the notes unless:

•	the holder gives the Trustee written notice of a continuing Event of Default;

•	the holders of at least 25.0% in aggregate principal amount at maturity of the outstanding notes make a written request to the Trustee to pursue the remedy;

•	such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

•	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount at maturity of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of notes to receive payment of the principal of, premium, if any, or interest on, the notes or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

The Indenture will require certain of our officers to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of our activities and those of our Restricted Subsidiaries and of our and our Restricted Subsidiaries’ performance under the Indenture and that we have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

We will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into us unless:

(1) we shall be the continuing Person, or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased such property and our assets shall be a corporation organized and validly existing under the laws of Mexico (including, without limitation, a sociedad de responsabilidad limitada), the United States of America or any jurisdiction of either such country and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of our obligations on all of the notes and under the Indenture;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction on a pro forma basis we, or any Person becoming the successor obligor of the notes could Incur at least $1.00 of Indebtedness under the first paragraph of the “Limitation on Indebtedness” covenant, provided that this clause (3) shall not apply to a consolidation or merger of us with Grupo KCSM, or with or into a Wholly Owned Restricted Subsidiary with a positive net worth, provided that, in connection with any such consolidation or merger, no consideration (other than Common Stock in the surviving Person or us) shall be issued or distributed to our stockholders; and

(4) we deliver to the Trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (3) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that (A) clause (3) above does not apply if, in the good faith determination of our Board of Directors, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change our jurisdiction of incorporation or to incorporate us under the laws of a state of the United States and (B) only clause (1) above shall apply for a merger of us and Grupo KCSM;

and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance

Defeasance and Discharge.  The Indenture provides that we will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(1) we have deposited with the Trustee, in trust, money and/or Government Securities that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes;

(2) we have delivered to the Trustee:

(A) either (x) an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of our option under this “Defeasance” provision and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable U.S. federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel,

(B) either (x) an Opinion of Counsel to the effect that, based upon Mexican law then in effect, holders will not recognize income, gain or loss for Mexican federal tax (including withholding tax) purposes as a result of the exercise of our option under this “Defeasance” provision and will be subject to Mexican federal tax (including withholding tax) on the same amount and in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred, or (y) a ruling directed to the Trustee received from the Mexican tax authorities to the same effect as the aforementioned Opinion of Counsel, and

(C) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(3) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries are bound; and

(4) if at such time the notes are listed on a national securities exchange, we have delivered to the Trustee an Opinion of Counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants and Certain Events of Default.  The Indenture further provides that its provisions will no longer be in effect with respect to clause (3) under “Consolidation, Merger and Sale of Assets” and all the covenants described herein under “Covenants,” clause (3) under “Events of Default” with respect to such clause (3) under “Consolidation, Merger and Sale of Assets,” clause (4) with respect to such other covenants and clauses (5) and (6) under “Events of Default” shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or Government Securities that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes, the satisfaction of the provisions described in clauses (C) (3) and (4) of the preceding paragraph and the delivery by us to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for U.S. federal income tax or Mexican federal income tax (including withholding tax) purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to U.S. federal income tax and Mexican federal income tax (including withholding tax) on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default.  In the event we exercise our option to omit compliance with certain covenants and provisions of the Indenture with respect to the notes, as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or Government Securities on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, we will remain liable for such payments.

Satisfaction and Discharge

The Indenture will cease to be of further effect (except as to certain matters as expressly provided for in the Indenture) as to all notes when:

(1) either (A) all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid) have been delivered to the Trustee for cancellation and we have paid all sums payable by us thereunder or (B) all such notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or will be called for redemption within one year and we have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the date of deposit (in the case of notes which have become due and payable) or to the date such notes will become due and payable or to the date of redemption, as the case may be (in the case of notes which will become due and payable at their Stated Maturity within one year or which will be called for redemption within one year);

(2) we have paid all other sums payable under the Indenture; and

(3) we have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating (and such statements shall be true) that (A) all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with and (B) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument (which, in the case of the Opinion of Counsel, would be any other material agreement or instrument known to such counsel after due inquiry) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries are bound.

Modification and Waiver

Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the outstanding notes issued pursuant to the Indenture that is the subject of the proposed modification or amendment; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

•	change the Stated Maturity of the principal of, or any installment of interest on, any note;

•	reduce the principal amount of, or premium, if any, or interest on, any note;

•	change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

•	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note;

•	reduce the above-stated percentage of outstanding notes, the consent of whose holders is necessary to modify or amend the Indenture;

•	waive a default in the payment of principal of, premium, if any, or interest on, the notes;

•	reduce the percentage or aggregate principal amount at maturity of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

•	modify the Additional Amounts provisions in a manner adverse to the holders.

Additional Amounts

Any and all payments made by us to the holders, under or with respect to the notes, will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including any interest or penalties with respect thereto) imposed or levied by or on behalf of Mexico or any political subdivision thereof or by any authority or agency therein or thereof having power to tax (hereinafter “Mexican Withholding Taxes”), unless the withholding or deduction of such Mexican Withholding Taxes is required by law or by the interpretation or administration thereof. In the event any Mexican Withholding Taxes are required to be so withheld or deducted, we will (i) pay such additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by them had no such withholding or deduction been required, (ii) deduct or withhold such Mexican Withholding Taxes and (iii) remit the full amount so deducted or withheld to the relevant taxing or other authority. Notwithstanding the foregoing, no such Additional Amounts shall be payable for or on account of:

(a) any Mexican Withholding Taxes which would not have been imposed or levied on a holder but for the existence of any present or former connection between the holder or beneficial owner of the notes and Mexico or any political subdivision or territory or possession thereof or area subject to its jurisdiction, including, without limitation, such holder or beneficial owner (i) being or having been a citizen or resident thereof, (ii) maintaining or having maintained an office, permanent establishment, fixed base or branch therein, or (iii) being or having been present or engaged in trade or business therein, except for a connection solely arising from the mere ownership of, or receipt of payment under, such note or the exercise or enforcement of rights under such note or the Indenture;

(b) except as otherwise provided, any estate, inheritance, gift, sales, transfer, or personal property or similar tax, assessment or other governmental charge;

(c) any Mexican Withholding Taxes that are imposed or levied by reason of the failure by the holder or beneficial owner of such note to comply with any certification, identification, information, documentation, declaration or other reporting requirement which is required or imposed by a statute, treaty, regulation, general rule or administrative practice as a precondition to exemption from, or reduction in the rate of, the imposition, withholding or deduction of any Mexican Withholding Taxes; provided that at least 60 days prior to (i) the first payment date with respect to which we shall apply this clause (c) and, (ii) in the event of a change in such certification, identification, information, documentation, declaration or other reporting requirement, the first payment date subsequent to such change, we shall have notified the Trustee, in writing, that the holders or beneficial owners of the notes will be required to provide such certification, identification, information or documentation, declaration or other reporting;

(d) any Mexican Withholding Taxes that are imposed or levied by reason of the failure by the holder or beneficial owner of such notes to timely comply (subject to the conditions set forth below) with a written request by or on behalf of us to provide information, documentation or other evidence concerning the nationality, residence, identity, or registration with the Secretaría de Hacienda y Crédito Público (the “Ministry of Finance and Public Credit”) of the holder or beneficial owner of such note that is necessary from time to time to determine the appropriate rate of deduction or withholding of Mexican Withholding Taxes applicable to such holder or beneficial owner; provided that at least 60 days prior to the first payment date with respect to which we shall apply this clause (d), we shall have notified the Trustee, in writing, that such holders or beneficial owners of the notes will be required to provide such information, documentation or other evidence;

(e) the presentation of such note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder or the beneficial owner of such note would have been entitled to Additional Amounts in respect of such Mexican Withholding Taxes on presenting such note for payment on any date during such 30-day period;

(f) any Mexican Withholding Taxes that are payable only by a method other than withholding or deduction; or

(g) any combination of items (a), (b), (c), (d), (e) and (f) above.

Notwithstanding the foregoing, the limitations on our obligation to pay Additional Amounts set forth in clauses (c) and (d) above shall not apply if the provision of the certification, identification, information, documentation, declaration or other evidence described in such clauses (c) and (d) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a note (taking into account any relevant differences between United States and Mexican law, regulation or administrative practice) than comparable information or other applicable reporting requirements imposed or provided for under United States federal income tax law (including the United States — Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice. In addition, the limitations on our obligation to pay Additional Amounts set forth in clauses (c) and (d) above shall not apply if Rule 3.23.8 published in the Official Gazette of the Federation of Mexico on April 30, 2004 or a substantially similar successor of such rule is in effect, unless (i) the provision of the certification, identification, information, documentation, declaration or other evidence described in clauses (c) and (d) is expressly required by statute, regulation, general rules or administrative practice in order to apply Rule 3.23.8 (or a substantially similar successor of such rule), we cannot obtain such certification, identification, information, or satisfy any other reporting requirements, on our own through reasonable diligence and we otherwise would meet the requirements for application of Rule 3.23.8 (or such successor of such rule) or (ii) in the case of a holder or beneficial owner of a note that is a pension fund or other tax-exempt organization, such holder or beneficial owner would be subject to Mexican Withholding Taxes at a rate less than that provided by Article 195, Section II paragraph (a) of the Mexican Income Tax Law in connection with Rule 3.23.8 if the information, documentation or other evidence required under clause (d) above were provided. In addition, clause (c) above shall not be construed to require that a non-Mexican pension or retirement fund, a non-Mexican tax-exempt organization, a non-Mexican financial institution or any other holder or beneficial owner of a note register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican Withholding Taxes.

We will, upon written request, provide the Trustee, the holders and the Paying Agent with a duly certified or authenticated copy of an original receipt of the payment of Mexican Withholding Taxes which we have withheld or deducted in respect of any payments made under or with respect to the notes.

In the event that Additional Amounts actually paid with respect to any notes are based on Mexican Withholding Taxes in excess of the appropriate Mexican Withholding Taxes applicable to the holder or beneficial owner of such notes and, as a result thereof, such holder or beneficial owner is entitled to make a claim for a refund of such excess, or credit such excess against Mexican taxes, then, to the extent it is able to do so without jeopardizing its entitlement to such refund or credit, such holder or beneficial owner shall, by accepting the notes, be deemed to have assigned and transferred all right, title and interest to any claim for a refund or credit of such excess to us. By making such assignment and transfer, the holder or beneficial owner makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto (including executing or delivering any documents and paying any costs or expenses of ours relating to obtaining such refund). Nothing contained in this paragraph shall interfere with the right of each holder or beneficial owner of a note to arrange its tax affairs in whatever manner it thinks fit nor oblige any holder or beneficial owner of a note to claim any refund or credit or to disclose any information relating to its tax affairs or any computations in respect thereof or to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

If we are obligated to pay Additional Amounts with respect to any payment under or with respect to the notes (other than Additional Amounts payable on the date of the Indenture), we will, upon written request, deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts are payable and the amounts so payable.

In addition, we will pay any stamp, issue, registration, documentary or other similar taxes and other similar duties (including interest and penalties with respect thereto) imposed or levied by Mexico (or any political subdivision or taxing authority thereof or therein) in respect of the creation, issue and offering of the notes.

We undertake that we shall use commercially reasonable efforts in compliance with applicable law to maintain a paying agent in a member state of the European Union that is not obliged to deduct or withhold tax pursuant to European Council Directive 2003/48/ED or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2002 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive.

Currency Indemnity

U.S. dollars are the sole currency of account and payment for all sums payable by us under or in connection with the notes, including damages. Any amount received or recovered in a currency other than dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of KCSM or otherwise) by any Holder in respect of any sum expressed to be due to it from us shall only constitute a discharge to us to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under any note, we shall indemnify the recipient against any loss sustained by it as a result. In any event, we shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the Holder to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from our other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any note.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours in the Indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of ours or of any successor Person thereof. Each Holder, by accepting the notes, waives and releases all such liability.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture for the notes. The payment of the fees and expenses of the Trustee relating to the notes is solely our obligation. We, the placement agents for the outstanding notes and their affiliates may maintain other banking relationships in the ordinary course of business with the Trustee or its affiliates. The contact information for the Trustee is as follows: U.S. Bank

National Association, Corporate Trust Services, 60 Livingston Avenue, St. Paul, Minnesota 55107, Attn: Specialized Finance. Telephone: (800) 934-6802.

The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein, contain limitations on the rights of the Trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest under the terms of the Trust Indenture Act of 1939, it must eliminate such conflict or resign.

Luxembourg Listing

The outstanding notes are listed on the Luxembourg Stock Exchange.

Luxembourg Listing Agent, Luxembourg Paying Agent and Luxembourg Transfer Agent

Dexia Banque Internationale à Luxembourg, société anonyme, is the Luxembourg listing agent, and will be the Luxembourg paying agent and Luxembourg transfer agent in respect of the notes. We will maintain such agencies so long as the notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require.

Notices

All notices shall be deemed to have been given upon the mailing by first class mail, postage prepaid, of such notices to holders at their registered addresses as recorded in the notes Register, not later than the latest date, and not earlier than the earliest date, prescribed in the notes for the giving of such notice.

As long as the notes are listed on the Luxembourg Stock Exchange and its rules so require, we will also give notices to holders by publication in a daily newspaper of general circulation in Luxembourg. We expect that newspaper to be, but it need not be, the d’Wort. If publication in Luxembourg is not practical, we will make the publication elsewhere in Western Europe. By “daily newspaper” we mean a newspaper that is published on each day, other than a Saturday, Sunday or holiday, in Luxembourg or, when applicable, elsewhere in Western Europe. You will be presumed to have received these notices on the date we first publish them. If we are unable to give notice as described in this paragraph because the publication of any newspaper is suspended or it is otherwise impractical for us to publish the notice, then we, or the Trustee acting on our instructions, will give holders notice in another form. That alternate form of notice will be sufficient notice to you.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

Meetings of Noteholders

The Indenture contains provisions for convening meetings of holders to consider matters affecting their interests. A meeting of the holders may be called by the Trustee or the holders of at least 10.0% in aggregate principal amount at maturity of the outstanding notes.

Governing Law and Submission to Jurisdiction

The exchange notes and the Indenture are governed by the laws of the State of New York. We will submit to the jurisdiction of the U.S. federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the notes and the Indenture. We have appointed CT Corporation System as authorized agent upon which process may be served in any such action.

Form and Denomination

The outstanding notes have been and the exchange notes will be, whether sold in the U.S. in reliance on Rule 144A or in offshore transactions in reliance on Regulation S, represented by a single, permanent Global Security (which may be subdivided) in definitive, fully registered form without interest coupons (each a “Global Security”) in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. Each Global Security will be deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC for credit to the respective accounts of the purchaser at DTC.

Except in the limited circumstances described below under “— Certificated Notes,” owners of beneficial interest in the Global Security will not be entitled to receive physical delivery of Certificated Notes. The notes are not issuable in bearer form. The Global Security may be transferred, in whole or in part, only to another nominee of DTC.

Notes transferred to institutional “accredited investors” as defined in Rule 501 (a) (1), (2), (3) or (7) under the Securities Act that are not “qualified institutional buyers” as defined in Rule 144A under the Securities Act (“QIB”) (“Non-Global Purchasers”) will be issued and registered in certificated form without interest coupons (“Certificated Notes”). Upon the transfer of a note, each Non-Global Purchaser will be required to execute and deliver a letter (the “Accredited Investor Letter”) containing certain representations and agreements. Upon the transfer of Certificated Notes to a QIB or in an offshore transaction in reliance on Regulation S, such Certificated Notes will, unless the Global Security has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in the Global Security.

The Global Security and the Certificated Notes (and any notes issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein and in the Indenture, and will bear legends regarding such restrictions as described under “Transfer Restrictions” below.

The Global Security.  Ownership of beneficial interests in the Global Security will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in the Global Security directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the Global Security, DTC or such nominee, as the case may be, will he considered the sole owner or holder of the notes represented by the Global Security for all purposes under the Indenture and the notes. No beneficial owner of an interest in the Global Security will be able to transfer that interest except in accordance with the applicable procedures of DTC, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream Banking. Payments of the principal of, premium, if any, and interest on, the Global Security will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the notes trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at maturity of the Global Security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Security is credited and only in respect of such portion of the aggregate principal amount at maturity of notes as to which such participant or participants have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the Global Security for notes, which it will distribute to its participants and which may be legended as set forth under the heading “Transfer Restrictions.”

We understand that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A under the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Security among participants of DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the notes trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If DTC is at any time unwilling or unable to continue as a depositary for the Global Security and a successor depositary is not appointed by us within 90 days, we will issue Certificated Notes, which may bear the legend referred to under “Transfer Restrictions,” in exchange for the Global Security. Holders of an interest in the Global Security may receive Certificated Notes, which may bear the legend referred to under “Transfer Restrictions,” in accordance with DTC’s rules and procedures in addition to those provided for under the Indenture.

TAXATION

The following summary is based on the federal tax laws of Mexico and the United States as in effect on the date of this prospectus, and is subject to changes in Mexican or U.S. law, including changes that could have retroactive effect. The following summary does not take into account or discuss the tax laws of any country other than Mexico or the United States and does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the notes.

Prospective investors should consult their own tax advisors as to Mexican, U.S. or other tax consequences of the purchase, ownership and disposition of the notes, including, without limitation, the consequences of the receipt of interest and the sale, redemption or repayment of the notes or coupons. FOREIGN HOLDERS (AS DEFINED BELOW) SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO WHETHER THEY

RESIDE IN A COUNTRY THAT HAS ENTERED INTO A TAX CONVENTION (AS DEFINED BELOW) WITH MEXICO WHICH IS EFFECTIVE, AND IF SO, THE CONDITIONS AND REQUIREMENTS FOR OBTAINING BENEFITS UNDER ANY SUCH TAX CONVENTION.

Mexican Tax Considerations

The following is a description of the material consequences under Mexican federal tax law, as currently in effect, of the purchase, ownership and disposition of the notes by a holder that is not a resident of Mexico and that will not hold notes or a beneficial interest therein in connection with the conduct of a trade or business through an establecimiento permanente (permanent establishment) in Mexico (a Foreign Holder). The discussion below does not address all Mexican tax considerations that may be relevant to particular investors, nor does it address the special tax rules applicable to certain categories of investors or any tax consequences under the tax laws of any state or municipality of Mexico.

Foreign Holders According to Mexican Taxation

For purposes of Mexican taxation, an individual or corporation that does not satisfy the necessary requirements to be considered a Mexican resident for tax purposes, as described below, is deemed to be a Foreign Holder.

Individuals are considered to be Mexican residents when they have established their home in Mexico; if an individual has his/her home in Mexico and in another country simultaneously, he/she shall be deemed to be a resident of Mexico for tax purposes if his/her “center of vital interests” is located within Mexican territory. The center of vital interests of an individual is considered to be located in Mexico if, among other conditions, (i) more than 50% of his/her total income for the relevant year is from a source in Mexico, or (ii) the main center of his/her professional activities is in Mexico. Mexican nationals who filed a change of tax residence to a country or jurisdiction that does not have a comprehensive exchange of information agreement with Mexico in which his/her income is subject to a preferred tax regime pursuant to the provisions of the Mexican Income Tax Law, will be considered Mexican residents for tax purposes during the year of filing of the notice of such residence change and during the following three years. Unless otherwise proven, a Mexican national is deemed a resident of Mexico for tax purposes.

A legal entity is considered a Mexican resident for tax purposes if it maintains the main administration of its business or its place of effective management is established in Mexico.

A Foreign Holder conducting activities through a permanent establishment for tax purposes in Mexico will be required to pay income tax in Mexico on any and all income attributable to such permanent establishment, which could include income from the notes.

As used in this summary, “Foreign Holder” means a beneficial owner of the Notes that:

•	is not a resident of Mexico for tax purposes as provided above;

•	does not hold the Notes or a beneficial interest in the Notes in connection with the conduct of a trade or business through a permanent establishment in Mexico; and

•	is not (a) a beneficial owner of more than 10% of our voting stock, directly or indirectly, jointly with persons related to the us or individually, or (b) a corporation or other entity, more than 20% of whose stock is owned, directly or indirectly, jointly by persons related to us or individually; that in the case of either (a) or (b), is the effective beneficiary, directly or indirectly, jointly with persons related to us or individually, of more than 5% of the aggregate amount of any interest payment on the Notes. For these purposes, persons will be related if:

•	one person holds an interest in the business of the other person;

•	both persons have common interests; or

•	a third party has an interest in the business or assets of both persons.

Taxation of Interest

In terms of the Mexican Income Tax Law and regulations thereunder, payments of interest made by us in respect of the notes (including payments of principal in excess of the issue price of such note, premiums, and other payments similar to yields, which, under Mexican law, are deemed to be interest), to a Foreign Holder will be subject to Mexican withholding taxes assessed at:

•	a 4.9% rate, but only if the notes are placed abroad from Mexico through banks or brokerage houses, in a country with which Mexico has in force a treaty for the avoidance of double taxation (a Tax Convention), provided that the notice to which the second paragraph of Article 7 of the Securities Exchange Law (Ley de Mercado de Valores) refers to is filed before the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), and as long as the requirements established by the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) are duly satisfied by us under the applicable regulations in force; or

•	a higher rate if the aforementioned requirements are not satisfied.

Payments of interest on the notes made by us to Foreign Holders are expected to be subject to such 4.9% withholding tax, since the applicable requirements are expected to be satisfied by us. If those conditions are not satisfied or would cease to be satisfied, withholding taxes may be higher.

Payments of interest made by us with respect to the notes to non-Mexican pension or retirement funds will be exempt from Mexican withholding taxes, provided that any such fund (i) is duly organized pursuant to the laws of its country of origin, (ii) is the effective beneficiary of the interest payments, (iii) is exempt from income tax in such country and (iv) is registered with the Mexican Ministry of Finance and Public Credit for that purpose.

Taxation of Principal Payments

In terms of the Mexican income tax law and regulations thereunder, payments of principal under the notes made by us to a Foreign Holder will not be subject to any Mexican withholding or similar taxes.

Taxation of Dispositions

In terms of the Mexican income tax law and regulations thereunder, capital gains resulting from the sale or other disposition of notes by a Foreign Holder to another Foreign Holder are not taxable in Mexico. Transfers of the notes by residents of Mexico (including a permanent establishment for tax purposes therein of Foreign Holders) to Foreign Holders, or by a Foreign Holder to a resident of Mexico or to a deemed permanent establishment of a Foreign Holder, will be subject to Mexican income tax pursuant to the rules described above in respect of taxation or interest.

Transfer Taxes, etc.

A Foreign Holder will not be liable for estate, gift, inheritance or similar taxes in Mexico, with respect to its holding or disposition of the notes, nor will it be liable for Mexican stamp, registration or similar taxes.

Additional Amounts

We have agreed, subject to specified exceptions and limitations, to pay additional amounts to the holders of the notes in respect of the Mexican withholding taxes mentioned above (except for the potential withholdings derived from the Taxation of Dispositions), in order for the holders to receive the net amount that they would have received if such retentions would not have been made. If we pay additional amounts in respect of such Mexican withholding taxes, any refunds of such additional amounts will generally be for our account. See “Description of the Notes — Additional Amounts.”

Foreign Holders or beneficial owners of notes may be requested, subject to specified exceptions and limitations, to provide certain information or documentation necessary to enable us to establish the appropriate Mexican withholding tax rate applicable to such Foreign Holders or beneficial owners of notes. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided on a timely basis, we may withhold Mexican tax from that interest payment to that Holder or beneficial owner at the maximum applicable rate, but the obligations to pay additional amounts would be calculated considering the withholding that would have been applied if the documentation would have been available in a timely manner and limited as set forth under “Description of the Notes — Additional Amounts.”

Material U.S. Federal Income Taxation

TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF NOTES ARE HEREBY NOTIFIED THAT THE FOLLOWING DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS DESCRIBED IN THIS PROSPECTUS. SUCH DISCUSSION OF TAX ISSUES WAS NOT INTENDED TO BE USED, AND IT CANNOT BE USED (BY ANY PERSON) FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED. EACH PROSPECTIVE PURCHASER OF NOTES SHOULD CONSULT ITS OWN INDEPENDENT TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership, sale, exchange and retirement of notes by a holder thereof. This description only applies to notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and does not address, except as set forth below, aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, such as

•	financial institutions,

•	banks,

•	insurance companies,

•	real estate investment trusts,

•	regulated investment companies,

•	traders in securities that elect to mark to market,

•	partnerships or other pass-through entities,

•	grantor trusts,

•	tax-exempt organizations,

•	S corporations,

•	U.S. expatriates,

•	dealers or traders in securities or currencies, or

•	holders that will hold a note as part of a position in a straddle or as part of a hedging, conversion, “synthetic security” or other integrated financial transaction for U.S. federal income tax purposes or that have a functional currency other than the U.S. dollar.

Moreover, this description does not address the U.S. federal estate and gift tax or alternative minimum tax consequences of the acquisition, ownership, sale, exchange or retirement of notes and does not address the U.S. federal income tax treatment of holders that do not acquire notes as part of the initial distribution at their initial issue price. Each prospective purchaser should consult its tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, holding and disposing of notes.

This description is based on the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, each as announced and in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations which could affect the tax consequences described herein.

For purposes of this description, a U.S. Holder is a beneficial owner of notes who for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any State thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes or (2)(a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons has the authority to control.

A Non-U.S. Holder is a beneficial owner of notes other than a U.S. Holder or a partnership.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to its consequences.

No ruling from the Internal Revenue Service (the “IRS”) has been sought with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the discussion does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction. Accordingly, each U.S. Holder should consult its own tax advisor with regard to the offering and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

Interest

If you are a U.S. Holder, interest paid to you on a note, including any Additional Amounts paid and any Mexican Withholding Taxes paid with respect to the notes or such Additional Amounts withheld, will be includible in your gross income as ordinary interest income in accordance with your usual method of accounting for U.S. federal income taxes purposes. Solely for purposes of this discussion, the term “interest” shall include any Additional Amounts paid and any Mexican Withholding Taxes paid with respect to the notes (or such Additional Amounts). In addition, interest on the notes will be treated as foreign source income for U.S. federal income tax purposes. For U.S. foreign tax credit limitation purposes, interest on the notes generally will constitute passive income, or, in the case of certain U.S. Holders, general category income. The rules relating to foreign credits are complex and U.S. Holders should consult with their own tax advisors regarding the availability of a foreign tax credit and the application of the foreign tax credit limitations to their particular situation.

Subject to the discussion below under the caption “U.S. Backup Withholding Tax and Information Reporting,” if you are a Non- U.S. Holder, payments to you of interest on a note generally will not be subject to U.S. federal income tax unless the income is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base), in which case, similar to a U.S. Holder, you will be taxed at graduated rates on a net income basis. Corporate non-U.S. Holders receiving interest such income may also be subject to an additional “branch profits” tax at a 30% rate or a lower rate if specified by an applicable income tax treaty.

Amortizable Bond Premium

If a U.S. Holder purchases a note for an amount that is greater than the amount payable at maturity, such holder will generally be considered to have purchased the note with “amortizable bond premium” equal in amount to such excess. Such a holder may elect (in accordance with applicable Code provisions) to amortize such premium by offsetting against the interest otherwise required to be included in income in respect of such note during any taxable year the allocable portion of such premium, determined under the constant yield method over the remaining term of the note. In such case, a U.S. Holder’s basis in the note will be reduced by the amount of bond premium offsetting interest income.

Market Discount

If a U.S. Holder purchases a note after its issue for an amount less than its principal amount, then the amount of such difference will be treated as “market discount” for Federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will generally be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on the note at the time of such payment or disposition, unless the U.S. Holder has elected to include market discount in income currently as it accrues.

Effect of Optional Redemption

At certain times or upon the occurrence of certain events, we may redeem the notes. In addition, if we experience a change of control, holders of the notes may require us to repurchase all or part of the notes at 101% of their principal amount, plus accrued and unpaid interest and any additional amounts to the redemption date. Under applicable U.S. Treasury regulations, if based on all the facts and circumstances as of the date on which the notes are issued, there is a remote likelihood that the contingent redemption option will be exercised and that a change of control will occur, it is assumed that such redemption and change of control will not occur. We believe that, based on all the facts and circumstances as of the expected issue date of the notes, there was a remote likelihood the contingencies will occur; therefore, for purposes of the applicable rules this redemption and repurchase will be treated as if it will not occur.

Exchange of an Outstanding Note for an Exchange Note pursuant to this exchange offer — U.S. Holders

The exchange by any holder of an Outstanding for Exchange Note should not constitute a taxable exchange for United States Federal income tax purposes. Consequently, no gain or loss should be recognized by holders that exchange Outstanding Notes for Exchange Notes pursuant to this exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of Exchange Notes, a holder’s tax basis in exchange should be the same as such holder’s tax basis in the Outstanding Note exchanged therefore. Holders should be considered to have held the Exchange Notes from the time of their acquisition of the Outstanding Notes. This applies only to U.S. holders that exchange Outstanding Notes for Exchange Notes in this exchange offer and who hold the Outstanding Notes as capital assets.

Sale, Exchange or Retirement

If you are a U.S. Holder, upon the sale, other exchange or retirement of a note you may recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement, other than accrued but unpaid interest which will be taxable as such, and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the cost of the note to you increased by the market discount, if any, previously included in income by the U.S. Holder and decreased by the bond premium, if any, previously used to offset the U.S. Holders interest income. Any such gain or loss will be capital gain or loss except to the extent of market discount, if any. If you are an individual U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to the gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income (other than certain dividends) if your holding period for the notes exceeds one year (i.e., it is a long-term capital gain). Any gain or loss realized on the sale, exchange or retirement of a note generally will be treated as U.S. source gain or loss, as the case may be. Accordingly, if Mexican or other withholding tax is imposed on the sale, exchange or retirement of the notes, a U.S. Holder may not be able to fully utilize its U.S. foreign tax credits in respect of such withholding tax unless such U.S. Holder has other foreign source income. Prospective investors should consult their own tax advisors as to the U.S. tax and foreign tax credit implications of such sale, exchange or retirement of a note. The deductibility of capital losses is subject to limitations.

Any gain recognized by a U.S. Holder generally will be treated as from sources within the United States for U.S. federal income tax purposes.

Subject to the discussion below under the caption “U.S. Backup Withholding Tax and Information Reporting,” if you are a Non-U.S. Holder, any gain realized by you upon the sale, exchange or retirement of a note generally will not be subject to U.S. federal income tax, unless

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base), or

•	if you are an individual Non-U.S. Holder, you are present in the United States for 183 days or more in the taxable year of the sale, exchange or retirement and certain other conditions are met.

Gain with respect to the notes that is effectively connected with a U.S. trade or business (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base) will be taxed on a net income basis at graduated rates similar to the rates imposed on U.S. Holders. Corporate non-U.S. Holders that realize such gain may also be subject to an additional “branch profits” tax at a 30% rate or a lower rate if specified by an applicable income tax treaty. Furthermore, if you are Non-U.S. Holder described in the second bullet point above, you will be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on any capital gain, which may be offset by certain capital losses.

U.S. Backup Withholding Tax and Information Reporting

Backup withholding tax and information reporting requirements apply to certain payments of principal of, and interest on, an obligation and to proceeds of the sale, exchange or redemption of an obligation, to certain noncorporate holders of notes that are U.S. persons. Information reporting generally will apply to payments of interest, to payments of Additional Amounts and to proceeds from the sale, exchange or redemption of notes made within the United States to a holder of notes (other than an exempt recipient, including a corporation, a payee that is not a United States person who provides appropriate certification and certain other persons). The payor will be required to withhold backup withholding tax on payments made within the United States on a note to a holder of a note that is a U.S. person, other than an exempt recipient, such as a corporation, if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding requirements. Payments within the United States of principal and interest to a holder of a note that is not a U.S. person will not be subject to backup withholding tax and information reporting requirements if an appropriate certification is provided by the holder to the payor and the payor does not have actual knowledge or a reason to know that the certificate is incorrect. The backup withholding tax rate is 28% for years through 2010.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of notes. Prospective purchasers of notes should consult their own tax advisors concerning the tax consequences of their particular situations.

European Union Savings Directive (Directive 2003/48/EC)

The Council of the EU adopted a directive on the taxation of savings income (Directive 2003/48/EC). Pursuant to the directive, each member state of the EU will be required, from a date not earlier than July 1, 2005, to provide to the tax authorities of the other member states information regarding payments of interests (or other similar income) paid by persons within its jurisdiction to individual residents of such other member states, except that Belgium, Luxembourg, and Austria will instead operate a withholding system in relation to such payments until such time as the EU is able to enter into satisfactory information exchange agreements with several non-EU countries. In addition, the Council has approved a draft agreement with Switzerland pursuant to which Switzerland would impose withholding tax on non-Swiss source interest payments paid by persons within its jurisdiction to individual residents of the EU, and would share a portion of the revenue with the recipient’s countries of residence.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for securities where such securities were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the date of consummation of the exchange offer and ending on the close of business one year after that date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. We have agreed to use our reasonable best efforts to keep the exchange offer registration statement effective so that it is available for such resales during such period.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Subject to the terms of the registration rights agreement, for a period of one year after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek approval for quotation through any automated quotation system. The initial purchasers informed us that, following the completion of the initial distribution of the outstanding notes, they intended to make a market in the outstanding notes. However, any such market making may be discontinued at any time. Accordingly, we cannot guarantee the development or liquidity of any trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may cease to continue at any time. In addition, if a market for the exchange notes develops, the market prices of the exchange notes may be volatile. Factors such as fluctuations in our earnings and cash flow, the difference between our actual results and results expected by investors and analysts and Mexican and U.S. currency and economic developments could cause the market prices of the exchange notes to fluctuate substantially.

LEGAL MATTERS

The validity of the exchange notes offered and sold in this offering will be passed upon for us by Sonnenschein Nath & Rosenthal LLP. Certain legal matters in connection with the exchange offer will also be passed upon by Edgar Aguileta Gutierrez, our Deputy Legal Director, and the law firm of Baker & McKenzie México, S.C., with respect to matters of Mexican law.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audited consolidated financial statements of Kansas City Southern de México, S. de R.L. de C.V. as of December 31, 2006 and 2005 and for the year ended December 31, 2006, and the three months ended March 31, 2005 (“Predecessor”) and the nine months ended December 31, 2005 (“Successor”) included in this registration statement, have been audited by KPMG Cárdenas Dosal, S.C., our independent registered public accountants (“KPMG Cárdenas), to the extent and for the periods as stated in their report appearing herein. The audit report dated February 23, 2007 on the consolidated financial statements referred to above contains an explanatory paragraph stating that due to the acquisition of control of KCSM by Kansas City Southern on April 1, 2005, the accompanying consolidated financial statements after March 31, 2005 (“Successor”) are presented on a different cost basis than for period before the change in control and therefore are not comparable to the consolidated financial statements for the years ended December 31, 2004 (“Predecessor”). The Company’s consolidated financial statements are separated between “Successor” and “Predecessor” to reflect the Company’s results and financial position before and after the change in control.

With respect to the interim financial information derived from the unaudited consolidated balance sheet as of June 30, 2007, and the related statements of income for the three and six months ended June 30, 2007, cash flows for the six months ended June 30, 2007 and 2006, and changes in stockholders’ equity for the six months ended June 30, 2007, included herein, KPMG Cárdenas has reported that it applied limited procedures in accordance with professional standards for a review of such information. However its separate report included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2007, and included herein, states that it did not audit and it does not express an opinion on that interim financial information. Accordingly, the degree of reliance on KPMG Cárdenas’ report on such information should be restricted in light of the limited nature of the review procedures applied. KPMG Cárdenas is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by KPMG Cárdenas within the meaning of Sections 7 and 11 of the 1933 Act.

The audited consolidated statement of income, stockholders’ equity and cash flows of Kansas City Southern de México, S.A. de C.V. as of December 31, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, S.C., an independent registered public accounting firm, given on the authority of the firm as experts in auditing and accounting.

KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V.
(formerly TFM, S.A. de C.V.)

CONSOLIDATED FINANCIAL STATEMENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Contents	Page

Unaudited Interim Financial Statements
Consolidated Statements of Income for the three and six months ended June 30, 2007 and 2006	F-2
Consolidated Balance Sheets at June 30, 2007 and December 31, 2006	F-3
Consolidated Statements of Cash Flows for the six months ended June 30, 2007 and 2006	F-4
Consolidated Statement of Changes in Stockholders’ Equity for six months ended June 30, 2007	F-5
Notes to Consolidated Financial Statements	F-6
Report of Independent Registered Public Accounting Firm	F-12
Audited Consolidated Financial Statements
Report of PricewaterhouseCoopers, S.C., Independent Registered Public Accounting Firm, regarding the year ended December 31, 2004	F-13
Report of KPMG Cárdenas Dosal, S.C., Independent Registered Public Accounting Firm, regarding the year ended December 31, 2006, three months ended March 31, 2005 (“Predecessor”) and nine months ended December 31, 2005 (“Successor”)
F-14
Consolidated Balance Sheets at December 31, 2006 and 2005	F-15
Consolidated Statements of Operations for the year ended December 31, 2006, three months ended March 31, 2005, nine months ended December 31, 2005 and for the year ended December 31, 2004	F-16
Consolidated Statements of Cash Flows for the year ended December 31, 2006, three months ended March 31, 2005, nine months ended December 31, 2005 and for the year ended December 31, 2004	F-17
Consolidated Statements of Changes in Stockholders’ Equity for the year ended December 31, 2006, three months ended March 31, 2005, nine months ended December 31, 2005 and for the year ended December 31, 2004
F-18
Notes to the Consolidated Financial Statements	F-19

Kansas City Southern de México, S. A. de C.V. and Subsidiaries
(Formerly known as TFM, S. A. de C. V.)

Consolidated Statements of Income

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
	(Unaudited)
	(In millions of US dollars)

Transportation Revenues	$199.4	$194.9	$389.6	$370.7

Operating expenses:
Compensation and benefits	34.7	32.9	70.1	63.8
Purchased services	25.2	29.5	51.0	63.5
Fuel	29.4	27.2	58.4	54.0
Equipment costs	27.9	19.8	52.7	40.5
Depreciation and amortization	24.2	21.7	47.4	44.6
Casualties and insurance	4.1	2.5	7.3	6.3
Materials and other	6.0	11.7	11.9	16.2

Total operating expenses	151.5	145.3	298.8	288.9

Operating income	47.9	49.6	90.8	81.8
Equity in net earnings of unconsolidated affiliates	1.6	1.8	0.8	3.0
Interest expense	(22.7)	(23.2)	(46.4)	(46.2)
Debt retirement costs	(6.9)	—	(6.9)	—
Foreign Exchange (loss) gain, net	(8.4)	(7.0)	0.3	(11.2)
Other income, net	1.5	0.6	0.6	1.1

Income before income taxes	13.0	21.8	39.2	28.5
Income tax expense	3.4	13.8	9.9	16.1

Net income	$9.6	$8.0	$29.3	$12.4

See accompanying notes to consolidated financial statements.

Kansas City Southern de México, S. A. de C.V. and Subsidiaries
(Formerly known as TFM, S.A. de C.V.)

Consolidated Balance Sheets

	June 30,	December 31,
	2007	2006
	(Unaudited)
	(In millions of US dollars, except equity parts)

ASSETS
Current assets:
Cash and cash equivalents	$27.5	$14.4
Accounts receivable, net	139.0	151.2
Related party receivable	20.7	34.9
Inventories, net	23.3	22.8
Other current assets	39.7	74.6

Total current assets	250.2	297.9
Investments	44.7	43.9
Property and equipment, net	701.7	681.1
Concession assets, net	1,273.5	1,303.3
Deferred tax asset	119.0	117.5
Other assets	47.8	45.3

Total assets	$2,436.9	$2,489.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Debt due within one year	$0.3	$26.2
Accounts and wages payable	57.0	114.2
Related party payable	26.1	45.9
Accrued liabilities	114.3	95.7

Total current liabilities	197.7	282.0
Other liabilities:
Long-term debt	840.6	849.7
Other noncurrent liabilities and deferred credits	110.2	113.6

Total other liabilities	950.8	963.3
Minority Interest	(2.3)	(1.4)
Commitments and contingencies (note 6)
Stockholders’ equity (note 2):
Common stock, 4,785,510,235 shares authorized, issued without par value	608.3	1,758.9
Receivable under agreements with parent company	—	(593.6)
Treasury/parent shares	—	(561.5)
Additional paid in capital	263.3	205.4
Retained earnings	419.1	435.9

Total stockholders’ equity	1,290.7	1,245.1

Total liabilities and stockholders’ equity	$2,436.9	$2,489.0

See accompanying notes to consolidated financial statements.

Kansas City Southern de México, S. A. de C.V. and Subsidiaries
(Formerly known as TFM, S. A. de C. V.)

Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
	2007	2006
	(Unaudited)
	(In millions of US dollars)

Operating activities:
Net income	$29.3	$12.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47.4	44.6
Deferred income tax	9.9	16.1
Deferred statutory profit sharing	4.6	5.6
Equity in undistributed earnings of unconsolidated affiliates	(0.8)	(3.0)
Gain on sale of assets	(0.2)	—
Changes in working capital items:
Accounts receivable	12.3	2.6
Related parties	(9.1)	16.7
Inventories	(1.0)	(3.5)
Other current assets	34.3	(3.4)
Accounts and wages payable and accrued liabilities	(37.9)	(43.9)
Other, net	4.6	(9.6)

Net cash provided by operating activities	93.4	34.6

Investing activities:
Capital expenditures	(50.3)	(28.5)
Other, net	11.5	0.3

Net cash used in investing activities	(38.8)	(28.2)

Financing activities:
Proceeds from issuance of long - term debt	231.2	2.9
Repayment of long-term debt	(256.9)	—
Debt issuance costs	(15.8)	—
Other, net	—	(0.1)

Net cash provided by financing activities	(41.5)	2.8

Cash and cash equivalents:
Net increase during each period	13.1	9.2
At beginning of year	14.4	7.1

At end of period	$27.5	$16.3

See accompanying notes to consolidated financial statements.

Kansas City Southern de México, S. A. de C.V. and Subsidiaries
(Formerly known as TFM, S. A. de C. V.)

Consolidated Statements of Changes in Stockholders’ Equity

		Receivable under	Treasury/	Additional
	Common	Agreements with	Parent	Paid in	Retained
	Stock	Parent Company	Shares	Capital	Earnings	Total
	(Unaudited)
	(In millions of US dollars)

Balances at December 31, 2006	$1,758.9	$(593.6)	$(561.5)	$205.4	$435.9	$1,245.1
Net income for the period	—	—	—	—	19.7	19.7

Balances at March 31, 2007	1,758.9	(593.6)	(561.5)	205.4	455.6	1,264.8
Cancellation of the shares received from the Mexican government related to the VAT/PUT settlement	(351.8)	—	305.4	46.4	—	—
KCSM Results April, 2007	—	—	—	—	(0.4)	(0.4)
KCSM Stockholders cancellation due to merger	(1,407.1)	593.6	256.1	(251.8)	(455.2)	(1,264.4)
Grupo KCSM Stockholders’ equity as of merger	807.0	—	(256.1)	320.7	405.4	1,277.0
Grupo KCSM Treasury shares cancellation due to merger	(198.7)	—	256.1	(57.4)	—	—
KCSM net income post merger	—	—	—	—	13.7	13.7

Balances at June 30, 2007	$608.3	$—	$—	$263.3	$419.1	$1,290.7

Kansas City Southern de México, S. A. de C.V. and Subsidiaries

Notes to Consolidated Financial Statements
(Amounts in millions of US dollars)

1.	Accounting Policies and Interim Results.

In the opinion of the management of KCSM, the accompanying unaudited consolidated financial statements contain all adjustments necessary, which are of a normal and recurring nature, to present fairly the financial position of the Company and its subsidiary companies as of June 30, 2007, and December 31, 2006, and the results of operations for the three and six months ended June 30, 2007 and 2006, its cash flows for the six months ended June 30, 2007 and 2006, and its changes in stockholders’ equity for the six months ended June 30, 2007. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) have been condensed or omitted. These Consolidated Financial Statements should be read in conjunction with the financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The results of operations for the three and six months ended June 30, 2007, are not necessarily indicative of the results to be expected for the full year ending December 31, 2007. Certain prior year amounts have been reclassified to conform to the current year presentation.

2.	Merger with Grupo KCSM.

In April 2007, the Company’s shareholders adopted corporate resolutions approving: (i) the conversion (transformación), or re-transformation, from a sociedad de responsabilidad limitada de capital variable to a sociedad anónima de capital variable; and (ii) the merger of Grupo KCSM, S. A. de C. V. (“Grupo KCSM”) with KCSM (the “2007 Merger”). The 2007 Merger was effective on May 8, 2007. KCSM, as the surviving company, cancelled its shares held by Grupo KCSM and issued the corresponding shares representing its new capital stock to each of the shareholders of the Grupo KCSM, except for the shares held by itself. Grupo KCSM transferred all its assets and liabilities to KCSM and any current liabilities between Grupo KCSM and KCSM, whether as a debtor or creditor were extinguished. There was no cash exchanged between the parties in the 2007 Merger.

The 2007 Merger, was completed between entities under common control where KCSM was the reporting entity. Grupo KCSM was a non-operating holding company with no material assets or operations and its balance sheet was limited to a deferred tax asset and other intercompany balances between Grupo KCSM and KCSM. All intercompany amounts were eliminated and the remaining balances of Grupo KCSM were transferred to KCSM at carrying value, except Grupo KCSM’s 2% ownership in Arrendadora KCSM, which was transferred to NAFTA Rail, S.A. de C.V., a wholly owned subsidiary of Kansas City Southern (“KCS”). The full effect of the merger was applied prospectively in KCSM’s financial statements for the second quarter of 2007. Prior period financial statements have not been adjusted to include the effect of the 2007 Merger as if it had occurred on the earliest date of the prior period presented, the following tables provide the effects on the statements of financial position and the results of operations as if the retroactive application of the 2007 Merger had been made:

Balance sheet

	December 31,	June 30,
	2006	2006
	(Unaudited)
	(In millions of US dollars)

Assets	$(11.3)	$15.1
Debt and capital lease obligation	—	—
Liabilities	(6.4)	0.1
Minority interest	1.4	1.3
Stockholders’ equity	$16.3	$13.7

Kansas City Southern de México, S. A. de C.V. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Statement of Income

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
	(Unaudited)
	(In millions of US dollars)

Transportation Revenues	$—	$—	$—	$—
Operating expenses	—	0.2	—	—
Operating income	—	0.2	—	—
Income (loss) before income taxes and minority interest	6.9	0.3	(4.9)	—
Income tax expense	(1.8)	9.1	1.2	9.4
Net income (loss)	$5.1	$9.4	$(3.7)	$9.4

3.	Derivative Instruments.

Derivative Transactions.  The Company does not engage in the trading of derivatives financial instruments except where the Company’s objective is to manage fuel price risk and currency fluctuations. In general, the Company enters into derivative transactions in limited situations based on management’s assessment of current market conditions and perceived risks. However, management intends to respond to evolving business and market conditions and in doing so, may enter into such transactions more frequently as deemed appropriate.

Foreign Exchange Contracts.  The purpose of KCSM’s foreign exchange contracts is to limit exposure arising from exchange rate fluctuations in its Mexican peso-denominated financial assets and liabilities. Management determines the nature and quantity of any hedging transactions based upon net asset exposure and market conditions.

As of June 30, 2007, the Company did not have any outstanding call option contracts. As of June 30, 2006, KCSM had two Mexican peso call options outstanding in the notional amount of $1.7 million and $1.2 million, based on the average exchange rate of 14.50 and 13.00 Mexican pesos per U.S. dollar, respectively. These options expired on May 30, 2007 and September 6, 2006, respectively.

As of June 30, 2007, the Company had six US dollar forward contracts with a total notional amount of $0.1 million each. The U.S. dollar contracts mature between June and December 2008 and are based on the forward exchange rate range of Ps.11.35 and Ps.11.49.

The Company had a U.S. dollar forward contract with its parent company, Grupo KCSM, S.A de C.V. in order to hedge the foreign exchange rate variation of a notional amount of $876.3 million, based on the exchange rate of Ps.11.46 per dollar. This contract was extinguished once the 2007 Merger became effective on May 8, 2007, as described in Note 2.

Foreign currency balances.  At June 30, 2007 and at December 31, 2006, KCSM had financial assets and liabilities denominated in Mexican pesos of Ps.2,352.2 million and Ps. 2,304.0 million, and Ps.829.1 million and Ps. 651.4 million, respectively. At June 30, 2007 and at December 31, 2006, the exchange rate was Ps.10.78 and Ps.10.82, per U.S. dollar, respectively.

4.	Debt.

7 3/8% Senior Notes due 2014, or the 7 3/8% Senior Notes

On May 16, 2007, KCSM issued $165.0 million principal amount of 7 3/8% senior unsecured notes due June 1, 2014, or the “7 3/8% Senior Notes”. The 7 3/8% Senior Notes are denominated in U.S. dollars, bear interest semiannually at a fixed annual rate of 7 3/8% and are secured, unsubordinated obligations and rank pari

Kansas City Southern de México, S. A. de C.V. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

passu in right of payment with KCSM’s existing and future unsecured, unsubordinated obligations. KCSM used the net proceeds from the issuance of the 7 3/8% Senior Notes, together with a $30.0 million bank term loan and available cash on hand, as necessary, to pay the principal applicable premium and expenses associated with the redemption of the Company’s 12 1/2% Senior Notes due 2012. The 7 3/8% Senior Notes are redeemable at KCSM’s option, in whole but not in part, at 100% of their principal amount, at any time in the event of certain changes in Mexican tax law, and in whole or in part, on or after June 1, 2011, subject to certain limitations. The 7 3/8% Senior Notes include certain covenants that restrict or prohibit certain actions.

Credit Agreement

On June 14, 2007, KCSM entered into a new credit agreement, or the “2007 Credit Agreement”, in an aggregate amount of up to $111.0 million, consisting of a revolving facility of up to $81.0 million, and a term loan facility of up to $30.0 million with Bank of America, N.A., BBVA Bancomer, S.A., Institución de Banca Múltiple, and the other lenders named in the 2007 Credit Agreement. The Company used the proceeds from the 2007 Credit Agreement to pay (a) all amounts outstanding under its Credit Agreement dated October 24, 2005, or the “2005 Credit Agreement”, and to pay all fees and expenses related to the refinancing of the 2005 Credit Agreement, (b) to pay all amounts outstanding in respect of our 10 1/4% Senior Notes due 2007, (c) to refinance a portion of KCSM’s 12 1/2% Senior Notes due 2012, (d) to pay all amounts outstanding under its Bridge Loan Agreement dated April 30, 2007, and (e) for general corporate purposes. The maturity date for the revolving credit facility is December 31, 2011, and the maturity date for the term loan facility is June 30, 2012. The 2007 Credit Agreement contains covenants that restrict or prohibit certain actions that are customary for these type of agreements. As of June 30, 2007 KCSM has used $10.0 million from the revolving credit facility and $30.0 million from the term loan facility. In addition, KCSM must meet certain consolidated interest coverage ratios, consolidated leverage ratios, and fixed charge coverage ratios.

5.  Pension.

Union Pension.  Under the provisions of a bargaining agreement for covered employees, the Company provides a substantive pension benefit in the form of a lump-sum post-retirement payment to retirees who leave the Company after age 60. The benefit to retirees is based on a statutory termination indemnity calculation under Mexican law which is based on the retiree’s salary at the time of retirement and the number of years of credited service. The Company’s practice is to fund benefits under this program as the obligations become due. The net periodic cost for this plan was $0.6 million and $1.2 million for the three and six months ended June 30, 2007.

6.	Commitments and Contingencies.

Concession duty.  KCSM operates under a 50-year concession granted by the Mexican government to provide freight transportation services over the Northeast Rail Lines in Mexico (the “Concession”). Under the Concession, the Government has the right to receive a payment from the Company equivalent to 0.5% of the gross revenue during the first 15 years of the Concession period and 1.25% during the remaining years of the Concession period. For the three months ended June 30, 2007 and 2006, the concession duty expense amounted to $1.1 million, $2.1 million, $0.9 million and $1.8 million, respectively, which was recorded within operating expenses.

Litigation.  The Company is a party to various legal proceedings and administrative actions, all of which are of an ordinary, routine nature and incidental to its operations. Included in these proceedings are various claims brought by current and former employees for job related injuries and by third parties for injuries related to railroad operations. KCSM aggressively defends these matters and has established appropriate liability reserves which management believes are adequate to cover expected costs. Although it is not possible to predict the outcome of any legal proceeding, in the opinion of management, other than those proceedings

Kansas City Southern de México, S. A. de C.V. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

described in detail below, such proceedings and actions should not, individually, or in the aggregate, have a material effect on the Company’s financial statements. However, a material adverse outcome in one or more of these proceedings could have a material impact on the operating results of a particular period.

The Company’s operations are subject to Mexican federal and state laws and regulations relating to the protection of the environment through the establishment of standards for water discharge, water supply, emissions, noise pollution, hazardous substances and transportation and handling of hazardous and solid waste. The Mexican government may bring administrative and criminal proceedings and impose economic sanctions against companies that violate environmental laws, and temporarily or even permanently close non-complying facilities.

The risk of incurring environmental liability is inherent in the railroad industry. As part of serving the petroleum and chemicals industry, the Company transports hazardous materials and has a professional team available to respond and handle environmental issues that might occur in the transport of such materials.

Disputes with Ferromex.

Disputes Relating to Payments for the use of Trackage and Haulage Rights and Interline Services.  KCSM and Ferrocarril Mexicano, S.A. de C.V. (“Ferromex”), the operator of the largest railway system in Mexico and a competitor of KCSM, both initiated administrative proceedings seeking a determination by the Secretaría de Comunicaciones y Transportes (“Ministry of Communications and Transportation” or “SCT”) of the rates the companies should pay each other in connection with the use of trackage and haulage rights and interline and terminal services. The SCT, in March of 2002, issued a ruling setting the rates for trackage and haulage rights. In August 2002, the SCT issued a ruling setting the rates for interline and terminal services. KCSM and Ferromex appealed both rulings. Following the trial and appellate court decisions, the Mexican Supreme Court in February of 2006, in a ruling from the bench, sustained KCSM’s appeal of the SCT’s trackage and haulage rights ruling, vacating the SCT ruling and ordering the SCT to issue a new ruling consistent with the Court’s decision. KCSM has not yet received the written opinion of the Mexican Supreme Court decision nor has the Mexican Supreme Court decided the interline and terminal services appeal. In October 2006, KCSM was served with a claim raised by Ferromex in which Ferromex asked for information concerning the interline traffic between KCSM and Ferromex from January 2002 through December 2004. KCSM filed an answer to this claim, and expects this litigation to continue over the next few years. The Company believes that based on its assessment of the facts in this case, there will be no material effect on its financial statements.

Disputes Relating to the Scope of the Mandatory Trackage Rights.  KCSM and Ferromex are parties to various civil cases involving disputes over the application and proper interpretation of the mandatory trackage rights. In August 2002, the SCT issued rulings determining Ferromex’s trackage rights in Monterrey, Nuevo León. KCSM and Ferromex both appealed the SCT’s rulings. At the Administrative Federal Court level, KCSM obtained what it believes are favorable rulings. Ferromex appealed these rulings and the case was returned to the Tribunal Federal de Justicia Fiscal y Administrativa, (the Mexican Administrative Federal Court). The Mexican Administrative Federal Court issued a ruling on June 11, 2007, however, the ruling has not been released to the parties.

Mexican Antitrust investigation.

In August 2006, the Mexican Antitrust Commission announced an investigation into possible antitrust practices in the provision of rail cargo services. The targets of that investigation have not been identified, and while KCSM may be required to provide information in connection with their investigation, it does not believe that its operations are the subject of this inquiry.

Kansas City Southern de México, S. A. de C.V. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

SCT Sanction Proceedings.

In April 2006, the SCT initiated a proceeding against KCSM, claiming that KCSM had failed to make certain minimum capital investments projected for 2004 and 2005 under its five-year business plan filed with the SCT prior to its acquisition by KCS. KCSM believes it made capital expenditures exceeding the required amounts. KCSM has responded to the SCT by providing evidence in support of its investments and explaining why it believes sanctions are not appropriate. In May 2007, the Company was served with an SCT resolution regarding the sanction proceeding for 2004. In June 2007 the Company was served with an SCT notification that KCSM had failed to make minimum capital investments, and imposing a fine in the amount of Ps46,800. The Company will challenge both rulings before the Administrative Federal Court, and if necessary KCSM will have the right to appeal any adverse ruling by the Administrative Court before the Federal Magistrate Tribunal. The Company believes that even if the threatened sanctions become effective, there will be no material adverse effect on the operations of KCSM. However, if these proceedings are conclusively ruled adversely against KCSM and sanctions are imposed, KCSM could be subject to possible future revocation of its concession if the SCT imposes sanctions on three additional occasions over the remaining term of the concession.

Mancera Proceeding.

In February 2006, Mancera Ernst & Young, S.C. (“Mancera”) filed a claim against KCSM seeking payment for the remind of a contingency fee for costs and expenses derived from Mancera’s representation of the Company in the Company’s value added tax (“VAT”) claim against the Mexican government. In March 2006, the Company responded to the claim and the parties are currently in the evidence stage of the trial. The Company believes this claim lack certain merits and that behind on its strong defenses expects this claim to settle for less than the $11.7 million or Ps.129.0 million been demanded. Management believes that it has adequately reserved for the Company’s obligation under the engagement agreement with Mancera and does not believe that the resolution of this claim will have a material adverse effect on the Company’s financial statements.

Acquisition and Sale of Locomotives.

Letter of intent.  KCSM, along with its affiliate The Kansas City Southern Railway Company (“KCSR”), entered into a letter of intent with General Electric Company (“GE”) in September 2006, to acquire 80 locomotives to be delivered in late 2007 through August 2008. KCSM intends to acquire 50 of these locomotives and KCSR intends to acquire the other 30. KCSM anticipates entering into a purchase agreement with GE in the third quarter of 2007 with respect to the 50 locomotives.

Locomotive Acquisition.  In April 2007, KCSM entered into a definitive purchase agreement with Electro Motive Diesel, Inc. (“EMD”) to acquire 40 locomotives for delivery in October 2007 through December 2007 at an aggregate cost of approximately $82.0 million. The Company intends to finance the acquisition through an operating lease.

Locomotive Lease.  In April 2007, KCSM, entered into an Equipment Lease Agreement (the “Lease”) with High Ridge Leasing LLC (the “Lessor”), for 30 GE locomotives delivered to KCSM in December 2006 and January 2007. Pursuant to the terms of the Lease, KCSM agreed to sell the locomotives to the Lessor and to lease the locomotives from the Lessor for an initial term of twenty years.

Locomotive sale.  In June 2007, Arrendadora KCSM and KCSR entered into a Locomotive Sale Agreement whereby Arrendadora KCSM will sell 55 locomotives with aggregate proceeds of approximately $11.5 million. As of June 30, 2007, Arrendadora KCSM has sold 31 locomotives under the agreement and the remaining 24 locomotives are expected to be sold during the third quarter of 2007.

Kansas City Southern de México, S. A. de C.V. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

7.	Income Taxes

The provisions of FIN 48 were effective for KCSM beginning January 1, 2007. The Company does not have unrecognized tax benefits or interest related to uncertain positions. Additionally, the Company does not expect the unrecognized tax benefit to change significantly within the next twelve months.

Tax returns filed in Mexico from 2001 through the current year remain open to examination with the taxing authority in México.

Interest and penalties related to uncertain tax positions are included in income before taxes in the income statement.

Report of Independent Registered Public Accounting Firm

The Board of Directors and the Shareholders of
Kansas City Southern de México, S.A., de C.V:

We have reviewed the accompanying consolidated balance sheet of Kansas City Southern de México, S A. de C.V. and subsidiaries as of June 30, 2007, and the related consolidated statements of income for the three and six months ended June 30, 2007 and 2006, cash flows for the six month ended June 30, 2007 and 2006, and its changes in stockholders’ equity for the six months ended June 30, 2007. These consolidated financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Kansas City Southern de México, S.A. de C.V. and subsidiaries as of December 31, 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated February 23, 2007, we expressed an unqualified opinion on those consolidated financial statements

KPMG Cárdenas Dosal, S. C.

Leandro Castillo
Monterrey, N.L. as of July 26, 2007

AUDITOR REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF PricewaterhouseCoopers, S.C.,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
TFM, S. A. de C. V.

In our opinion, the consolidated statements of income, stockholder’s equity and cash flows for the year ended December 31, 2004 present fairly, in all material respects, the results of operations and cash flows of TFM, S.A. de C.V. and its subsidiaries for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers, S.C.

Mexico City, April 16, 2005

Report of KPMG Cárdenas Dosal, S. C.,
Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Kansas City Southern de México, S. de R.L. de C.V.:

We have audited the accompanying consolidated balance sheets of Kansas City Southern de México, S. de R.L. de C.V. and subsidiaries (“the Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2006 and the three months ended March 31, 2005 (“Predecessor”) and the nine months ended December 31, 2005 (“Successor”). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (U.S.). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kansas City Southern de México, S. de R.L. de C.V. and subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations, and their cash flows for the year ended December 31, 2006 and the three months ended March 31, 2005 (“Predecessor”) and nine months December 31, 2005 (“Successor”), in conformity with U.S. generally accepted accounting principles.

Due to the acquisition of control of the Company by Kansas City Southern on April 1, 2005, the accompanying consolidated financial statements after March 31, 2005 (“Successor”) are presented on a different cost basis than for periods before the change in control and therefore are not comparable to the consolidated financial statements for the years ended December 31, 2004 (“Predecessor”). The Company’s consolidated financial statements are separated between “Successor” and “Predecessor” to reflect the Company’s results and financial position before and after the change in control.

KPMG Cárdenas Dosal, S. C.

Mario Fernández
México City as of February 23, 2007.

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S.A. de C.V.)

Consolidated Balance Sheets

	Successor
	As of December 31,
	2006	2005
	(Amounts in thousands of US dollars, except equity parts)

ASSETS
Current assets:
Cash and cash equivalents	$14,434	$7,146
Accounts receivable	151,234	137,610
Related company receivable (note 11)	34,925	35,843
Inventories, net (note 6)	22,755	18,746
Other current assets (note 7)	74,613	17,613

Total current assets	297,961	216,958
Investments held in associate company (note 2)	43,940	37,992
Property and equipment, net (note 9)	681,125	593,364
Concession assets, net (note 8)	1,303,294	1,319,848
Deferred tax asset (note 13)	117,462	147,118
Other assets	45,277	54,214

Total assets	$2,489,059	$2,369,494

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Debt due within one year (note 10)	$26,233	$4,482
Accounts and wages payable	114,230	65,791
Related company payable (note 11)	45,899	13,299
Accrued liabilities	95,692	111,582

Total current liabilities	282,054	195,154
Other liabilities:
Long-term debt (note 10)	849,660	903,744
Other noncurrent liabilities and deferred credits	113,630	116,072

Total other liabilities	963,290	1,019,816
Minority Interest (note 2)	(1,392)	(1,254)
Stockholders’ equity (note 12):
Common stock, 1,107,190,000 shares authorized, issued par 10 Mexican pesos	1,758,882	1,758,882
Receivable under agreements with parent company (note 11)	(593,565)	(661,153)
Treasury/parent shares	(561,462)	(561,462)
Additional paid in capital	205,395	245,369
Retained earnings	435,857	374,142

Total stockholders’ equity	1,245,107	1,155,778
Commitments and contingencies (note 15)
Total liabilities and stockholders’ equity	$2,489,059	$2,369,494

See accompanying notes to consolidated financial statements.

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Consolidated Statements of Operations

	Successor		Predecessor
		Nine Months	Three Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	December 31,	March 31,	December 31,
	2006	2005	2005	2004
	(Amounts in thousands of US dollars)
Transportation Revenues	$773,989	$547,547	$170,088	$699,224

Operating expenses:
Compensation and benefits	129,226	136,674	29,329	110,830
Purchased Services	131,004	108,703	36,809	165,396
Fuel	112,771	83,109	23,224	83,129
Equipment Cost	97,047	80,925	21,542	91,775
Depreciation and Amortization	89,267	67,069	21,806	87,582
Casualties and Insurance	8,555	14,736	2,240	12,958
Materials and other	27,356	38,485	8,840	40,350

Total operating expenses	595,226	529,701	143,790	592,020

Operating income	178,763	17,846	26,298	107,204
Equity in net earnings (losses) of unconsolidated affiliates (note 2)	5,948	(1,466)	—	41
Interest expense	(92,676)	(71,597)	(27,325)	(112,295)
Debt retirement cost	(2,580)	(4,442)	—	—
Exchange (loss) gain, net	(10,515)	3,543	181	435
VAT/Put settlement gain, net (note 5)	—	141,035	—	—
Other income, net	1,514	1,112	342	514

Income (loss) before income taxes and minority interest	80,454	86,031	(504)	(4,101)
Income tax (benefit) expense (note 13)	18,874	(1,464)	(1,420)	4,535

Income (loss) before minority interest	61,580	87,495	916	(8,636)
Minority interest	135	212	103	534

Net income (loss)	$61,715	$87,707	$1,019	$(8,102)

See accompanying notes to consolidated financial statements.

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly know as TFM, S. A. de C. V.)

Consolidated Statements of Cash Flows

	Successor		Predecessor
		Nine Months	Three Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	December 31,	March 31,	December 31,
	2006	2005	2005	2004
	(Amounts in thousands of US dollars)
Operating activities:
Net income (loss)	$61,715	$87,707	$1,019	$(8,102)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	89,267	67,069	21,806	87,582
Deferred income tax	18,874	(1,464)	(1,420)	4,535
Employees’ statutory profit sharing	5,857	41,081	547	(6,556)
Equity in undistributed (earnings) losses of unconsolidated affiliates	(5,948)	1,466	—	(41)
VAT/Put settlement gain, net	—	(141,035)	—	—
Minority interest	(135)	(212)	(103)	(534)
Loss on sale of assets and write-off of cost of properties, net	—	3,662	723	3,704
Loss on sale of Mexrail’s shares	—	—	—	12,221
Changes in working capital items:
Accounts receivable	(13,624)	48,088	(7,628)	(4,719)
Accounts receivable from related parties	33,517	(13,350)	106	(14,217)
Other accounts receivable Inventories	(5,023)	6,550	(3,559)	(5,696)
Other current assets	(9,930)	3,177	(3,051)	(5,793)
Accounts payable and accrued expenses	(11,996)	(11,353)	28,137	(3,911)
Other, net	(7,457)	(10,898)	(789)	29,005

Net cash provided by operating activities	155,117	80,488	35,788	87,478
Investing activities:
Proceeds from sale of Mexrail’s shares net of cash	—	—	—	27,147
Capital expenditures	(116,089)	(71,982)	(9,212)	(41,143)
Proceeds from sale of equipment	3,115	639	238	420

Net cash used in investing activities	(112,974)	(71,343)	(8,974)	(13,576)

Financing activities:
Proceeds from issuance of long — term debt	177,874	602,633	—	20,000
Repayment of long - term debt	(204,064)	(582,757)	(35,520)	(81,129)
Debt issuance cost	(8,368)	(14,040)	—	(1,785)
Other	(297)	(13,329)	(18)	(339)

Net cash used in financing activities	(34,855)	(7,493)	(35,538)	(63,253)
Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	7,288	1,652	(8,724)	10,649

At beginning of the year/period	7,146	5,494	14,218	3,569
At end of the year/period	$14,434	$7,146	$5,494	$14,218

Supplemental information:
Cash paid during the year for interest	$88,825	$83,561	$2,012	$97,604

See accompanying notes to consolidated financial statements.

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Consolidated Statements of Changes in Stockholders’ Equity

		Receivable Under		Additional
	Common	Agreements with	Treasury/parent	Paid in	Retained
	Stock	Parent Company	Shares	Capital	Earnings	Total
	(Amounts in thousands of US dollars)

Predecessor:
Balances at December 31, 2003	$1,758,882	$(661,116)	$(256,130)	$—	$272,123	$1,113,759
Translation effect	—	(6)	—	—	—	(6)
Cost of parent shares	—	—	—	(21,395)	21,395	—
Net income	—	—	—	—	(8,102)	(8,102)

Balances at December 31, 2004	$1,758,882	$(661,122)	$(256,130)	$(21,395)	$285,416	$1,105,651
Net income	—	—	—	—	1,019	1,019

Balances at March 31, 2005	$1,758,882	$(661,122)	$(256,130)	$(21,395)	$286,435	$1,106,670
Successor:
Translation effect	—	(31)	—	—	—	(31)
Cost of shares received from the Government related to the VAT/PUT settlement	—	—	(305,332)	—	—	(305,332)
Push down of additional basis from acquisition by shareholders	—	—	—	254,338	—	254,338
Contribution of capital from parent resulting from cancellation of locomotive contract	—	—	—	12,426	—	12,426
Net income	—	—	—	—	87,707	87,707

Balances at December 31, 2005	$1,758,882	$(661,153)	$(561,462)	$245,369	$374,142	$1,155,778
Push down of additional basis from acquisition by shareholders	—	67,588	—	(39,974)	—	27,614
Net income	—	—	—	—	61,715	61,715

Balances at December 31, 2006	$1,758,882	$(593,565)	$(561,462)	$205,395	$435,857	$1,245,107

See accompanying notes to consolidated financial statements.

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps))

Note 1.	Description of the Business

Kansas City Southern de México, S. de R.L. de C.V. (Formerly known as TFM, S.A. de C.V.) (“KCSM” or the “Company”) was established by the Mexican Government (the “Government”) in November 1996 in connection with the privatization of the Mexican rail system, which had been operated by Ferrocarriles Nacionales de México (“FNM”). In December 1996, Grupo KCSM, S.A. de C.V. (“Grupo KCSM”) (formerly known as Grupo Transportación Ferroviaria Mexicana, S.A. de C.V., (“Grupo TFM”)) was awarded the right to acquire (the “Acquisition”) an 80% interest in KCSM, pursuant to a stock purchase agreement.

In December 20, 2006, after receiving shareholder approval, KCSM amended its By-laws to transform KCSM into a sociedad de responsabilidad limitada de capital variable, or S. de R.L. de C.V.

KCSM lines form a strategically important rail link within Mexico and to the North American Free Trade Agreement corridor. KCSM lines directly link Mexico City and Monterrey (as well as Guadalajara through trackage rights) with the ports of Lázaro Cárdenas, Veracruz and Tampico and the Mexican/United States border crossings of Nuevo Laredo, Tamaulipas-Laredo, Texas and Matamoros, Tamaulipas-Brownsville, Texas.

Arrendadora KCSM S.A. de C.V (“Arrendadora KCSM”) 98% owned subsidiary was incorporated on September 27, 2002 under the Mexican Law regulations and its only operation is the leasing to KCSM of the locomotives and freight cars acquired through the privatization previously transferred by KCSM (locomotives in 2002 and cars in 2003). Arrendadora KCSM is a subsidiary of KCSM.

KCSM Servicios, S.A. de C.V. (“KCSM Servicios”) was incorporated on July 3, 2006 as a sociedad anónima de capital variable (variable capital corporation), under the laws of Mexico. Currently, KCSM Servicios does not have any operations. Ninety-eight percent of the capital stock of KCSM Servicios is owned by KCSM and the remaining two percent is owned by Nafta Rail, S.A. de C.V.

KCSM Internacional, S.A. de C.V. (“KCSM Internacional”) was incorporated on July 3, 2006 as a sociedad anónima de capital variable (variable capital corporation), under the laws of Mexico. Currently, KCSM Internacional does not have any operations. Ninety-eight percent of the capital stock of KCSM Internacional is owned by KCSM and the remaining two percent is owned by Nafta Rail, S.A. de C.V.

Mexrail, Inc. on February 27, 2002, Grupo TMM, S. A. or “Grupo TMM” and Kansas City Southern, or “KCS” announced that they had agreed to sell Mexrail, (a US Company), and its wholly owned subsidiary, the Texas Mexican Railway Company (“Tex-Mex”), to KCSM for an aggregate price of $64 million ($32.6 million to Grupo TMM and $31.4 million to KCS). The sale was completed on March 27, 2002 and the purchase price was paid by crediting an account receivable amounting to $20 million, due from Grupo TMM, and the remaining balance of $44 million was paid in cash. As a result, Mexrail, with its wholly owned subsidiary, Tex-Mex, became wholly owned subsidiaries of KCSM.

The purchase of Mexrail by KCSM was recorded as purchase accounting with partial fair value step-up (49%), being recognized for the assets and liabilities being acquired for the portion deemed purchased from KCS. Thus, excess amount was recorded as an increase of fixed asset of $20,557 and a corresponding deferred income tax liability for $9,249. The portion sold by Grupo TMM to KCSM (51%) was accounted for on a historical carryover basis since both Mexrail and KCSM were under the common control of Grupo TMM.

On May 9, 2003, KCSM sold 51% of its interest in Mexrail, to KCS for $32.6 million. Within two years of the date of this agreement, KCSM had the right to repurchase all of the shares from KCS at any time for an amount equal to the purchase price. Since the sale was conditional on obtaining approval of the transaction by the U.S. Surface Transportation Board (“STB”), KCSM recognized a liability for the net present value of the purchase price. Proceeds from the sale were re-invested in KCSM. In September 2003, KCSM reacquired for $32.6 million the shares previously transferred to KCS.

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

Grupo TMM and KCSM entered into a new Stock Purchase Agreement on August 16, 2004 (“New Mexrail Stock Purchase Agreement”). Pursuant to the terms of that agreement, KCS purchased from KCSM 51% of the outstanding shares of Mexrail, Inc., for $32.7 million, and placed these shares into trust pending STB approval. KCSM did not have any right to repurchase the Mexrail shares sold to KCS.

As of December 31, 2004, substantially all of the receivable from related parties related to the acquisition of the Company’s interest in Mexrail under the terms of the Mexrail Stock Purchase Agreement. Under the terms of that agreement, KCS had an option to purchase the remaining shares of Mexrail owned by the Company at a price of $31.4 million. Among other conditions, the agreement provided that if KCS did not exercise the purchase option, or otherwise acquire direct or indirect ownership of the remaining 49% interest, the purchase option would become an obligation on October 31, 2005.

With the completion of the acquisition of Grupo KCSM, KCS has indirect ownership of KCSM’s remaining 49% interest in Mexrail. For the year ended December 31, 2006 and 2005, KCSM recognized its 49% interest under the equity method of accounting and has included in its income statement $2.9 million of income and $4.3 million of expense, respectively.

Ferrocarril y Terminal del Valle de México (“FTVM”, or “Ferrovalle”) was incorporated as a sociedad anónima de capital variable (variable capital corporation), under the laws of Mexico. The corporate purpose of the company is to provide railroad services as well as ancillary services, including those related to interconnection, switching and haulage services. KCSM owns a 25% interest in this company. The other shareholders of Ferrovalle, each owning 25%, are Ferromex, Ferrosur and the Mexican government. Grupo México, S.A. de C.V. Grupo Mexico”) attempted to consolidate the common control of Ferromex and Ferrosur, however, this merger has been declared illegal by the Mexican Antitrust Commission.

For the year ended December 31, 2006 and 2005, KCSM recognized its 25% interest under the equity method of accounting and has included in its income statement $3.0 million and $2.8 million of income, respectively, attributable to its interest in Ferrovalle.

Change in control

On April 1, 2005, KCS completed the acquisition from Grupo TMM of all of its shares of Grupo KCSM, giving KCS ownership of 75.4% of the outstanding shares of Grupo KCSM (100% of the shares entitled to full voting rights). As of April 1, 2005, Grupo KCSM owned 80% of the Company’s outstanding share capital (which represents all of the Company’s shares with full voting rights), while the remaining 20% (with limited voting rights) was owned by the Mexican government. Accordingly, KCS became the Company’s controlling stockholder through its ownership of Grupo KCSM.

On September 12, 2005, the Company, Grupo KCSM, and KCS, along with Grupo TMM, entered into a settlement agreement with the Mexican government resolving certain disputes and controversies between the companies and the Mexican government concerning the payment of a value added tax, or VAT, refund to KCSM and the purchase of its remaining shares owned by the Mexican government. As a result of this settlement, KCS and its subsidiaries now own 100% of Grupo KCSM and the Company, and the Mexican government’s remaining 20% ownership interest in the Company has been eliminated, the potential obligation of KCS, Grupo KCSM and Grupo TMM to acquire the Mexican government’s remaining 20% interest in the Company has been eliminated, and the legal obligation of the Mexican government to issue the VAT refund to the Company has been satisfied.

Basis of presentation

Due to the acquisition of Grupo KCSM by KCS on April 1, 2005, as mentioned in note 4, and the effects of the push down accounting to the Company, the consolidated financial statements included herein are not

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

comparable to the financial statements for periods prior to April 1, 2005. The Company’s consolidated financial statements are separated between “Successor” and Predecessor” to reflect the Company’s results and financial position before and after the change in control. For the year ended December 31, 2006 and the nine months ended December 31, 2005, the consolidated financial statements include the effects of the push down of the purchase accounting allocation of the Company by KCS, as more fully described in note 5.

Note 2.	Summary of significant accounting policies

Principles of consolidation.  The accompanying consolidated financial statements are presented using the accrual basis of accounting and include the Company and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform to the current year presentation.

The equity method of accounting is used for all entities in which the Company or its subsidiaries have significant influence, but not more than fifty percent voting interest; the cost method of accounting is generally used for investments of less than twenty percent voting interest. The Company has accounted for its 49% interest in Mexrail under the equity method of accounting for the years ended December 31, 2006 and 2005. Prior to the sale of 51% of its interest in Mexrail to KCS in August of 2004, the Company controlled 100% of Mexrail. Accordingly, the Company includes the consolidation in 2004 of only seven months of financial result of Mexrail.

Use of estimates.  The accounting and financial reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Management reviews its estimates, including those related to the recoverability and useful lives of assets, as well as liabilities for litigation, environmental remediation, casualty claims, and income taxes. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates.

Segments.  KCSM is organized into one business segment (railways) and operates in one geographical segment (México).

Foreign currency translation.  Although KCSM and its subsidiaries are required to maintain their books and records in Mexican pesos (“Ps”) for tax purposes, (except Mexrail and its subsidiary until August 2004), KCSM and its subsidiaries keep records and use the US dollar as their functional and reporting currency as the US dollar is the currency that reflects the economic substance of the underlying events and circumstances relevant to the entity.

Monetary assets and liabilities denominated in Mexican pesos are translated into US dollars using current exchange rates. The difference between the exchange rate on the date of the transaction and the exchange rate on the settlement date, or balance sheet date if not settled, is included in the consolidated statement of operations as a foreign exchange gain/loss. Non-monetary assets or liabilities, capital stock transactions and minority interest originally denominated in Mexican pesos are translated into US dollars using the historical exchange rate at the date of the transaction. Depreciation and amortization of non-monetary assets are recorded using the historical cost in US dollars.

Cash and cash equivalents.  Cash and cash equivalents represent highly liquid interest-bearing deposits and investments with an original maturity of less than three months.

Accounts receivable.  Accounts receivable are carried at original invoice amount less an allowance for these receivables. The allowance for doubtful accounts represents the Company’s best estimate of the amount

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on the historical write-off and collection experience and thorough analysis of each case. Accounts receivable in the consolidated financial statements are presented net of allowance for doubtful accounts of $20.5 million and $13.0 million at December 2006 and 2005, respectively.

Inventories.  Inventories, primarily diesel fuel, items to be used in the maintenance of rolling stock and items to be used in the maintenance or construction of road property, are valued at the lower of average cost or market.

Concession rights and related assets.  Costs incurred by the Company to acquire the concession rights and related assets were capitalized and are amortized over the shorter of their estimated remaining useful lives or the concession term. The initial purchase price to acquire the concession rights and related assets was allocated to the identifiable assets acquired and liabilities assumed in connection with the privatization process based on their estimated fair value.

Replacements and improvements to concession assets are capitalized when incurred and are included in property and equipment.

The ranges of annual depreciation rates for financial statement purposes are: Facilities — 2.52% to 2.68%, lands — 1.99% to 1.99%, signal & telecommunications — 7.06% to 7.06%, road and structure — 2.04% to 6.25%.

Property, machinery and equipment.  Machinery and equipment acquired through the asset purchase agreement were initially recorded at their estimated fair value. Subsequent acquisitions of property, machinery and equipment are recorded at cost. Concession replacements and improvements, major repairs, and track rehabilitation are capitalized and recorded at cost. The Company capitalizes certain overhead costs representing the indirect costs associated with construction and improvement projects. Overhead factors are periodically reviewed and adjusted to reflect current costs. Prior to April 1, 2005 depreciation was calculated using the straight-line method based on the estimated useful lives of the respective fixed assets. Recurring maintenance and repair expenditures are charged to operating expenses as incurred. The cost of rebuilding locomotives is capitalized once the expenditure is incurred and is amortized over the period in which benefits are expected to be received (estimated to be eight years).

The ranges of annual depreciation rates for financial statement purposes are: Computer Hardware — 9.65% to 9.65%, facilities 1.39% to 9.46%, rolling stock & equipment — 0.56% to 21.67%, signal & telecommunications  — 1.00% to 4.05%, Road and structure — 0.74% to 3.40%.

KCSM Depreciation Study.  As a result of the acquisition by KCS on April 1, 2005, during the third quarter of 2005, the Company adopted KCS’ capitalization policy/group method of depreciation. Under group method of depreciation, normal retirements are reflected as reductions accumulated depreciation which, following adoption, resulted in a $4.5 million reduction in expense from April 1 to December 31, 2005. During the year ended December 31, 2005, the Company engaged a civil engineering firm with expertise in railway property usage to conduct an analysis to evaluate depreciation rates for properties and equipment. The analysis centered on evaluating actual historical replacement patterns to assess future lives and indicated that KCSM was depreciating its property over shorter periods than the Company actually utilizes the assets. As a result, depreciation expense recorded in the fourth quarter of 2005 reflected an adjustment totaling $5.5 million, to reduce depreciation expense as recorded in the second and third quarters of 2005.

Long-lived assets.  The Company evaluates the recoverability of its operating properties when there is an indication that an asset value has been impaired. The measurement of possible impairment is based primarily on the ability to recover the carrying value of the asset from expected future operating cash flows related to the assets on an undiscounted basis. At December 31, 2006, there were no assets that required an impairment adjustment.

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

Fair value of financial instruments.  The fair values of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate to the carrying values because of the short maturity of these financial instruments.

The estimated fair value based on the quoted market prices for the senior notes 2007 at December 31, 2006 and 2005, was $3,936 and $158,250, respectively. The estimated fair value based on the quoted market prices for the senior notes due 2012 at December 31, 2006 and 2005, was $196,310 and $196,200, respectively. The estimated fair value based on the quoted market prices for the senior notes due May 2012 at December 31, 2006 and 2005, was $490,935 and $503,700. The estimated fair value based on the quoted market prices for the senior notes due 2013 at December 31, 2006, was $176,423.

Deferred income taxes.  The Company applies the provisions of SFAS No. 109, Accounting for Income Taxes, which is the liability method. Since commencement of our operations, although KCSM has generated book profits, it has incurred tax losses due primarily to the accelerated tax amortization of its concession rights. KCSM has recognized a deferred income tax asset for the resulting net operating loss (“NOL”) carryforwards and may continue to recognize additional amounts in the next few years. Its management anticipates that such NOL carryforwards will be realized given the long carryforward period (through the year 2046) for amortization of the concession, as well as the fact that the Company expects to generate taxable income in the future. Its tax projections take into consideration certain assumptions, some of which are not under its control. Key assumptions include inflation rates, currency fluctuations and future revenue growth. If our assumptions are not correct, KCSM may have to recognize a valuation allowance on its deferred tax asset.

Employees’ statutory profit sharing.  The Company is subject to employees’ statutory profit sharing requirements under Mexican law and KCSM calculates such profit sharing liability as 10% of its net taxable income. Under U.S. GAAP, employees’ statutory profit sharing is an operating expense. In calculating its net taxable income for statutory profit sharing purposes, KCSM previously deducted NOL carryforwards. The application of NOL carryforwards can result in a deferred profit sharing asset for a given period instead of a profit sharing liability. The Mexican tax authorities had challenged its calculation of statutory profit sharing liabilities in the late 1990s, but KCSM prevailed with a Mexican Fiscal Court ruling in 1999 followed by a Tax Authority Release acknowledging its ability to continue to calculate statutory profit sharing the way KCSM had been, including the deduction of NOL carryforwards in the calculation of net taxable income for statutory profit sharing purposes. However, since a technical amendment to the Mexican tax law in 2002, the Mexican tax authorities have objected to its deduction of NOL carryforwards in the calculation of net taxable income for statutory profit sharing purposes following such amendment, which objection the Company challenged in court.

On July 12, 2005, the Mexican Supreme Court ruled that NOL carryforwards could not be deducted when calculating net taxable income for employees’ statutory profit sharing liability purposes. As a result of the recent Mexican Supreme Court decision, we changed the method of calculating our employees’ statutory profit sharing liability and no longer deduct NOL. This change in methodology and the write off of its deferred tax assets related to profit sharing associated with these NOLs, resulted in a charge against its income of $35.6 million, after purchase accounting adjustments, in the second quarter of 2005.

Debt.  Borrowings are recognized at the face amount of the debt issued, minus any discount or plus any premium. Borrowings are subsequently stated at amortized cost using the effective yield method. Discounts, premiums and transaction costs associated with the issuance of the debt are amortized and recognized in the consolidated statement of operations as interest expense over the period of the borrowings.

Pension and seniority premiums.  KCSM’s employees are entitled to seniority premiums upon termination of employment after 15 years of service. Seniority premiums are expensed in the years in which the services are rendered. Other compensation based on length of service to which employees may be entitled in

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

the event of dismissal, in accordance with the Mexican Federal Law, is charged to expenses in the year which they become payable.

Annual pension and other post-employment benefits (OPEB) expenses are calculated by third party actuaries using standard actuarial methodologies. The actuaries assist the Company in making estimates based on historical information, current information and estimates about future events and circumstances.

Revenue recognition.  The Company recognizes freight revenue based upon the percentage of completion of a commodity movement as a shipment moves from origin to destination, with the related expense recognized as incurred. Other revenues, in general, are recognized when the product is shipped, as services are performed, or contractual obligations fulfilled.

Leases.  Leases of property, machinery and equipment where the Company has assumed substantially all of the risks and rewards of ownership are classified as capital leases under the criteria in SFAS No. 13. Capital leases are capitalized at the inception of the lease at the lower of the fair value of the leased property or the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the consolidated finance balance outstanding. The interest element of the finance cost is charged to the statement of operations over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Leases where the lessor retains a significant portion of the risks and rewards of ownership are classified as operating leases under the criteria in SFAS No. 13. Payments made under operating leases are charged to the consolidated statement of operations on a straight-line basis over the period of the lease.

Minority interest.  Minority interest reflects Grupo KCSM’s 2% ownership in Arrendadora KCSM.

Derivative Instruments.  Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, requires that derivatives be recorded on the balance sheet as either assets or liabilities measured at fair value. Changes in the fair value of derivatives are recorded either through current earnings or as other comprehensive income, depending on hedge designation. The Company may occasionally designate certain derivatives as either (1) a hedge of the fair value of a recognized asset or liability or firm commitment (fair value hedge), or (2) a hedge of a recognized asset or liability or highly probable forecasted transaction or of a firm commitment (cash flow hedge). Gains and losses on derivative instruments classified as cash flow hedges are reported in other comprehensive income and are reclassified into earnings in the periods in which earnings are impacted by the variability of the cash flow of the hedged item. The ineffective portion of all hedge transactions is recognized in current period earnings.

Foreign exchange risk.  KCSM conducts foreign operations and is exposed to foreign currency exchange rate risk arising from exposure primarily with respect to the Mexican peso. KCSM occasionally enters into derivative instruments to cover a portion of this risk. These contracts meet KCSM’s policy for financial risk management, however, they do not meet the conditions to qualify for hedge accounting treatment. Consequently, these instruments are marked to market and accordingly, gains and losses related to such transactions are recognized in the statement of operations.

Note 3.	New accounting pronouncements

FIN 48.  In June 2006, the Financial Accounting Standards Board issued Interpretation 48 “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, Accounting for Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainties in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation requires that the Company recognize in the financial statements, the impact of a tax position, if that position is more likely than not of

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure.

The provisions of FIN 48 are effective beginning January 1, 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The estimated impact of the adoption of FIN 48 is subject to change due to potential changes in interpretation of FIN 48 by the FASB and other regulatory bodies. The company has not fully completed the process of evaluating the impact of adopting FIN 48 but does not anticipate adoption will have a material impact on the financial statements.

EITF 06-3.  In June 2006, the Financial Accounting Standards Board ratified Emerging Issues Task Force Issue No. 06-3 “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation).” This standard allows companies to present in their statements of operations any taxes assessed by a governmental authority that are directly imposed on revenue-producing transactions between a seller and a customer, such as sales, use, value-added and some excise taxes, on either a gross (included in revenues and costs) or a net (excluded from revenues) basis. This standard will be effective for the Company in interim periods and fiscal years beginning after December 15, 2006. The Company presents these transactions on a net basis and intends to continue this presentation in the future, therefore the adoption of this standard will have no impact on its financial statements.

SFAS 158.  In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an Amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS 158”), which required the recognition of the overfunded or underfunded status of a defined benefit postretirement plan in the Company’s balance sheet on December 31, 2006. Additionally, the pronouncement eliminates the option for the Company to use a measurement date prior to the Company’s fiscal year end effective December 31, 2008. The Standard provides two approaches to transition to a fiscal year end measurement date, both of which are to be applied prospectively. The Company adopted SFAS 158 for the year ended December 31, 2006, which did not result in a significant impact to the Consolidated Financial Statements.

Note 4.	Change in Control

On April 1, 2005, KCS and Grupo TMM S.A. (“Grupo TMM”), completed a transaction under which KCS acquired control of Grupo KCSM through the purchase of shares of the common stock of Grupo KCSM belonging to Grupo TMM, representing a 48.5% effective interest (51% of the shares of Grupo KCSM entitled to full voting rights) (“the Acquisition Agreement”).

As a result of the acquisition and the subsequent purchase and reduction of the Mexican government’s ownership of KCSM, KCS has controlled KCSM since April 1, 2005 and indirectly owned 100% of the common stock of the Company since September 12, 2005.

Note 5.	Push down accounting and allocation of purchase price

April 1, 2005 — Acquisition Agreement.  On December 15, 2004, KCS entered into the Amended and Restated Acquisition Agreement (the “Acquisition Agreement”) with TMM and other parties under which KCS would acquire control of KCSM through the purchase of shares of common stock of Grupo KCSM. At the time, Grupo KCSM held an 80% interest in KCSM and all of the shares of stock with full voting rights of KCSM. The remaining 20% economic interest in KCSM was owned by the Mexican government in the form of shares with limited voting rights.

Under the terms of the Acquisition Agreement, KCS acquired all of TMM’s 48.5% effective interest in Grupo KCSM on April 1, 2005 in exchange for $200.0 million in cash, 18 million shares of KCS common

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

stock, and two-year promissory notes in the aggregate amount of $47.0 million (the “Escrow Notes”), as well as $27.5 million in transaction costs for a total purchase price of $594.3 million. The $47.0 million Escrow Notes are subject to reduction pursuant to the indemnification provisions of the Acquisition Agreement for certain potential losses related to breaches of certain representations, warranties, or covenants in the Acquisition Agreement or claims relating thereto, or under other conditions specified in the Indemnity Escrow Agreement.

In exchange for the purchase price of $594.3 million, KCS acquired 48.5% of Grupo KCSM (or 38.8% of KCSM). On a preliminary basis, the excess of purchase price over the historical book value of the assets resulted in a net increase in the basis of the assets of approximately $199.6 million. As a result of the ongoing valuation of certain assets and liabilities, during the fourth quarter of 2005, Grupo KCSM and KCSM, recognized changes to the preliminary allocation of purchase price, which was pushed down by KCS. In addition, the KCS purchase price was increased by $4.4 million, relating primarily to an increase in the estimates for severance and relocation costs.

In connection with the evaluation of the fair values of the assets and liabilities of Grupo KCSM, certain assets were identified as having little or no value to KCS as the acquiring company. Because KCS acquired only 48.5% of Grupo KCSM (or 38.8% of KCSM) in this transaction, the allocation of the excess purchase price over book value of net assets was limited to the acquired percentage. Accordingly, a reduction in the assets of Grupo KCSM was limited to the acquired percentage and any residual was charged to expense. Grupo KCSM, operating expenses include $39.5 million relating to decreases in the basis of certain assets, the most significant of which was the write off of deferred employee profit sharing asset of approximately $35.6 million as a result of recent legal rulings in Mexico.

September 12, 2005 Completion of VAT/Put Settlement.  On September 12, 2005, KCS and its subsidiaries, KCSM and Grupo KCSM, along with TMM, entered into a settlement agreement with the Mexican government, resolving the controversies and disputes between the companies and the Mexican government concerning the payment of a value added tax (“VAT”) refund to KCSM and the obligation (“Put”) to purchase the remaining shares of KCSM owned by the Mexican government (the “VAT/Put Settlement”). As a result of the VAT/Put Settlement, KCS and its subsidiaries now own 100% of Grupo KCSM and KCSM, the potential obligation of KCS, Grupo KCSM and TMM to acquire the Mexican government’s remaining 20% ownership of KCSM has been eliminated; and the legal obligation of the Mexican government to issue the VAT refund to KCSM has been satisfied. There was no cash exchanged between the parties to the settlement agreement. In addition, the parties entered into mutual releases of all existing and potential claims relating to the VAT refund and the Put obligation, and entered into an agreement to dismiss all of the existing litigation between the parties.

The VAT/Put Settlement had two separate impacts — first, the resolution of a preacquisition contingency related to the April 1, 2005 transaction and second, KCSM’s acquisition of the minority interest held by the Mexican government.

Resolution of pre-acquisition contingencies

Both the VAT refund claim and the Mexican government’s put rights were pre-acquisition contingencies. Accordingly, the impact of the acquired asset and the resulting liability has been reflected as adjustments to the preliminary purchase accounting described above. Because there is no market for Grupo KCSM stock, management assessed the fair value of the government’s shares acquired in the settlement to be properly estimated as the pro rata equivalent of the fair value of Grupo KCSM stock paid to TMM under the Acquisition Agreement. Based on this assessment, the fair value of the Mexican government’s shares was determined to be $305.5 million.

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

Under the terms of the Acquisition Agreement, KCS acquired TMM’s 51% interest in the VAT refund claim as settled. Accordingly, the preliminary purchase accounting for the Grupo KCSM’s acquisition has been adjusted to reflect as an asset the fair value of the acquisition of TMM’s proportionate share of the VAT refund claim of $155.8 million.

In accordance with the Acquisition Agreement, a contingent payment of additional purchase price of $110.0 million became payable to TMM as a result of the final resolution of the VAT Claim and Put, which has been settled in three parts: (i) $35.0 million in stock (shares determined based on the VWAP 20 days prior to the final resolution of the VAT Claim and Put, as defined in the Acquisition Agreement); (ii) $35.0 million in cash at time of final resolution of the VAT Claim and Put, as defined in the Acquisition Agreement; and (iii) the deposit into escrow of a note in the amount of up to an additional $40.0 million payable in cash or stock (shares to be determined in accordance with the provisions of the Acquisition Agreement) payable no more than five years from the final closing date (April 1, 2005). The liability is non-interest bearing, therefore it has been recorded at its present value based on a 5.0% discount rate, consistent with the stated rate of similar interest bearing notes in the Acquisition Agreement.

The remaining fair value of the Mexican government’s shares obtained in the VAT/Put Settlement, approximately $149.7 million, is attributable to the previously existing 49% KCS interest in Grupo KCSM and has been recorded as non operating income and is presented net of applicable legal, consulting and other fees of approximately $8.7 million, which became payable on final resolution of the VAT Claim and Put. The VAT/Put settlement gain was not taxable in Mexico. The Company believes, based upon opinions of outside legal counsel and other factors, that the VAT/Put Settlement should not be taxable to KCS for U.S. income tax purposes. Such position has not been examined by the taxing authority and it is possible that this position could be challenged. The amount of such tax would be material; however the Company believes that it would have the right to indemnification under the terms of the Acquisition Agreement.

KCSM Acquisition of Mexican government shares

In connection with the VAT/Put Settlement, the acquisition of the Mexican government’s interest was accounted for as a purchase. The aggregate carrying value of $375.6 million for the Mexican government shares (23.9% effective ownership — consisting of minority interest of $256.9 million and the Association in Participation Agreement with a book value of $118.7 million) exceeded the estimated fair value of this interest of $305.5 million representing the purchase price.

Purchase Price Allocation

In accordance with the principles of push-down accounting, the Company has pushed down the effect of purchase accounting for the above noted step acquisitions. The purchase price was allocated to the tangible and intangible assets and liabilities of the acquired entity based on their fair values, limited to the acquired percentage. The fair values assigned to assets acquired and liabilities assumed were based on management’s estimates of fair value and published market prices.

During 2006, KCS and the Company finalized its purchase price allocation relating to the acquisition of both the 38.8% interest of Grupo TMM and the acquisition of the 23.9% interest of the Mexican government. These final adjustments did not have a material impact on the purchase price allocation of the financial statements in the current period. Settlement of severance and relocation was substantially completed in December 31, 2006.

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

Significant components of the allocation of the excess of the purchase price over the carrying value of the net assets acquired, including both the April 1, 2005 and the September 12, 2005 acquisitions are as follows (dollars in millions):

Increase in current assets	$10.6
Decrease in property and equipment	(26.9)
Increase in concession assets	288.5
Decrease in deferred income tax	(87.0)
Increase in non-current assets	83.6
Increase in current liabilities	(15.3)
Increase in non-current liabilities	(111.5)

Total	$142.0

There are additional components classified in equity in the additional paid in capital related to this allocation principally reflecting a contingent payment of additional purchase price of $110.0 million (or 99.5 million discounted), related to the VAT/Put claim mentioned in the preceding page, in the discounted amount of $99.5 million.

In addition, the existing excess in the carrying value of the Company’s investment over the book value of Grupo KCSM ($13.7 million) was recorded as an addition to property, plant and equipment, and concession assets.

The following table summarizes the recorded values of KCSM’s assets and liabilities following the step acquisitions and push down (dollars in millions):

Current assets	$268.8
Property, plant and equipment	532.6
Concession rights	1,335.2
Other assets	215.4

Total assets acquired	$2,352.0

Current liabilities	$288.3
Long-term debt acquired	802.6
Other liabilities	128.2
Minority Interest	(1.3)

Total liabilities acquired	$1,217.8

Deferred Assets and Liabilities

In connection with the Acquisition, KCS assessed the fair value of KCSM’s long term contractual relationships including, debt, locomotive and railcar leases and maintenance contracts for locomotives. As a result of the amortization of the deferred credits and deferred charges, for the nine months ended December 31, 2005, KCSM recognized an increase in equipment cost of $5.6 million and reductions of purchased services expense and interest cost of $4.8 million and $2.3 million, respectively. Fair value was determined based on current market rates and other management estimates. Accordingly, KCSm has recorded necessary valuation reserves for the related contracts which are reflected in the December 31, 2005 consolidated financial statements.

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

In 2006, Grupo KCSM pushed down its concession value of $38.4 million to KCSM records, corresponding mainly to the payments of interest to the Mexican government in 1997, as well as the elimination of the account payable to KCSM of $67.6 million. Additionally, Grupo KCSM pushed down the deferred income tax effect by $7.6 million.

Note 6.	Inventories

	2006	2005

Materials and supplies	$22,717	$20,096
Locomotive fuel stock	2,935	2,119
Inventory obsolescence reserve	(2,897)	(3,469)

	$22,755	$18,746

Note 7.	Other current assets

	2006	2005

Assets held or sale (locomotives) (note 15)	$47,879	$—
Favorable lease asset	11,356	11,356
Prepaid expenses	455	2,938
Advance to suppliers	13,693	2,154
Prepaid insurance premiums	1,230	1,165

	$74,613	$17,613

Note 8.	Concession assets

In December 1996, the Mexican Government (the “Government”) granted KCSM the Concession (the “Concession”) to operate the northeast rail lines in México.

Concession assets and related amortization are summarized below at December 31:

	2006	2005

Road properties	$1,231,393	$1,227,612
Land	135,283	132,812
Other	32,279	—

	1,398,955	1,360,424
Accumulated amortization	(95,661)	(40,576)

Concession assets — net	$1,303,294	$1,319,848

Amortization of concession rights were $60,366, $36,157, $9,600, and $38,480 for the year ended December 31, 2006, nine months ended December 31, 2005, the three months ended March 31, 2005, and for the years ended December 31, 2004, respectively.

Note 9.	Property and equipment

Pursuant to the assets purchase agreement, the Company obtained the right to acquire locomotives and rail cars and various materials and supplies, formerly owned by FNM. Legal title to the purchased assets was transferred to KCSM at that time.

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

Property and equipment and related accumulated depreciation are summarized below at December 31:

	2006	2005

Track improvement	$324,284	$262,605
Equipment	178,007	174,395
Road Properties	161,229	148,029
Other	13,583	—

	677,103	585,029
Accumulated depreciation	(43,680)	(21,816)

Net property and equipment	633,423	563,213
Construction in progress	47,702	30,151

Properties and equipment — net	$681,125	$593,364

Depreciation of property and equipment was $28,091, $22,250, $12,070, and $46,871 for the year ended December 31, 2006, the nine months ended December 31, 2005, the three months ended March 31, 2005, and for the year ended December 31, 2004, respectively

Note 10.	Long — Term Debt

Indebtedness Outstanding.  Long-term debt follows at December 31:

	2006	2005

Long-term debt:
Revolving credit facility, variable interest rate, 6.835% at December 31, 2006 due 2008	$—	$26,142
Term loan variable interest rate, 7.475 at December 31, 2006 due 2008	46,700	76,000
10 1/4% Senior notes due 2007	3,976	150,000
9 3/8% Senior notes due 2012	460,000	460,000
12 1/2% Senior notes due 2012	178,635	178,383
7 5/8% Senior notes due 2013	175,000	—
Capital lease	975	1,272

	865,286	891,797
Fair market value adjustment related to purchase accounting	10,607	16,429

Total	875,893	908,226
Less: Debt due within one year	26,233	4,482

Long-term debt	$849,660	$903,744

Revolving Credit Facility and Term Loans.  On October 24, 2005, KCSM entered into a credit agreement (the “2005 Credit Agreement”) in an aggregate amount of $106.0 million, with a maturity of October 28, 2008. The 2005 Credit Agreement consisted of a $30.0 million revolving credit facility and a $76.0 million term loan facility secured by the locomotives and rail cars owned by KCSM’s subsidiary, Arrendadora KCSM. For dollar loans the facilities bear interest at LIBOR plus a spread based on KCSM’s leverage ratio as defined under the 2005 Credit Agreement. For peso loans the facilities bear interest at the TIIE rate plus a spread base on KCSM’s leverage ratio. Proceeds from the facilities were used primarily to pay down debt and for general corporate purposes. At December 31, 2005, advances under the revolving credit facility totaled $26.1 million,

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

with $3.9 million remaining available under the facility. At December 31, 2006, there were no advances outstanding under the revolving credit facility and KCSM had $30.0 million of availability. On November 21, 2006, KCSM paid down $29.0 million of the term loan facility from the proceeds of its 7 5/8% senior note offering. At December 31, 2006 and 2005, the term loans’ balance was $46.7 million and $76.0 million, respectively. The 2005 Credit Agreement contains covenants and restrictions similar to those in KCSR’s 2006 Credit Agreement. The Credit Agreement restricts KCSM to consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property to, any person or permit any person to merge or into KCSM, unless, KCSM and Grupo KCSM merge or consolidate or into, or sell or transfer all or substantially all of its property to each other, and be the entity surviving such merger or consolidation.

On April 7, 2006, KCSM entered into an amendment and waiver (“Amendment and Waiver”) related to the 2005 Credit Agreement. The 2005 Credit Agreement was amended to (i) exclude certain payment obligations accrued under two locomotive maintenance agreements and under a track maintenance rehabilitation agreement from the definition of Indebtedness, (ii) eliminate certain minimum and multiple borrowing thresholds for peso borrowings under the revolving credit facility and (iii) eliminate the reporting requirement to provide unaudited consolidated financial statements for the fourth fiscal quarter. The Amendment and Waiver also waived (x) certain requirements, including the requirement of KCSM to provide audited consolidated financial statements 90 days after the end of the 2005 fiscal year, provided such reports were delivered by April 30, 2006, and (y) compliance with the Consolidated Leverage Ratio obligations of Section 7.1(c) of the 2005 Credit Agreement for the four quarters ending December 31, 2005, if compliance therewith was calculated without giving effect to the amendment to the definition of “Indebtedness” in the Amendment and Waiver, provided that KCSM was in compliance therewith after giving effect to the Amendment and Waiver. KCSM is not currently in default of the 2005 Credit Agreement and currently has access to the revolving credit facility.

10 1/4% Senior Notes.  As of December 31, 2005, KCSM had outstanding $150.0 million of 10 1/4% senior notes issued in 1997 and due June 15, 2007 (the “20007 Senior Notes”). On October 23, 2006, pursuant to an offer to purchase dated such date, KCSM commenced a cash tender offer and consent solicitation for any and all outstanding $150.0 million aggregate principal amount of the 2007 Senior Notes. The consent solicitation expired on November 3, 2006. KCSM received consents in connection with the tender offer and consent solicitation from holders of over 97% of the 2007 Senior Notes to amend the indenture under which the 2007 Senior Notes were issued (the “2007 Indenture”), to eliminate substantially all of the restrictive covenants included in the 2007 Indenture. The supplemental indenture relating to the 2007 Senior Notes containing the proposed changes (the “2007 Supplemental Indenture”) became effective on November 21, 2006. The tender offer expired at midnight, New York City time, on November 20, 2006 and KCSM purchased tendered notes on November 21, 2006, in accordance with the terms of the tender offer from proceeds received through the issuance of new 7 5/8% senior unsecured notes. The remaining 2007 Senior Notes outstanding on December 31, 2006, was $4.0 million.

12 1/2% Senior Notes.  KCSM has outstanding $178.6 million of 12 1/2% senior unsecured notes issued in June 2002 and due June 15, 2012, are redeemable at any time in the event of certain changes in Mexican tax law and at KCSM’s option after June 14, 2007, subject to certain limitations, at the following redemption prices (expressed in percentages of principal amount), plus any unpaid interest: 2007 — 106.250%, 2008 — 104.167%, 2009 — 102.083% and thereafter — 100.000%.

9 3/8% Senior Notes.  KCSM has outstanding $460.0 million of 9 3/8% senior unsecured notes issued on April 19, 2005, and due May 1, 2012. The notes are redeemable at KCSM’s option at the following redemption prices (expressed in percentages of principal amount), plus any unpaid interest: 2009 — 104.688%, 2010 — 102.344% and thereafter — 100.000%. Subject to certain conditions, up to 35% of the principal of the

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

notes is redeemable prior to May 1, 2008. In addition, the notes are redeemable, in whole but not in part, at KCSM’s option at their principal amount in the event of certain changes in the Mexican withholding tax rate.

7 5/8% Senior Notes. In November 2006, KCSM issued $175.0 million of 7 5/8% senior notes due December 1, 2013, the proceeds of which were used to repay the 10 1/4% senior notes and term loans. The notes are denominated in dollars and are redeemable at KCSM’s option after November 30, 2010, subject to certain limitations, at the following redemption prices (expressed in percentages of principal amount), plus any unpaid interest: 2010 — 103.813%, 2011 — 101.906% and 2012 — 100.000%. Subject to certain conditions, up to 35% of the principal of the notes is redeemable prior to December 1, 2009. In addition, the notes are redeemable, in whole but not in part, at KCSM’s option at their principal amount in the event of certain changes in the Mexican withholding tax rate.

All of KCSM’s senior notes above are unsecured, unsubordinated obligations, rank pari passu in right of payment with its existing and future unsecured, unsubordinated obligations, are senior in right of payment to its future subordinated indebtedness, and are not guaranteed by Grupo KCSM.

Leases and Debt Maturities.

The Company leases transportation equipment under operating and capital leases. Rental expenses under operating leases were $62.6 million, $44.9 million, $13.8 million and $53.0 million for the year ended December 31, 2006, for the nine months ended December 31, 2005, for the three months ended March 31, 2005 and for the year ended December 31, 2004, respectively. Minimum annual payments and present value thereof under existing capital leases, other debt maturities and minimum annual rental commitments under non-cancelable operating leases follow:

	Long-Term	Operating
Years(1)	Debt	Leases	Total

2007	$26,233	$51,575	$77,808
2008	28,913	45,017	73,930
2009	2,227	39,084	41,311
2010	1,993	33,833	35,826
Thereafter	816,527	158,510	975,037

Total	$875,893	$328,019	$1,203,912

Note 11.	Balances and transactions with related parties

	2006	2005

Accounts receivable:
Mexrail	$587	$1,337
NAFTA(1)	15,061	13,578
KCS(2)	19,277	20,928

	$34,925	$35,843

Accounts payable:
KCS(3)	$36,989	$12,897
Grupo KCSM(4)	6,777	—
Terminal Ferroviaria del Valle de México, S. A. de C. V.(5)	2,133	402

	$45,899	$13,299

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

(1)	This amount is comprised primarily of a loan receivable with an affiliate, NAFTA Rail, S. A. de C. V., denominated in Mexican pesos of Ps.138.7 million ($12.8 million) and $1.6 million of interest as of December 31, 2006.

(2)	This balance is comprised mainly of severance and relocation reserves, car and locomotive lease and other railroad services as of December 31, 2006.

(3)	This balance is comprised mainly of management and legal fees, capital expenditures, car and locomotive lease and other railroad services as of December 31, 2006.

(4)	This balance is the amount payable at December 31, 2006 related to the US dollar forward contract as described in note 16.

(5)	This amount comprised mainly railroad services as well as ancillary services, including those related to interconnection, switching and haulage services.

The most significant transactions with related parties are summarized as follows:

	Successor		Predecessor
		Nine Months	Three Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	December 31,	March 31,	December 31,
	2006	2005	2005	2004

Transportation revenues	452	346	—	8,148
Terminal service	(24,087)	—	—	(10,713)
Car lease	1,490	394	(91)	(2,482)
Management fee	(16,307)	—	(312)	(2,500)
Locomotive equipment lease	(4,818)	5,503	—	3,638
Transition cost	—	(3,006)	—	—
Severance and Relocation	(3,254)	15,300	—	—
Capital Expenditures	—	(3,766)	—	—
Other	(123)	(394)	(3,244)	571

The principal services rendered by KCSM were general freight and locomotive equipment lease and the principal services received by KCSM were terminal services, care hire and management services. These services are usually negotiated with related parties on a cost-plus basis.

Association in Participation Agreement

On June 23, 1997, Grupo KCSM and KCSM, entered into an Association in Participation Agreement under which KCSM shall have the right to participate in the profit, or losses, derived from the sale by Grupo KCSM of 469,300,000 of KCSM’s shares.

The sale of the shares covered by this agreement shall be made no later than the fifteenth anniversary of the date of this agreement. In exchange, KCSM has transferred to Grupo KCSM an amount equal to $593,438 which Grupo KCSM used to make the second payment of the stock purchase agreement. The agreement also provides that Grupo KCSM shall supply to KCSM all of its knowledge and experience for the exclusive purpose of assuring that the operations of KCSM be optimized and, consequently, to increase the value of KCSM shares.

The price obtained from the sale of KCSM’s shares covered by this agreement shall be applied as follows: (a) first, to return KCSM the payment of the principal amount of its non-interest bearing receivable; (b) second, to the taxes which may result from the sale of the KCSM’s shares covered by this agreement, and

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

(c) the remainder, if any, shall be distributed proportionally between KCSM and Grupo KCSM up to an amount of $35,000 to $3,195,000 depending on the sale date, with 99% to KCSM and 1% to Grupo KCSM and finally, the remaining amounts, if any, shall be distributed 1% to KCSM and 99% to Grupo KCSM. Grupo KCSM and KCSM may by their mutual consent amend the Association in Participation Agreement, including the requirement that the shares covered by the Agreement be sold no later than the fifteen anniversary, at any time.

Locomotive Purchase Agreement

On December 26, 2006 KCSM and KCSR entered into a Locomotive Purchase Agreement whereby KCSM will purchase 44 locomotives at an aggregate cost of approximately $15.8 million from KCSR. As of December 31, 2006 KCSM has purchased 19 locomotives under the agreement. KCSM intends to purchase the remaining 25 Locomotives in the first quarter of 2007.

Management Services Agreement

On December 30, 2005, KCSM and KCS entered into a Management Services Agreement under which KCS provides to KCSM general guidance, oversight, consultation services, and management expertise in connection with the business and operations of KCSM. The Management Services Agreement became effective as of April 1, 2005 and will continue in full force and effect until terminated by one party by providing written notice to the other party. During 2006 KCS charged $15.9 million to KCSM under the agreement.

Note 12.  Stockholders’ equity

KCSM is fully owned by Grupo KCSM, which holds 100% (less one) of its equity parts with full voting rights. The remaining equity parts with voting rights is owned by KCSM Holdings LLC. KCS indirectly owns 100% of the equity parts of Grupo KCSM with full voting rights and, as a result, is its indirect controlling shareholder.

The following table sets forth information with respect to the ownership of the Company’s outstanding equity parts of stock. The Company’s capital stock is divided into Class I equity parts, representing the minimum fixed portion of the Company’s stated capital, and Class II equity parts, representing the variable portion of the Company’s stated capital.

	Capital Stock
	(Expreses in Mexican Pesos)
	Fix Portion	Variable Portion
Partners	Class I	Class II	Number of Votes

Grupo KCSM, S.A. de C.V.	$599,990	$11,071,300,000	1,107,189,999
KCSM Holdings, LLC	$10	—	1

Subtotal	$600,000	$11,071,300,000

TOTAL		$11,071,900,000	1,107,190,000

Note 13.	Income tax, employee statutory profit sharing, asset tax, and tax loss carryforwards

Income tax — Current income tax expense represents the amounts expected to be reported on the Company’s income tax return, and deferred tax expense or benefit represents the change in net deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities are measured by enacted tax rates that will be in effect when these differences reverse. Valuation allowances are used to reduce deferred tax assets to the amount considered likely than not to be realized.

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

Tax Expense — Income tax provision (benefit) consists of the following components:

	Successor		Predecessor
		Nine Months	Three Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	December 31,	March 31,	December 31,
	2006	2005	2005	2004

Current:
Income Tax	$—	$—	$—	$7,630
Tax on Assets	—	296	—	—

Total current	—	296	—	7,630
Deferred:
Deferred income tax provision (benefit)	18,874	(1,760)	(1,420)	(3,095)

Total deferred	18,874	(1,760)	(1,420)	(3,095)

Total income tax provision (benefit)	18,874	(1,464)	(1,420)	4,535

According to the amendments to the Mexican Income Tax Law in 2004, the income tax rate will decrease one percent per year from 30% starting in 2005 down to 28% in 2007.

Deferred Tax in Additional Paid in Capital — Income tax decrement to additional paid in capital consists of the following components:

	Successor		Predecessor
		Nine Months	Three Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	December 31,	March 31,	December 31,
	2006	2005	2005	2004

Total income tax in Additional Paid in Capital	$49,716	$49,774	$—	$—

These amounts represent income tax accrued on purchase accounting adjustments.

Write off of the investment in Mexrail, Inc. — Income tax effect due to the deinvestment in Mexrail, Inc. in 2004 that affected balance sheet accounts consists of the following components:

	Successor		Predecessor
		Nine Months	Three Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	December 31,	March 31,	December 31,
	2006	2005	2005	2004

Write off of the investment in Mexrail, Inc.	$—	$—	$—	$(8,034)

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

Deferred income taxes — The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	2006	2005

Liabilities:
Machinery & Equipment	$64,336	$47,708
Concession rights	256,664	277,462
Other	11,240	—

Gross deferred tax liabilities	332,240	325,170 ]

Assets:
Loss carryovers	(416,558)	(421,753)
Inventories and provisions	(33,144)	(50,535)

Gross deferred tax assets	(449,702)	(472,288)

Net deferred tax asset	$(117,462)	$(147,118)

No valuation allowance for deferred income taxes was necessary at December 31, 2006 or 2005.

Tax Rates — Differences between the Company’s effective income tax rates and the Mexican income tax statutory rate of 29% are as follows:

	Successor		Predecessor
		Nine Months	Three Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	December 31,	March 31,	December 31,
	2006	2005	2005	2004

Income tax provision using the Statutory rate in effect	$21,313	$25,809	$(151)	$(1,353)
Tax effect of:
Inflationary and devaluation components	11,310	9,163	1,836	13,783
Profit sharing	—	—	—	(1,967)
Tax indexation of depreciation and amortization	(1,777)	(2,262)	(505)	(17,574)
Net exchange losses	2,893	8,975	1,199	7,088
Inflation and remeasurement of loss carryforwards	(17,416)	(12,526)	(3,539)	(24,263)
Non-deductible expenses	743	1,101	10	453
Change in tax rates	2,154	306	(447)	25,437
Write off of deferred profit sharing		10,105	—	—
VAT Settlement	—	(42,311)	—	—
Tax on Assets	—	296	—	—
Other — Net	(346)	(120)	177	2,931

Income tax provision (benefit)	$18,874	$(1,464)	$(1,420)	$4,535

Effective tax rate	(26)%	(2)%	282%	(111)%

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

Employees’ Statutory Profit Sharing — Employees’ Statutory Profit Sharing provision (benefit) consists of the following components:

	Successor		Predecessor
		Nine Months	Three Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	December 31,	March 31,	December 31,
	2006	2005	2005	2004

Deferred Profit Sharing	$5,857	$41,081	$547	$(6,556)

Deferred Profit Sharing in Additional Paid in Capital — Deferred profit sharing decrement (increment) to additional paid in capital consists of the following components:

	Successor		Predecessor
		Nine Months	Three Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	December 31,	March 31,	December 31,
	2006	2005	2005	2004

Total profit sharing in additional paid in capital	$24,588	$43,596	$—	$—

These amounts represent profit sharing accrued on purchase accounting adjustments.

The profit sharing effects of temporary differences that give rise to significant portions of the deferred profit sharing assets and deferred profit sharing liabilities are as follows:

	2006	2005

Liabilities:
Machinery & Equipment	$27,297	$23,344
Concession rights	21,666	16,661

Gross deferred profit sharing liabilities	48,963	40,005

Assets:
Inventories and provisions	(10,451)	(11,124)

Gross deferred tax assets	(10,451)	(11,124)

Net deferred profit sharing liability	$38,512	$(28,881)

The Company recognizes deferred profit sharing taxes for the 10% profit sharing effect of temporary differences. The Mexican Tax authorities challenged the Company’s calculation of deferred profit sharing in the late 1990’s, but the Company prevailed with a Supreme Court ruling in 1999, followed by a Tax Authority release acknowledging the Company’s ability to continue to calculate profit sharing the way it had been, as well as the Company’s ability to utilize NOL carry forwards in the calculation of Profit Sharing. Due to a technical amendment to the Income Tax Law in 2002, the Mexican Tax Authorities have been able to reassert their earlier objections. As a result of a Supreme Court ruling in 2005, in which it was determined that the NOL carry forward may not be deducted in the calculation of profit sharing, KCSM no longer deducts NOLs from prior years.

Asset tax — The Asset Tax law establishes a tax of 1.8% on the average of assets, less certain liabilities, which is payable when it exceeds the income tax due. In 2005, the company determined a net tax on assets of $296. There was no asset tax due in 2006.

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

NOL carryforwards  — At December 31, 2006, the Company and its subsidiaries had combined tax loss carry forwards, which under the Mexican Income Tax Law are inflation-indexed through the date of utilization as shown in the following table:

	Inflation-Indexed
	Amount as of
	December 31,	Year of
	2005	Expiration

Year In Which Loss Arose
1998	342,796	2046
1999	10,594	2046
2000	186,860	2046
2001	80,481	2046
2002	461,489	2046
2003	335,641	2046
2005	30,689	2015
2006	39,158	2016

	$1,487,708

Although the Company has generated book profits, it has incurred tax losses due primarily to the accelerated tax amortization of the concession rights. The Company has recognized a deferred income tax asset for the resulting net operating loss carry forward.

Management anticipates that such net operating loss carry forwards will be realized given the long carry forward period (though the year 2046) for amortization of the concession, as well as the fact that the Company expects to generate taxable income in the future. The Company’s tax projections take into consideration certain assumptions, some of which are under its control and others which are not. Key assumptions include inflation rates, currency fluctuation rates, and future revenue growth.

Note 14.	Pension Plan

Under the provisions of a bargaining agreement for covered employees, the Company provides a substantive pension in the form of a lump-sum post-retirement payment to retirees who leave the Company after age 60. The benefit to retirees is based on a statutory termination indemnity calculation under Mexico law which is calculated based on the retiree’s salary at the time of retirement and the number of years of credited service. The Company’s practice is to fund benefits under this program as the obligations become due.

The Company uses December 31 as the measurement date for its pension obligation.

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

Net Periodic Benefit Cost, Plan Obligation, and Funded Status

Components of the net cost (benefit) for the plan was as follows for the years ended December 31 (dollars in millions):

	December 31,
	2006	2005

Service cost	$1.7	$1.1
Interest cost	1.0	0.6
Actuarial (gain) loss(i)	(2.6)	0.7

Net periodic cost (benefit) recognized	$0.1	$2.4

(i)	Net benefit costs above do not include a component for the amortization of actuarial gains or losses as the Company’s policy is to recognize such gains and losses immediately.

The following table reconciles the change in the benefit obligation for each of the years ended December 31, 2006 (dollars in millions):

	December 31,
	2006	2005

Benefit obligation, beginning of year	$12.4	$10.0
Service cost	1.7	1.1
Interest cost	1.0	0.6
Actuarial (gain) loss	(2.6)	0.7
Benefits paid, net of retiree contributions	(0.4)	—

Benefit obligation, end of year	$12.1	$12.4

The plan is an unfunded plan and benefits are paid to retirees as the obligations become due upon retirement. The full benefit obligation has been recognized as a liability in the consolidated financial statements at December 31, 2006.

Assumptions

Weighted average assumptions used to determine benefit obligation were as follows for the years ended December 31:

	December 31,
	2006	2005

Discount rate	8.00%	8.00%
Rate of compensation increase	5.00%	5.50%

Weighted average assumptions used to determine net benefit cost for the periods were as follows for the years ended December 31:

	December 31,
	2006	2005

Discount rate	8.00%	8.00%
Rate of compensation increase	5.00%	5.50%

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

Cash Flows

The following table represents benefit payments expected to be paid, which reflect expected future service, as appropriate, for each of the next five years and the aggregate five years thereafter (in millions):

Expected
Year	Payments

2007	$1.0
2008	0.3
2009	0.4
2010	0.5
2011	0.7
2012 -2016	8.9

Note 15.	Commitments and contingencies

Commitments:

Concession duty.  Under the Concession, the Government has the right to receive a payment from the Company equivalent to 0.5% of the gross revenue during the first 15 years of the Concession period and 1.25% during the remaining years of the Concession period. For the year ended December, 31, 2006, for the three months ended March 31, 2005, for the nine months ended December 31, 2005 and for the year ended 2004 the concession duty expense amounted to $4.1 million, $0.9 million, $3.0 million and $3.4 million, respectively, which was recorded within operating expenses.

Acquisitions of Locomotives.  KCSM entered into an agreement with General Electric Company (“GE”) on August 14, 2006, to acquire 30 locomotives at a cost of approximately $63.7 million. Of the 30 locomotives, KCSM has taken legal possession of 22 as of December 31, 2006 with the remainder to be completed and delivered in the first quarter of 2007. The 22 locomotives where legal possession has been taken have been recorded as assets held for sale at year-end. Upon completion and delivery of all 30 units, the Company will enter into a sale-leaseback transaction with the locomotives.

Letter of Intent.  KCSR and KCSM entered into a letter of intent with GE on September 28, 2006, to acquire 80 locomotives to be delivered in late 2007 through August 2008 at an aggregate cost of approximately $160.8 million. KCSR intends to acquire 30 of these locomotives. The letter of intent also provides KCSR and KCSM with an option to acquire an additional 40 locomotives for delivery in 2008. KCSM anticipates entering into a purchase agreement with GE in the first quarter of 2007 with respect to the 50 locomotives. KCSR and KCSM entered into a letter of intent with EMD on November 29, 2006, to acquire 70 locomotives for delivery in October 2007 through April 2008 at an aggregate cost of approximately $140.9 million. KCSR intends to enter into a definitive agreement with EMD in the first quarter of 2007 to acquire 40 of these locomotives.

Contingencies:

Litigation.  The Company is a party to various legal proceedings and administrative actions, all of which are of an ordinary, routine nature and incidental to its operations. Included in these proceedings are various tort claims brought by current and former employees for job related injuries and by third parties for injuries related to railroad operations. KCS aggressively defends these matters and has established liability reserves which management believes are adequate to cover expected costs. Although it is not possible to predict the outcome of any legal proceeding, in the opinion of management, other than those proceedings described in detail below, such proceedings and actions should not, individually, or in the aggregate, have a material

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

adverse effect on the Company’s financial statements. However, a material adverse outcome in one or more of these proceedings could have a material adverse impact on the operating results of a particular period.

The Company’s operations are subject to Mexican federal and state laws and regulations relating to the protection of the environment through the establishment of standards for water discharge, water supply, emissions, noise pollution, hazardous substances and transportation and handling of hazardous and solid waste. The Mexican government may bring administrative and criminal proceedings and impose economic sanctions against companies that violate environmental laws, and temporarily or even permanently close non-complying facilities.

The risk of incurring environmental liability is inherent in the railroad industry. As part of serving the petroleum and chemicals industry, the Company transports hazardous materials and has a professional team available to respond and handle environmental issues that might occur in the transport of such materials.

Disputes with Ferromex

Disputes Relating to Payments for the use of Trackage and Haulage Rights and Interline Services.  KCSM and Ferromex both initiated administrative proceedings seeking a determination by the SCT of the rates that each company should pay each other in connection with the use of trackage and haulage rights and interline and terminal services. The SCT, on March 13, 2002, issued a ruling setting the rates for trackage and haulage rights. On August 5, 2002, the SCT issued a ruling setting the rates for interline and terminal services. KCSM and Ferromex appealed both rulings and, following trial and appellate court decisions, the Mexican Supreme Court on February 24, 2006, in a ruling from the bench, sustained its appeal of the SCT’s trackage and haulage rights ruling, vacating the SCT ruling and ordering the SCT to issue a new ruling consistent with the Court’s opinion. KCSM has not yet received the written notice of the Mexican Supreme Court decision regarding to interline and terminal services appeal. The Company believes that even if the rates set in 2002 become effective, there will be no material adverse effect on our financial statements. On October 2, 2006, KCSM was served with a claim raised by Ferromex in which Ferromex asked for information concerning the interline traffic between KCSM and Ferromex, from January 1, 2002 through December 31, 2004. KCSM filed an answer to this claim, and expects to continue on this litigation for the next two years.

Disputes Relating to the Exercise of Trackage Rights.  KCSM and Ferromex are also parties to various civil cases involving disputes over the application and proper interpretation of the mandatory trackage rights.

Disputes Relating to the Scope of the Mandatory Trackage Rights.  In August 2002, the SCT issued rulings determining Ferromex’s trackage rights in Monterrey, Nuevo León. KCSM and Ferromex both appealed the SCT’s rulings. At the administrative federal court level, KCSM obtained favorable rulings. Ferromex appealed these rulings. The case was returned to the Tribunal Federal de Justicia Fiscal y Administrativa, (the Administrative Federal Court) with instructions to consider additional arguments before issuing its ruling. KCSM is still awaiting that ruling.

Mexican Antitrust investigation

On August 3, 2006, the Mexican Antitrust Commission announced an investigation into possible antitrust practices in the provision of rail cargo services. The targets of that investigation have not been identified, and while KCSM may be required to provide information in connection with investigation, it does not believe that its operations are the subject of the inquiry. However there can be no assurance that KCSM is not or will not become the subject of this inquiry.

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

SCT Sanction Proceedings

In April 2006, the SCT initiated sanction proceedings against KCSM, claiming that KCSM had failed to make the minimum capital investments projected for 2004 and 2005 under its five-year business plan filed with the SCT. Although KCSM believes it made capital expenditures exceeding the amounts projected in its business plan for 2004 and 2005, the SCT has objected to the nature of the investments made by KCSM. KCSM has responded to the SCT by providing evidence in support of its investments and explaining why it believes sanctions are not appropriate. The SCT has not yet responded to KCSM’s arguments. KCSM filed a further request in October 2006 to amend its capital expenditure plan for 2006. We believe that even if the threatened sanctions become effective, there will be no material adverse effect on KCSM. KCSM will have the right to challenge a negative ruling by the SCT before the Administrative Federal Court and, if necessary, the right to challenge any negative ruling by the Administrative Federal Court before a Federal Magistrates Tribunal. However, if these proceedings are conclusively determined adversely to KCSM and sanctions are imposed, KCSM could be subject to fines, and could be subject to possible future revocation of its concession if the SCT imposes sanctions on three additional occasions over the remaining term of the concessions.

Mancera Proceeding

On March 6, 2006, Mancera filed a claim against KCSM seeking the payment of a success fee of $11.7 million or 129.0 million Mexican pesos plus costs and expenses derived from Mancera’s representation of the Company in the Company’s VAT claim against the Mexican government. On March 16, 2006, the Company responded to the claim and the parties are currently in the evidence stage of the trial. Management believes that it has adequately reserved for the Company’s obligation under the engagement agreement with Mancera and does not believe that the resolution of this claim will have a material adverse effect on the Company’s financial condition or result of operation.

Income Taxes

The five-year period prior to the Company’s most recent income tax return filed is open to governmental tax examination.

In accordance with the Mexican Income Tax Law, companies that carry out transactions with related parties are subject to certain requirements as to the determination of prices, since such prices must be similar to those that would be used in arm’s-length transactions. If the tax authorities examine the Company’s related party transactions and reject the related-party prices, they could assess additional taxes plus the related inflation adjustment and interest, in addition to penalties of up to 100% of the omitted taxes.

Locomotive Maintenance Agreement

On December 1, 2006, KCSM and Lamparas General Electric, S. de R.L. de C.V. (“LGE”), entered into a Locomotive Maintenance Agreement, which expires in 2024. Pursuant to the agreements, LGE will provide both routine maintenance and major overhauls at an established rate in a range of miles per locomotive by month.

Locomotive Purchase Agreement

On December 26, 2006 KCSM and KCSR entered into a Locomotive Purchase Agreement whereby KCSM will purchase 44 locomotives at an aggregate cost of approximately $15.8 million from KCSR. As of December 32, 2006 KCSM has purchased 19 locomotives. Under the agreement KCSM intends to purchase the remaining 25 locomotives in the first quarter of 2007.

KANSAS CITY SOUTHERN DE MEXICO, S. DE R.L. DE C.V. AND SUBSIDIARIES
(Formerly known as TFM, S. A. de C. V.)

Notes to Consolidated Financial Statements — (Continued)

Note 16.	Financial instruments

The Company does not engage in the trading of derivatives. The Company’s objective for using derivative instruments is to manage fuel price risk and currency fluctuations. In general, the Company enters into derivative transactions in limited situations based on management’s assessment of current market conditions and perceived risks. However, management intends to respond to evolving business and market conditions and in doing so, may enter into such transactions more frequently as deemed appropriate. Foreign Exchange Contracts. The purpose of KCSM’s foreign exchange contracts is to limit the risks arising from exchange rate fluctuations in its Mexican peso-denominated monetary assets and liabilities. Management determines the nature and quantity of any hedging transactions based upon net asset exposure and market conditions.

As of December 31, 2006, the Company had one Mexican peso call option outstanding in the notional amount of $1.7 million, based on the average exchange rate of Ps.14.5 per dollar. This option expires on May 30, 2007. As of December 31, 2005, the Company had two Mexican peso call options outstanding in the notional amount of $1.2 million and $1.7 million, respectively, based on the average exchange rate of Ps.13.00 and 12.50 each one per dollar. These options expired on September 6 and May 30, 2006, respectively.

On December 28, 2006 the Company entered into a US dollar forward contract with its parent company Grupo KCSM in order to hedge the foreign exchange rate variation of a notional amount of $876.3 million, based on the exchange rate of Ps.11.46 per dollar, this contract expires in December 29, 2008.

As of December 31, 2005 the Company did not have any outstanding forward contracts.

Foreign currency balances.  At December 31, 2006 and 2005, KCSM had monetary assets and liabilities denominated in Mexican pesos of Ps.2,304.0 and Ps.1,915.4 million and Ps.651.4 million and Ps.587.8 million, respectively. At December 31, 2006 and 2005, the exchange rate was Ps.10.82 and Ps.10.64, per U.S. dollar, respectively.

UNTIL          , 2007, ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN SELLING EXCHANGE NOTES RECEIVED IN EXCHANGE FOR OUTSTANDING NOTES HELD FOR THEIR OWN ACCOUNT.

KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V.

OFFER TO EXCHANGE
UP TO $175,000,000 7 5/8% SENIOR NOTES DUE 2013

FOR

ANY AND ALL OF ITS
OUTSTANDING UNREGISTERED
$175,000,000 7 5/8% SENIOR NOTES DUE 2013

PROSPECTUS

[          ], 2007

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Under Mexican law, when an officer or director of a corporation acts within the scope of his authority, the corporation will answer for any resulting liabilities or expenses. In addition, we have purchased directors’ and officers’ liability insurance for our directors and executive officers.

In addition, for those officers and directors of ours that are officers or directors of KCS and who are serving as our officers and directors at the request of KCS, they are also indemnified pursuant to the By-laws of KCS which provide that directors and officers shall be indemnified as described below in this paragraph to the fullest extent permitted under Section 145 of the Delaware General Corporation Law, or the DGCL. Section 145 of the DGCL, provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of any such threatened, pending or completed action or suit by or in the right of the corporation if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification (unless ordered by a court) may be made only as authorized in each specific case upon a determination by the stockholders, disinterested directors, committee of such directors or by independent legal counsel in a written opinion, that indemnification is proper because the indemnitee has met the applicable standard of conduct. Section 145 of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized under Section 145 of the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. Section 145 of the DGCL also provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director, officer, employee or agent may be entitled, under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

In addition, KCS has entered into indemnification agreements with its officers and directors. Those agreements are intended to supplement its officer and director liability insurance and provide the officers and directors with specific contractual assurance that the protection provided by its bylaws will continue to be available regardless of, among other things, an amendment to the bylaws or a change in management or control of KCS. The indemnification agreements provide for prompt indemnification to the fullest extent permitted by law and for the prompt advancement of expenses, including attorneys’ fees and all other costs and expenses incurred in connection with any action, suit or proceeding in which the director or officer is a witness or other participant, or to which the director or officer is a party, by reason (in whole or in part) of service in certain capacities. Under the indemnification agreements, KCS’ determinations of indemnity are made by a committee of disinterested directors unless a change in control of KCS has occurred, in which case the determination is made by special independent counsel. The indemnification agreements also provide a mechanism to seek court relief if indemnification or expense advances are denied or not received within specified periods. Indemnification and advancement of expenses would also be provided in connection with court proceedings initiated to determine rights under the indemnification agreements and certain other matters.

Item 21.	Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits:

Exhibit
No.		Exhibit

3.1		Current Corporate By-laws (Estatutos Sociales) of Kansas City Southern de México, S.A. de C.V. (formerly known as TFM, S.A. de C.V.), as amended and restated May 8, 2007, together with an English translation (incorporated by reference to Exhibit 99.1 to its Current Report on Form 8-K filed on May 9, 2007, File No. 333-08322)
4.1		Indenture, dated as of April 19, 2005, between KCSM and The Bank of Nova Scotia Trust Company of New York, covering up to $460,000,000 of KCSM’s 9 3/8% Senior Notes due 2012 (incorporated herein by reference to Exhibit 4.2 of our Current Report on Form 8-K filed on April 25, 2005, File No. 333-08322)
4.2		Indenture, dated as of November 21, 2006, between KCSM and U.S. Bank National Association, as trustee and paying agent, covering up to $175,000,000 of KCSM’s 7 5/8% Senior Notes due 2013 (incorporated herein by reference to Exhibit 4.2 of our Current Report on Form 8-K filed on November 28, 2006, File No. 333-08322)
4.3		Specimen Global Note representing the 9 3/8% Senior Notes due 2012 (incorporated herein by reference to Exhibit 4.7 of our Registration Statement on Form S-4 filed on November 8, 2005, File No. 333-129566)
4	.4*	Specimen Global Note representing the 7 5/8% Senior Notes due 2013
4.5		Registration Rights Agreement, dated as of November 21, 2006, between KCSM and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, BBVA Securities Inc., BMO Capital Markets Corp. and Scotia Capital (USA) Inc. (incorporated herein by reference to Exhibit 4.3 of our Current Report on Form 8-K filed on November 28, 2006, File No. 333-08322)
4.6		Indenture, dated as of May 14, 2007, between KCSM and U.S. Bank National Association, as trustee and paying agent, covering up to $165,000,000 of KCSM’s 7 3/8% Senior Notes due 2014 (incorporated herein by reference to Exhibit 4.1 of our Current Report on Form 8-K filed on May 17, 2007, File No. 333-08322)

Exhibit
No.		Exhibit

4	.7*	Rule 144A Unrestricted Global Note representing the 7 3/8% Senior Notes due 2014
4	.8*	Regulation S Restricted Global Note representing the 7 3/8% Senior Notes due 2014
4.9		Registration Rights Agreement, dated as of May 16, 2007, between KCSM and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, BBVA Securities Inc., BMO Capital Markets Corp. and Scotia Capital (USA) Inc. (incorporated herein by reference to Exhibit 4.2 of our Current Report on Form 8-K filed on May 17, 2007, File No. 333-08322)
5	.1*	Opinion of Sonnenschein Nath & Rosenthal LLP as to the validity of the exchange notes
5	.2*	Opinion of the General Counsel of KCSM as to the validity of the exchange notes under Mexican law
8	.1*	Opinion of Sonnenschein Nath & Rosenthal LLP regarding certain U.S. federal tax consequences relating to the exchange offer
8	.2*	Opinion of Baker & McKenzie México, S.C. regarding certain Mexican tax consequences relating to the exchange offer
10.1		Concession title granted by the Secretaria de Comunicaciones y Transportes (“SCT”) in favor of Ferrocarril del Noreste, S.A. de C.V., (“FNE”), dated December 2, 1996, together with an English translation (incorporated herein by reference to Exhibit 2.1 of our Registration Statement on Form F-4, File No. 333-08322)
10.2		Amendment, dated February 12, 2001, of Concession title granted by SCT in favor of KCSM, formerly known as FNE, December 2, 1996, together with an English translation (incorporated herein by reference to Exhibit 4.2 from KCSM and Grupo KCSM’s Annual Report on Form 20-F for fiscal year 2000)
10	.3*	Amendment No. 2, dated November 22, 2006, of Concession title granted by SCT in favor of KCSM, formerly known as FNE, December 2, 1996, amended February 12, 2001, together with an English translation.
10.4		Sale Purchase Agreement respecting Capital Stock of FNE, among the United Mexican States (through SCT), FNE and Ferrocarriles Nacionales de Mexico, S.A. de C.V. (“FNM”), dated December 2, 1996, together with an English translation (incorporated herein by reference to Exhibit 2.2 of our Registration Statement on Form F-4, File No. 333-08322)
10.5		Sale Purchase Agreement respecting Property and Equipment, among the United Mexican States (through SCT), FNE and FNM, dated December 2, 1996, together with an English translation (incorporated herein by reference to Exhibit 2.3 of our Registration Statement on Form F-4, File No. 333-08322)
10.6		Stock Purchase Agreement, dated as of August 16, 2004, by and among KCSM, KCS and Grupo TMM, S.A. de C.V. (incorporated herein by reference to Exhibit 4.7 of our Annual Report for the fiscal year 2004 on Form 20-F filed on July 15, 2005, File No. 333-08322)
10.7		Omnibus Agreement, dated June 9, 1997, among Grupo KCSM, Caymex Transportation, Inc., TMM Multimodal, S.A. de C.V. and FNM, together with an English translation (incorporated herein by reference to Exhibit 10.5 of our Registration Statement on Form F-4, File No. 333-08322)
10.8		English translation of the Purchase-Sale Agreement, dated July 29, 2002, by and between KCSM, FNM and Nacional Financiera, S.N.C., Institucion de Banca de Desarrollo (incorporated herein by reference to Exhibit 10.16 of our Registration Statement on Form F-4 filed on December 27, 2002, File No. 333-102222)
10.9		Credit Agreement, dated as of June 14, 2007, among KCSM as a Borrower, Arrendadora KCSM, as guarantor, and Bank of America, N.A., as administrative agent (incorporated herein by reference to Exhibit 10.1 of our Quarterly Report for the second quarter 2007 on Form 10-Q filed on July 27, 2007, File No. 333-08322)
10.10		Compliance and Settlement Agreement, dated as of September 12, 2005, among KCSM, Grupo KCSM, KCS, and the Federal Government of the United Mexican States (incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on September 16, 2005, File No. 333-08322)

Exhibit
No.		Exhibit

10	.11*†	Employment Agreement, effective as of January 1, 2006, between KSCM and Manuel Virgilio Zulaica Lopez
10	.12†	Employment Agreement, dated as of April 20, 2006, between KCSM and José Guillermo Zozaya Delano (incorporated herein by reference to Exhibit 10.1 of our Quarterly Report on Form 10-Q filed on May 10, 2006, File No. 333-08322)
10	.13*†	Employment Agreement, dated as of September 11, 2003, between KCSM and Cesar Alfredo Polack Belaunde
12	.1*	Computation of Ratio of Earnings to Fixed Charges
21	.1*	List of Subsidiaries of KCSM
23	.1*	Consent of Sonnenschein Nath & Rosenthal LLP (contained in Exhibit 5.1)
23	.2*	Consent of the General Counsel of KCSM (contained in Exhibit 5.2)
23	.3*	Consent of KPMG Cárdenas Dosal, S.C., relating to the audited consolidated financial statements of KCSM as of December 31, 2006 and 2005, and for the nine months ended December 31, 2005, and for the three months ended March 31, 2005
23	.4*	Letter regarding unaudited interim financial information
23	.5*	Consent of PricewaterhouseCoopers, S.C., relating to the audited financial statements of income, stockholders’ equity and cash flows of KCSM as of December 31, 2004
25	.1*	Form T-1 Statement of Eligibility and Qualification of U.S. Bank National Association with respect to the exchange notes
99	.1*	Form of Letter of Transmittal
99	.2*	Form of Notice of Guaranteed Delivery
99	.3*	Form of Exchange Agent Agreement

*	Filed herewith.

†	Management or compensatory contract.

(b) There are no Financial Statement Schedules required to be filed herewith pursuant to this item.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes to supply by means of a post- effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in Mexico City, Mexico on September 17, 2007.

Kansas City Southern de México, S.A. de C.V.
(formerly TFM, S.A. de C.V.)

By:	/s/ José Guillermo Zozaya Delano
Name: José Guillermo Zozaya Delano

Title:	President and Executive Representative

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ José Guillermo Zozaya Delano José Guillermo Zozaya Delano	President and Executive Representative	September 17, 2007

/s/ Michael R. Haverty Michael R. Haverty	Chairman of the Board of Directors	September 17, 2007

/s/ Patrick J. Ottensmeyer Patrick J. Ottensmeyer	Chief Financial Officer (Principal Financial Officer) and Director	September 17, 2007

/s/ Arthur L. Shoener Arthur L. Shoener	Vice Chairman of the Board of Directors	September 17, 2007

/s/ William J. Wochner William J. Wochner	Alternate Director	September 17, 2007

/s/ Larry M. Lawrence Larry M. Lawrence	Director	September 17, 2007

SIGNATURE OF AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Kansas City Southern de México, S.A. de C.V. (formerly TFM, S.A. de C.V.), has signed this registration statement on Form S-4 in the City of Kansas City, State of Missouri on September 17, 2007.

Signature	Title

/s/ Patrick J. Ottensmeyer Patrick J. Ottensmeyer	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit
No.		Exhibit

3.1		Current Corporate By-laws (Estatutos Sociales) of Kansas City Southern de México, S.A. de C.V. (formerly known as TFM, S.A. de C.V.), as amended and restated on May 8, 2007, together with an English translation (incorporated by reference to Exhibit 99.1 to its Current Report on Form 8-K filed on May 9, 2007, File No. 333-08322)
4.1		Indenture, dated as of April 19, 2005, between KCSM and The Bank of Nova Scotia Trust Company of New York, covering up to $460,000,000 of KCSM’s 9 3/8% Senior Notes due 2012 (incorporated herein by reference to Exhibit 4.2 of our Current Report on Form 8-K filed on April 25, 2005, File No. 333-08322)
4.2		Indenture, dated as of November 21, 2006, between KCSM and U.S. Bank National Association, as trustee and paying agent, covering up to $175,000,000 of KCSM’s 7 5/8% Senior Notes due 2013 (incorporated herein by reference to Exhibit 4.2 of our Current Report on Form 8-K filed on November 28, 2006, File No. 333-08322)
4.3		Specimen Global Note representing the 9 3/8% Senior Notes due 2012 (incorporated herein by reference to Exhibit 4.7 of our Registration Statement on Form S-4 filed on November 8, 2005, File No. 333-129566)
4	.4*	Specimen Global Note representing the 7 5/8% Senior Notes due 2013
4.5		Registration Rights Agreement, dated as of November 21, 2006, between KCSM and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, BBVA Securities Inc., BMO Capital Markets Corp. and Scotia Capital (USA) Inc. (incorporated herein by reference to Exhibit 4.3 of our Current Report on Form 8-K filed on November 28, 2006, File No. 333-08322)
4.6		Indenture, dated as of May 14, 2007, between KCSM and U.S. Bank National Association, as trustee and paying agent, covering up to $165,000,000 of KCSM’s 7 3/8% Senior Notes due 2014 (incorporated herein by reference to Exhibit 4.1 of our Current Report on Form 8-K filed on May 17, 2007, File No. 333-08322)
4	.7*	Rule 144A Restricted Global Note representing the 7 3/8% Senior Notes due 2014
4	.8*	Regulation S Restricted Global Note representing the 7 3/8% Senior Notes due 2014
4.9		Registration Rights Agreement, dated as of May 16, 2007, between KCSM and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, BBVA Securities Inc., BMO Capital Markets Corp. and Scotia Capital (USA) Inc. (incorporated herein by reference to Exhibit 4.2 of our Current Report on Form 8-K filed on May 17, 2007, File No. 333-08322)
5	.1*	Opinion of Sonnenschein Nath & Rosenthal LLP as to the validity of the exchange notes
5	.2*	Opinion of the General Counsel of KCSM as to the validity of the exchange notes under Mexican law
8	.1*	Opinion of Sonnenschein Nath & Rosenthal LLP regarding certain U.S. federal tax consequences relating to the exchange offer
8	.2*	Opinion of Baker & McKenzie México, S.C. regarding certain Mexican tax consequences relating to the exchange offer
10.1		Concession title granted by the Secretaria de Comunicaciones y Transportes (“SCT”) in favor of Ferrocarril del Noreste, S.A. de C.V., (“FNE”), dated December 2, 1996, together with an English translation (incorporated herein by reference to Exhibit 2.1 of our Registration Statement on Form F-4, File No. 333-08322)
10.2		Amendment, dated February 12, 2001, of Concession title granted by SCT in favor of TFM, formerly known as FNE, December 2, 1996, together with an English translation (incorporated herein by reference to Exhibit 4.2 from TFM and Grupo TFM’s Annual Report on Form 20-F for fiscal year 2000)
10	.3*	Amendment No. 2, dated November 22, 2006, of Concession title granted by SCT in favor of KCSM, formerly known as FNE, December 2, 1996, amended February 12, 2001, together with an English translation.

Exhibit
No.		Exhibit

10.4		Sale Purchase Agreement respecting Capital Stock of FNE, among the United Mexican States (through SCT), FNE and Ferrocarriles Nacionales de Mexico, S.A. de C.V. (“FNM”), dated December 2, 1996, together with an English translation (incorporated herein by reference to Exhibit 2.2 of our Registration Statement on Form F-4, File No. 333-08322)
10.5		Sale Purchase Agreement respecting Property and Equipment, among the United Mexican States (through SCT), FNE and FNM, dated December 2, 1996, together with an English translation (incorporated herein by reference to Exhibit 2.3 of our Registration Statement on Form F-4, File No. 333-08322)
10.6		Stock Purchase Agreement, dated as of August 16, 2004, by and among KCSM, KCS and Grupo TMM, S.A. de C.V. (incorporated herein by reference to Exhibit 4.7 of our Annual Report for the fiscal year 2004 on Form 20-F filed on July 15, 2005, File No. 333-08322)
10.7		Omnibus Agreement, dated June 9, 1997, among Grupo KCSM, Caymex Transportation, Inc., TMM Multimodal, S.A. de C.V. and FNM, together with an English translation (incorporated herein by reference to Exhibit 10.5 of our Registration Statement on Form F-4, File No. 333-08322)
10.8		English translation of the Purchase-Sale Agreement, dated July 29, 2002, by and between KCSM, FNM and Nacional Financiera, S.N.C., Institucion de Banca de Desarrollo (incorporated herein by reference to Exhibit 10.16 of our Registration Statement on Form F-4 filed on December 27, 2002, File No. 333-102222)
10.8		Credit Agreement, dated as of June 14, 2007, among KCSM as a Borrower, Arrendadora KCSM, as guarantor, and Bank of America, N.A., as administrative agent (incorporated herein by reference to Exhibit 10.1 of our Quarterly Report for the second quarter 2007 on Form 10-Q filed on July 27, 2007, File No. 333-08322)
10.10		Compliance and Settlement Agreement, dated as of September 12, 2005, among KCSM, Grupo KCSM, KCS, and the Federal Government of the United Mexican States (incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on September 16, 2005, File No., 333-08322)
10	.11*†	Employment Agreement, effective as of January 1, 2006, between KCSM and Manuel Virgilio Zulaica Lopez
10	.12†	Employment Agreement, dated as of April 20, 2006, between KCSM and José Guillermo Zozaya Delano (incorporated herein by reference to Exhibit 10.1 of our Quarterly Report on Form 10-Q filed on May 10, 2006, File No. 333-08322)
10	.13*†	Employment Agreement, dated as of September 11, 2003, between KCSM and Cesar Alfredo Polack Belaunde
12	.1*	Computation of Ratio of Earnings to Fixed Charges
21	.1*	List of Subsidiaries of KCSM
23	.1*	Consent of Sonnenschein Nath & Rosenthal LLP (contained in Exhibit 5.1)
23	.2*	Consent of the General Counsel of KCSM (contained in Exhibit 5.2)
23	.3*	Consent of KPMG Cárdenas Dosal, S.C., relating to the audited consolidated financial statements of KCSM as of December 31, 2006 and 2005, and for the nine months ended December 31, 2005, and for the three months ended March 31, 2005
23	.4*	Letter regarding unaudited interim financial information
23	.5*	Consent of PricewaterhouseCoopers, S.C., relating to the audited financial statements of income, stockholders’ equity and cash flows of KCSM as of December 31, 2004
25	.1*	Form T-1 Statement of Eligibility and Qualification of U.S. Bank National Association with respect to the exchange notes
99	.1*	Form of Letter of Transmittal
99	.2*	Form of Notice of Guaranteed Delivery
99	.3*	Form of Exchange Agent Agreement

*	Filed herewith.

†	Management or compensatory contract.